Exhibit 99.F

Budget Review 2017 National Treasury Republic of South Africa 22 February 2017

ISBN: 978-0-621-45119-1 RP: 10/2017 The Budget Review is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision. To obtain additional copies of this document, please contact: Communications Directorate National Treasury Private Bag X115 Pretoria 0001 South Africa Tel: +27 12 315 5944 Fax: +27 12 407 9055 The document is also available on the internet at: www.treasury.gov.za. ii

2017 BUDGET HIGHLIGHTS

ECONOMIC OUTLOOK

- GDP growth will gradually improve from 0.5 per cent in 2016 to 1.3 per cent in 2017 and 2 per cent in 2018, supported by improved global conditions and rising consumer and business confidence.
- Greater availability and reliability of electricity should also support stronger growth in 2018 and 2019.
- Consumer price inflation, after reaching 6.4 per cent in 2016, is expected to decline to 5.7 per cent by 2018.
- The current account deficit, after reaching 4 per cent in 2016, will come down to 3.7 per cent in 2018 and 3.8 per cent in 2019.
- Government will continue to enable investment through regulatory reforms and partnerships with independent power producers.
- Public-sector infrastructure bottlenecks will be addressed through reform and capacity building. During 2017/18, government will establish a new financing facility for large infrastructure projects.

BUDGET FRAMEWORK

- A budget deficit of 3.4 per cent of GDP is expected for 2016/17, narrowing to 2.6 per cent in 2019/20.
- Debt stock as a percentage of GDP is expected to stabilise at 48.2 per cent in 2020/21.
- The main budget non-interest expenditure ceiling has been lowered by R26 billion over the next two years.
- R28 billion in additional tax revenue will be raised in 2017/18. Measures to increase revenue by a proposed R15 billion in 2018/19 will be outlined in the 2018 Budget.
- R30 billion has been reprioritised through the budget process to ensure that core social expenditure is protected.
- Real growth in non-interest spending will average 1.9 per cent over the next three years. Apart from debt-service costs, post-school education is the fastest-growing category, followed by health and social protection.

SPENDING PROGRAMMES

Over the next three years, government will spend:

- R490.4 billion on social grants.
- R105.9 billion on transfers to universities, while the National Student Financial Aid Scheme will spend R54.3 billion.
- R751.9 billion on basic education, including R48.3 billion for direct subsidies to schools, R42.9 billion for infrastructure, and R12.7 billion for learner and teacher support materials.
- R114.8 billion on subsidised public housing.
- R94.4 billion on water resources and bulk infrastructure.
- R189 billion on transfers of the local government equitable share to provide basic services to poor households.
- R142.6 billion to support affordable public transport.
- R606 billion on health, with R59.5 billion on the HIV/AIDS conditional grant.

TAX PROPOSALS

In 2017/18:

- A new top marginal income tax bracket for individuals combined with partial relief for bracket creep will raise an additional R16.5 billion.
- R6.8 billion will be collected through a higher dividend withholding tax rate. Increases in fuel taxes and alcohol and tobacco excise duties will together increase revenue by R5.1 billion.
- As soon as the necessary legislation is approved, government will implement a tax on sugary beverages.
- A revised Carbon Tax Bill will be published for public consultation and tabling in Parliament by mid-2017.

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2017 BUDGET

KEY BUDGET STATISTICS

A full set of 2017 Budget data can be found in the statistical tables at the back of the ***Budget Review***. The data on this page may differ from the statistical annexure due to classification, definition and rounding.

BUDGET REVENUE 2017/18

R billion	
Tax revenue	**1 265.5**
of which:	
Personal income tax	*482.1*
Corporate income tax	*218.7*
Value-added tax	*312.8*
Taxes on international trade and transactions	*53.6*
Non-tax revenue	**32.9**
less: SACU payments	-56.0
Main budget revenue	**1 242.4**
Provinces, social security funds and public entities	171.7
Consolidated budget revenue	**1 414.1**
As percentage of GDP	
Tax revenue	*26.7%*
Main budget revenue	*26.2%*

MACROECONOMIC PERFORMANCE AND PROJECTIONS

Percentage change	2013	2014	2015	2016	2017	2018	2019
	Actual			Estimate	Forecast		
Household consumption	2.0	0.7	1.7	0.9	1.3	2.0	2.3
Gross fixed capital formation	7.0	1.5	2.5	-3.6	1.5	1.6	2.8
Exports	3.6	3.3	4.1	-1.2	1.9	4.9	5.0
Imports	5.0	-0.5	5.3	-3.6	2.0	4.3	4.9
Real GDP growth	2.3	1.6	1.3	0.5	1.3	2.0	2.2
CPI inflation	5.8	6.1	4.6	6.4	6.4	5.7	5.6
Current account balance (% of GDP)	-5.9	-5.3	-4.3	-4.0	-3.9	-3.7	-3.8

CONSOLIDATED FISCAL FRAMEWORK

R billion/ % of GDP	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
	Outcome			Estimate	Medium-term estimates		
Revenue	**1 008.0**	**1 098.9**	**1 222.0**	**1 297.3**	**1 414.1**	**1 535.2**	**1 668.5**
	27.8%	*28.4%*	*29.9%*	*29.4%*	*29.8%*	*29.9%*	*30.1%*
Expenditure	**1 143.4**	**1 233.5**	**1 364.2**	**1 445.2**	**1 563.1**	**1 677.1**	**1 814.3**
	31.5%	*31.9%*	*33.4%*	*32.8%*	*33.0%*	*32.7%*	*32.7%*
Budget balance	**-135.4**	**-134.6**	**-142.2**	**-147.9**	**-149.0**	**-141.9**	**-145.8**
	-3.7%	*-3.5%*	*-3.5%*	*-3.4%*	*-3.1%*	*-2.8%*	*-2.6%*

DIVISION OF NATIONALLY RAISED REVENUE

R billion	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
	Outcome			Estimate	Medium-term estimates		
Division of available funds							
National	453.4	490.0	546.1	557.5	590.2	631.4	681.6
Provinces	410.6	439.5	471.4	500.4	538.2	578.6	621.0
Local government	82.6	87.6	98.3	103.3	112.5	121.5	132.3
Non-interest allocations	**946.6**	**1 017.1**	**1 115.8**	**1 161.1**	**1 240.9**	**1 331.5**	**1 434.9**
Percentage shares							
National	47.9%	48.2%	48.9%	48.0%	47.6%	47.4%	47.5%
Provinces	43.4%	43.2%	42.2%	43.1%	43.4%	43.5%	43.3%
Local government	8.7%	8.6%	8.8%	8.9%	9.1%	9.1%	9.2%

CONSOLIDATED SPENDING 2017/18

R billion	Compensation of employees	Goods and services	Capital spending and transfers	Current transfers and subsidies	Interest payments	Total
Basic education	178.2	21.3	14.0	18.9	0.0	**232.6**
Post-school education and training	9.9	2.1	4.4	61.2	0.0	**77.5**
Health	117.3	53.0	11.2	5.9	0.0	**187.5**
Social protection	12.3	7.6	1.0	159.1		**180.0**
Employment, labour affairs and social security funds	6.3	10.0	1.1	58.2	0.3	**75.9**
Industrial development and trade	8.8	3.5	7.1	9.5	0.0	**28.9**
Science, technology, innovation and the environment	7.0	5.2	2.2	6.3	0.0	**20.6**
Economic infrastructure and network regulation	15.6	32.5	34.0	1.0	6.5	**89.5**
Defence and state security	27.8	12.0	2.0	12.2	0.0	**54.0**
Law courts and prisons	30.1	11.0	2.3	0.3	0.0	**43.8**
Police services	70.4	18.4	3.9	1.1	0.0	**93.8**
Home affairs	4.0	2.4	0.6	0.1	0.0	**7.2**
Human settlements and municipal infrastructure	16.9	12.3	80.5	85.8	0.0	**195.8**
Agriculture, rural development and land reform	11.9	6.7	4.3	3.6	0.0	**26.5**
Arts, sports, recreation and culture	3.8	3.2	1.3	2.1	0.0	**10.4**
General public services	30.2	20.4	3.6	11.1	0.1	**70.7**
Debt-service costs					162.4	**162.4**
Contingency reserve						**6.0**
Total	**550.4**	**221.7**	**173.5**	**436.7**	**169.3**	**1 563.1**

Note: Payments for financial assets are not shown in the table, but are included in the row totals

iv

- Economic infrastructure Basic education R216.7bn R89.5bn and network regulation - R31.6bn University subsidies Employment, labour affairs and social security funds R75.9bn -institutions Skills development levy R21.1bn - Education administration RlS.Sbn Agriculture,rural development and land reform R26.5bn NationalStudent Financial ECONOMIC AFFAIRS& AGRICULTURE R241.6bn R15.3bn Aid Scheme EDUCATION R320.5bn • R20.Gbn Science,technology,innovation and the environment Technical and vocational education and training R7.4bn Police services R93.8bn District health services R83.6bn Law courts and prisons Defence and state security R54.0bn Centralhospital services R35.9bn R43.8bn R32.3bn -Facilities management Provincialhospital services R7.2bn Home affairs Other health services R25.8bn HEALTH R187.5bn R9.9bn and maintenance General public administration and fiscal affairs Municipalequitable share and infrastructure grant R72.9bn R43.9bn Executiveand legislative organs R14.3bn Human settlements,water and electrification programmes R52.8bn External affairs and foreign aid R12.4bn R44.1bn GENERAL ADMIN R70.7bn R26.0bn R195.8bn Old-age grant R64.Sbn tt Child-support grant RS6.3bn Disability grant R21.2bn Provincial social development R19.2bn -Other grants SOCIAL DEBT-SERVICE COSTS R162.4bn R10.7bn R180.0bn Policy oversight and grant v PROTECTION-administrationR8.3bn d•• LOCAL DEVELOPPublic transport MENT AND Other human settlements INFRASTRUCTUREand municipalinfrastructure DEFENCE & PUBLIC SAFETY R198.7bn SOCIAL SERVICES

[LOGO]

Foreword In economic and fiscal terms, South Africa has reached a crossroads. The good news is that the domestic economic slowdown appears to have bottomed out. After growing by only 0.5 per cent in 2016, the economy is projected to grow by 1.3 per cent in 2017 and 2 per cent in 2018. We recognise that this level of growth is not sufficient to tackle poverty and unemployment. But with decisive action, executed with diligence and urgency, South Africa can speed the pace of economic growth and accelerate transformation. Growth and transformation go hand in hand. Transformation must enable black South Africans to fully share in expanded job and wealth creation, while boosting incomes for all citizens. Yet we live in turbulent times. The global outlook is clouded by uncertainty about the policy trajectory of some of the world’s largest economies and the consequences for world trade. Mounting pressures on the global trading system pose a serious risk to small, open economies such as ours. Moreover, we have to contend with the consequences of a R30.4 billion shortfall in revenue collection in 2016/17 – the largest underperformance relative to budget estimates since 2009/10. The 2017 Budget reflects a balance between maintaining our spending commitments, particularly in higher education, health and social protection, and ensuring the long-term health of the public finances. We will safeguard expenditure that protects poor households. At the same time, we are carrying out a measured consolidation to narrow the budget deficit and contain the growth of public debt. To ensure that we can balance these objectives, government proposes to reduce spending ceilings by a total of R26 billion over the next two years. And we will need to raise an additional R28 billion in tax revenues. There are substantial reductions in the budget baselines of national, provincial and local government. This requires departments and agencies responsible for deciding how money is spent to do so with greater rigour and care. Determined and thoughtful planning will ensure that government gets good value for the money it spends, and protects the poor and vulnerable. The revenue proposals reinforce the progressive nature of the tax system, with most of the additional monies raised coming from the upper end of the income spectrum. The Budget proposes a new top personal income tax bracket of 45 per cent for taxable incomes above R1.5 million per year. The dividend withholding tax will be increased from 15 per cent to 20 per cent. Government is constantly challenged by how to use its investments to promote economic growth, deepen transformation and revitalise private-sector investment. We will continue to partner with the private sector to build infrastructure, create jobs and develop skills. However, the balance sheets of several state entities with extensive responsibilities for infrastructure are now stretched to their limits, with government guarantees to them totalling R477.7 billion or 11.5 per cent of GDP. Government is implementing several reforms to stabilise and strengthen these entities. I would like to thank Cabinet, Minister Gordhan, Deputy Minister Jonas, Parliament’s finance portfolio committee and the Ministers’ Committee on the Budget for their guidance. My colleagues throughout government deserve praise for their conscientiousness in a difficult budgeting environment. Finally, I would like to thank my hard-working colleagues in the National Treasury, who are resolute in their commitment to the constitutional obligations of this department – and to the people of South Africa. Lungisa Fuzile Director-General: National Treasury vii

viii

Contents

Chapter 1	**Transformation for inclusive growth**	**1**
	Introduction	1
	An opportunity for change	3
	Sustainable public finances	5
	Transformation for growth	9
	The Budget Review	10
Chapter 2	**Economic overview**	**11**
	Overview	11
	Global outlook	12
	Domestic outlook	14
	Transforming the economy	22
	Summary	26
Chapter 3	**Fiscal policy**	**27**
	Overview	27
	Securing fiscal sustainability	28
	Strengthening budget execution	30
	Risks to consolidation	32
	Fiscal framework	32
	Elements of the consolidated budget	33
	Summary	36
Chapter 4	**Revenue trends and tax policy**	**37**
	Overview	37
	Tax policy choices	38
	Revenue collection and outlook	41
	Tax proposals	43
	Status of announced tax policies	49
	Measures to protect the income tax base	50
	Summary	50
Chapter 5	**Consolidated spending plans**	**51**
	Overview	51
	Revisions to spending plans	52
	Consolidated government expenditure	55
	Medium-term spending and the NDP	56
	Summary	68
Chapter 6	**Division of revenue and spending by provinces and municipalities**	**69**
	Overview	69
	Division of revenue	70
	Provincial revenue and spending	72
	Municipal revenue and spending	75
	Summary	80
Chapter 7	**Government's borrowing requirement and other obligations**	**81**
	Overview	81
	Government debt and debt-service costs	83
	Borrowing performance and projections	85
	Contingent liabilities	90
	Summary	93
Chapter 8	**Financial position of public-sector institutions**	**95**
	Overview	95
	The public-sector borrowing requirement	97
	State-owned companies	98
	Development finance institutions	102
	Social security funds	105
	Government Employees Pension Fund	107
	Summary	108

ix

Annexure A	**Report of the Minister of Finance to Parliament**	**111**
Annexure B	**Tax expenditure statement**	**127**
Annexure C	**Additional tax policy and administrative adjustments**	**131**
Annexure D	**Public-sector infrastructure update**	**147**
Annexure E	**Public-private partnerships**	**159**
Annexure F	**A financial sector that serves all South Africans**	**165**
Annexure G	**Summary of Budget**	**171**
Glossary		**175**
Statistical annexure		**193**

Two annexures are available on the National Treasury website (www.treasury.gov.za):

W1 Explanatory memorandum to the division of revenue

W2 Structure of the government accounts

x

Tables

1.1 Macroeconomic outlook – summary 3
1.2 Consolidated government fiscal framework 7
1.3 Consolidated government expenditure by function 7

2.1 Annual percentage change in GDP and inflation in selected regions/countries 13
2.2 Macroeconomic performance and projections 14
2.3 Sector growth trends 19
2.4 Sector multipliers 20
2.5 Local content requirements for selected designated products 26

3.1 Consolidated fiscal framework 28
3.2 Macroeconomic performance and projections .. 29
3.3 Consolidation measures 29
3.4 Expenditure ceiling 30
3.5 Consolidated operating and capital accounts ... 33
3.6 Main budget framework 34
3.7 Revisions to main budget revenue and expenditure estimates 35
3.8 Consolidated budget balance 35

4.1 Budget estimates and revenue outcomes 42
4.2 Budget revenue 43
4.3 Impact of tax proposals on 2017/18 revenue 44
4.4 Personal income tax rates and bracket adjustments 45
4.5 Estimates of individual taxpayers and taxable income, 2017/18 45
4.6 Total combined fuel taxes on petrol and diesel 47
4.7 Transfer duty rate adjustments 48
4.8 Changes in specific excise duties, 2017/18 49

5.1 Resources identified for allocation 52
5.2 Baseline reductions by sphere of government .. 53
5.3 Allocation of identified resources 54
5.4 Provincial allocations to be considered for 2018 Budget 54
5.5 Consolidated government expenditure by economic classification 56
5.6 Consolidated government expenditure by function 57
5.7 Health expenditure 58
5.8 Social protection expenditure 59
5.9 Average monthly social grant values 60
5.10 Post-school education and training expenditure 60
5.11 Basic education expenditure 62
5.12 Economic affairs expenditure 63
5.13 Human settlements and municipal infrastructure 65
5.14 Agriculture, rural development and land reform 66
5.15 Defence, public order and safety expenditure .. 67
5.16 General public services expenditure 67

6.1 Division of nationally raised revenue 70
6.2 Provincial equitable share 72
6.3 Conditional grants to provinces 73
6.4 Transfers to local government 76

7.1 Performance against strategic portfolio risk benchmarks 83
7.2 Total national government debt 83
7.3 Analysis of annual increase in gross loan debt 84
7.4 National government debt-service costs 84
7.5 Financing of national government gross borrowing requirement 85
7.6 Treasury bill auction under-allotments, 2016/17 .. 86
7.7 Domestic short-term borrowing 86
7.8 Domestic long-term borrowing, 2016/17 87
7.9 Domestic bond-switch programme as at 31 January 2017 88
7.10 Foreign-currency commitments and financing 89
7.11 Change in cash balances 90
7.12 Government guarantee exposure 92

8.1 Combined financial position of selected categories of public institutions 96
8.2 Public-sector borrowing requirement 97
8.3 Borrowing requirement of selected state-owned companies 99
8.4 Financial position of selected development finance institutions 103
8.5 Borrowing requirement of selected development finance institutions 104
8.6 Financial position of social security funds 105
8.7 Revenue and expenditure of the Unemployment Insurance Fund 106
8.8 Revenue and expenditure of the Road Accident Fund 106
8.9 Selected income and expenditure of the GEPF ... 107
8.10 Government Employees Pension Fund actuarial valuations 108
8.11 Breakdown of assets under management by the PIC in 2015/16 108

Figures

1.1 South African commodity export price index 2
1.2 Real growth in gross fixed-capital formation 4
1.3 Distribution of taxes and spending by household income 6

2.1 Workdays lost to strike action 15
2.2 Growth and ratio of investment 16
2.3 Emerging market currency performance 16
2.4 Effective exchange rate movements 16
2.5 Current account, savings and investment 17
2.6 Global producer price inflation 18

3.1 Main budget revenue and non-interest spending 30
3.2 Gross and net debt outlook 30

4.1 Main sources of tax revenue 40
4.2 Chances in tax buoyancy 41
4.3 Combined statutory tax rates on dividends 46

5.1 Nominal growth in spending by function over MTEF 55

6.1 Per capita allocations to provinces, 2017/18 71
6.2 Per household allocations to municipalities, 2017/18 71

7.1 Ownership of domestic government bonds 88

8.1 Return on equity vs government bond yield 99

xi

xii

1 Transformation growth for inclusive Introduction Syears, is likely to increase moderately over the medium term. Yet outh Africa faces difficult choices in a rapidly changing world. Growth outlook has improved, but revenue under-collection imposes sharp fiscal limits Economic growth, which has steadily weakened over the past five this rate of growth will not be sufficient to markedly reduce unemployment, poverty and inequality. Government’s measured fiscal consolidation is working to narrow the budget deficit and stabilise debt, building confidence in the economy. But substantial revenue under-collection in 2016/17 has imposed sharper limits on public spending. At the same time, the rise of aggressive unilateralism in advanced economies, and mounting uncertainty over the course of world trade, pose serious threats to the global outlook. In the context of these pressures, the 2017 Budget sets out a series of proposals to raise additional revenue, sustain core expenditure, improve 1 To realise the vision of the Constitution, South Africa needs transformation that opens a path to inclusive economic growth and development. Growth without transformation would only reinforce the inequitable patterns of wealth inherited from the past. Transformation without economic growth would be narrow and unsustainable. Government’s objective is not merely to transfer ownership of assets or opportunities to contract with the state: it is to change the structure of the economy. Broad-based transformation should promote growth, mobilise investment, create jobs and empower citizens. It must create new resources to support social change, including assets and livelihoods for the majority, and strengthen South Africa’s constitutional foundations. The budget plays a central role in transformation by promoting redistribution and directing scarce resources towards catalytic investments in human and physical capital. But the budget depends on the economy to generate the resources to finance these investments, and South Africa has had several years of very low growth. The 2017 Budget proposes several difficult trade-offs to safeguard citizens’ quality of life, improve the efficiency of spending and ensure that the public finances are sustainable.

2017 BUDGET REVIEW

value for money spent, stabilise the public finances, and contribute to growth and transformation.

Rising global uncertainty

South Africa's ambitious agenda articulated in NDP

Between 2000 and 2008, South Africa's economic fortunes rose on the strength of a commodity boom and robust domestic investment. The economy expanded rapidly and created jobs. Government developed an ambitious policy agenda, eventually articulated in the National Development Plan (NDP). When the global financial crisis broke in 2008, the healthy state of the public finances enabled government to intervene decisively to support the economy, while sustaining social programmes and continuing to invest in infrastructure.

Imbalances in globalisation and stagnating incomes have moved to centre of global discourse

But by 2011, the year that the NDP was published, the decade-long upswing in commodity prices had begun to turn, signalling deeper shifts in the global economy. The pace of Chinese industrialisation began to flag. World trade began to slow. A debt crisis broke out in Europe. Geopolitical tensions began to rise. Longer-term trends in developed countries – ageing populations, slowing productivity and widening inequality – became more pronounced. Imbalances in globalisation, stagnant incomes for the majority and distrust of elites took centre stage in global discourse.

Figure 1.1 South African commodity export price index[1]


Index (2015 = 100)
112
108
104
100
96
92
88
84
1917
1930
1970
1979
2001
2011
1900
1905
1910
1915
1920
1925
1930
1935
1940
1945
1950
1955
1960
1965
1970
1975
1980
1985
1990
1995
2000
2005
2010
2015

[1]Average of real US$ price indices of South Africa's largest commodity exports weighted with average export share over the last 10 years

Source: Jacks, DS. (2013). From Boom to Bust: A Typology of Real Commodity Prices in the Long Run. National Bureau of Economic Research and Quantec trade data

Events in US and UK, and upcoming polls in France and Germany, contribute to global uncertainty

Over the past year, these developments culminated in a series of political shifts in the US and Europe. They find expression in strident economic nationalism, disdain for multilateral institutions and demands to tighten national borders. The policy direction of the new US administration, the outcome of the UK's vote to leave the European Union, and upcoming elections in France and Germany are contributing to global uncertainty, given that these developments directly involve four of the world's largest economies.

2

CHAPTER 1: TRANSFORMATION FOR INCLUSIVE GROWTH

Growth on the African continent has also fallen sharply. Despite sustained improvements in governance and economic management in many countries, a continued dependence on commodity exports makes African economies vulnerable to sudden reversals of fortune.

South Africa reliant on fair, rules-based global trading system

South Africa is a small, open economy reliant on trade and capital flows. Its development rests on a fair, rules-based global trading and financial system. The implications of recent international developments for South Africa's economic trajectory need to be carefully considered. Over the medium term, pressure on the world economy is expected to increase. The resulting uncertainty is the single biggest risk to global economic recovery, with potentially serious consequences for South Africa.

An opportunity for change

South Africa can use this turning point in the world economy as an opportunity to strengthen economic and social transformation. The country has multiple strengths on which to build.

Strong domestic polices, liquid markets and independent institutions are strengths on which to build

Government's macroeconomic policies, which include inflation targeting and a flexible exchange rate, promote a stable platform for investment and provide a buffer against global volatility. Deep and liquid financial markets support both public- and private-sector borrowing. The country's institutions – from the courts to the Reserve Bank – retain their independence and integrity.

Over the medium term, economic growth is forecast to improve moderately on the strength of several developments:

- The real exchange rate has depreciated, boosting competitiveness
- An uptick in commodity prices is expected to carry through into 2017
- The severe drought has eased in several farming regions
- Electricity supply has stabilised
- Improved labour relations are expected to boost job creation.

Table 1.1 Macroeconomic outlook – summary

Real percentage growth	2016 Estimate	2017	2018 Forecast	2019
Household consumption	0.9	1.3	2.0	2.3
Gross fixed-capital formation	-3.6	1.5	1.6	2.8
Exports	-1.2	1.9	4.9	5.0
Imports	-3.6	2.0	4.3	4.9
Real GDP growth	**0.5**	**1.3**	**2.0**	**2.2**
Consumer price inflation (CPI)	6.4	6.4	5.7	5.6
Current account balance (% of GDP)	-4.0	-3.9	-3.7	-3.8

Source: National Treasury

Reversing investment decline requires efforts to build business and consumer confidence

Despite the improving outlook, South Africa needs far higher rates of economic growth to reduce mass unemployment, poverty and inequality. In 2016, domestic investment contracted for the first time since 2010. Investment by private businesses declined by 5.9 per cent. In the short term, the low level of private-sector investment is the main factor limiting economic growth. Reversing this pattern requires concentrated efforts to strengthen business and consumer confidence.

3

2017 BUDGET REVIEW Figure 1.2 Real growth in gross fixed-capital formation *Forecast Source: Reserve Bank Government, working with business, labour and civil society, decisively to boost investment in the short term by: can act Decisive action to raise confidence and remove policy uncertainty can boost investment • Finalising the Mineral Resources and Petroleum Development Amendment Bill, and legislation on land holdings and security of tenure. Certainty will promote investment in mining and agriculture. Concluding the transition from analogue to digital television signals, and allocating new spectrum to broadband services. Cheap and reliable internet will lower costs and create business opportunities for new entrants. It can also provide a platform to expand health and education services in remote areas. Expanding the independent power producer programme in renewables and gas. An expansion that provides certainty to investors can open up substantial opportunities for black-owned firms, create thousands of jobs and boost power supply. Ensuring that the state performs its economic regulatory functions effectively. For example, speeding up the verification of black empowerment credentials and local content requirements would support transformation and local manufacturing. Reinforcing South Africa’s commitments to global standards in financial sector regulation. South Africa needs to maintain its position as an investment destination, supported by a sophisticated business and financial sector, and adherence to international standards. Safeguarding the country’s investment-grade credit rating. Maintaining a sustainable, realistic fiscal framework that promotes transformation, a stable labour relations environment and reliable electricity supply will go a long way to reduce risk perceptions. Addressing shortcomings in state infrastructure planning and execution. As discussed in Chapter 3, during 2017/18, government will establish a new financing facility for large infrastructure projects. • • • • • • 4

CHAPTER 1: TRANSFORMATION FOR INCLUSIVE GROWTH Sustainable public finances Slow economic growth has placed enormous pressure on the public finances. Government remains committed to a measured, prudent course of fiscal consolidation to narrow the budget deficit and stabilise debt. Doing so will reduce the economy’s exposure to global volatility. Government’s measured fiscal consolidation will narrow budget deficit and stabilise debt An effective, transparent and redistributive budget The 2017 Budget Review marks the 20th year in which government has published a three-year budget and a division of revenue. As required by the Constitution, the budget plan must promote the efficient and effective use of resources, based on evidence and rational deliberation. South Africa has an open, transparent budget process governed by law. Through the budget process, a large number of public institutions collaborate, negotiate and decide on a comprehensive plan for spending public resources. The starting point for this deliberation is government’s policy agenda, set out in the medium-term strategic framework. At each stage in the annual budget cycle, the Ministers’ Committee on the Budget (MinComBud) makes recommendations to Cabinet on critical decisions required. Fiscal policy choices are presented to Parliament in October through the Medium Term Budget Policy Statement, so that public deliberation can inform the final budget proposals. South Africa’s open, transparent budget process is governed by law Once the executive tables its proposals in February, Parliament must enact a law – which it is at liberty to amend – withdrawing resources from the National Revenue Fund and allocating them to their chosen uses. Through the budget process, government is able to allocate resources to policy priorities, and to improve the quality and effectiveness of spending within sustainable limits. 5 The Ministers’ Committee on the Budget MinComBud is a Cabinet committee appointed by the President and chaired by the Minister of Finance. Its mandate is to consider and advise Cabinet on allocations to be included in the national budget and related matters, such as the economic assumptions underpinning the budget, fiscal policy objectives and tax proposals. It makes recommendations to Cabinet several times a year. The current members of MinComBud are the ministers of Finance; Planning, Monitoring and Evaluation; Public Service and Administration; Cooperative Governance and Traditional Affairs; Public Enterprises; Rural Development and Land Reform; Social Development; Trade and Industry; Health; Science and Technology; Water and Sanitation; and the Deputy Minister of Finance. When deciding on in-year budget adjustments, the committee is chaired by the President. The CEO Initiative The CEO initiative, convened by the President in 2016, is a collaborative effort between the private sector and government to support growth and transformation. To date it has: •Agreed to set up a Youth Employment Scheme (YES) to provide opportunities for 1 million young people to gain work experience to improve their job prospects. •Raised R1.5 billion in contributions from the private sector for a small business fund to stimulate entrepreneurship and self-employment. Government has committed to step up funding for small business development to augment this initiative. The initiative is identifying opportunities for partnerships in eight labour-intensive sectors, including agriculture, manufacturing and tourism. The joint efforts of labour, government and business saw the country successfully retain its investment-grade sovereign credit rating in 2016.

2017 BUDGET REVIEW

The national budget is strongly aligned with constitutional imperatives: about two-thirds of the 2017 Budget is allocated to functions dedicated to realising constitutionally mandated social rights – including education, healthcare, social security and housing.

Budget is highly redistributive in favour of poor and working families

The budget is highly redistributive in favour of poor and working families. It also redistributes substantial resources from the urban economy to fund services in rural areas. The formulas used to distribute resources to provinces and municipalities are governed by a transparent, rules-based arrangement.

Figure 1.3 Distribution of taxes and spending by household income[1]



Taxes*
Social spending**
Percentage share
70
60
50
40
30
20
10
0
4
59
25
35
72
6
Bottom 50%
Middle 40%
Top 10%
Households ranked by market income

[1]Based on Statistics South Africa's income and expenditure survey, 2010/11
**Includes personal income tax, value-added tax, fuel levies and excise*
***Includes social grants, free basic electricity and water, health and education budgets,*
Source: Inchauste et al. (2015), Distributional Impact of Fiscal Policy in South Africa, World Bank

Fiscal policy measures

Proposed budget for 2017/18 totals R1.56 trillion, of which revenue covers R1.41 trillion

South Africa raises tax revenue to fund most public spending. When the budget is in deficit, government borrows to meet the shortfall. The proposed budget for 2017/18 totals R1.56 trillion, of which revenues cover R1.41 trillion. The remainder – R149 billion – will be borrowed.

To meet current commitments and stabilise the growth of debt, government proposes tax increases totalling R28 billion. The revenue proposals are concentrated at the upper end of the income spectrum, strengthening the progressive character of the fiscal system.

South Africans should not be taxed for today's expenses 20 or 30 years from now

Government is acutely aware of the difficult economic conditions facing the majority of South Africans. However, deferring tax increases by accumulating more public debt would ultimately impose a greater burden on citizens. Government debt now stands at R2.2 trillion, or 50.7 per cent of GDP, and interest payments continue to grow rapidly. By acting now to stabilise debt, government is ensuring that future generations will not be paying taxes for today's expenses 20 or 30 years from now.

6

CHAPTER 1: TRANSFORMATION FOR INCLUSIVE GROWTH

Table 1.2 Consolidated government fiscal framework

R billion/percentage of GDP	2016/17 Revised estimate	2017/18	2018/19	2019/20
		Medium-term estimates		
Revenue	**1 297.3**	**1 414.1**	**1 535.2**	**1 668.5**
	29.4%	*29.8%*	*29.9%*	*30.1%*
Expenditure	**1 445.2**	**1 563.1**	**1 677.1**	**1 814.3**
	32.8%	*33.0%*	*32.7%*	*32.7%*
Budget balance	**-147.9**	**-149.0**	**-141.9**	**-145.8**
	-3.4%	*-3.1%*	*-2.8%*	*-2.6%*
Net loan debt	**2 006.1**	**2 226.3**	**2 442.4**	**2 670.1**
	45.5%	*47.0%*	*47.6%*	*48.1%*
Debt-service costs	**146.3**	**162.4**	**180.7**	**197.3**
	3.3%	*3.4%*	*3.5%*	*3.6%*

Source: National Treasury

Over the medium term, government will sustain spending in real per capita terms. In a tight fiscal environment, billions of rands have been shifted to meet new needs. A R5 billion allocation has been earmarked for higher education in the outer year of the framework, adding to the R32 billion in extra funds previously announced. After debt service and post-school education, the fastest-growing spending categories are health, social development, and community and economic infrastructure.

R5 billion earmarked for higher education in 2019/20 adds to R32 billion already announced

Table 1.3 Consolidated government expenditure by function

R billion	2016/17 Revised estimate	2017/18 Budget estimate	Average growth 2016/17–2019/20
Basic education	226.6	243.0	7.3%
Economic affairs	201.7	215.0	6.6%
Defence, public order and safety	190.0	198.7	5.8%
Human settlements and municipal infrastructure	179.8	195.8	8.0%
Health	170.9	187.5	8.3%
Social protection	164.9	180.0	8.2%
General public services	70.0	70.7	2.6%
Post-school education and training	69.0	77.5	9.2%
Agriculture, rural development and land reform	26.0	26.5	4.7%
Allocated expenditure	**1 298.9**	**1 394.8**	**7.1%**
Debt-service costs	146.3	162.4	10.5%
Contingency reserve	–	6.0	
Consolidated expenditure[1]	**1 445.2**	**1 563.1**	**7.9%**

1. Consisting of national, provincial, social security funds and selected public entities. See Annexure W2 on the National Treasury website for a full list of entities included.

Source: National Treasury

Fiscal pressures and risks

The 2017 Budget proposals – recommended by MinComBud and approved by Cabinet – will result in substantial pressures on the spending plans of national, provincial and local government. A reallocation of R21.4 billion over the medium term is proposed alongside expenditure ceiling reductions of R10.2 billion in 2017/18 and R15.9 billion in 2018/19. Resource limits highlight the urgent need to improve the quality of spending so that every rand is used to good effect.

Budget proposals are recommended by MinComBud and approved by Cabinet

7

2017 BUDGET REVIEW Decision-making authority in the budget process is decentralised across departments, provinces and municipalities. Without resolute action and careful planning to target cuts in the most wasteful and inefficient spending areas, the danger grows that the burden of consolidation will be shifted onto the most vulnerable citizens. Government’s wage bill has stabilised and headcounts are moderating. Procurement reforms offer the possibility of a sustained improvement in the effectiveness of public spending. Fiscal policy measures in recent years have stabilised the budget deficit. And in 2018/19, government expects to achieve a primary surplus, meaning that revenue will exceed non-interest expenditure, a key milestone on the path to debt stabilisation. Yet the public finances face growing strains and risks: Procurement reforms offer possibility of sustained improvement in public spending effectiveness Despite tax increases announced last year, in 2016/17 government expects to collect R30 billion less in revenue than projected in the 2016 Budget – the largest underperformance since the 2009 recession. There is heightened uncertainty regarding the path of revenue collection. Risks include general uncertainty about the rate of economic growth, and concerns about tax morality and administration. Policy changes without adequate consideration of the budgetary consequences – such as those related to higher education – have required billions of rands to be shifted within tight resource limits, causing other critical programmes to face unanticipated budget cuts. Infrastructure projects that are poorly designed or not effectively delivered have resulted in high operating deficits, imposing rising fiscal pressure on implementing agencies. Approving projects without the necessary financial modelling can have far-reaching consequences. Financial imbalances are building up in the public sector, particularly in water, electricity and property taxes. There are substantial unsettled bills between national, provincial and local government. The public-sector wage bill has increasingly crowded out other areas of expenditure, limiting government’s ability to improve the composition of spending in favour of capital budgets. Debt-service costs, which amount to R162 billion in 2017/18, continue to be the fastest-growing element of the budget, diverting critical resources from frontline services. For every R1 collected in tax, 13c must be diverted to service debt. • • • • • • • 8 National health insurance fund to be established All South Africans should have equitable access to quality, affordable healthcare. As allocations for national health insurance pilot sites wind down, new initiatives will build on progress made to date. During 2017/18 government intends to establish a national health insurance fund. Its initial focus will be to expand access to a common set of maternal health services and make hearing aids and spectacles available through school health programmes. It will offer improved psychiatric care, and services for people with disabilities and the elderly. The service package, delivered through public and private medical practitioners, will be progressively expanded. The fund will be established through a combination of reorganisation and legislative amendments. Government is exploring a small reduction in the tax credit on medical scheme contributions to provide initial resources for the fund. During 2017/18, the National Treasury and the Department of Health will work with a wide range of stakeholders to publish the final national health insurance white paper, refine the draft implementation plan and revise cost estimates.

CHAPTER 1: TRANSFORMATION FOR INCLUSIVE GROWTH • Financially distressed or mismanaged state companies have the potential to weaken fiscal sustainability. Government is monitoring and managing these risks in a systematic manner. The ability of the fiscus to respond, however, is limited in an environment of low growth. Over the long term, unless South Africa returns to a path of rising per capita incomes, it is doubtful that sufficient resources will be available to fund all the policy objectives set out in the NDP. In such a scenario, government would have to adjust its agenda, and determine which policies to implement, downsize or delay. Increasing the pace of inclusive growth remains the country’s biggest challenge. For this to occur, economic transformation must be accelerated. Increasing pace of inclusive growth is central policy challenge Transformation for growth Since 1994, South Africa has been guided by the Constitution’s call to heal the divisions of the past and establish a society based on democratic values, social justice and fundamental human rights. The country has made much progress in these areas. But too little has changed in the structure of the economy and patterns of wealth accumulation. Inclusive growth requires broad-based transformation to break down structural impediments to new economic activities, deconcentrate industries dominated by few participants, accelerate the inclusion of millions of black South Africans into jobs and businesses, and return to a path of rising per capita incomes for all. The changes needed to achieve this are set out in the NDP. They include: Too little has changed in structure of economy and patterns of wealth accumulation • Improving education and skills development, starting with a more effective basic education and early childhood development sector. Strengthening competition laws to address skewed ownership and control, which is a barrier to business entry and the expansion of key markets that are essential for job creation. Increasing private-sector participation in sectors dominated by public enterprises, and ensuring that effective regulatory authorities curb the power of monopolies. Providing support and incentives for labour-intensive sectors, including agriculture, agro-processing and tourism. Overcoming the spatial fragmentation of South Africa’s cities, so that people have easier access to jobs and infrastructure. • • • • Transformation is not a zero-sum game. The benefits of empowerment should be accessible to all citizens, not limited to connected insiders. This will require action to transform the structure of production and patterns of asset ownership. Government is committed to promoting inclusive economic transformation through fair, transparent and predictable means. Public and private investment needs to be mobilised in tandem to help modernise and diversify the economy. South Africa’s fiscal system makes a substantial contribution to transformation and inclusive growth. It finances the construction of houses and schools, the education of youth, care for the elderly and incomes of the Benefits of empowerment should be accessible to all 9

2017 BUDGET REVIEW most vulnerable. A large number of programmes aim to build new businesses, empower small farmers, develop human capabilities and incentivise job creation and economic transformation. Ultimately, effective budget execution is a highly transformative tool for national development. Its success depends on a large range of implementing agencies in national, provincial and local government. And it can be strengthened by citizens demanding accountability to ensure public funds are used for their intended purposes. Good budget execution is a tool for transformation The Budget Review The subsequent chapters of the Budget Review describe the economic outlook and policies to promote growth; the fiscal policy choices of government; the revenue proposals for 2017/18; national spending proposals; the division of revenue; the financing strategy; and the financial position of public-sector institutions. Annexures present the Minister of Finance’s report to Parliament; tax expenditures and tax amendments; data on public sector infrastructure and public-private partnerships; and an update on financial-sector regulation and reform. An explanatory memorandum on the division of revenue, and a description of the www.treasury.gov.za. government accounts, are available at 10 Economic transformation through preferential procurement Revised preferential procurement policy regulations take effect on 1 April 2017. The following changes aim to enhance transformation: •Tenders can be targeted to empower specific groups, such as black women. •Bids up to R50 million will be evaluated in terms of the 80/20 preference point system (the previous threshold was R1 million), which will help smaller, black-owned firms to compete. •Public entities will be allowed to negotiate prices and value for money with preferred service providers. •Procurement of locally manufactured goods will be supported. •Preference points will be allocated in line with broad-based black economic empowerment status. •Compulsory subcontracting of at least 30 per cent for tenders above R30 million will be implemented, where feasible, to advance designated groups.

2

Economic overview

In brief

- The South African economy, which grew by an estimated 0.5 per cent in 2016, is expected to grow by 1.3 per cent in 2017 and 2 per cent in 2018 as economic conditions strengthen.
- The global economic growth outlook has improved, but is clouded by policy uncertainty as the world trading system comes under mounting pressure.
- Government continues to work with business and labour to rebuild confidence, promote investment and improve prospects for more inclusive growth.
- South Africa needs broad-based economic transformation that creates jobs and business opportunities for black South Africans, reduces inequality and boosts income growth for all citizens.

Overview

Projected economic growth of 1.3 per cent in 2017

South Africa's GDP growth rate is forecast to increase in 2017 and improve moderately over the medium term. Economic growth of 1.3 per cent is projected for 2017, reaching 2.2 per cent by 2019. Factors supporting the forecast include marginally higher global growth, stabilising commodity prices, greater reliability of the electricity network, more favourable weather conditions, recovering business and consumer confidence, and improved labour relations.

The positive trajectory marks a break with several years of declining growth. Yet the projected rate of growth is not high enough to markedly reduce unemployment, poverty and inequality. Inclusive growth requires broad-based transformation to break down structural impediments to new economic activities, enable millions of black South Africans to generate income and accumulate capital, and raise per capita incomes across the board.

Government can boost growth by ensuring that it meets its regulatory and service-delivery obligations

In the short term, South Africa needs to bolster business and consumer confidence to support higher levels of investment. By improving policy certainty, safeguarding investment-grade credit ratings, and ensuring that the state meets its regulatory and service-delivery obligations, government can boost growth. Medium- and long-term reforms are outlined in the

11

2017 BUDGET REVIEW National Development Plan (NDP). Broad-based transformation requires improved education and skills development, deconcentration of monopolised industries, private-sector participation in sectors dominated by public enterprises to promote competition and reduce costs, city reform to expand urban infrastructure development, and regional integration. Government will continue to work with business and labour to rebuild confidence and improve prospects for more inclusive growth. The work of the Presidential Business Working Group and the CEO Initiative have led to improvements in the business registration process and the regulatory environment, and increased funding for small businesses and internships. Government is working with business and labour to rebuild confidence Pressure on world trading system The 2008 financial crisis and its aftermath exposed growing fault lines in the world economy. The slow recovery, accompanied by the uneven distribution of benefits from global trade, has increased social and political pressures for change. Today these strains manifest in various ways, including the rise of strident economic nationalism and protectionist policies. The policy direction of the new US administration, the UK’s vote to leave the European Union, and elections in Germany and France during 2017 are contributing to global uncertainty. South Africa’s prudent macroeconomic and fiscal policies, which include inflation targeting and a flexible exchange rate, enable the economy to adjust to global volatility, and provide a stable platform for investment. Pressure on the global trading system, however, is expected to mount. The resulting uncertainty is the biggest risk to global recovery and domestic growth prospects. Expanding global trade within a multilateral system is in South Africa’s interests – and those of the entire African continent. But opportunities for such trade may narrow over the medium term. Pressure on global trading system set to increase Global outlook Global growth declined marginally to 3.1 per cent in 2016, from 3.2 per cent in 2015, due to policy uncertainty, sluggish investment growth and slowing global trade. The International Monetary Fund (IMF) projects that the world economy will grow by 3.4 per cent in 2017 and 3.6 per cent in 2018. This forecast is clouded by the absence of a clear policy trajectory in developed economies and risks to Chinese growth. Growth in advanced economies is projected to remain around 2 per cent over the medium term. Growth in the US, the world’s largest economy, is forecast to reach 2.3 per cent in 2017 and 2.5 per cent in 2018. This is premised on the introduction and success of a fiscal stimulus. Stronger growth in the second half of 2016 has led to upward revisions of forecasts for Germany, Japan, Spain and the UK. Developing economies are expected to remain the main contributors to higher global growth in 2017 and 2018. Brazil and Russia should return to moderate growth following recessions in both countries. Growth in India is projected to remain above 7 per cent, and Chinese growth is forecast to decelerate but remain above 6 per cent. A major risk to Chinese growth remains the rapid expansion of credit and high levels of corporate debt. Improved global outlook clouded by lack of policy clarity in developed economies and risks to Chinese growth 12

CHAPTER 2: ECONOMIC OVERVIEW

The outlook for sub-Saharan Africa, a major export destination for South African manufacturers, has been revised marginally up to 3.7 per cent for 2018, based largely on a slight increase in commodity prices.

Table 2.1 Annual percentage change in GDP and inflation in selected regions/countries

Region/country	GDP projections[1]				CPI projections[2]			
Percentage	2015	2016	2017	2018	2015	2016	2017	2018
World	**3.2**	**3.1**	**3.4**	**3.6**	**2.8**	**2.9**	**3.3**	**3.3**
Advanced economies	**2.1**	**1.6**	**1.9**	**2.0**	**0.3**	**0.8**	**1.7**	**1.9**
United States	2.6	1.6	2.3	2.5	0.1	1.2	2.3	2.6
Euro area	2.0	1.7	1.6	1.6	0.0	0.3	1.1	1.3
United Kingdom	2.2	2.0	1.5	1.4	0.1	0.7	2.5	2.6
Japan	1.2	0.9	0.8	0.5	0.8	-0.2	0.5	0.6
Emerging markets and developing economies	**4.1**	**4.1**	**4.5**	**4.8**	**4.7**	**4.5**	**4.4**	**4.2**
Brazil	-3.8	-3.5	0.2	1.5	9.0	9.0	5.4	4.8
Russia	-3.7	-0.6	1.1	1.2	15.5	7.2	5.0	4.5
India	7.6	6.6	7.2	7.7	4.9	5.5	5.2	5.3
China	6.9	6.7	6.5	6.0	1.4	2.1	2.3	2.4
Sub-Saharan Africa	**3.4**	**1.6**	**2.8**	**3.7**	**7.0**	**11.3**	**10.8**	**9.3**

1. IMF World Economic Outlook Update, January 2017

2. Consumer price inflation, IMF World Economic Outlook, October 2016

Global inflation is expected to increase moderately over the short term, driven by stabilising commodity prices and rising productive capacity utilisation in China. Monetary policy in advanced economies is expected to remain largely supportive of growth in the short term, but the pace of monetary policy tightening in the US could increase capital flow volatility.

Assumptions used in the economic forecast

The main assumptions used in the National Treasury's economic forecast are published below. The forecast incorporates the outlook for 15 major trading partners as presented in the IMF's January 2017 *World Economic Outlook Update*. Average growth of 4.3 per cent is projected for these economies in 2017. Commodity prices are expected to remain stable over the medium term. The outlook reflects decelerating growth in China.

Assumptions underpinning the macroeconomic forecast

Percentage change	2014	2015	2016	2017	2018	2019
(unless otherwise stated)	Outcome		Estimate	Projections		
Global growth[1]	4.8	4.1	4.0	4.3	4.3	4.4
Commodity prices[2]						
Brent crude (US$ per barrel)	100	53	44	58	58	57
Gold (US$ per ounce)	1 266	1 160	1 247	1 191	1 210	1 230
Platinum (US$ per ounce)	1 385	1 055	988	969	984	1 000
Iron ore (US$ per ton)	97	55	58	68	55	48
Coal (US$ per ton)	72	57	64	78	71	69
Inflation[3]						
Food inflation	7.6	5.1	11	7.5	5.4	5.4
Investment[3]						
Real public corporation	0.7	3.5	-1.2	-1.4	1.0	1.6

1. Combined growth index of South Africa's top 15 trading partners (IMF World Economic Outlook, January 2017)

2. Source: Bloomberg futures prices 27 January 2017

3. National Treasury estimates

13

2017 BUDGET REVIEW

Domestic outlook

Various indices point to positive turn in business cycle

The National Treasury forecasts that, after a protracted period of declining GDP growth, the South African economy will grow by 1.3 per cent in 2017, 2 per cent in 2018 and 2.2 per cent in 2019. The Reserve Bank's leading economic indicator increased for a fourth consecutive month in November 2016, suggesting a positive turn in the business cycle. Several business indices also point to an improving outlook.

The recovery will be supported by moderately stronger global growth, more favourable weather conditions, reliable electricity supply, less volatile labour relations, recovering business and consumer confidence, and stabilising commodity prices.

Table 2.2 Macroeconomic performance and projections

Calendar year	2013	2014	2015	2016	2017	2018	2019
Percentage change		Actual		Estimate		Forecast	
Final household consumption	2.0	0.7	1.7	0.9	1.3	2.0	2.3
Final government consumption	3.8	1.8	0.2	1.4	0.9	0.0	0.4
Gross fixed-capital formation	7.0	1.5	2.5	-3.6	1.5	1.6	2.8
Gross domestic expenditure	2.8	0.5	1.7	-0.3	1.3	1.8	2.2
Exports	3.6	3.3	4.1	-1.2	1.9	4.9	5.0
Imports	5.0	-0.5	5.3	-3.6	2.0	4.3	4.9
Real GDP growth	**2.3**	**1.6**	**1.3**	**0.5**	**1.3**	**2.0**	**2.2**
GDP inflation	6.6	5.7	4.0	7.2	6.4	5.9	5.8
GDP at current prices (R billion)	**3 549.2**	**3 812.6**	**4 013.6**	**4 322.3**	**4 657.5**	**5 029.9**	**5 440.6**
CPI inflation	5.8	6.1	4.6	6.4	6.4	5.7	5.6
Current account balance (% of GDP)	-5.9	-5.3	-4.3	-4.0	-3.9	-3.7	-3.8

Source: National Treasury and South African Reserve Bank

Employment

Unemployment stood at 26.5 per cent in the fourth quarter of 2016. Taken together, mining and manufacturing employment declined by 80 306 jobs in 2016. The services sector created 119 189 jobs over the same period.

Economy continues to create positions for skilled and semi-skilled workers, and shed unskilled jobs

Education and skills remain at the heart of the country's employment crisis. The economy continues to create opportunities for semi-skilled and skilled workers, and to shed unskilled jobs, reinforcing poverty and inequality and widening the wage gap.

Joblessness among 18- to 29-year-olds averaged 43 per cent in the fourth quarter of 2016. About 7 per cent of university graduates are unemployed, compared with 27 per cent of those who have completed only matric. University graduates have far greater employment potential than those who have only obtained a matric certificate. The lack of opportunities to enter the workforce to gain experience, coupled with poor school education and limited networks, consigns many young work-seekers to long-term unemployment.

Number of workdays lost to strikes has fallen sharply since 2014

Improved labour relations are expected to boost employment growth. As Figure 2.1 shows, the number of workdays lost to strikes has fallen sharply from 2014, when nearly 12 million workdays were lost due to protracted strikes in mining and manufacturing. A petroleum sector strike accounted for the bulk of workdays lost during 2016.

14

CHAPTER 2: ECONOMIC OVERVIEW Figure 2.1 Workdays lost to strike action Source: Andrew Levy Wage Settlement Survey Government, business and labour have agreed on the need for a minimum wage, which is expected to be introduced in May 2018 at R20 per hour. The National Economic Development and Labour Council has also agreed on several reforms to provide employers and employees with mechanisms to resolve disputes more effectively and minimise the potential for protracted or violent industrial action. Preliminary agreement on minimum wage and reforms to improve labour relations Household consumption Slow employment growth negatively affects household consumption. Growth in household spending decelerated to 0.9 per cent in the first three quarters of 2016 from 1.7 per cent over the same period in 2015. Despite higher spending on services, a fall in spending on durable goods and a sharp deceleration in food purchases weighed on overall household expenditure. Durable goods consumption is sensitive to consumer confidence. Items in this category (such as cars and major appliances) are often expensive, do not require urgent replacement and can be paid off over time. Household spending is projected to increase by 1.3 per cent this year and 2 per cent in 2018 in response to moderate employment growth, improved consumer confidence and lower inflation. With low levels of consumer confidence, households are reluctant to take on new debt. The number of credit applications has fallen and credit extension growth has been slow. The ratio of household debt to disposable income declined to 74 per cent in the third quarter of 2016 from 76.9 per cent in 2015. Although the drop in household debt has reduced consumption growth, over time it should create conditions for more sustainable household expenditure patterns. Decline in durable goods spending and slowdown in food purchases weighed on household expenditure Investment Weak business confidence and low levels of profitability continue to weigh on investment flows. During the first three quarters of 2016, investment in fixed capital fell by 3.9 per cent – the first decline since 2010. As Figure 2.2 shows, investment by private businesses suffered the First decline in fixed-capital investment since 2010 15

2017 BUDGET REVIEW largest decline. Investment by public corporations also fell as they continued to delay capital expenditure plans. Investment growth is expected to recover moderately, from 1.5 per cent in 2017 to 2.8 per cent in 2019. However, levels of domestic savings remain insufficient to fund investment expenditure. South Africa’s ratio of investment to GDP is about 20 per cent, compared with over 30 per cent for India South Africa’s level of investment remains relatively low, with the ratio of investment to GDP at just over 20 per cent in 2015, compared with over 40 per cent for China, and over 30 per cent for India and Indonesia. The NDP targets an investment ratio of 30 per cent of GDP by 2030, of which 10 per cent is expected to come from the public sector. Exchange rate The rand, which traded at R16.38 to the US dollar at the beginning of 2016, closed the year at R13.84/US$. 16 Figure 2.3 Emerging market currency Figure 2.4 Effective exchange rate movements performance Source: Bloomberg Source: Reserve Bank Figure 2.2 Growth and ratio of investment (a) Growth in investment in fixed capital(b) Ratio of investment and savings to GDP, 2015 Percentage2014 2015 20161 By industry Mining and quarrying1.3-1.11.3 Manufacturing-3.0-0.2-4.3 Electricity, gas and water6.42.14.1 Transport, storage and communication5.84.6-8.5 Finance, real estate and business services-4.00.8-6.8 Community, social and personal services5.612.4-0.7 By type of organisation General government8.514.60.8 Public corporations0.73.5-1.5 Private business enterprises0.3-0.6-5.9 Total gross fixed capital formation1.52.5-3.9 1. Up to September 2016 Source: Reserve Bank and Statistics South Africa Source: National Development Plan and IMF

CHAPTER 2: ECONOMIC OVERVIEW As Figures 2.3 and 2.4 show, the rand has recovered from its rapid depreciation at the end of 2015 and the beginning of 2016. It is currently moving in line with other developing-country currencies. Since 2010, the rand has experienced a large real depreciation. Maintaining low inflation will sustain this depreciation, support investment and contribute to the competitiveness of South African exports. Maintaining low inflation will sustain rand depreciation, boosting export competitiveness Balance of payments The current account deficit remained stable during 2016. A decline in import volumes and gains in the terms of trade were offset by a contraction in export volumes. The current account deficit stood at 4.1 per cent in the third quarter of 2016, down from 4.3 per cent recorded in 2015. The persistent current account deficit reflects insufficient levels of domestic savings to fund domestic investment and the high reliance on foreign savings. This increases South Africa’s vulnerability to capital outflows. Figure 2.5 Current account, savings and investment *Forecast from 2016 onwards Source: Reserve Bank and National Treasury Export volumes decreased by 1 per cent in the first three quarters of 2016. Over the same period, the value of exports increased by 8.1 per cent, led by agricultural, manufacturing and precious metals items. Exports to Europe recorded the strongest growth in value terms, while exports to sub-Saharan Africa increased by 3 per cent in line with the slower growth in the region. Export growth is expected to reach 5 per cent in 2019, supported by higher global growth, fewer mining safety stoppages and sustained real depreciation of the rand. The broad decline in imports during the first three quarters of 2016 included petroleum oils, locomotives, vehicles, industrial machinery, computing equipment and electrical machinery. Over the medium term, imports are expected to recover in line with domestic demand. Higher exports will in turn boost imports, because large exporters tend to be major importers of intermediate inputs. Export growth expected to reach 5 per cent in 2019 17

2017 BUDGET REVIEW Export prices increased faster than import prices over the first three quarters of the year, driven by the uptick in commodity prices. This improvement in the terms of trade was reflected in higher nominal GDP and stronger growth in corporate income tax revenue. Moderate terms-of-trade gains should continue in 2017 but dissipate towards the end of the forecast period. The current account deficit is expected to remain at about 4 per cent over the medium term. Despite some volatility related to the threat of a credit-rating downgrade, the current account continued to be funded mainly by net portfolio flows. Net capital flows declined to 2.5 per cent of GDP in the first three quarters of 2016 compared with 3.3 per cent of GDP over the same period in 2015. Inbound foreign direct investment was R26.9 billion in the first three quarters of 2016 compared with R22.1 billion for all of 2015. Capital flows are expected to remain volatile over the medium term. Moderate terms-of-trade gains expected to continue in 2017 Inflation Headline inflation increased to 6.4 per cent in 2016 from 4.6 per cent in 2015, driven by higher food prices (10.8 per cent compared with 5.1 per cent in 2015) and petrol prices (1.6 per cent against -10.7 per cent in 2015). The Reserve Bank has increased the repurchase (repo) rate by two percentage points since the beginning of 2014 to anchor inflation expectations within the target band of 3 to 6 per cent. Headline inflation is projected to remain above 6 per cent in 2017 and to decline to 5.7 per cent in 2018. The main contributor to declining inflation over the medium term is lower food price inflation. Figure 2.6 shows that producer prices in the UK, China and the Eurozone broke their multiyear deflationary trend in the third quarter of 2016. This is likely to increase the price of imports, putting upward pressure on headline inflation and reducing consumer purchasing power. Inflation increased from 4.6 per cent in 2015 to 6.4 per cent in 2016 Import inflation likely to increase as producer prices rise in major economies Figure 2.6 Global producer price inflation Source: Bloomberg 18

CHAPTER 2: ECONOMIC OVERVIEW

Sector performance

The economy grew by 0.4 per cent in the first three quarters of 2016. A severe drought reduced agricultural output. Safety stoppages and weak global demand put pressure on mining output. Manufacturing slowed in line with global conditions, and weak consumer and business confidence. The services sector was the main contributor to economic growth and job creation during 2016.

Services sector was main contributor to economic growth and job creation in 2016

Table 2.3 Sector growth trends

Percentage	2011	2012	2013	2014	2015	2016[1]
Agriculture, forestry and fishing	2.0	1.8	3.6	6.9	-5.9	-7.0
Mining and quarrying	-0.7	-2.9	4.0	-1.4	3.2	-4.1
Manufacturing	3.0	2.1	0.8	0.1	-0.3	0.7
Electricity and water	1.5	-0.4	-0.6	-1.3	-1.0	-2.9
Construction	0.4	2.6	4.6	3.6	2.0	1.4
Wholesale and retail trade	4.1	4.0	1.9	1.4	1.4	1.1
Transport and communication	3.5	2.4	2.8	3.1	1.4	-0.1
Finance, real estate and business services	4.3	3.0	2.5	2.4	2.8	2.1
Personal services	2.5	2.1	2.2	1.7	1.1	1.1
General government	4.7	3.0	2.9	2.7	0.7	1.7
GDP	**3.3**	**2.2**	**2.3**	**1.6**	**1.3**	**0.4**

1. Up to September 2016
Source: Statistics South Africa

Mining

Real value added in the mining sector contracted by 4.1 per cent in the first three quarters of 2016, compared with 4.5 per cent growth over the same period in 2015. Production in 11 of 12 subsectors declined, with the worst performances in iron ore, manganese and copper. High operating costs, a large number of enforced production stoppages associated with safety regulations, weak commodity prices and soft global demand contributed to a difficult operating environment.

Commodity prices, led by precious metals, have experienced a moderate recovery. This contributed to a 6.2 per cent increase in mineral sales in the year to September 2016, including a 29.9 per cent rise in gold sales.

Modest commodity price recovery during 2016 boosted mineral sales

However, policy uncertainty continues to weigh on investor confidence. Finalising the Mineral and Petroleum Resources Development Amendment Bill will support investment in mining, and oil and gas exploration.

Agriculture

Real value added in the agriculture, forestry and fishing sector contracted by 7 per cent in the year to September 2016. Two successive seasons of severe drought resulted in seven consecutive quarters of falling output. Although high temperatures have negatively affected fruit production and exports, certain citrus fruits, nuts, grapes, apples and pears performed well. The sustained real depreciation of the rand and growing demand from China, South Korea, Vietnam, India and Indonesia have supported fruit exports.

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2017 BUDGET REVIEW

For every R1 million of extra output in agriculture, the economy creates 3.9 unskilled jobs

The outlook for agriculture is positive, with good rains returning to parts of the country. Much depends, however, on containment of the current spread of the fall armyworm, which threatens cereal crop production. Robust output growth in agriculture will have a positive impact on other sectors of the economy and on household consumption.

Table 2.4 illustrates the relationship between demand, output and employment. It shows that for every R1 million of extra output in agriculture, the economy creates 3.9 unskilled jobs and 1 skilled job, and overall output in the economy increases by R1.7 million.

Table 2.4 Sector multipliers[1]

		Employment multiplier effect	
	Domestic output multiplier	Secondary schooling or less	Post-school qualification
Agriculture, forestry and fishing	1.7	3.9	1.0
Wholesale, retail and motor trade, catering and accommodation	1.6	3.5	1.8
Construction	1.9	3.4	1.5
Community, social and personal services	1.5	2.3	1.8
Finance, real estate and business services	1.7	1.8	1.4
Transport, storage and communication	1.6	1.7	1.1
Manufacturing	1.4	1.7	0.9
Mining and quarrying	1.3	1.0	0.6
Electricity, gas and water	1.6	0.8	0.6

1. This does not include the effects of higher employment on consumption, and it assumes there are no supply constraints in the economy. Based on 2012 Social Accounting Matrix

Source: National Treasury

Manufacturing

Despite volatility, real value added in manufacturing increased by 0.7 per cent

Real value added in manufacturing increased by 0.7 per cent in the first three quarters of 2016, compared with no growth over the same period in 2015. The aggregate trend masks volatility in production resulting from low demand, higher production costs and weak commodity prices. Strong sales in the petrochemicals, food and beverages and motor vehicles subsectors bolstered overall output. Furniture and clothing and textiles contracted the most. The value of manufactured exports increased by 10.3 per cent over the first three quarters owing to higher exports of motor vehicles and parts, food and beverages, base metals and electrical machinery. Imports grew by 4.3 per cent over the same period.

Electricity

Value added in electricity declined as power-intensive sectors contracted

Value added in the electricity sector fell by 2.9 per cent in the first three quarters of 2016 as electricity-intensive sectors such as mining contracted. A combination of increased power supply from Eskom and independent power producers (IPPs), Eskom's enhanced maintenance programme and low demand stabilised supply.

Transport and telecommunications

Value added in transport and telecommunications contracted by 0.1 per cent in the first three quarters of 2016. Lower consumer demand

20

CHAPTER 2: ECONOMIC OVERVIEW and subdued manufacturing output led to declining imports, which negatively affected transportation. The overall outlook is moderate, given that transport depends on the performance of other economic sectors. Construction Growth in value added in construction moderated to 1.4 per cent for the year to September 2016 compared with 2.2 per cent over the same period in 2015. Adverse economic conditions continued to depress demand. In October 2016, seven construction companies accused of colluding to fix prices on 2010 World Cup stadium projects agreed to contribute R1.5 billion over 12 years to a fund for socioeconomic initiatives. Growth slowed in construction during 2016 Financial services Growth in real value added by finance, insurance, real estate and business services slowed to 2.1 per cent in the first three quarters of 2016 from 3 per cent in the same period of 2015. This primarily reflects slower growth in real estate and business services. Despite high macroeconomic and credit risks, the banking sector continues to perform well. Rising income growth and cost containment, including falling credit losses, have boosted profitability, with banks’ return on equity rising to 18.1 per cent in November 2016 from 15.3 per cent in the same period of 2015. The banking sector remains well capitalised. Banking sector has increased income and contained costs Risks to the growth outlook The primary risk to the outlook is a combination of higher global uncertainty, and the persistence of unresolved policy issues in areas such as mining, land and broadband. A weakening of the world trading system and a deterioration in the domestic policy environment would likely translate into lower economic growth, higher risk premiums, declining business and consumer confidence, reduced exports and greater capital flow volatility. Such a scenario could result in a lengthy period of weak growth (a low growth trap) or a domestic recession, followed by a slow recovery. Rising interest rates in advanced economies could reduce capital flows into developing economies and expose their vulnerabilities. High levels of corporate debt may reduce China’s demand for imports. Weak balance sheets in several advanced and developing countries could negatively affect the financial sector in these economies, reducing lending and economic activity. Increased geopolitical tensions could negatively affect market confidence, capital flows and investment. Conversely, a large policy stimulus in the United States or China could strengthen the pace of global growth. The combination of higher global growth, more reliable electricity supply, stable labour relations and growth-enhancing policies could improve confidence and lead to higher exports, investment and consumption. In such a scenario, growth could exceed 3 per cent by 2019/20. Risks associated with rising interest rates in developed economies and reduction in Chinese demand 21

2017 BUDGET REVIEW Transforming the economy Objectives of transformation Government has made progress in transforming the economy since 1994. Black economic empowerment legislation, affirmative action policies and redistributive spending through the budget have aimed to expand employment and business opportunities for black South Africans, and address high levels of poverty and inequality. This is reflected in significant growth in the black middle class, the provision of housing to millions of South Africans and a vast expansion of access to services for all citizens. The pace of transformation, however, has been too slow and the benefits have been distributed unequally. Transformation that creates more jobs, increases wealth for all citizens and reduces inequality requires faster growth and more equitable distribution of resources and benefits. Government is committed to mass-based transformation that generates more meaningful black participation in the economy and raises per capita incomes across the board, rather than a narrow change that merely transfers ownership, benefits an elite and perpetuates inequality. Despite significant transformation efforts since 1994, the structure of the economy has remained largely unchanged. Addressing this challenge requires a programme based on: Despite progress, transformation has been slow and its benefits distributed unequally Government committed to mass-based transformation that raises per capita incomes across the board • • Creating more jobs, eliminating poverty and narrowing inequality. Transforming patterns of asset ownership and production, promoting competition and deconcentrating product markets. Mobilising private and public capital investment in tandem to help modernise and diversify the economy. Providing workers and the poor with access to markets, and social and economic infrastructure. Strengthening transparent government and the rule of law. Investing in research and development, and innovation. Improving the quality of education and training to meet the needs of a modern economy. • • • • • Growth and transformation The NDP points out that transforming the economy will require reforms that lead to more competitive product markets and stronger growth in labour-absorbing sectors such as agriculture and tourism. Macroeconomic stability supports transformation. South Africa’s flexible exchange rate policy, inflation-targeting regime and prudent fiscal policies encourage investment and provide a buffer against fiscal, financial and balance of payment crises that could reverse transformational gains. A 2014 report by the World Bank shows that redistribution of income through the budget lifts more than 3.5 million South Africans out of poverty and reduces the Gini coefficient, a measure of inequality, from 0.77 to 0.59. Themeasures outlined below have the potential to accelerate transformation and to lift GDP growth by more than 1.5 percentage points. South Africa’s redistributive budget lifts more than 3.5 million out of poverty 22

CHAPTER 2: ECONOMIC OVERVIEW Increasing employment Increasing employment requires greater business confidence to attract investment, attention to education and skills development, and support for employment-intensive sectors. Technological innovation across a range of industries means that most new jobs are for skilled and semi-skilled workers. As South Africa builds its skills base, there is also scope to increase employment in sectors that have historically absorbed large numbers of less skilled workers, such as mining and agriculture. Policy certainty is required to support growth and employment in these sectors. Tax and industrial incentives are designed to boost investment and employment. Government is reviewing such incentives for their efficiency and contribution to inclusive growth, including whether they benefit capital-intensive rather than labour-intensive production. Partnerships with the private sector can help boost employment. The National Treasury, working with other departments, plans to explore how private-sector training can be encouraged through incentives such as the learnership allowance. Government, business and labour are negotiating a three-year programme called the “YES Initiative” to enable 1 million young people to gain work experience in the private sector. Tourism is an important contributor to inclusive growth and transformation, accounting for 4.5 per cent of total employment. An additional R230 million has been allocated to the Tourism Destination Development and Marketing Programme over the medium term. Government is also reviewing research and development incentives, and assessing whether these can be increased. In addition to a budgeted baseline of R13.6 billion over the medium term, an additional R1 billion has been set aside to support innovation in 2018/19. Legislative amendments to provide policy certainty and support growth in mining and agriculture Expanding tourism sector can continue to create a large number of jobs Cheap and accessible information and communications technology Cheap, accessible and reliable information and communications technology (ICT) can provide a major boost to economic growth and employment. South Africa needs to rapidly conclude the transition from analogue to digital television signals (digital migration), and allocate new spectrum to expand wireless broadband services. This will reduce ICT costs and create business opportunities for new entrants. 23 Research and development to boost economic growth Innovation, supported by research and development, can play a catalytic role in the economy. The Department of Science and Technology administers several research and development programmes: •The Research and Development Tax Incentive Programme catalysed R30 billion of private investment in research and development in the decade to 2016. •The Council for Scientific and Industrial Research is allocated R9.3 billion over the medium term for health, energy, advanced manufacturing and mining research and development. •The Technology Innovation Agency funds innovative products with the aim of commercialising them. Of its R1.3 billion allocation over the medium term, R719 million will be for small and medium enterprises. •The MeerKAT radio telescope project has a 75 per cent local content requirement and will receive R2.2 billion over the medium term.

2017 BUDGET REVIEW Several studies highlight the link between improved ICT access and reduced poverty. Cheaper, more widely available ICT services can also improve access to educational and health resources, and enhance outcomes. Research by the National Treasury shows that a 50 per cent reduction in ICT costs can increase GDP growth by 0.3 percentage points per year and create over 200 000 additional jobs over the next decade. 50 per cent reduction in ICT costs could create 200 000 jobs over next decade Transforming the energy sector Transforming the energy sector, with growing opportunities to generate electricity from renewable sources, can open the market to new, innovative businesses and boost employment creation. The independent power producer programme has boosted power generation, attracted R194.1 billion in private investment and created thousands of jobs. IPPs have helped to reduce South Africa’s carbon emissions and fostered the development of new renewable energy firms, some of which have become exporters. On average, black South Africans hold 31 per cent of shares across the IPP supply chain. Local communities own 11 per cent of the projects and are expected to receive R29.2 billion in income over 20 years. Contracts under negotiation have the potential to generate over R500 billion in investment and create more jobs. Government plans to continue the IPP programme and extend the successful model to other sectors. Lack of clarity on Eskom’s plans to connect new IPPs to the electricity grid, however, has prompted concerns that some renewable energy equipment manufacturers could go out of business. The 2017 State of the Nation speech addressed an important aspect of this policy uncertainty, noting that Eskom will sign outstanding power-purchase agreements for renewable energy in line with procured rounds. The Department of Energy released the Integrated Energy Plan and the Integrated Resource Plan for public comment until the end of March 2017. Fiscal sustainability and consumer affordability will inform government’s choices on the preferred generation mix. Black South Africans hold 31 per cent of IPP shares Expanding IPP programme to other sectors requires clear, consistent and reliable policy application Accessible, affordable financial services Government is increasing access to financial services for poor households and providing a supportive regulatory environment for the ongoing implementation of the Financial Sector Code. • The Insurance Bill aims to establish a clear regulatory framework that will encourage the provision of quality, low-cost insurance products for low-income consumers. • The Cooperative Banks Development Agency is working to create new opportunities in the financial sector, particularly new banks. • Postbank’s transition to a bank (see Chapter 8) will enable it to provide increased access to financial services for poor South Africans. Annexure F contains more detail on financial-sector reforms. Implementation of Financial Sector Code will expand accessible, affordable financial services 24

CHAPTER 2: ECONOMIC OVERVIEW Expanding agriculture and accelerating land reform Comprehensive land reform that promotes extensive cultivation of every hectare while resolving land rights issues under all tenure systems can transform agriculture. Such initiatives can open broad new markets and employ millions of South Africans living in rural areas. The National Treasury is considering the feasibility of agricultural insurance for poor farmers to protect them against economic shocks and natural disasters. It is envisaged that a pilot project will begin in the third quarter of 2017. Comprehensive land reform that promotes extensive cultivation can transform agriculture Developing regional growth opportunities Promoting growth and economic transformation in the region requires South Africa and its neighbours to abolish tariff and non-tariff barriers to trade, cut red tape and enact other reforms. Stronger regional growth will increase demand for services and provide new opportunities for South African firms. Improving housing and city development Housing ownership is the largest and most enduring vehicle for family wealth accumulation. Government supports housing schemes and the 25 Expanding trade in the Southern African Development Community The Southern African Development Community (SADC) is the largest market for South Africa’s manufactured exports. Research by the National Treasury and the World Institute for Development Economic Research highlights additional opportunities to expand mutually beneficial intra-SADC trade. •Regional supermarket chains are dominated by South African companies. Yet many products are sourced from outside the region. A regional framework to upskill suppliers can boost production and trade. •SADC poultry production has increased significantly, but nearly all countries in the region remain net importers of poultry and animal feed. Given the favourable climate for maize and soya, Mozambique, Zambia and Zimbabwe can boost production of feed and poultry. •Transport costs are high due to border delays and regulations that restrict competition. Joint action on border controls, standards, storage facilities and infrastructure investment can reduce costs. •Many mineral resources in the region remain largely untapped. A regional system of mining innovation could expand opportunities for all participating countries. •The SADC is home to an impressive array of potential energy sources, including gas. Wind power systems in promising locations can complement hydropower systems on the Zambezi. A regional perspective on power can generate substantial benefits. Economic transformation through lowering barriers to entry South African industries tend to be highly concentrated. New firms face barriers to entry, including lack of access to long-term capital, integrated value chains that impede access to inputs and limited market access. Research by the National Treasury and the Centre for Competition, Regulation and Economic Development found examples of existing interventions that help to lower entry barriers: •Well-channelled competition penalties and supplier development funds can provide long-term capital and market access. For example, the Soweto Gold brewery accessed finance through an Industrial Development Corporation fund established through the penalties imposed on Pioneer Foods for anti-competitive behaviour in the bread market. Lethabo Milling benefited from a fund established as part of the Walmart/Massmart merger to develop new black-owned suppliers in their supply chain. •Partnerships with established firms can be effective. Pick ‘n Pay, working with the Gauteng Department of Economic Development, opened its distribution centres to township spaza shops. •Introducing effective competition can lead to a wide range of benefits. Capitec’s entry into the banking sector has helped to lower costs and extended services to the previously unbanked. •Improved regulation can drive down consumer and business costs. The reduction of mobile call termination rates enabled Cell C to compete, and encouraged MTN and Vodacom to reduce rates.

2017 BUDGET REVIEW

upgrading of informal settlements. Greater emphasis needs to be given to private investment in housing stock as part of urban densification initiatives and to contribute to affordable, improved residential neighbourhoods. Work with the private sector to redevelop South Africa's urban spatial form is discussed in Chapter 6.

Support for township economies

About 31 per cent of working-age South Africans, and almost half of the unemployed, live in townships. Developing township economies that create jobs and greater scope for entrepreneurship is a policy objective.

Townships have an in-built geographic disadvantage. They were established as dormitory suburbs for black workers, making it difficult for township businesses to compete in anything that requires high-quality infrastructure, a wide range of inputs, a broad customer base and a diverse skills set.

Government is working on reforms to promote township economies. This includes encouraging the property sector to develop infrastructure such as shops, offices, housing, schools and hospitals. Government is also considering ways to accelerate targeted investment, strengthen municipal borrowing and establish partnerships with local businesses.

A supportive environment for business development

Government helps small businesses by providing funding and targeted support for firms with high growth potential. The private sector has invested R1.5 billion in a small-business mentorship fund. Government's procurement reforms, which aim to strengthen financial management and save costs, are also focused on expanding access for small businesses. Chapter 5 details current reforms led by the Office of the Chief Procurement Officer. New procurement rules will increase opportunities for black women, youth, people with disabilities, cooperatives, military veterans and suppliers from rural communities.

Local content thresholds have the potential to boost South African manufacturing

In recent years, government has also established thresholds for local content in public procurement. Table 2.5 provides a list of some of the products and the required local content amounts.

Table 2.5 Local content requirements for selected designated products[1]

	Product
Textile, clothing, leather and footwear	100%
Power pylons, substations, related hardware	100%
School furniture	100%
Working vessels/boats and components	10% -100%
Conveyance pipes	80% - 100%
Components and conversion activities	50% - 100%
Two-way radio terminals components	20% - 100%
Wheelie bins	100%
Fire trucks (crew cabin, super structure & assembly)	100%
Steel construction materials	100%

1. Excludes products below 100 per cent local content requirements

Source: Department of Trade and Industry

To increase market access and competition, the National Treasury will give private companies access to its supplier database and allow them to publish their own tenders on the eTender portal.

Summary

Government working to create new opportunities for inclusive growth

Stronger and more inclusive growth is required to address unemployment, poverty and inequality. Government continues to work with business and labour to improve confidence and boost investment. Over the medium term, these efforts will be focused on rapidly changing the structure of the economy and creating new opportunities for more inclusive growth.

26

3 Fiscal policy Overview public debt. Government is committed to a measured path of fiscal Fiscal policy focused on containing budget deficit and stabilising public debt consolidation that The contains the budget deficit and stabilises spending ceiling remains in place and previously announced tax measures are being implemented. Headcount in the public service has levelled out, relieving some of the upward pressure on the wage bill. Government’s fiscal stance takes account of risks associated with the macroeconomic outlook, budget execution and the finances of some state-owned companies. As a result of these measures, the main budget primary deficit has narrowed consistently over the past four years, despite slowing economic growth. As a share of GDP, the primary deficit halves in the current year, and will move into surplus over the medium term. Achieving a primary surplus is a key milestone on the path to debt stabilisation. In addition, the share of total spending financed by government borrowing continues to decline. 27 In brief • Fiscal policy is focused on containing the budget deficit and slowing the pace of debt accumulation to maintain spending programmes and promote confidence in the economy. • The 2017 Budget tax proposals will raise R28 billion in additional revenue in 2017/18. Expenditure ceiling reductions amount to R10 billion in 2017/18 and R16 billion in 2018/19. • Despite revenue underperformance, the main budget primary deficit – a key measure of fiscal sustainability – will halve from 1 per cent of GDP in 2015/16 to 0.5 per cent of GDP by the end of 2016/17. • Net debt is forecast to stabilise at 48.2 per cent of GDP in 2020/21. • To address elevated fiscal risks, government is managing the national and provincial wage bill, improving budget execution and stabilising the operations of financially troubled public entities.

2017 BUDGET REVIEW

Tax revenue projections have been revised downwards since 2016 MTBPS

Nevertheless, significant risks remain. Economic growth is forecast to increase moderately off a very low base, and tax revenue projections have been revised downwards since the 2016 *Medium Term Budget Policy Statement* (MTBPS). The wage bill continues to place upward pressure on the expenditure ceiling, and the financial position of state-owned companies has deteriorated.

A measured approach that protects the public finances and creates an enabling environment for faster economic growth is required over the medium term. The 2017 Budget proposals will:

- Reduce the expenditure ceiling by R10 billion in 2017/18 and R16 billion in 2018/19. This will be achieved through reduced national department operating budgets; lower transfers to entities, provinces and local government; and reallocations. Chapter 5 discusses adjustments to government's spending plans.
- Introduce tax policy measures to generate an additional R28 billion in revenue in 2017/18, mainly through higher personal income taxes and fuel levies. Chapter 4 discusses tax policy. Proposals to raise R15 billion in 2018/19 will be announced in the 2018 Budget.

Consolidated budget deficit projected to narrow to 2.6 per cent by 2019/20

The combination of a lower expenditure ceiling and higher taxes will narrow the consolidated budget deficit from an estimated 3.4 per cent of GDP in 2016/17 to 2.6 per cent by 2019/20.

South Africa's development objectives, expressed in the National Development Plan, rely on achieving higher economic growth and using public resources effectively. If low growth were to persist, however, government would have to adjust its spending plans, and determine which policies to implement, downsize or delay.

Table 3.1 Consolidated fiscal framework

R billion/percentage of GDP	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
		Outcome		Revised estimate		Medium-term estimates	
Revenue	**1 008.1**	**1 098.9**	**1 222.0**	**1 297.3**	**1 414.1**	**1 535.2**	**1 668.5**
	27.8%	*28.4%*	*29.9%*	*29.4%*	*29.8%*	*29.9%*	*30.1%*
Expenditure	**1 143.4**	**1 233.5**	**1 364.2**	**1 445.2**	**1 563.1**	**1 677.1**	**1 814.3**
	31.5%	*31.9%*	*33.4%*	*32.8%*	*33.0%*	*32.7%*	*32.7%*
Non-interest expenditure	*1 033.8*	*1 112.1*	*1 227.9*	*1 291.8*	*1 393.8*	*1 489.5*	*1 608.0*
	28.5%	*28.8%*	*30.0%*	*29.3%*	*29.4%*	*29.0%*	*29.0%*
Budget balance	**-135.4**	**-134.6**	**-142.2**	**-147.9**	**-149.0**	**-141.9**	**-145.8**
	-3.7%	*-3.5%*	*-3.5%*	*-3.4%*	*-3.1%*	*-2.8%*	*-2.6%*

Source: National Treasury

Securing fiscal sustainability

Significant slippage against fiscal targets would likely result in rating downgrades

The central fiscal policy objective is to stabilise the national debt-to-GDP ratio by closing the budget deficit. Acting too quickly to reduce the budget deficit could hamper service delivery, delay economic recovery, and compromise tax revenue collection. But significant slippage against fiscal targets is likely to result in credit rating downgrades, interest rate hikes and capital flight. If the latter scenario were to materialise, maintaining current levels of service delivery would be difficult and likely require extensive austerity measures.

28

CHAPTER 3: FISCAL POLICY

The economic growth outlook remains largely unchanged since the 2016 MTBPS, but declining tax buoyancy is expected to result in lower tax revenue over the medium term. In total, revenue collection for the current year is projected to be R30 billion below the 2016 Budget estimate. Underspending and higher non-tax revenue should partially offset this shortfall, but government will have to borrow more to bridge the gap.

Owing to revenue under-collection and declining tax buoyancy, government will have to borrow more

The main budget net borrowing requirement will increase by a total of R43 billion between 2016/17 and 2018/19 compared with the 2016 Budget projection. The borrowing requirement is discussed in Chapter 7.

Table 3.2 Macroeconomic performance and projections

	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
Percentage change		**Actual**		**Estimate**		**Forecast**	
Real GDP growth	2.3	1.8	0.6	1.0	1.3	2.1	2.3
Nominal GDP growth	9.1	6.6	5.8	7.9	7.5	8.2	8.1
CPI inflation	5.8	5.6	5.2	6.4	6.3	5.7	5.6
GDP at current prices (R billion)	**3 624**	**3 863**	**4 087**	**4 410**	**4 741**	**5 129**	**5 546**

Source: National Treasury

As Table 3.3 shows, consolidation measures have been applied both to revenue and expenditure since the 2015 Budget. The total revenue increase of R28 billion in 2017/18 is the result of tax measures announced in both the 2016 Budget and the MTBPS.

Table 3.3 Consolidation measures

R billion	2015/16	2016/17	2017/18	2018/19
2015 Budget Review				
Expenditure reductions	10	15	–	–
Revenue increases	17	–	–	–
2016 Budget Review				
Expenditure reductions	–	–	10	15
Revenue increases	–	18	15	15
2017 Budget Review				
Expenditure reductions	–	–	10	16
Revenue increases	–	–	13	–

Source: National Treasury

Government has adhered to the spending ceiling since it was established in 2012, as shown in Table 3.4. Spending plans allow for moderate real expenditure growth, with priority given to higher education, health and social development. The government wage bill will stabilise as a share of the budget, largely as a result of measures to reduce appointments in non-critical posts.

Moderate real expenditure growth, with priority given to higher education, health and social development

Total main budget non-interest expenditure is projected to remain stable at 26.2 per cent of GDP over the medium term. Tax revenue will increase from 26 per cent of GDP in the current year to 27.2 per cent of GDP in 2019/20.

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2017 BUDGET REVIEW

Table 3.4 Expenditure ceiling[1]

R million	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
2015 Budget Review	1 006 905	1 081 214	1 152 833	1 250 086		
2015 MTBPS	1 001 789	1 077 527	1 152 833	1 250 086	1 354 422	
2016 Budget Review	1 001 874	1 076 705	1 152 833	1 240 086	1 339 422	
2016 MTBPS		1 074 992	1 144 353	1 229 742	1 323 465	1 435 314
2017 Budget Review		1 074 989	1 144 225	1 229 833	1 323 564	1 435 418

1. Non-interest spending financed from the National Revenue Fund, excluding skills development levy, special appropriations in 2015/16 for Eskom and New Development Bank, debt management and Gold and Foreign Exchange Contingency Reserve Account transactions
Source: National Treasury

The 2016 Budget projected that net debt (gross debt less government's cash balances) would stabilise in 2017/18 at 46.2 per cent. Net debt is now forecast to stabilise at 48.2 per cent of GDP in 2020/21. The revised projection reflects two factors: revenue shortfalls and the build-up of cash reserves for large debt redemptions over the period ahead.

Figure 3.1 Main budget revenue and non-interest spending[1]


26
24
22
20
Per cent of GDP
Revenue
Non-Interest Spending
2004/05
2006/07
2008/09
2010/11
2012/13
2014/15
2016/17
2018/19

[1]Excludes financial transactions
Source: National Treasury

Figure 3.2 Gross and net debt outlook


55
50
45
40
35
30
25
20
Per cent of GDP
Gross loan debt
Net loan debt
2006/07
2008/09
2010/11
2012/13
2014/15
2016/17
2018/19
2020/21
2022/23
2024/25

Source: National Treasury and Reserve Bank

Strengthening budget execution

To improve in-year monitoring, public entities will submit quarterly reports

Consolidation in the midst of prolonged low growth calls for more vigilance in budgeting, and steps are being taken across government to improve budget execution and the in-year monitoring of spending. National and provincial departments and municipalities submit monthly reports to the National Treasury. To strengthen oversight, a process has been initiated for all national public entities to report on a quarterly basis. This will improve transparency and provide early warnings of budget deviations.

Headcount in the public service has stabilised at about 1.32 million staff. Although some national departments are struggling to maintain their personnel budget limits, preliminary indications are that most are on track to stay within compensation ceilings. Provinces continue to make progress in containing staff headcount, which has declined by 2.8 per cent since the beginning of 2016/17. The proportion of provincial budgets spent on personnel has declined from 60.4 per cent in 2015/16 to 59.8 per cent in 2016/17.

30

CHAPTER 3: FISCAL POLICY The National Treasury and the Department of Public Service and Administration are working with departments to reduce headcount, including testing the idea of voluntary severance packages. The 2015 wage agreement put significant pressure on the public finances by crowding out spending on goods, services and infrastructure. Negotiations on a new public-sector wage agreement are due to begin during 2017. An agreement that takes account of fiscal constraints will reduce some of the pressure on staff headcount and enable government to direct a larger portion of expenditure to capital investment. A wage agreement that takes account of fiscal constraints can reduce headcount pressures Government is working with municipalities to strengthen infrastructure and maintenance budgeting. The City Infrastructure Delivery and Management System has been developed by the National Treasury, in collaboration with cities, to improve long-term infrastructure planning and asset management. While spending remains constrained in real terms, there are many opportunities to improve the quality of state expenditure. Initiatives led by the Office of the Chief Procurement Officer to boost efficiency, eliminate waste and narrow opportunities for corruption in public procurement are discussed in Chapter 5. Procurement reforms will boost efficiency, curb waste and narrow opportunities for corruption 31 New budgeting facility for multi-year infrastructure projects Government is proposing a new financing facility for large infrastructure projects that require funding or other state support, such as sovereign guarantees. It will address shortcomings in the planning and execution of infrastructure projects, particularly as they relate to life-cycle budgeting, operations and maintenance costs. The facility will help government build a pipeline of projects that have undergone rigorous technical analysis. A technical unit will develop government-wide project design and evaluation guidelines that will be issued as a regulation by the National Treasury. Projects will be rigorously appraised from inception until financial closure. Government budgets over three-year cycles through the medium-term expenditure framework. Large infrastructure projects, however, typically take more than three years to complete. The reform will ensure that full life-cycle, multi-year budgeting takes place in a transparent manner. This will be done by introducing legislation that will govern funding, implementation and reporting requirements for very large projects. The first phase of the facility is expected to begin operating in 2017 with the establishment of a technical unit and governing board. Managing the national and provincial wage bill Between 2008/09 and 2015/16, national and provincial government salaries rose about 1.8 per cent faster than inflation. In total, salaries have nearly doubled, compared with an increase in the consumer price index of about 70 per cent. Public-service wage settlements generally provide for increases equal to inflation, plus a premium that is not linked to performance. In recent years, government has withdrawn nearly all identified funding for vacant posts and blocked appointments to non-critical vacant posts on the payroll system, pending the submission of revised human resource plans by departments. During 2016, national departments were required to develop and submit human resource budget plans to the Medium-term Expenditure Committee (MTEC). The MTEC is composed of senior officials from the National Treasury, the Department of Performance Monitoring and Evaluation, the Department of Cooperative Governance and Traditional Affairs, and the Department of Public Service and Administration. The plans allow the committee to manage headcount and vacancies within set compensation limits. The MTEC continues to monitor the implementation of these plans.

2017 BUDGET REVIEW Risks to consolidation Risks to the fiscal consolidation remain elevated. These risks are associated with the macroeconomic outlook, budget execution, policy uncertainty and financially distressed state-owned companies. The likelihood of a recession has receded somewhat, but lower economic growth remains a significant risk to the budget. In most of National Treasury’s economic scenarios, debt is projected to stabilise as a share of GDP. However, persistently weak growth over the next decade would result in a rising debt-to-GDP ratio. Tax buoyancy – the ratio of tax revenue growth to nominal GDP growth – represents another risk to the consolidation. Tax buoyancy fell from 1.47 in 2015/16 to 0.88 in 2016/17. This reflects a combination of lower tax revenue and higher nominal GDP (mainly resulting from falling imports). Government projects a tax buoyancy of 1.1 in 2019/20. Policy risks can result from unanticipated spending pressures, particularly where budgetary consequences have not been adequately considered. For example, the need to subsidise university fees by a higher-than-budgeted amount continues to put pressure on the public finances. The financial condition of state-owned companies and public entities represents another significant risk over the medium term. Several state-owned companies – including South African Airways – require close monitoring and may require intervention to stabilise their operations. Any request for funding allocations will be considered in light of principles set out in the 2014 MTBPS – namely that approved funding cannot have an impact on the budget balance. Moreover, state-owned companies facing financial difficulty must demonstrate tangible progress in returning to profitability. Government will also explore opportunities to expand private participation. Over the longer term, the solvency outlook of the Road Accident Fund (RAF) remains a concern. Legislation to create a new Road Accident Benefit Scheme is expected to be tabled in Parliament this year. Chapter 8 reviews the financial health of public-sector institutions and the steps government is taking to stabilise those in difficulty. In most economic scenarios, debt is projected to stabilise as share of GDP Financial condition of state-owned companies and entities poses risks Fiscal framework Table 3.5 presents government’s consolidated operating and capital accounts. Compared with the 2016 Budget, the consolidated deficit is wider by 0.3 per cent of GDP on average between 2016/17 and 2018/19. This reflects lower tax revenue, partially offset by projected underspending and higher surpluses of public entities. In inflation-adjusted terms, consolidated non-interest expenditure will grow at an annual average rate of 1.6 per cent over the next three years. Over the medium term, compensation is projected to grow at a nominal annual average of 7.2 per cent. As a percentage of total expenditure, compensation remains stable at about 35 per cent. Current transfers and subsidies are expected to grow on average by 8.1 per cent over the next three years, mainly reflecting inflation-related increases to social grants. Consolidated deficit slightly wider than projected over medium term, reflecting lower revenue 32

CHAPTER 3: FISCAL POLICY

Goods and services budgets will grow by 6.8 per cent over the same period.

Projected current surplus reflects improved composition of consolidated budget balance

Capital payments and transfers are expected to grow by a nominal annual average of 5.3 per cent over the medium term. The capital financing requirement, which is the summation of capital payments, transfers and receipts, averages about 3.5 per cent of GDP. At the same time, the current balance – the gap between revenue and operational spending – is moving into surplus. This reflects an improvement in the composition of the consolidated budget balance.

Table 3.5 Consolidated operating and capital accounts

R billion	2013/14	2014/15 Outcome	2015/16	2016/17 Revised estimate	2017/18	2018/19 Medium-term estimates	2019/20
OPERATING ACCOUNT							
Current revenue	**991.2**	**1 080.6**	**1 177.5**	**1 279.6**	**1 396.0**	**1 519.7**	**1 653.7**
Current payments	**1 005.4**	**1 082.5**	**1 175.7**	**1 276.5**	**1 378.1**	**1 480.9**	**1 599.4**
Compensation of employees	408.0	437.4	473.1	512.2	550.4	588.7	631.1
Goods and services	174.2	185.5	195.6	208.3	221.7	237.5	253.6
Interest payments	109.6	121.4	136.3	153.4	169.3	187.6	206.4
Current transfers and subsidies	313.7	338.3	370.6	402.7	436.7	467.1	508.4
Current balance	**-14.2**	**-2.0**	**1.8**	**3.0**	**17.9**	**38.8**	**54.2**
Percentage of GDP	*-0.4%*	*-0.1%*	*0.0%*	*0.1%*	*0.4%*	*0.8%*	*1.0%*
CAPITAL ACCOUNT							
Capital receipts	0.2	1.4	0.4	0.3	0.2	0.2	0.2
Capital payments	75.7	85.5	93.2	93.0	101.4	104.6	107.8
Capital transfers	58.1	59.8	65.1	69.3	72.1	76.6	81.8
Capital financing requirement	**-133.6**	**-143.9**	**-157.9**	**-162.0**	**-173.3**	**-181.1**	**-189.5**
Percentage of GDP	*-3.7%*	*-3.7%*	*-3.9%*	*-3.7%*	*-3.7%*	*-3.5%*	*-3.4%*
Financial transactions[1]	12.4	11.3	13.8	11.1	12.4	10.4	9.5
Contingency reserve	–	–	–	–	6.0	10.0	20.0
Budget balance	**-135.4**	**-134.6**	**-142.2**	**-147.9**	**-149.0**	**-141.9**	**-145.8**
Percentage of GDP	*-3.7%*	*-3.5%*	*-3.5%*	*-3.4%*	*-3.1%*	*-2.8%*	*-2.6%*

1. Transactions in financial assets and liabilities
Source: National Treasury

Elements of the consolidated budget

The consolidated budget includes the main budget as well as spending by provinces, public entities and social security funds financed from their own revenue.

Main budget framework

Main budget deficit declines from 3.9 per cent of GDP in 2016/17 to 3.3 per cent in outer year

The main budget framework, shown in Table 3.6, summarises spending financed by revenue and borrowing deposited into the National Revenue Fund. The main budget deficit, which is government's net borrowing requirement, will be 3.9 per cent of GDP in 2016/17, declining to 3.3 per cent in the outer year.

Despite revenue underperformance, the main budget primary deficit will halve from 1 per cent of GDP in 2015/16 to 0.5 per cent of GDP by the end of 2016/17, and reach a surplus in 2018/19. In real terms, non-

33

2017 BUDGET REVIEW

interest expenditure will grow by 1.9 per cent over the next three years, remaining relatively stable at 26.2 per cent of GDP.

Revisions in personal income tax, customs and VAT only partially offset by corporate income tax

Compared with the 2016 Budget, gross tax revenue has been revised down by R30 billion in the current year. This reflects downward revisions to most tax categories, including value-added tax, customs, and personal income tax – partially offset by higher corporate income tax.

Despite the additional policy measures, gross tax revenue is projected to be lower by R31 billion in 2017/18 and R50 billion in 2018/19. This is offset by stronger mineral and petroleum royalties, departmental receipts and National Revenue Fund receipts. The latter result from premiums on debt transactions and revaluation profits on foreign-currency transactions.

Table 3.6 Main budget framework

R billion/percentage of GDP	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
		Outcome		Revised estimate	Medium-term estimates		
Revenue							
Gross tax revenue after proposals	900.0	986.3	1 070.0	1 144.4	1 265.5	1 384.4	1 507.6
Non-tax revenue	19.0	18.3	42.9	17.9	18.3	17.8	19.0
SACU[1]	-43.4	-51.7	-51.0	-39.4	-56.0	-62.4	-64.5
National Revenue Fund receipts	11.7	12.6	14.4	14.1	14.6	11.2	9.5
Main budget revenue	**887.4**	**965.5**	**1 076.2**	**1 136.9**	**1 242.4**	**1 351.0**	**1 471.5**
	24.5%	*25.0%*	*26.3%*	*25.8%*	*26.2%*	*26.3%*	*26.5%*
Expenditure							
National departments	453.4	490.0	546.1	557.5	590.2	631.4	681.6
Provinces	410.6	439.5	471.4	500.4	538.2	578.6	621.0
Local government	82.6	87.6	98.3	103.3	112.5	121.5	132.3
Contingency reserve	–	–	–	–	6.0	10.0	20.0
Non-interest expenditure	**946.6**	**1 017.1**	**1 115.8**	**1 161.1**	**1 246.9**	**1 341.5**	**1 454.9**
Debt-service costs	101.2	114.8	128.8	146.3	162.4	180.7	197.3
Main budget expenditure	**1 047.8**	**1 131.9**	**1 244.6**	**1 307.4**	**1 409.2**	**1 522.2**	**1 652.2**
	28.9%	*29.3%*	*30.5%*	*29.6%*	*29.7%*	*29.7%*	*29.8%*
Main budget balance	**-160.4**	**-166.4**	**-168.4**	**-170.5**	**-166.8**	**-171.2**	**-180.7**
	-4.4%	*-4.3%*	*-4.1%*	*-3.9%*	*-3.5%*	*-3.3%*	*-3.3%*
Primary balance	**-59.2**	**-51.6**	**-39.6**	**-24.3**	**-4.4**	**9.5**	**16.6**
	-1.6%	*-1.3%*	*-1.0%*	*-0.5%*	*-0.1%*	*0.2%*	*0.3%*

1. Southern African Customs Union. Amount made up of payments and other adjustments. 2017/18 figures are preliminary
Source: National Treasury

The large fall in the Southern African Customs Union (SACU) payment between 2015/16 and 2016/17 is mainly driven by a reclassification of the imported component of the fuel levy. The misclassification, which occurred in 2014/15, is corrected for in the current year in line with the SACU formula. Lower customs, excise, ad valorem duties and nominal imports result in a R5 billion downward revision of the 2017/18 payment estimate.

Debt-service costs to increase as result of higher borrowing

Debt-service costs are lower in the current year by R1.4 billion, reflecting a stronger exchange rate. Over the next two years, debt-service costs increase relative to the 2016 Budget projection, mainly as a result of higher borrowing.

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CHAPTER 3: FISCAL POLICY

Table 3.7 Revisions to main budget revenue and expenditure estimates

	2016/17		2017/18		2018/19	
R billion/percentage of GDP	2016 Budget	2017 Budget	2016 Budget	2017 Budget	2016 Budget	2017 Budget
Revenue						
Gross tax revenue	1 174.8	1 144.4	1 296.5	1 265.5	1 434.7	1 384.4
Non-tax revenue	14.5	17.9	15.1	18.3	14.4	17.8
SACU[1]	-39.4	-39.4	-51.1	-56.0	-63.0	-62.4
National Revenue Fund receipts	12.2	14.1	3.8	14.6	2.5	11.2
Main budget revenue	**1 162.0**	**1 136.9**	**1 264.3**	**1 242.4**	**1 388.7**	**1 351.0**
	26.5%	*25.8%*	*26.6%*	*26.2%*	*26.9%*	*26.3%*
Expenditure						
Current payments	359.7	359.8	383.7	382.8	412.3	413.3
of which:						
Compensation of employees	*148.5*	*148.3*	*154.8*	*154.7*	*163.3*	*163.2*
Goods and services	*63.3*	*65.1*	*66.8*	*65.7*	*70.3*	*69.3*
Debt-service costs	*147.7*	*146.3*	*161.9*	*162.4*	*178.6*	*180.7*
Transfers and subsidies	933.0	927.6	1 009.5	999.1	1 076.1	1 079.6
Payments for capital assets	14.4	13.7	13.0	15.8	13.8	14.1
Payments for financial assets	5.0	6.2	5.0	5.4	5.0	5.0
Provisional allocation not assigned to votes	0.3	–	0.5	–	17.8	0.2
Contingency reserve	6.0	–	10.0	6.0	15.0	10.0
Total expenditure	**1 318.3**	**1 307.4**	**1 421.7**	**1 409.2**	**1 540.0**	**1 522.2**
	30.0%	*29.6%*	*29.9%*	*29.7%*	*29.8%*	*29.7%*

1. Southern African Customs Union. Amounts made up of payments and other adjustments. 2017/18 figures are preliminary
Source: National Treasury

Social security funds, public entities and provincial balances

The social security funds, public entities and provinces have a combined cash surplus over the medium term, which partially offsets the main budget deficit. Despite cash surpluses, the balance sheets of many public entities have deteriorated markedly, as discussed in Chapter 8.

Table 3.8 Consolidated budget balance

R billion	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
Main budget	-160.4	-166.4	-168.4	-170.5	-166.8	-171.2	-180.7
Social security funds	13.5	15.8	18.9	19.8	21.4	23.2	24.4
Provinces	4.3	6.2	0.6	-0.6	0.6	0.8	1.0
Public entities	6.6	9.5	7.1	2.6	-4.1	5.7	9.9
RDP Fund[1]	0.6	0.4	-0.5	0.8	-0.2	-0.4	-0.4
Consolidated budget balance	**-135.4**	**-134.6**	**-142.2**	**-147.9**	**-149.0**	**-141.9**	**-145.8**

1. Reconstruction and Development Programme Fund
Source: National Treasury

In aggregate, social security funds continue to generate a large cash surplus, averaging about R23 billion in each year of the MTEF period. Around three-quarters of the surplus is driven by the Unemployment Insurance Fund, which generates far more in revenue than it disburses. Public entities recorded a cash surplus of R7.1 billion in 2015/16 compared with a deficit of R3.5 billion projected in the 2016 Budget. The Passenger Rail Agency of South Africa, which receives most of its income in the form of transfers from government, ran a surplus of R4.4 billion in 2015/16 as a result of underspending on its capital

35

2017 BUDGET REVIEW programme. Similarly, the sector educational and training authorities, the National Skills Fund and the water boards also underspent. Provinces have cash surpluses that are typically used to repay debt, and to clear balances and accruals accumulated in prior years. A provincial deficit is projected for the current year as some provinces draw on their accumulated reserves. Summary Despite a weaker revenue outlook, government remains on track to contain the budget deficit and stabilise national debt as a share of GDP. There is some evidence that the economy is recovering. Growth is still subdued, however, and there are several pressures on the budget. Over the coming fiscal year, government will ensure implementation of the fiscal strategy to protect the public finances. Government remains on track to contain budget deficit and stabilise national debt as share of GDP 36

4 Revenue trends and tax policy Overview Medium Term Budget Policy Statement (MTBPS) noted that The 2016 Budget estimated that government would receive total tax Projected revenue shortfall of R30.4 billion for 2016/17 revenue of R1.175 trillion during 2016/17. The October 2016 revenue collection would fall well below estimates. The MTBPS projected a revenue shortfall of R22.8 billion, which is now revised to R30.4 billion, meaning an estimated R1.144 trillion will be collected. This is the largest tax revenue shortfall relative to budgeted estimates since 2009/10. Projections have fallen short in three of the four main tax instruments. Personal income tax, value-added tax (VAT) and customs duties are down by an estimated R15.2 billion, R11.3 billion and R6.5 billion respectively relative to the 2016 Budget estimate. Lower wage increases and bonuses reduced personal income tax collection. The decline in import VAT has been partially offset by strong domestic VAT collection, but VAT refunds have been higher than anticipated, reducing net revenue. Corporate income tax collection is expected to exceed 2016 Budget estimates. Tax collection projections are based on economic growth forecasts, the effectiveness of the tax administration in closing the compliance gap and 37 In brief • Economic growth is expected to remain in line with the October 2016 forecast. Tax revenue collections, however, have underperformed. Robust revenue collection depends on strong economic growth and effective tax administration. • Tax revenues are estimated to grow by 7 per cent in 2016/17, compared with 9.8 per cent projected in the 2016 Budget. • To maintain existing spending programmes, government proposes to raise tax rates, primarily at the upper end of the income spectrum, strengthening the progressive nature of the tax system. • The measures will include a new top personal income tax bracket, a higher dividend withholding tax rate, and increases in fuel taxes and alcohol and tobacco excise duties. • Government remains committed to maintaining a stable and transparent tax system.

2017 BUDGET REVIEW tax policy changes. A protracted period of low economic growth has negatively affected job creation and tax bases. Although economic growth for 2016/17 remains in line with previous estimates, decreased imports and slower wage growth have contributed to lower revenues. To ensure that the state has adequate resources to fund existing spending programmes, government proposes to raise tax rates for 2017/18. Raising taxes when the economy is struggling is undesirable, but unavoidable, given the current fiscal circumstances. Government is acutely aware of the difficult economic conditions facing the majority of South Africans, but deferring tax increases by accumulating more public debt would ultimately impose a greater burden on citizens. The main tax proposals are: • A new top personal income tax bracket of 45 per cent for taxable incomes above R1.5 million. • Limited relief for bracket creep. • An increase in the dividend withholding tax rate to 20 per cent. • A 30c/litre increase in the general fuel levy and a 9c/litre increase in the Road Accident Fund (RAF) fuel levy. Most additional amounts raised through tax increases will affect upper end of income spectrum Tax policy choices In 2016/17, for the first time since 2009/10, tax revenues have not kept pace with economic growth. There is uncertainty regarding the path of revenue collection. Risks include weaker-than-expected economic growth, and concerns about tax morality, compliance and administration. Deterioration in any of these areas can hinder tax collection. An efficient and trustworthy tax administration is one of South Africa’s institutional strengths. The South African Revenue Service (SARS) has played an integral role in building the democratic state by ensuring that expected levels of revenue are available to fund spending programmes. SARS will continue to develop the skills and capacity needed to enforce legislation. It will strengthen its efforts to curb tax avoidance and evasion, and address transfer pricing – a component of illicit financial flows. South Africa’s democracy depends on the strength of its social compact. The payment of taxes is a legal obligation, but the effectiveness of the tax system relies to a large extent on the willingness of citizens to contribute. This cannot be taken for granted given rising public concerns about corruption, wastage of public funds and inefficiencies in service delivery. A marked decline in the culture of tax morality would have negative effects on the public finances and be exceptionally hard to reverse. An efficient and trustworthy tax administration is one of South Africa’s institutional strengths Redistribution and solidarity Government is committed to maintaining a progressive, stable and transparent tax structure. Two foundational principles of the tax system are equity and efficiency. Equity means that all residents with the same level of income should pay the same in tax, and that residents should contribute to the fiscus in proportion to their income level. Efficiency means raising revenue in a manner that does not deter economic growth, investment and job creation. Some tax instruments are progressive and promote equity; others are regressive, but more efficient. Government committed to progressive, stable and transparent tax structure 38

CHAPTER 4: REVENUE TRENDS AND TAX POLICY Although raising revenue is the primary objective of the tax system, tax is an important instrument to address inequality. Studies by the International Monetary Fund and others show that countries with lower levels of inequality experience higher, more prolonged periods of economic growth. Given that a greater portion of the gains from economic growth have accrued to those on the upper end of the income and wealth spectrums, and that levels of poverty and inequality remain extremely high, a more redistributive approach is required to consolidate the social compact. At the same time, care will be taken to ensure that the social wage grows at a rate consistent with the capacity of the economy to generate resources. The 2017 Budget proposals strengthen the progressive nature of the tax system. Government proposes a new top personal income tax bracket of 45 per cent for taxable incomes above R1.5 million per year. About 100 000 taxpayers will be affected by the new bracket. Increasing the top marginal rate without concurrently raising the dividend withholding tax rate would increase the arbitrage opportunity for some individuals to pay themselves with dividends rather than salaries. Government therefore proposes to increase the dividend withholding tax rate from 15 per cent to 20 per cent. To support middle-income households, the duty-free threshold for residential property transfers will be raised to R900 000. Over the long term, higher levels of economic growth are required to bolster tax revenues and public expenditure. Government will monitor how the tax rate changes affect taxpayer behaviour, revenues collected and economic growth to ensure that government’s ability to reduce poverty and inequality and promote development is not diminished. New top income tax bracket and higher dividend withholding tax reinforce progressive nature of tax system Tax policy considerations over the medium term As Figure 4.1 shows, the personal income tax burden has been steadily increasing since 2010/11. Between 2000/01 and 2008/09 corporate income tax revenue grew strongly in line with economic growth, the commodity boom, improved compliance and measures to limit tax avoidance. The corporate tax base was broadened and the rate reduced. Personal income tax relief was provided to balance the tax burden. 39 Efficiency, equity, certainty and buoyancy in the tax system The Davis Tax Committee’s August 2016 report, Macro Analysis of the Tax System and Inclusive Growth in South Africa, provides a valuable evaluation of the tax system. It assesses taxation against the criteria of efficiency, equity, certainty and buoyancy. The main findings of the report are as follows: •VAT is efficient, mildly progressive, transparent, certain and buoyant. Any increases should be accompanied by an assessment of compensating mechanisms to address negative impacts to low-income households. The single, standard VAT rate should be retained and no further zero-ratings should be considered. • Customs duties are relatively efficient, somewhat progressive, quite transparent and buoyant. • Excise duties internalise public costs. Ad valorem duties are progressive and specific duties are regressive. Excise duties are not responsive to the business cycle. •Personal income tax is transparent and certain, and equity is enhanced by capital gains tax. Personal income tax is progressive by design, but expenditure measures complement the redistributive role. •Corporate income tax is not economically efficient, particularly in the case of incentive programmes. It is unclear how the burden is shared among shareholders, institutional investors and consumers. The tax is complex and open to interpretation, and responds strongly to the business cycle. The committee’s reports on small business, estate duty and other matters can be found at www.taxcom.org.za. In line with the committee’s recommendation, the 2016 Budget Review proposed to discontinue the use of interest-free loans to avoid estate duty. This proposal takes effect from 1 March 2017. Government will consider the committee’s other recommendations on estate duty in the 2018 Budget.

2017 BUDGET REVIEW

Continuing to raise personal income tax burden over extended period could have negative consequences

In recent years, government has not been in a position to provide full inflationary relief and has raised the effective personal income tax rate. Continuing to raise the personal income tax burden over a long period could have negative consequences for growth and investment. If growth does not accelerate over the medium term, it may be necessary to adjust consumption taxes. The least economically damaging means of doing so would be to increase the VAT rate, which is low by global standards. However, this needs to be balanced against the potential effect on poor households, which can be mitigated through targeted public expenditure.

Figure 4.1 Main sources of tax revenue


10
8
6
4
2
0
Per cent of GDP
Personal income tax
Value-added tax
Corporate income tax
1994/95
1997/98
2000/01
2003/04
2006/07
2009/10
2012/13
2015/16

Source: National Treasury

South Africa's corporate income tax rate is higher than OECD average

Corporate income tax revenue moves in line with the overall economy. Improving economic growth should result in a higher contribution from this tax. South Africa's corporate income tax rate of 28 per cent is higher than the Organisation for Economic Cooperation and Development (OECD) average of 25 per cent, leaving the fiscus vulnerable to base erosion and profit shifting – a term describing the channels used by multinational corporations to shift their reporting of income to low-tax countries. Corporate tax revenue can be increased by broadening the tax base. This can involve removing tax incentives, and introducing measures to curb tax avoidance through loopholes and schemes.

Reviews of tax incentives should regularly assess their effect on investment, job creation and growth

Government is re-evaluating existing items that narrow the corporate tax base, including tax incentives and deductions for excessive debt financing. Tax incentives provide favourable treatment to encourage investment, with costs borne by the public. However, a healthy business environment, and political and policy certainty, have a much greater influence on investment decisions. Reviews of tax incentives should regularly assess their effect on investment, job creation and growth. Where the costs outweigh the benefits, consideration should be given to removing these incentives.

Government reviewed the urban development zone tax incentive in 2012, and the learnership and employment tax incentives in 2016. Reports on the latter two were published on the National Treasury website:

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CHAPTER 4: REVENUE TRENDS AND TAX POLICY

- The learnership tax incentive supports training and skills development. It has been revised to provide more support for scarce skills, particularly for artisans, and extended until 2022.
- Between 1 January 2014 and 31 January 2017, more than 50 000 firms took up the employment tax incentive. The incentive has had modest positive effects on the growth of youth employment in participating firms, and no notable negative outcomes. The incentive has been extended until 2019 to allow for further evaluation.

The tax incentive for qualifying industrial policy projects comes to an end this year. Government will review the programme before taking a decision on its future. Annexure B contains further discussion of tax expenditures.

Over the medium term, government will continue to work on a sustainable method of funding higher education.

Could a graduate tax fund higher education?

Following student protests, government announced several adjustments to university fees, and appointed a commission to assess the feasibility of free higher education and training.

Given budget constraints, allocating more funds for post-school education would require either reprioritisation of funds away from other programmes or an increase in tax revenues. Several groups have put forward the idea of a graduate tax to be levied directly on all university graduates. The idea offers several potential advantages, including effectively targeting private returns to higher education.

Such a tax is, however, unlikely to raise the revenues needed to fund universities. In 2011, there were about 1.3 million individuals who had completed a degree, and about 80 000 individuals graduated in 2014. The National Treasury estimates that if each new graduate faced a one percentage point increase in their marginal tax rate, the tax would raise about R200 million in the first year. If the increase applied to all graduates, it could generate about R3 billion annually. The 26 public universities spent R59.8 billion to operate in 2015.

Revenue collection and outlook

In 2016/17, for the first time since 2009/10, tax revenues have not grown as fast as the economy.

Figure 4.2 Changes in tax buoyancy[1]


1.6
1.0
0.4
-0.2
-0.8
Buoyancy
1995/96
1996/97
1997/98
1998/99
1999/00
2000/01
2001/02
2002/03
2003/04
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
*2016/17

[1]Percentage change in gross tax revenue divided by percentage change in nominal GDP
**Estimated outcome*
Source: National Treasury and Reserve Bank

41

2017 BUDGET REVIEW

Tax buoyancy describes the relationship between gross tax revenue collections and economic growth, including the revenue effects of policy changes. A value above one means that revenues are growing faster than the economy; below one means they fall below the rate of GDP growth. Although buoyancy fell below the rate of economic growth in the 2000s, this coincided with substantial tax relief. Tax buoyancy is expected to fall below one for 2016/17, even after tax measures proposed in the 2016 Budget raised an estimated R18 billion.

Table 4.1 Budget estimates and revenue outcomes[1]

	2015/16			2016/17			%
R million	Budget	Outcome	Deviation	Budget	Revised	Deviation	change[2]
Taxes on income and profits	**608 654**	**606 821**	**-1 833**	**668 387**	**660 586**	**-7 801**	**8.9%**
Personal income tax	392 000	388 102	-3 898	441 040	425 810	-15 230	9.7%
Corporate income tax	189 000	191 152	2 152	198 293	205 090	6 797	7.3%
Dividend witholding tax	23 650	23 934	284	25 031	25 710	679	7.4%
Interest witholding tax	216	219	2	218	450	232	105.9%
Other taxes on income and profits[3]	3 787	3 414	- 374	3 804	3 526	- 278	3.3%
Skills development levy	**15 800**	**15 220**	**- 580**	**17 640**	**15 462**	**-2 177**	**1.6%**
Taxes on property	**14 762**	**15 044**	**282**	**15 455**	**16 043**	**588**	**6.6%**
Domestic taxes on goods	**383 995**	**385 956**	**1 961**	**418 771**	**403 909**	**-14 862**	**4.7%**
Value-added tax	278 060	281 111	3 051	301 260	290 000	-11 260	3.2%
Specific excise duties	35 100	35 077	- 23	38 000	35 700	-2 300	1.8%
Ad valorem excise duties	3 037	3 014	- 23	3 276	3 385	109	12.3%
General fuel levy	56 700	55 607	-1 093	64 495	62 970	-1 525	13.2%
Other domestic taxes on goods and services[4]	11 098	11 146	49	11 739	11 854	114	6.3%
Taxes on international trade and transactions	**46 490**	**46 942**	**453**	**54 536**	**48 384**	**-6 152**	**3.1%**
Customs duties	46 000	46 250	250	54 043	47 500	-6 543	2.7%
Diamond export levy	120	127	7	122	142	20	12.2%
Miscellaneous customs and excise receipts	369	565	196	371	741	370	31.1%
Gross tax revenue	**1 069 700**	**1 069 983**	**283**	**1 174 788**	**1 144 382**	**-30 406**	**7.0%**
Non-tax revenue[5]	55 841	57 274	1 929	26 657	31 957	5 300	-44.2%
of which:							
Mineral royalties	*3 460*	*3 708*	247	*4 430*	*6 272*	*1 842*	*69.2%*
Less: SACU[6] payments	-51 022	-51 022	-	-39 448	-39 448	-	-22.7%
Main budget revenue	**1 074 519**	**1 076 234**	**2 212**	**1 161 996**	**1 136 891**	**-25 105**	**5.6%**
Provinces, social security funds and selected public entities	148 545	145 731	-2 814	162 343	160 404	-1 939	10.1%
Consolidated budget revenue	**1 223 064**	**1 221 965**	**- 602**	**1 324 339**	**1 297 295**	**-27 044**	**6.2%**

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure

2. Percentage change between outcome in 2015/16 and revised estimate in 2016/17

3. Includes interest on overdue income tax and small business tax amnesty levy

4. Includes turnover tax for small businesses, air departure tax, plastic bags levy, electricity levy, CO_2 tax on motor vehicle emissions, incandescent light bulb levy and Universal Service Fund. Revised 2016/17 also includes tyre levy and international oil pollution compensation fund

5. Includes mineral royalties, mining leases, departmental revenue and sales of capital assets. 2016/17 revised includes proceeds from the sale of Vodacom shares

6. Southern African Customs Union. Amounts made up of payments and other adjustments

Source: National Treasury

The 2016 Budget estimate for gross tax revenue in 2016/17 was R1.175 trillion. The revenue shortfall is estimated to be R30.4 billion. The underperformance in tax revenues is largely due to weakening wage income and imports, both of which form a substantial part of the overall

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CHAPTER 4: REVENUE TRENDS AND TAX POLICY

tax base. Personal income taxes, customs duties and import VAT are all expected to show large shortfalls, with smaller shortfalls forecast for the fuel levy and specific excise duties. Corporate income tax receipts are expected to marginally outperform projections as a result of higher commodity prices and labour stability in the mining sector, along with strong performance in the financial sector.

Table 4.2 Budget revenue[1]

R million	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
		Outcome		Revised		Medium-term estimates	
Taxes on income and profits[2]	507 759	561 790	606 821	660 586	739 153	801 337	877 846
of which:							
Personal income tax	*309 834*	*352 950*	*388 102*	*425 810*	*482 086*	*527 299*	*581 934*
Corporate income tax	*177 324*	*184 925*	*191 152*	*205 090*	*218 692*	*233 023*	*251 660*
Skills development levy	12 476	14 032	15 220	15 462	16 641	17 968	19 454
Taxes on property	10 487	12 472	15 044	16 043	16 509	17 909	19 344
Domestic taxes on goods and services	324 548	356 554	385 956	403 909	439 539	473 152	509 487
of which:							
VAT	*237 667*	*261 295*	*281 111*	*290 000*	*312 750*	*337 714*	*364 671*
Taxes on international trade and transactions	44 732	41 463	46 942	48 384	53 647	59 034	65 090
Revenue measures - 2018 Budget	-	-	-	-	-	15 000	16 331
Gross tax revenue	**900 015**	**986 295**	**1 069 983**	**1 144 382**	**1 265 488**	**1 384 399**	**1 507 553**
Non-tax revenue[3]	30 726	30 900	57 274	31 957	32 880	29 053	28 489
of which:							
Mineral and petroleum	*6 439*	*5 422*	*3 708*	*6 272*	*6 688*	*7 127*	*7 697*
Less: SACU[4] payments	-43 374	-51 738	-51 022	-39 448	-55 951	-62 421	-64 527
Main budget revenue	**887 366**	**965 457**	**1 076 234**	**1 136 891**	**1 242 417**	**1 351 031**	**1 471 514**
Provinces, social security funds and selected public entities	120 685	133 409	145 731	160 404	171 684	184 198	197 016
Consolidated budget revenue	**1 008 051**	**1 098 866**	**1 221 965**	**1 297 295**	**1 414 101**	**1 535 229**	**1 668 531**
As percentage of GDP							
Tax revenue	*24.8%*	*25.5%*	*26.2%*	*26.0%*	*26.7%*	*27.0%*	*27.2%*
Main budget revenue	*24.5%*	*25.0%*	*26.3%*	*25.8%*	*26.2%*	*26.3%*	*26.5%*
GDP (R billion)	*3 624.3*	*3 863.1*	*4 086.8*	*4 409.8*	*4 741.2*	*5 129.2*	*5 545.5*
Tax buoyancy	*1.17*	*1.46*	*1.47*	*0.88*	*1.41*	*1.15*	*1.10*

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure
2. Includes secondary tax on companies/dividend and interest withholding tax, interest on overdue income tax and small business tax amnesty levy
3. Includes mineral royalties, mining leases, departmental revenue and sales of capital assets
4. Southern African Customs Union. Amounts made up of payments and other adjustments. 2017/18 figures are preliminary
Source: National Treasury and SARS

Tax proposals

The 2017 tax proposals are projected to raise R28 billion, and increase the tax burden from 26 per cent of GDP in 2016/17 to 26.7 per cent in 2017/18. The new top marginal income tax bracket for individuals combined with partial relief for bracket creep is expected to contribute R16.5 billion, with R6.8 billion coming from the increased dividend withholding tax rate.

Proposals will increase tax burden to 26.7 per cent of GDP

Bracket creep occurs when personal income tax tables are not fully adjusted for inflation, so that inflationary salary adjustments increase the

43

2017 BUDGET REVIEW

effective tax rate, reducing real income. If no adjustments were made to the personal income tax tables in 2017/18, this would amount to an estimated R14.6 billion in additional revenue. The bracket creep adjustment for 2017/18 amounts to R2.5 billion in relief, leaving R12.1 billion as additional revenue.

2018 Budget will outline proposals to increase revenue by R15 billion in 2018/19

Table 4.3 presents the impact of tax proposals on 2017/18 revenue. This illustrates the revenue contribution of tax policy changes to the overall increase of R28 billion. The proposed means of increasing revenue by R15 billion in 2018/19 will be outlined in the 2018 Budget.

Table 4.3 Impact of tax proposals on 2017/18 revenue[1]

R million	Effect of tax proposals	
Gross tax revenue (before tax proposals)		**1 237 464**
Budget 2017/18 proposals		**28 024**
Taxes on individuals and companies		
Personal income tax	**16 516**	
Revenue from not fully adjusting for inflation	12 148	
Revenue if no adjustment is made	*14 628*	
Bracket creep adjustment	*-2 480*	
New top marginal income tax bracket	4 369	
Dividend withholding tax	**6 822**	
Increase in dividend withholding tax rate	6 822	
Taxes on property	**-448**	
Transfer duty decrease	-448	
Indirect taxes	**5 133**	
Increase in general fuel levy	3 197	
Increase in excise duties on tobacco products	656	
Increase in excise duties on alcoholic beverages	1 280	
Gross tax revenue (after tax proposals)		**1 265 488**

1. In previous budget documentation, estimated revenue changes resulting from personal income tax, fuel levy and excise duty proposals were compared with no adjustment for inflation. These changes are now compared with full adjustment

Source: National Treasury

Personal income tax

New top personal income tax bracket of 45 per cent is proposed

Government proposes a new top personal income tax bracket of 45 per cent for taxable incomes above R1.5 million per year. The previous top bracket of 41 per cent was set at R701 301. The primary, secondary and tertiary rebates, and the levels of all the taxable income brackets, will be increased by 1 per cent from 1 March 2017. The tax-free threshold will increase from R75 000 to R75 750. However, since the increase is below the expected level of inflation, taxpayers will face a real increase in the effective personal income tax rate in 2017/18. This also requires a four percentage point increase in the tax rate for trusts.

In combination, amendments to the personal income tax tables are expected to provide additional revenues of R16.5 billion. Table 4.5 shows how much tax is expected to be paid by individuals at different levels of taxable income for 2017/18. This is contrasted with what would have been paid had no adjustments been made to the personal income tax tables. The budget proposals increase the proportion of tax paid by those earning R1.5 million and above from 25.5 per cent to 26.3 per cent, strengthening the progressivity of the personal income tax system.

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CHAPTER 4: REVENUE TRENDS AND TAX POLICY

Table 4.4 Personal income tax rates and bracket adjustments

2016/17		2017/18	
Taxable income (R)	Rates of tax	Taxable income (R)	Rates of tax
R0 - R188 000	18% of each R1	R0 - R189 880	18% of each R1
R188 001 - R293 600	R33 840 + 26% of the amount above R188 000	R189 881 - R296 540	R34 178 + 26% of the amount above R189 880
R293 601 - R406 400	R61 296 + 31% of the amount above R293 600	R296 541 - R410 460	R61 910 + 31% of the amount above R296 540
R406 401 - R550 100	R96 264 + 36% of the amount above R406 400	R410 461 - R555 600	R97 225 + 36% of the amount above R410 460
R550 101 - R701 300	R147 996 + 39% of the amount above R550 100	R555 601 - R708 310	R149 475 + 39% of the amount above R555 600
R701 301 and above	R206 964 + 41% of the amount above R701 300	R708 311 - R1 500 000	R209 032 + 41% of the amount above R708 310
		R1 500 001 and above	R533 625 + 45% of the amount above R1 500 000
Rebates		**Rebates**	
Primary	R13 500	Primary	R13 635
Secondary	R7 407	Secondary	R7 479
Tertiary	R2 466	Tertiary	R2 493
Tax threshold		**Tax threshold**	
Below age 65	R75 000	Below age 65	R75 750
Age 65 and over	R116 150	Age 65 and over	R117 300
Age 75 and over	R129 850	Age 75 and over	R131 150

Source: National Treasury

To counter the effect of inflation, the medical tax credit will be increased for the first two beneficiaries from R286 to R303 per month, and for the remaining beneficiaries from R192 to R204 per month. Future adjustments will be balanced with the funding requirements of national health insurance.

Tax-free savings accounts were introduced on 1 March 2015 with an annual allowance of R30 000. The 2014 Budget stated that the allowance would be increased in line with inflation. Government proposes increasing the annual allowance to R33 000.

Table 4.5 Estimates of individual taxpayers and taxable income, 2017/18

Taxable bracket	Registered individuals		Taxable income		Income tax payable before relief		Income tax relief		Income tax from new top rate		Income tax payable after proposals	
	Number	%	R billion	%	R billion	%	R billion	%	R billion	%	R billion	%
R0 - R70 000[1]	6 582 884	-	159.8	0.0	–	0.0	0.0	0.0	–	0.0	–	0.0
R70 001 - R150 000	2 602 653	35.1	274.4	11.9	12.5	2.6	-0.3	13.5	0.0	0.0	12.1	2.5
R150 001 - R250 000	1 813 517	24.5	355.6	15.4	35.6	7.4	-0.4	16.6	0.0	0.0	35.2	7.3
R250 001 - R350 000	1 077 915	14.5	315.1	13.7	46.9	9.8	-0.4	15.9	0.0	0.0	46.5	9.6
R350 001 - R500 000	906 151	12.2	365.1	15.8	70.6	14.7	-0.5	19.5	0.0	0.0	70.1	14.5
R500 001 - R750 000	527 288	7.1	310.4	13.5	77.3	16.1	-0.4	16.1	0.0	0.0	76.9	16.0
R750 001 - R1 000 000	227 561	3.1	189.6	8.2	56.0	11.7	-0.2	8.7	0.0	0.0	55.8	11.6
R1 000 001 - R1 500 000	152 604	2.1	178.4	7.7	58.9	12.3	-0.1	5.8	0.0	0.0	58.7	12.2
R1 500 001+	103 353	1.4	319.0	13.8	122.6	25.5	-0.1	3.9	4.4	100.0	126.9	26.3
Total	**7 411 042**	**100.0**	**2 308**	**100.0**	**480.2**	**100.0**	**-2.5**	**100.0**	**4.4**	**100.0**	**482.1**	**100.0**
Grand total	**13 993 926**		**2 467**		**480.2**		**-2.5**		**4.4**		**482.1**	

1. Registered individuals with taxable income below the income-tax threshold
Source: National Treasury

45

2017 BUDGET REVIEW The need for improved skills in the economy justifies additional support for bursaries. Currently, if an employee has an income of less than R400 000 and their employer provides a bursary to them or their relatives, the value of the bursary, up to a limit, will not be taxable in the hands of the employee. Government proposes to increase the applicable threshold and the monetary limits for bursaries. Details are provided in Annexure C. The effective date of implementation will be 1 March 2017. A higher limit will be considered for those with disabilities. Additional support for employee bursaries to boost skills Dividend withholding tax Dividend income paid to shareholders is taxed at a rate of 15 per cent. After accounting for corporate income tax, which is paid before a distribution of dividends, the combined statutory tax rate on dividends is 38.8 per cent. Currently, South Africa’s combined statutory tax rate on dividend income falls below the OECD average. Dividend withholding tax rate increased to narrow opportunities for arbitrage Figure 4.3 Combined statutory tax rates on dividends Source: OECD and National Treasury To reduce the difference between the combined statutory tax rate on dividends and the top marginal personal income tax rate, government is increasing the dividend withholding tax rate to 20 per cent, effective 22 February 2017. The exemption and rates for inbound foreign dividends will also be adjusted in line with the new rate, effective for years of assessment commencing on or after 1 March 2017. Withholding tax on immovable property sales To align with the increased effective capital gains tax rate, government proposes to increase the withholding tax on immovable property sales by non-residents. Rates will be increased from 5 per cent to 7.5 per cent for individuals, 7.5 per cent to 10 per cent for companies and 10 per cent to 15 per cent for trusts. Withholding tax rates on immovable property sales to be increased 46

CHAPTER 4: REVENUE TRENDS AND TAX POLICY General fuel levy Government proposes to increase the general fuel levy and the RAF levy, effective 5 April 2017. South Africa has three main fuel taxes – the general fuel levy, the customs and excise levy on petrol, diesel and biodiesel, and the RAF levy. They fund general government expenditure, support environmental goals and finance the RAF. The general fuel levy’s proposed increase of 30c/litre contributes to the additional revenue requirement for 2017/18. After a large increase in the RAF levy in 2015/16 and no increase last year, it is proposed that the RAF levy be increased by 9c/litre. Fuel levy to increase by 30c/litre and RAF levy by 9c/litre Table 4.6 Total combined fuel taxes on petrol and diesel 2015/16 2016/17 2017/18 Rands/litre 93 octane petrol Diesel 93 octane petrol Diesel 93 octane petrol Diesel General fuel levy 2 .55 2.40 2.85 2.70 3.15 3.00 Road Accident Fund levy 1 .54 1.54 1.54 1.54 1.63 1.63 Customs and excise levy 0 .04 0.04 0.04 0.04 0.04 0.04 Total 4 .13 3.98 4.43 4.28 4.82 4.67 Pump price1 1 0.09 9 .26 12.15 9 .43 13.38 11.63 Taxes as percentage of pump price 40.9% 43.0% 36.5% 45.4% 36.0% 40.2% 1. Gauteng pump price in February of each year. Diesel (0.05% sulphur) wholesale price (retail price not regulated) Source: National Treasury Expanding the VAT base Government will look to expand the VAT base in 2018/19. It is proposed that the zero-rating on fuel be removed. This will be subject to consultation leading up to the 2018 Budget. To mitigate the effect on transport costs, government will consider combining this with either a freeze or a decrease in the fuel levy. To address base erosion and profit shifting, businesses providing foreign electronic services to South African consumers have been required to register for VAT since 1 June 2014. In line with the 2015 Budget announcement, the regulations are being updated to broaden the scope of electronic services that are subject to VAT and to remove some uncertainties and practical difficulties. Taxable services will now include cloud computing and services provided using online applications. The proposed changes will be published for public comment during 2017. Transfer duty To provide relief for lower- and middle-income households, government proposes to raise the duty-free threshold on purchases of residential property from R750 000 to R900 000, effective 1 March 2017. Government aims to expand VAT base in 2018/19 Duty-free threshold on purchases of residential property raised to R900 000

2017 BUDGET REVIEW

Table 4.7 Transfer duty rate adjustments

2016/17		2017/18	
Property value (R)	**Rates of tax**	**Property value (R)**	**Rates of tax**
R0 - R750 000	0% of property value	R0 - R900 000	0% of property value
R750 001 - R1 250 000	3% of property value above R750 000	R900 001 - R1 250 000	3% of property value above R900 000
R1 250 000 - R1 750 000	R15 000 + 6% of property value above R1 250 000	R1 250 001 - R1 750 000	R10 500 + 6% of property value above R1 250 000
R1 750 001 - R2 250 000	R45 000 + 8% of property value above R1 750 000	R1 750 001 - R2 250 000	R40 500 + 8% of property value above R1 750 000
R2 250 001 - R10 000 000	R85 000 + 11% of property value above R2 250 000	R2 250 001 - R10 000 000	R80 500 + 11% of property value above R2 250 000
R10 000 001 and above	R937 500 + 13% of property value above R10 000 000	R10 000 001 and above	R933 000 + 13% of property value above R10 000 000

Source: National Treasury

Tax on sugary beverages

Government proposes to implement tax on sugary beverages

Government proposes to implement a tax on sugary beverages, as soon as the necessary legislation is approved by Parliament and signed by the President. The tax will be administered through the Customs and Excise Act (1964). The National Treasury's preliminary socioeconomic impact assessment shows a relatively small effect on job losses, most of which can be prevented if companies reformulate their products.

Over the past year, the National Treasury published a draft policy paper and consulted with industry associations and other interested parties on the tax. Following this process, the design of the tax has been revised:

- A broader World Health Organisation definition will be applied to cover both intrinsic and added sugars in sugary beverages.
- The sugar content will remain the base on which the tax is applied because it is well suited to public health goals.
- The proposed tax rate will be 2.1c/gram for sugar content in excess of 4g/100ml.
- Of the proposed rate, 50 per cent will apply to concentrated beverages.

Some of the revenue will be used to support health-promotion interventions as part of a strategy to fight non-communicable diseases.

Carbon tax

During first phase of carbon tax, there will be no effect on electricity prices

During 2016, following comments received on the draft Carbon Tax Bill, government held additional public consultations. A revised Carbon Tax Bill will be published for public consultation and tabled in Parliament by mid-2017. The latest developments include the following:

- During the first phase of the tax (until 2020), there will be no impact on the price of electricity.
- A revised regulation for the carbon offset allowance, enabling firms to reduce their carbon tax liability, will be published by mid-2017.

By the end of this year, government expects to provide clarity on the alignment of the carbon tax and carbon budget after 2020.

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CHAPTER 4: REVENUE TRENDS AND TAX POLICY

Excise duties on alcoholic beverages and tobacco products

Excise duty rates to increase between 6.1 and 9.5 per cent

The targeted excise tax burdens for wine, beer and spirits are 11 per cent, 23 per cent and 36 per cent of the weighted average retail price, respectively. Since the implementation of the current excise regime in 2002, tax rates on most alcoholic beverages have consistently increased above inflation annually. The 2017 Budget continues this trend with proposed excise duty rate increases of between 6.1 per cent and 9 per cent. This will lead to excise tax burdens that are slightly higher than the targets for beer and spirits.

The targeted excise tax burden as a percentage of the retail selling price of the most popular brand within each tobacco product category is currently 40 per cent. The consumption of cigars has moved towards more expensive brands, requiring a higher than inflationary increase to maintain the targeted tax burden. Government proposes to increase the excise duty rate by between 8 per cent and 9.5 per cent.

Table 4.8 Changes in specific excise duties, 2017/18

Product	Current excise duty rate	Proposed excise duty rate	Percentage change Nominal	Real
Malt beer	R79.26 / litre of absolute alcohol (135c / average 340ml can)	R86.39 / litre of absolute alcohol (146.9c / average 340ml can)	9.0	2.9
Traditional African beer	7,82c / litre	7,82c / litre	–	-6.1
Traditional African beer powder	34,70c / kg	34,70 / kg	–	-6.1
Unfortified wine	R3.31 / litre	R3.61 / litre	8.8	2.7
Fortified wine	R5.82 / litre	R6.17 / litre	6.1	–
Sparkling wine	R10.53 / litre	R11.46 / litre	8.8	2.7
Ciders and alcoholic fruit beverages	R79.26 / litre of absolute alcohol (135c / average 340ml can)	R86.39 / litre of absolute alcohol (146.9c / average 340ml can)	9.0	2.9
Spirits	R161.47 /litre of absolute alcohol (R52.07 / 750ml bottle)	R175.19 / litre of absolute alcohol (R56.50 / 750ml bottle)	8.5	2.4
Cigarettes	R13.24 / 20 cigarettes	R14.30 / 20 cigarettes	8.0	1.9
Cigarette tobacco	R14.88 / 50g	R16.07 / 50g	8.0	1.9
Pipe tobacco	R4.16 / 25g	R4.56 / 25g	9.5	3.4
Cigars	R69.28 / 23g	R75.86 / 23g	9.5	3.4

Source: National Treasury

Status of announced tax policies

In the 2014 Budget, government proposed an acid mine drainage tax. The 2012 Budget proposed a gambling tax. Neither proposal has been implemented. Their status is as follows:

- A discussion paper outlining the options to address acid mine drainage will be published for public comment and further consultation will take place by mid-2017.
- The State Law Advisor has certified the draft National Gambling Tax Bill and the National Gambling Tax Administration Bill. Both bills will be taken to Cabinet in 2017.

49

2017 BUDGET REVIEW Measures to protect the income tax base South Africa and other states expected to sign multilateral instrument in June 2017 In November 2015, the Group of 20 (G20) governments endorsed a package of measures to curb base erosion and the shifting of profits to low-tax countries. The base erosion and profit shifting project is now being implemented. Many countries, including South Africa, have begun incorporating the preventative measures into domestic legislation. South Africa worked with more than 100 jurisdictions in crafting the multilateral instrument that will swiftly modify and implement tax treaty-related measures without the need to renegotiate each tax treaty bilaterally. It was adopted on 24 November 2016 and governments, including South Africa, are expected to sign the multilateral instrument on 7 June 2017. Government has also committed to the automatic exchange of financial account information from 1 September 2017. Large multinational companies will be required to file country-by-country transfer-pricing reports with SARS from 31 December 2017. Government is strengthening its efforts to curb excessive debt financing, which erodes the tax base, and will review the current regime in light of OECD recommendations. Table C.5 in Annexure C shows progress in implementing the standards and recommendations. Summary Tax proposals to raise revenue in progressive manner For the first time since 2009/10, tax revenue growth has not matched economic growth. The tax proposals aim to raise the necessary revenue in a progressive manner to reinforce the social compact and address excessive levels of inequality. The potential effects on economic growth will be monitored. Government remains committed to maintaining a progressive, stable and transparent tax system that improves tax morality, and that is supported by a professional and effective tax administration. 50

5 Consolidated spending plans In brief • Public spending is expected to increase from R1.4 trillion in 2016/17 to R1.8 trillion by 2019/20. This represents real annual average growth of 1.9 per cent. • Government has reduced the expenditure ceiling by R26.1 billion over the next three years by trimming non-core goods and services and compensation budgets. • About R30 billion has been reprioritised through the budget process to ensure that, in the context of baseline budget cuts, core expenditure is protected. The largest share of reprioritised funds - R16.1 billion - is allocated to higher education, with strong additional support for social protection and health. • Obtaining better value for public money will be a central objective over the period ahead. Procurement reforms are expected to realise substantial savings. The National Treasury is stepping up in-year monitoring of funds appropriated to departments and public entities. Overview Less revenue means reduced spending on compensation and non-core goods and services G overnment has revised its spending plans in light of weak economic growth and lower-than-expected revenue collection. As announced in the 2016 Medium Term Budget Policy Statement (MTBPS), the 2017 Budget proposes to lower the spending ceiling over the medium-term expenditure framework (MTEF) period by reducing spending on non-core goods and services, and compensation of employees. A significant portion of funding has been reprioritised to safeguard the provision of social services, bolster public health programmes, mitigate the increasing costs of higher education for students from low- and middle-income households, and maintain infrastructure investment. Apart from debt-service costs, post-school education is the fastest-growing spending category, followed by health and social protection. Consolidated spending is expected to increase from R1.4 trillion in 2016/17 to R1.8 trillion by 2019/20, growing by an average of 7.9 per cent per year. This translates to real annual expenditure growth of 1.9 per cent, down from an annual average of 2.3 per cent between 2013/14 and 2016/17. 51

2017 BUDGET REVIEW

Revisions to spending plans

Spending ceiling lowered by R10.2 billion and R15.9 billion respectively over next two years

The 2017 Budget proposes large adjustments to spending plans to accommodate critical new requirements, while lowering the spending ceiling to ensure the budget deficit is contained:

- The 2017 Budget lowers the spending ceiling by R10.2 billion in 2017/18 and R15.9 billion in 2018/19.
- Government has mobilised resources to fund additional allocations to higher education budgets and other spending obligations of R6.6 billion in 2017/18 and R7 billion in 2018/19.

To effect these adjustments, government had to identify resources of R16.9 billion in 2017/18 and R23.1 billion in 2018/19.

Sources of reallocation

Contingency reserve drawn down to support reallocation of funds

The sources of reallocated funds are detailed in Table 5.1. One source was the contingency reserve, which is established for exactly such purposes.

Table 5.1 Resources identified for allocation

R million	2017/18	2018/19	2019/20	MTEF total
Drawdowns, savings and reallocations	**10 014**	**17 621**	**604**	**28 239**
Drawdown on contingency reserve	4 000	5 000	–	9 000
Rescinded provisional allocations	389	11 089	–	11 479
National Skills Fund: drawdown on reserves	4 998	–	–	4 998
Social grants: revised projections	626	1 531	604	2 762
Baseline reductions	**6 895**	**5 463**	**6 060**	**18 417**
Total resources available for allocation	**16 909**	**23 083**	**6 664**	**46 656**

Source: National Treasury

Provisional allocations withdrawn from spending framework or delayed

A second source of funds was provisional allocations made in the 2016 Budget. These were included in the MTEF, but not allocated to departmental baselines. During the adjustment process, government withdrew some large provisional allocations from the spending framework and pushed others to the outer year, releasing R11 billion in 2018/19. For example, the R1 billion provisional allocation for the second phase of the SA Connect programme was shifted out by one year because of delays in implementing the first phase of the broadband policy framework. Large provisional allocations intended to augment budgets for municipal infrastructure, household electricity connections, basic education, health and social development were removed from the MTEF.

Drawdown on National Skills Fund surplus forms part of resource adjustments

A third source of funds was the National Skills Fund (NSF). In consultation with the Department of Higher Education and Training, government agreed to use the NSF's reserves to fund the shortfalls in university education for 2017/18. The carry-through costs of these shortfalls – R5.3 billion in 2018/19 and R5.7 billion in 2019/20 – are funded from other sources. In addition, government has made a R5 billion provisional allocation to higher education in 2019/20.

52

CHAPTER 5: CONSOLIDATED SPENDING PLANS Lower estimates of growth in the number of social grant beneficiaries meant that allocations to grants could be reduced by R2.1 billion over the next two years, while protecting grant values from inflation. Baseline reductions In addition to the drawdowns, government proposes a R6.9 billion reduction in baseline budgets in 2017/18 and R5.5 billion in 2018/19. These budget cuts, which affect national, provincial and local government, are shown in Table 5.2. The 2017 Budget proposes to reduce compensation budget limits in national departments by an additional R437 million in 2017/18, R471 million in 2018/19 and R497 million in 2019/20. Existing headcount and recruitment must be managed within the adjusted ceiling. National departments have completed human resource budget plans, which are assessed by the National Treasury. These plans enable government to manage non-critical vacancies, with savings applied to fill critical posts. Number of social grant beneficiaries lower than estimated, but grant values are protected Compensation budget limits in national departments to be reduced Table 5.2 Baseline reductions by sphere of government R million 2017/18 2018/19 2019/20 MTEF total % of baseline National government 4 348 2 768 3 267 1 0 382 0.5% Compensation of employees 437 4 71 4 97 1 405 0.3% Goods and services 649 6 67 7 87 2 103 1.0% Transfers to public entities 2 850 1 240 1 539 5 629 1.7% Other national spending items1 411 3 90 4 44 1 245 0.2% Provincial government 1 757 1 882 1 956 5 594 0.3% Provincial equitable share 500 5 29 5 58 1 587 0.1% Provincial conditional grants 1 257 1 353 1 397 4 007 1.3% Local government 791 8 13 8 37 2 440 0.8% Local government conditional grants 791 8 13 8 37 2 440 1.8% Total baseline reductions 6 895 5 463 6 060 1 8 417 0.4% 1. Transfers to private enterprises and households, as well as capital items Source: National Treasury The proposals will reduce national departments' spending on non-core goods and services such as travel, subsistence and catering. There are significant reductions in transfers to public entities, particularly those with large accumulated reserves. There will be large reductions in transfers to the South African Revenue Service, the Passenger Rail Agency of South Africa, the South African National Roads Agency Limited, the South African Social Security Agency, the National Housing Finance Corporation and the Water Trading Entity. Large conditional grants to provinces and municipalities are also being trimmed. The human settlements development grant, the health facility revitalisation grant, the educational infrastructure grant, the water services infrastructure grant, the public transport network grant, the municipal infrastructure grant and others are being reduced. Table 5.3 shows how the resources made available from these reductions are being allocated over the three-year spending period. Higher education has been allocated an additional R16.1 billion. The antiretroviral treatment programme receives an additional R1 billion and the National School Nutrition Programme receives R390 million. Largest additions, totalling R16.1 billion, are for higher education 53

2017 BUDGET REVIEW Provisional allocations of R14.6 billion to support economic growth and social protection In addition to these reallocations, the budget process reprioritised about R30 billion within departmental baselines to fund critical programmes. These details are contained in the 2017 Estimates of National Expenditure. Table 5.3 Allocation of identified resources R million 2017/18 2018/19 2019/20 MTEF total Allocations to budget programmes 6 646 7 004 7 778 2 1 428 Higher education 4 998 5 346 5 718 16 061 Post- retirement medical subsidies 453 525 676 1 654 Comprehensive HIV/AIDS and TB grant: Antiretroviral therapy - - 1 000 1 000 Foreign exchange related budget pressures 735 654 - 1 388 Waste tyre management 210 230 245 6 85 School Nutrition Programme 120 130 140 3 90 Integrated Financial Management System 130 120 - 2 50 Reduction to spending ceiling 10 253 15 858 - 2 6 111 Total 16 899 22 862 7 778 4 7 539 Source: National Treasury Provisional allocations The 2017 Budget makes provisional allocations of about R14.6 billion for several programmes that support economic growth and social protection. These funds, shown in Table 5.4, are included in the MTEF but have not been added to departmental baselines. Departments will have to make representations for these funds, which may be allocated to specific programmes during the next budget cycle, depending on the availability of resources and the robustness of the plans. Table 5.4 Provisional allocations to be considered for 2018 Budget 2019/20 R million 5 000 2 000 2 112 1 654 1 800 1 000 1 000 Higher education 2014 SA Connect phase 2 Business incentives for growth and job creation Social development Local government equitable share Small business and innovation fund SANRAL: N2 Wild Coast road Some provisional allocations will depend on conditions being met Total 14 566 Source: National Treasury In some cases the allocations will depend on conditions being met. For example, the R2 billion earmarked for the second phase of SA Connect is conditional on completion of the first phase, which has to connect clinics, schools and other government buildings in eight national health insurance pilot districts. Preliminary allocations include R2.1 billion for economic competitiveness and support packages. A review of business incentives to be completed in 2017 will indicate which programmes will receive resources. An amount of R5 billion is set aside for higher education. Its use depends on the outcome of deliberations in the sector. A further R1 billion is set aside for the N2 Wild Coast road pending the conclusion of discussions on the 54

CHAPTER 5: CONSOLIDATED SPENDING PLANS

funding model for this project. An amount of R1 billion is also set aside for a fund to support small business and innovation. The National Treasury, and the departments of Science and Technology and Small Business Development, will design this facility.

Improving spending efficiency

Government targets procurement savings of R25 billion over three years

Getting value for money is a central objective over the period ahead. In the past two years, the Office of the Chief Procurement Officer has expanded centralised procurement of common goods and services. Over the medium term, the office aims to save R25 billion by renegotiating contracts with government's top 100 suppliers, consolidating spending on common goods, using technology to reduce duplication and cutting red tape.

For example, government spends more than R3.2 billion annually on mobile and fixed-line communications. By negotiating transversal agreements and consolidating contracts, savings of R1.2 billion will be realised over the MTEF period. A travel policy framework will be in place by 1 April 2017. It will standardise dealings with travel management companies through uniform bid specifications, evaluation principles and a common remuneration model. The policy is expected to save the fiscus R1.3 billion over the next three years. Centrally negotiated software license agreements will save R2.5 billion over the same period.

National Treasury to step up in-year monitoring of appropriated funds

Efforts to strengthen in-year monitoring of appropriated funds are also being stepped up, as discussed in Chapter 3. Over the past five years, unauthorised expenditure in departments and irregular, fruitless and wasteful expenditure in other public authorities have increased. The National Treasury has developed guidelines and will support departments and entities to improve treatment and disclosure of such expenditure. Compliance management and oversight of accounting officers, as set out in the Public Finance Management Act (1999), will be reinforced.

Consolidated government expenditure

Figure 5.1 shows spending growth by function over the medium term.

Figure 5.1 Nominal growth in spending by function over MTEF


Debt-service costs
10.5
Post-school education and training
9.2
Health
8.3
Social protection
8.2
Human settlements and municipal infrastructure
8.0
Economic infrastructure and regulation
7.8
Basic education
7.3
Industrial development and trade
6.4
Science, technology and the environment
6.0
Defence, public order and safety
5.7
Employment, labour and social funds
5.3
Agriculture and rural development
4.7
General public services
2.8
0
2
4
6
8
10
Per cent

Source: National Treasury

55

2017 BUDGET REVIEW Table 5.5 Consolidated government expenditure by economic classification1 2016/17 2017/18 2018/19 2019/20 Percentage Average Revised Medium-term estimates of total annual estimate MTEF MTEF R million growth Economic classification Current payments 873 876 941 432 1 013 735 1 091 056 60.7% 7.7% Compensation of employees 5 12 240 550 355 588 652 631 059 35.3% 7.2% Goods and services 208 276 221 742 237 476 253 631 14.2% 6.8% Interest and rent on land 153 360 169 335 187 608 206 366 11.2% 10.4% of which: Debt-service costs 146 281 162 353 180 652 197 320 10.8% 10.5% Transfers and subsidies 4 71 908 508 754 543 737 590 208 32.7% 7.7% Provinces and municipalities 112 736 122 192 131 475 143 187 7.9% 8.3% Departmental agencies and accounts 2 4 852 2 5 664 2 7 283 2 8 852 1.6% 5.1% Higher education institutions 3 0 651 3 7 883 3 8 564 4 1 204 2.3% 10.4% Foreign governments and 2 158 1 994 2 116 2 194 0.1% 0.5% international organisations Public corporations and private 31 941 3 1 442 3 3 699 3 8 413 2.1% 6.3% enterprises Non-profit institutions 2 9 792 3 1 595 3 3 848 3 6 251 2.0% 6.8% Households 239 779 257 983 276 753 300 108 16.6% 7.8% Payments for capital assets 9 3 013 101 389 104 643 107 839 6.3% 5.1% Buildings and other capital assets 7 1 899 7 9 130 8 2 648 8 5 166 4.9% 5.8% Machinery and equipment 2 1 115 2 2 259 2 1 995 2 2 673 1.3% 2.4% Payments for financial assets 6 407 5 552 4 973 5 217 0.3% -6.6% Total 1 445 205 1 557 127 1 667 089 1 794 321 100.0% 7.5% Contingency reserve - 6 000 1 0 000 2 0 000 Consolidated expenditure 1 445 205 1 563 127 1 677 089 1 814 321 7.9% 1. The main budget and spending by provinces, public entities and social security funds financed from own revenue Source: National Treasury municipalities grow by 8.3 per cent to support basic services, public transport and housing About two-thirds of spending is directed towards constitutionally mandated social rights While overall expenditure growth slows over the next three years, growth in spending on compensation of employees remains relatively high at 7.2 per cent per year. Compensation will remain at about 35.3 per cent of consolidated spending over the medium term. Spending on transfers and subsidies will average growth of 7.7 per cent over the medium term, largely as a result of transfers to higher education institutions, which grow at 10.4 per cent, and transfers to households, which grow at 7.8 per cent to account for social grant increases. Transfers to provinces and municipalities will grow by 8.3 per cent to support basic services, public transport and housing. Medium-term spending and the NDP Government prioritises spending on water, housing, healthcare, education and social security, in line with the Constitution and the Bill of Rights. Government spending is also aligned with the objectives of the National Development Plan (NDP). The medium-term strategic framework sets out NDP priorities from 2014 to 2019. In the 2017 Budget, about two-thirds of consolidated spending is allocated to functional groups dedicated to realising constitutionally mandated social rights. 56

CHAPTER 5: CONSOLIDATED SPENDING PLANS Table 5.6 Consolidated government expenditure by function1 2016/17 Revised estimate R million 2017/18 2018/19 2019/20 Medium-term estimates Percentage of total MTEF allocation by function Average annual MTEF growth Basic education2 2 26 643 Health 1 70 888 Defence, public order and safety 190 036 Defence and state security 5 2 341 Police services 87 521 Law courts and prisons 41 448 Home affairs 8 727 Post-school education and 68 952 training Economic affairs 2 01 658 Industrial development and trade 28 438 Employment, labour affairs and social 72 275 security funds Economic infrastructure and network 81 258 regulation Science, technology, innovation and 19 686 the environment Human settlements and municipal 1 79 834 infrastructure Agriculture, rural development and 25 998 land reform General public services 69 977 Executive and legislative organs 12 976 General public administration 45 185 and fiscal affairs External affairs and foreign aid 1 1 816 Social protection 1 64 936 2 42 968 261 292 280 139 1 87 483 201 377 217 131 1 98 702 210 814 224 956 53 983 56 279 59 998 93 790 99 876 106 528 43 756 46 506 49 663 7 173 8 152 8 767 77 550 80 856 89 839 2 15 047 227 995 244 003 28 939 31 662 34 218 75 935 79 936 84 462 89 523 94 792 101 845 20 650 21 606 23 478 1 95 751 210 170 226 402 26 534 27 923 29 826 70 694 72 462 75 616 14 340 15 202 16 089 43 943 44 584 46 775 12 412 12 677 12 752 1 80 046 193 548 209 088 17.5% 13.5% 14.2% 3.8% 6.7% 3.1% 0.5% 5.5% 15.3% 2.1% 5.4% 6.4% 1.5% 14.1% 1.9% 4.9% 1.0% 3.0% 0.8% 13.0% 7.3% 8.3% 5.8% 4.7% 6.8% 6.2% 0.2% 9.2% 6.6% 6.4% 5.3% 7.8% 6.0% 8.0% 4.7% 2.6% 7.4% 1.2% 2.6% 8.2% Allocated by function 1 298 923 Debt-service costs 1 46 281 Contingency reserve - 1 394 774 1 486 437 1 597 001 1 62 353 180 652 197 320 6 000 10 000 20 000 100.0% 7.1% 10.5% Consolidated expenditure 1 445 205 1 563 127 1 677 089 1 814 321 7.9% 1. The main budget and spending by provinces, public entities and social security funds financed from own revenue 2. Includes arts, sports, recreation and culture Source: National Treasury 3. Government's budget is organised into function groups - departments and entities that pursue similar outcomes across national, provincial and local government. Medium-term allocations for each group are set out in Table 5.6. Detailed information on departmental spending plans can be found in the statistical annexure and in the Estimates of National Expenditure. Spending plans for provinces and municipalities are discussed in Chapter 6. Health The NDP envisions a health system that works for everyone, with a sharp reduction in the country's disease burden and a strong public health system. Spending in this function will grow from R170.9 billion in 2016/17 to R217.1 billion in 2019/20. Health expenditure growth is mainly driven by expanded provision of antiretroviral treatment, which now reaches 3.5 million people. Since September 2016, government has been Antiretroviral programme now reaches 3.5 million people 57

2017 BUDGET REVIEW

implementing a universal test-and-treat policy, offering all patients diagnosed with HIV antiretroviral treatment. To sustain this initiative, R1 billion has been earmarked for the *comprehensive HIV, AIDS and TB conditional grant* in 2019/20. As indicated in Chapter 1, government plans to launch a national health insurance fund during 2017/18.

Health expenditure has grown in real terms by about 1.3 per cent between 2012/13 and 2018/19. Public health budgets remain under pressure as a result of increased personnel costs, higher expenditure on the antiretroviral programme and currency depreciation. Although centralised procurement of medicine has resulted in estimated savings of R1.6 billion per year, these savings have largely been offset by the weaker rand, which drives up the cost of imported medicines.

Table 5.7 Health expenditure

R million	2016/17 Revised estimate	2017/18	2018/19	2019/20	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Health expenditure	**170 888**	**187 483**	**201 377**	**217 131**	**100.0%**	**8.3%**
of which:						
Central hospital services	*33 055*	*35 875*	*38 573*	*41 578*	*19.1%*	*7.9%*
Provincial hospital services	*29 745*	*32 293*	*34 436*	*36 740*	*17.1%*	*7.3%*
District health services	*75 470*	*83 640*	*90 635*	*98 303*	*45.0%*	*9.2%*
of which:						
Comprehensive HIV/AIDS and TB grant	*15 291*	*17 558*	*19 922*	*22 039*	*9.8%*	*13.0%*
Emergency medical services	*6 600*	*7 289*	*7 815*	*8 357*	*3.9%*	*8.2%*
Facilities management and maintenance	*8 530*	*9 874*	*10 614*	*11 353*	*5.3%*	*10.0%*
Health science and training	*5 332*	*5 480*	*5 850*	*6 238*	*2.9%*	*5.4%*
National Health Laboratory Service	*6 487*	*7 063*	*6 542*	*7 199*	*3.4%*	*3.5%*
National Department of Health [1]	*4 465*	*5 044*	*5 385*	*5 700*	*2.7%*	*8.5%*
Total	**170 888**	**187 483**	**201 377**	**217 131**	**100.0%**	**8.3%**
of which:						
Compensation of employees	*108 159*	*117 288*	*124 983*	*133 651*	*62.0%*	*7.3%*
Goods and services	*47 179*	*52 963*	*58 187*	*63 925*	*28.9%*	*10.7%*
Transfers and subsidies	*6 104*	*5 933*	*6 378*	*6 894*	*3.2%*	*4.1%*
Buildings and other fixed structures	*5 793*	*7 209*	*7 726*	*8 090*	*3.8%*	*11.8%*
Machinery and equipment	*3 521*	*3 967*	*4 089*	*4 561*	*2.1%*	*9.0%*

1. Excludes grants and transfers reflected as expenditure in appropriate sub-functional areas
Source: National Treasury

Government has responded by limiting staff numbers, improving efficiencies in medicine procurement and distribution, delaying large infrastructure projects and reprioritising budgets. To compensate provincial health departments and protect them from future currency depreciation, R1 billion will be added to the provincial equitable share in 2019/20.

South African Health Products Regulatory Authority established as public entity in 2017/18

In 2017/18, the South African Health Products Regulatory Authority will be established as a public entity. It will regulate the registration, licensing, manufacturing and importing of active pharmaceutical ingredients, medicines and medical devices. It will also conduct clinical trials. The new entity will be funded through R397.6 million in transfers from the

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CHAPTER 5: CONSOLIDATED SPENDING PLANS

Department of Health over the medium term and fees collected from the pharmaceutical industry.

Social protection

Government aims to provide a social safety net for all South Africans, particularly the young, elderly and disabled, and to standardise social welfare practices as highlighted in the NDP. Spending on this priority is set to rise from R164.9 billion in 2016/17 to R209.1 billion by 2019/20, growing at an annual average of 8.2 per cent over the medium term.

Social protection expenditure grows by annual average of 8.2 per cent

Table 5.8 Social protection expenditure

R million	2016/17 Revised estimate	2017/18	2018/19	2019/20	Percentage of total MTEF	Average annual MTEF growth
		Medium-term estimates				
Social protection expenditure	**164 936**	**180 046**	**193 548**	**209 088**	**100.0%**	**8.2%**
of which:						
Social grants	*138 699*	*151 580*	*163 223*	*175 579*	*84.2%*	*8.2%*
of which:						
Child support	*51 351*	*56 287*	*60 494*	*64 768*	*31.2%*	*8.0%*
Old age	*58 327*	*64 456*	*70 332*	*76 779*	*36.3%*	*9.6%*
Disability	*20 018*	*21 152*	*22 262*	*23 362*	*11.5%*	*5.3%*
Foster care	*5 322*	*5 349*	*5 446*	*5 582*	*2.8%*	*1.6%*
Care dependency	*2 677*	*2 939*	*3 219*	*3 442*	*1.6%*	*8.7%*
South African Social Security Agency	6 909	7 206	7 761	8 196	4.0%	5.9%
Provincial social development	17 606	19 199	20 476	22 459	10.7%	8.5%
Total	**164 936**	**180 046**	**193 548**	**209 088**	**100.0%**	**8.2%**
Social grants as percentage of GDP	*3.1%*	*3.2%*	*3.2%*	*3.2%*		
Social grant beneficiary numbers by grant type (Thousands)						
Child support	12 051	12 313	12 566	12 821		2.1%
Old age[1]	3 279	3 391	3 505	3 624		3.4%
Disability	1 070	1 061	1 052	1 044		-0.8%
Foster care	425	420	416	413		-1.0%
Care dependency	145	150	156	162		3.8%
Total	**16 970**	**17 335**	**17 695**	**18 064**		**2.1%**

1. Includes war veterans
Source: National Treasury

Early childhood development services for children 0-4 years' old have grown over the past five years, but only half of the 2.4 million children from poor households who should benefit are accessing the services. Government has allocated an additional R1.1 billion over the MTEF period for early child development. This will provide subsidies for 113 889 more children.

The number of social grant beneficiaries is expected to reach 18.1 million by the end of 2019/20. The *child support grant* will reach an estimated 12.8 million beneficiaries and the *state old age grant* 3.6 million beneficiaries. Due to increases in beneficiary numbers and inflationary adjustments to grant amounts, expenditure on grants is expected to increase at an average annual rate of 8.2 per cent over the medium term, reaching R175.6 billion in 2019/20. Grant amounts are adjusted according to inflation projections to maintain their real value, as shown in Table 5.9.

Social grant beneficiaries to reach 18.1 million by end of 2019/20

59

2017 BUDGET REVIEW The state old age grant is expected to increase by R95 per month in 2017/18, while the foster care and child support grants will increase by R30 and R25 respectively. Table 5.9 Average monthly social grant values Rand 2016/17 2017/18 Percentage State old age 1 505 1 600 6.3% State old age, over 75 1 525 1 620 6.2% War veterans 1 525 1 620 6.2% Disability 1 505 1 600 6.3% Foster care 890 9 20 3.4% Care dependency 1 505 1 600 6.3% 7.0% Child support Source: National Treasury Spending benefits university subsidies, NSFAS and technical education and vocational training Post-school education and training The NDP recognises that South Africa needs high-quality education and training to build a skilled and capable workforce to support inclusive growth. Spending in this function is expected to reach R89.8 billion by 2019/20, growing at an average annual rate of 9.2 per cent over the medium term. Table 5.10 Post-school education and training expenditure R million 2016/17 Revised estimate 2017/18 2018/19 2019/20 Medium-term estimates Percentage of total MTEF Average annual MTEF growth Post-school education and training expenditure of which: 68 952 7 7 550 8 0 856 8 9 839 100.0% 9.2% University subsidies of which: 27 965 31 607 36 153 38 188 42.7% 10.9% University infrastructure 3 397 3 520 3 689 3 867 4.5% 4.4% NSFAS 1 14 035 15 251 17 089 21 936 21.9% 16.1% Technical and vocational education and training 6 915 7 394 8 014 8 588 9.7% 7.5% of which: Compensation of employees 5 255 5 911 6 280 6 756 7.6% 8.7% Community education and training 2 069 2 234 2 356 2 529 2.9% 6.9% of which: Compensation of employees 1 906 2 070 2 181 2 345 2.7% 7.2% Skills development levy 18 057 21 055 17 192 18 506 22.9% 0.8% institutions 2 Total 6 8 952 7 7 550 8 0 856 8 9 839 100.0% 9.2% 1. Total payments made from all the NSFAS income sources, including funds due to the entity from its debtors 2. Includes direct charges from the National Revenue Fund and spending of the 21 sector education and training authorities, and the National Skills Fund Source: National Treasury Of this amount, 42.7 per cent is for university subsidies, 21.9 per cent for the National Student Financial Aid Scheme (NSFAS), and 9.7 per cent for technical and vocational education and training. Over the MTEF period, R21.1 billion has been added to the spending envelope for the sector. This includes the R5 billion provisional allocation 60

CHAPTER 5: CONSOLIDATED SPENDING PLANS in 2019/20 mentioned earlier. It also includes R7.3 billion to compensate universities and technical and vocational education and training colleges for the shortfall caused by the zero per cent fee increase for students from households earning up to R600 000 per year in the 2017 academic year. A total of 615 000 university students will receive NSFAS loans and bursaries over the next three years. The scheme receives additional allocations of R7.7 billion over this period to help unfunded NSFAS university students from the 2016 academic year continue their studies. Transfers to NSFAS is expected to rise from R11.4 billion in 2016/17 to R13.9 billion in 2019/20. University enrolments are expected to increase from 1 million in 2016/17 to 1.1 million in 2019/20. Enrolments in technical and vocational education and training colleges will remain stable at 710 535 per year as government works to resolve institutional challenges. Enrolments at community education and training colleges, which target youth and adults who did not attend or complete school, will increase from 310 000 in 2016/17 to 340 000 in 2019/20. Government has allocated a total of R4.2 billion for operational and capital expenditure at the recently opened University of Mpumalanga and the Sol Plaatje University over the medium term. New facilities and student accommodation will allow them to enrol a combined total of 3 875 students for the 2017 academic year. Basic education This function group supports the NDP goal of improving the quality of and access to basic education. Outcomes in this sector need to improve for it to make the necessary contribution to skills and economic growth. Spending in this category is expected to increase from R216.9 billion in 2016/17 to R268.8 billion in 2019/20, accounting for 17.5 per cent of government expenditure. Spending growth is largely driven by employee compensation, particularly in provinces. In total, R12.7 billion will be spent on learner and teacher support materials over the medium term, including expanding access to and improving the use of information and communications technology. The Department of Basic Education aims to increase the number of teachers by providing 40 500 Funza Lushaka bursaries for subjects such as mathematics, science and technology. A total of R3.5 billion has been allocated for this purpose. The national school nutrition programme grant feeds about 9 million learners at 19 800 schools each school day. Over the medium term, an additional R390 million is added to the grant to keep pace with food price inflation, bringing the total allocation to R20.4 billion. And R460 million is added to a new conditional grant to provide access to quality, publicly funded education and support for 8 000 learners with severe intellectual disabilities. The grant will fund training for teachers and officials in 155 identified schools, 31 special schools and 280 special care centres. Spending on the education infrastructure grant will reach R14.1 billion by 2019/20 to support the construction of new schools, upgrading and maintenance of existing infrastructure, and provision of school furniture. The indirect school infrastructure backlogs grant will be incorporated into the education infrastructure grant from 2018/19. This merger was delayed University enrolments expected to increase from 1 million in 2016/17 to 1.1 million in 2019/20 Growth in basic education spending largely driven by compensation, especially in provinces Nutrition programme feeds about 9 million learners a day Education infrastructure grant grows to R14.1 billion in outer year 61

2017 BUDGET REVIEW by a year to allow the Department of Basic Education to complete outstanding infrastructure projects. By 2018/19, the department expects to have replaced 510 inappropriate and unsafe schools, and provided water to 1 120 schools, sanitation to 741 schools and electricity to 916 schools. Table 5.11 Basic education expenditure 2016/17 2017/18 2018/19 2019/20 Percentage Average Revised Medium-term estimates of total annual estimate MTEF MTEF R million growth Arts, sports, recreation 9 760 1 0 389 1 0 797 11 290 4.1% 5.0% and culture Basic education 2 16 884 232 579 250 495 268 849 95.9% 7.3% Compensation of employees 1 65 513 178 244 192 585 207 320 73.7% 7.8% of which: Provincial compensation of 164 936 177 657 191 962 206 652 73.5% 7.8% employees Goods and services 20 572 2 1 300 2 3 268 25 259 8.9% 7.1% of which: Workbooks 1 009 1 048 1 109 1 172 0.4% 5.1% National school nutrition 6 060 6 426 6 802 7 186 2.6% 5.8% programme Learner and teacher support 3 495 3 771 4 313 4 594 1.6% 9.5% materials Transfers and subsidies 1 7 500 1 8 936 2 0 370 21 578 7.8% 7.2% of which: Subsidies to schools 1 13 839 15 077 16 155 17 095 6.2% 7.3% Payments for capital assets 13 209 1 4 013 1 4 215 14 633 5.5% 3.5% of which: Education infrastructure grant 9 933 10 046 13 390 14 141 4.8% 12.5% School infrastructure 2 181 2 595 - - 0.3% -100.0% backlogs grant Total 2 26 643 242 968 261 292 280 139 100.0% 7.3% 1. Includes some provision for learner teacher support material Source: National Treasury Arts, sports, recreation and culture bolstered by R32.5 billion over medium term Arts, sports, recreation and culture To promote a diverse and cohesive society with a common national identity, R32.5 billion is allocated over the MTEF period for arts and culture, and sport and recreation. This will support school sports, the indigenous games and sporting federations, and promote equity, redress and transformation in sports. The arts sector will focus on improving its Mzansi Golden Economy projects to create jobs, and improve heritage and performing arts infrastructure. Economic affairs Spending in this function supports the NDP objectives of growing the economy and employment. Over the medium term, spending is expected to increase to R244 billion by 2019/20 at an average annual growth rate of 6.6 per cent, with a focus on developing infrastructure and industry, and creating jobs. 62

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Industrial development

Support for industrialisation, economic transformation and inclusive growth

To promote industrialisation, economic transformation and inclusive growth, government continues to provide incentives for special economic zones, critical infrastructure and manufacturing. Over the medium term, R4.2 billion will be allocated for industrial infrastructure projects, with 32 strategic projects expected to be approved for special economic zones and industrial parks. About 1 450 companies are expected to benefit from the Manufacturing Incentive Programme, which is allocated R9.6 billion over the medium term, including R1.3 billion to bolster competitiveness. Government will allocate R95 million to the Industrial Development Corporation to support the establishment of the Steel Development Fund, intended to improve the competitiveness of foundries and steel fabricators.

Table 5.12 Economic affairs expenditure

R million	2016/17 Revised estimate	2017/18	2018/19	2019/20	Percentage of total MTEF	Average annual MTEF growth
		Medium-term estimates				
Economic infrastructure and network regulation	**81 258**	**89 523**	**94 792**	**101 845**	**41.7%**	**7.8%**
of which:						
Water resource and bulk infrastructure	*24 732*	*28 902*	*31 601*	*33 946*	*13.7%*	*11.1%*
Road infrastructure	*40 849*	*43 476*	*45 015*	*47 004*	*19.7%*	*4.8%*
Employment, labour affairs and social security funds	**72 275**	**75 935**	**79 936**	**84 462**	**35.0%**	**5.3%**
of which:						
Employment programmes [1]	*19 153*	*20 410*	*21 566*	*22 735*	*9.4%*	*5.9%*
Social security funds	*53 122*	*55 525*	*58 370*	*61 727*	*25.6%*	*5.1%*
Industrial development and trade	**28 438**	**28 939**	**31 662**	**34 218**	**13.8%**	**6.4%**
of which:						
Economic development and incentive programmes	*14 083*	*12 913*	*14 348*	*15 851*	*6.3%*	*4.0%*
Science, technology, innovation and the environment	**19 686**	**20 650**	**21 606**	**23 478**	**9.6%**	**6.0%**
of which:						
Environmental programmes	*5 810*	*6 421*	*6 764*	*7 041*	*2.9%*	*6.6%*
Research and development, including research institutions	*10 830*	*11 109*	*11 489*	*12 896*	*5.2%*	*6.0%*
Total	**201 658**	**215 047**	**227 995**	**244 003**	**100.0%**	**6.6%**
of which:						
Compensation of employees	*34 882*	*37 643*	*40 502*	*43 209*	*17.7%*	*7.4%*
Goods and services	*45 054*	*51 228*	*55 651*	*59 137*	*24.2%*	*9.5%*
Transfers and subsidies	*76 488*	*77 992*	*82 359*	*89 688*	*36.4%*	*5.5%*
Buildings and other fixed structures	*32 903*	*35 869*	*38 399*	*38 986*	*16.5%*	*5.8%*
Machinery and equipment	*3 756*	*4 396*	*3 616*	*3 433*	*1.7%*	*-3.0%*

1. Includes the Expanded Public Works Programme and the Jobs Fund
Source: National Treasury

Economic infrastructure

Road infrastructure expenditure is expected to increase from R40.8 billion in 2016/17 to R47 billion in 2019/20. To improve spending efficiency, a new performance incentive is introduced in the *provincial roads maintenance grant* in 2017. Despite a budget reduction of R687 million over the medium term, the South African National Roads Agency Limited

63

2017 BUDGET REVIEW Digital migration delayed and distribution of set-top boxes put on hold Black Business Supplier Development Programme to support more than 2 000 small and medium firms Urban reform focuses on densification and economic development plans to resurface 3 200km and strengthen 1 475km of national roads, ensuring that 95 per cent of the national network meets global standards. Efforts to expand access to high-speed internet to low-income households have been delayed. With R1.9 billion allocated to broadband over the medium term, the Department of Telecommunications and Postal Services plans to connect 6 135 schools and public buildings to internet services at a speed of 10 megabits per second by 2020. Migration to a digital broadcasting system is expected to be delayed pending the Constitutional Court process. As a result, in 2017/18, R193 million has been shifted from manufacturing of set-top boxes to Sentech for dual illumination, which allows for both analogue and digital broadcasting. Despite a reduction of R584.5 million, growth in spending on water infrastructure remains strong. The Water Trading Entity, which is responsible for water resource management, receives a medium-term allocation of R6.2 billion. These funds support a long-term solution for acid mine drainage in the Witwatersrand basin, bulk distribution infrastructure for the Olifants River Water Resource Development Project, and improvements to dam safety and storage capacity. Small business support Over the medium term, R3.9 billion is provided for small, medium and micro enterprises and cooperatives. The national informal business upliftment scheme aims to develop more than 5 000 informal businesses and cooperatives through financial and other support. This will help improve competitiveness, promote entrepreneurship, advance local content programmes and facilitate market access. The Black Business Supplier Development Programme will provide about 2 000 small, medium and micro enterprises with financial support to help them become competitive, sustainable, job-creating firms. Human settlements and municipal infrastructure The NDP emphasises the need for urban reform, including densification, to overcome apartheid’s spatial legacy. Expenditure in this function is expected to grow at an average annual rate of 8 per cent, reaching R226.4 billion by 2019/20. Spending will focus on public transport, housing and improving access to water, sanitation and electricity. As a result, 75.5 per cent of the spending in this function group is allocated to transfers of conditional grants to provinces and municipalities, and transfers to public entities for infrastructure development. To promote affordable medium-density rental housing, R3.2 billion has been allocated for social housing. This is expected to deliver 55 171 social housing units over the medium term. By 2019/20, government will also provide an additional 623 635 households in informal settlements with access to basic services and 66 554 finance-linked subsidies for the affordable housing market. To support affordable public transport, funding of R142.6 billion has been allocated over the MTEF period, growing at an annual average of 8.8 per cent. The public transport network grant funds planning and construction of integrated public transport networks. A portion of these funds will contribute to integrated public transport networks in 13 cities. 64

CHAPTER 5: CONSOLIDATED SPENDING PLANS

An amount of R3 billion has also been reprioritised from the Passenger Rail Agency of South Africa's capital budget to fund the operations of its mainline passenger service. Spending on Metrorail will subsidise 1.4 billion passenger trips over the medium term.

Table 5.13 Human settlements and municipal infrastructure

R million	2016/17 Revised estimate	2017/18	2018/19	2019/20	Percentage of total MTEF	Average annual MTEF growth
		Medium-term estimates				
Human settlements and municipal infrastructure	**179 834**	**195 751**	**210 170**	**226 402**	**100.0%**	**8.0%**
of which:						
Human settlements	*33 784*	*36 109*	*38 237*	*40 457*	*18.2%*	*6.2%*
Public transport, including commuter rail	*39 356*	*44 124*	*47 821*	*50 644*	*22.6%*	*8.8%*
Municipal equitable share	*51 169*	*57 012*	*62 732*	*69 273*	*29.9%*	*10.6%*
Municipal infrastructure grant	*14 914*	*15 891*	*16 788*	*17 734*	*8.0%*	*5.9%*
Regional and local water and sanitation services	*10 886*	*10 472*	*11 025*	*11 705*	*5.3%*	*2.4%*
Electrification programmes	*5 583*	*6 184*	*6 432*	*7 792*	*3.2%*	*11.8%*
Total	**179 834**	**195 751**	**210 170**	**226 402**	**100.0%**	**8.0%**
of which:						
Compensation of employees	*14 872*	*16 922*	*18 168*	*19 481*	*8.6%*	*9.4%*
Goods and services	*11 343*	*12 292*	*12 768*	*13 616*	*6.1%*	*6.3%*
Transfers and subsidies	*136 895*	*147 561*	*158 410*	*171 372*	*75.5%*	*7.8%*
Buildings and other fixed structures	*8 300*	*11 303*	*12 657*	*13 410*	*5.9%*	*17.3%*
Machinery and equipment	*7 894*	*6 940*	*7 494*	*7 863*	*3.5%*	*-0.1%*

Source: National Treasury

Over the next three years, R189 billion is allocated to the local government equitable share for providing basic services to poor households. Government is also prioritising 27 underserviced district municipalities to ensure universal access to electricity by 2030. Spending on the electrification programme, expected to reach R7.8 billion by 2019/20, will provide 723 000 additional households with grid connections and 60 000 households with non-grid access to electricity. The Department of Water and Sanitation will provide R37.7 billion over the three-year spending period to municipalities and implementing agencies to complete 115 regional and 185 small interim water and sanitation projects.

Agriculture, rural development and land reform

Spending in this function aims to stimulate rural development and food production, and assist emerging farmers. Expenditure is expected to grow to R29.8 billion by 2019/20, at an average annual rate of 4.7 per cent, accounting for 1.9 per cent of total government spending over the MTEF period.

R5.5 billion allocated to support 435 000 small and subsistence farmers

Over the next three years, government will spend more than R5.5 billion on Comprehensive Agricultural Support Programme conditional grants to provide about 435 000 subsistence and smallholder farmers with equipment, fencing, fertilisers and seedlings, improved extension services and repairs to flood-damaged infrastructure.

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2017 BUDGET REVIEW

About R4.3 billion to support One Household One Hectare, which provides land to the landless

The Department of Rural Development and Land Reform will intensify the One Household One Hectare initiative to provide land to the landless and fast-track the establishment of agri-parks in district municipalities. In areas where land has been distributed, the department will provide mechanised irrigation, mentorship and inputs so that redistributed land becomes productive and profitable. About R4.3 billion will be spent on this programme over the medium term. Since it began in 2008/09, more than 4.7 million hectares of land have been acquired for redistribution and 1 496 farms have been created.

Table 5.14 Agriculture, rural development and land reform

R million	2016/17 Revised estimate	2017/18	2018/19	2019/20	Percentage of total MTEF	Average annual MTEF growth
		Medium-term estimates				
Agriculture, rural development and land reform	**25 998**	**26 534**	**27 923**	**29 826**	**100.0%**	**4.7%**
of which:						
Land reform	*1 231*	*1 189*	*1 342*	*1 437*	*4.7%*	*5.3%*
Agricultural land holding account	*1 495*	*1 420*	*1 396*	*1 481*	*5.1%*	*-0.3%*
Restitution	*3 168*	*3 247*	*3 441*	*3 651*	*12.3%*	*4.8%*
Farmer support and development	*3 431*	*3 787*	*4 058*	*4 335*	*14.5%*	*8.1%*
Total	**25 998**	**26 534**	**27 923**	**29 826**	**100.0%**	**4.7%**
of which:						
Compensation of employees	*11 035*	*11 881*	*12 555*	*13 441*	*44.9%*	*6.8%*
Goods and services	*6 497*	*6 738*	*7 023*	*7 461*	*25.2%*	*4.7%*
Transfers and subsidies	*6 694*	*6 607*	*7 025*	*7 492*	*25.1%*	*3.8%*
Buildings and other fixed structures	*747*	*696*	*704*	*784*	*2.6%*	*1.6%*
Machinery and equipment	*482*	*418*	*437*	*457*	*1.6%*	*-1.8%*

Source: National Treasury

Defence, public order and safety

Defence, public order and safety account for 14.2 per cent of total expenditure

The NDP underlines the need for greater safety and security through an effective criminal justice system and responsive police services. The consolidated three-year budget for the defence, public order and safety function group, which accounts for 14.2 per cent of total expenditure, will grow from R190 billion in 2016/17 to R225 billion in 2019/20 at an average annual rate of 5.8 per cent. Spending will focus on fighting transnational crimes, improving policing, peace support operations and military health services.

Police services account for 47.3 per cent of the total functional allocation. Over the medium term, the South African Police Service will intensify its implementation of the Back to Basics strategy to improve police performance and conduct. A total of R2.5 billion is allocated to the department to upgrade and maintain police stations, with a further R10.2 billion to procure and maintain transport equipment.

Additional investment in advanced passenger processing system

The Department of Home Affairs has implemented the advanced passenger processing system. The system examines passenger data to prevent individuals who are wanted by the authorities, or prohibited from travelling internationally, from entering South Africa. Over the medium term, an amount of R153 million has been reprioritised from the Department of Police to the Department of Home Affairs to augment the

66

CHAPTER 5: CONSOLIDATED SPENDING PLANS baseline budget of R352.5 million for this system to adjust for currency depreciation. Since its implementation, 4 213 people have been prevented from boarding South Africa-bound flights, and 3 083 people using lost or stolen South African passports were denied exit. The Department of Defence plans to spend R3.3 billion over the next three years to safeguard national borders. Allocations of R4.1 billion and R1.4 billion support peacekeeping operations in the Democratic Republic of the Congo and anti-piracy operations in the Mozambique Channel respectively. A total of R951.6 million has been reprioritised within the department to cover the growing costs of essential medicine and medical supplies for South African National Defence Force members, their dependants and retired military personnel. Funds for peacekeeping in Democratic Republic of Congo and anti-piracy operations in Indian Ocean Table 5.15 Defence, public order and safety expenditure 2016/17 2017/18 2018/19 2019/20 Percentage Average Revised Medium-term estimates of total annual estimate MTEF MTEF R million allocation growth Defence and state security 52 341 5 3 983 5 6 279 59 998 26.8% 4.7% Police services 8 7 521 9 3 790 9 9 876 1 06 528 47.3% 6.8% Law courts and prisons 4 1 448 4 3 756 4 6 506 49 663 22.1% 6.2% Home affairs 8 727 7 173 8 152 8 767 11.0% 0.2% Total 1 90 036 198 702 210 814 2 24 956 100.0% 5.8% of which: Compensation of employees 126 673 132 266 140 178 150 637 66.7% 5.9% Goods and services 44 716 43 819 46 775 49 376 22.1% 3.4% Transfers and subsidies 12 474 14 216 15 081 16 116 7.2% 8.9% Buildings and other fixed structures 2 822 3 749 4 118 4 200 1.9% 14.2% Machinery and equipment 3 271 4 502 4 568 4 551 2.1% 11.6% Source: National Treasury General public services This function aims to build a people-centred, professional and ethical Spending on general public public service. Expenditure grows by 2.6 per cent over the MTEF period services grows by from R70 billion in 2016/17 to R75.6 billion in 2019/20. 2.6 per cent Table 5.16 General public services expenditure 2016/17 2017/18 2018/19 2019/20 Percentage Average Revised Medium-term estimates of total annual estimate MTEF MTEF R million growth Executive and legislative organs 12 976 14 340 15 202 16 089 20.9% 7.4% External affairs and foreign aid 1 1 816 12 412 12 677 12 752 17.3% 2.6% General public administration and 45 185 43 943 44 584 46 775 61.8% 1.2% fiscal affairs Total 6 9 977 70 694 72 462 75 616 100.0% 2.6% of which: Compensation of employees 27 862 30 223 31 759 33 229 43.5% 6.0% Goods and services 20 800 20 447 20 719 21 358 28.6% 0.9% Transfers and subsidies 11 579 11 459 12 166 12 808 16.7% 3.4% Buildings and other fixed structures 1 953 1 926 1 916 2 087 2.7% 2.2% Machinery and equipment 1 132 1 037 760 747 1.2% -12.9% Source: National Treasury 67

2017 BUDGET REVIEW Of the baseline allocation, 43.5 per cent is for compensation of employees, and 28.6 per cent for goods and services. Systems for inspecting Spending on general public administration and fiscal affairs is expected to service-delivery sites, and grow from R45.2 billion in 2016/17 to R46.8 billion by 2019/20. This will support improved responsiveness of the public service through the revitalisation of the Batho Pele programme and the implementation of the Public Service Charter. Systems for overseeing and inspecting service-delivery sites, and for using citizen feedback to drive improvements in service delivery, will be strengthened. Summary The 2017 Budget implements further reductions to the spending ceiling over the medium term by reducing expenditure on non-core goods and services and compensation of employees. Social protection, health and post-school education remain core priorities. Reprioritisation through cost-cutting savings and drawing down on the contingency reserve has allowed additional resources to be allocated to these functions. 68

6 Division of revenue and spending by provinces and municipalities Overview Menable them to deliver on their ore than half of the revenue raised by national government is In 2017, more than half of nationally raised revenue will be transferred to provinces and municipalities transferred to the nine provinces and 257 municipalities to mandated functions. The 2017 Budget strikes a balance between the need to make reductions to accommodate the lower expenditure ceiling, and the need to ensure real growth in transfers to provinces and municipalities so that they can provide services to growing populations. Provincial governments are responsible for providing basic education, health, roads and human settlements, along with services in social development and agriculture. Local governments provide basic services such as water, sanitation, electricity reticulation, as well as roads and community services. Transfers made through the division of revenue redistribute resources from areas of high economic activity, where most of the country’s taxes are raised, to areas where public services are most needed. The majority of 69 In brief Of the funds available over the next three years after providing for debt-service costs and the contingency reserve, 47.5 per cent is allocated to national government, 43.4 per cent to provincial government and 9.1 per cent to local government. Transfers through the division of revenue redistribute resources from taxes raised mainly in areas of high economic activity to areas where public services are most needed. New conditional grants are being introduced to improve early childhood development, expand education for learners with intellectual disabilities and employ more social workers. Government is working to reduce costs and improve financial management in provinces and municipalities so that they can achieve more with the resources available to them. Metropolitan municipalities are working to change spatial development patterns that locate people far from jobs and economic opportunities.

2017 BUDGET REVIEW

government revenue raised at national level is allocated to provinces and municipalities based on the relative demand for services, rather than their ability to contribute revenue.

Provinces and municipalities plan and budget within a national policy and regulatory framework

Provincial and local governments are best placed to respond to community needs and priorities, and are responsible for drawing up their own plans and budgets. However, provinces and municipalities must adhere to national policies and regulations, including those covering financial management. The National Treasury monitors the financial management of provinces and municipalities, and provides capacity support and guidance to ensure budgets respond to spending priorities.

Containing costs – particularly compensation expenditure – is a challenge at all levels of government. Some important progress in cost reduction has been made in provincial and local government, as discussed below.

Division of revenue

Table 6.1 sets out the division of revenue over the medium-term expenditure framework (MTEF). Over the next three years, of the funds available after providing for debt-service costs and the contingency reserve, 47.5 per cent is allocated to national government, 43.4 per cent to provincial government and 9.1 per cent to local government.

Table 6.1 Division of nationally raised revenue

R billion	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	Average annual MTEF growth
		Outcome		Revised estimate		Medium-term estimates		
Division of available funds								
National departments	**453.4**	**490.0**	**546.1**	**557.5**	**590.2**	**631.4**	**681.6**	**6.9%**
of which:								
Indirect transfers to provinces	*2.7*	*5.8*	*3.5*	*3.7*	*4.3*	*1.8*	*1.9*	*-20.1%*
Indirect transfers to local government	*5.9*	*8.2*	*10.4*	*7.8*	*7.3*	*7.6*	*8.0*	*0.8%*
Provinces	**410.6**	**439.5**	**471.4**	**500.4**	**538.2**	**578.6**	**621.0**	**7.5%**
Equitable share	336.5	359.9	386.5	410.7	441.3	471.5	506.1	7.2%
Conditional grants	74.1	79.6	84.9	89.7	96.8	107.1	114.9	8.6%
Local government	**82.6**	**87.6**	**98.3**	**103.3**	**112.5**	**121.5**	**132.3**	**8.6%**
Equitable share	39.0	41.6	49.4	51.2	57.0	62.7	69.3	10.6%
Conditional grants	34.0	35.8	38.3	40.9	43.7	46.3	49.8	6.8%
General fuel levy sharing with metros	9.6	10.2	10.7	11.2	11.8	12.5	13.2	5.5%
Non-interest allocations	**946.6**	**1 017.1**	**1 115.8**	**1 161.1**	**1 240.9**	**1 331.5**	**1 434.9**	**7.3%**
Percentage increase	*7.9%*	*7.5%*	*9.7%*	*4.1%*	*6.9%*	*7.3%*	*7.8%*	
Debt-service costs	101.2	114.8	128.8	146.3	162.4	180.7	197.3	10.5%
Contingency reserve	–	–	–	–	6.0	10.0	20.0	
Main budget expenditure	**1 047.8**	**1 131.9**	**1 244.6**	**1 307.4**	**1 409.2**	**1 522.2**	**1 652.2**	**8.1%**
Percentage increase	*8.5%*	*8.0%*	*10.0%*	*5.0%*	*7.8%*	*8.0%*	*8.5%*	
Percentage shares								
National departments	*47.9%*	*48.2%*	*48.9%*	*48.0%*	*47.6%*	*47.4%*	*47.5%*	
Provinces	*43.4%*	*43.2%*	*42.2%*	*43.1%*	*43.4%*	*43.5%*	*43.3%*	
Local government	*8.7%*	*8.6%*	*8.8%*	*8.9%*	*9.1%*	*9.1%*	*9.2%*	

Source: National Treasury

The division of revenue in Table 6.1 includes R14.6 billion provisionally allocated in 2019/20, but which will only be assigned to specific

70

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

programmes in the 2018 Budget, subject to approved proposals. Of this amount, R600 million has indicatively been allocated to provincial conditional grants and R1.8 billion to the local government equitable share. Transfers to provinces and local government are made through the equitable share and conditional grants. Equitable share allocations are determined by formulas that take into account demographic and developmental factors. Conditional grants are designed to achieve certain goals, and provinces and municipalities must meet specific criteria to receive grants and fulfil conditions when spending them.

Redistribution through the division of revenue

Government redistributes substantial resources from urban areas to fund services in rural areas

The division of revenue redistributes substantial resources from the urban economy to fund services in rural areas. It also subsidises services to millions of poor households in towns and cities through considerable allocations to urban municipalities and provinces. Metropolitan municipalities account for 70 per cent of personal income tax revenue, but receive only 31 per cent of local government transfers. Similarly, the 61 mostly rural local municipalities also receive 31 per cent of transfers to local government, but account for only 5 per cent of personal income tax revenues.

Allocations to provinces are based primarily on demand for services, established with data provided by Statistics South Africa (Stats SA). As Figure 6.1 shows, this results in higher per person allocations to more rural provinces, which tend to have high demand for public healthcare and schooling. Allocations in the provincial equitable share formula respond to high poverty rates and provide institutional support that benefits provinces with smaller populations. The allocation formulas are detailed in Annexure W1 to the *Budget Review*.

Figure 6.1 Per capita allocations to provinces, 2017/18


Average conditional grant per capita
Average equitable share per capita
R thousands
14
12
10
8
6
4
2
0
1.6
2.6
1.6
1.7
1.4
1.7
3.6
2.0
1.8
8.8
8.7
6.5
8.5
9.0
8.3
9.8
8.1
7.1
Eastern Cape
Free State
Gauteng
KwaZulu-Natal
Limpopo
Mpumalanga
Northern Cape
North West
Western Cape

Source: National Treasury and Statistics South Africa

Figure 6.2 Per household allocations to municipalities,[1] 2017/18


Average conditional grant per household
Average equitable share per household
R thousands
10
8
6
4
2
0
2.4
2.3
2.6
3.7
4.7
2.1
2.9
3.8
4.8
5.6
Metros (8)
Secondary cities (19)
Large towns (26)
Small towns (99)
Mostly rural municipalities (61)

[1]Reflects only funds allocated through division of revenue

More than 80 per cent of transfers to provinces are allocated through the equitable share. The National Treasury, in consultation with provincial treasuries, national departments, the Financial and Fiscal Commission and Stats SA, is reviewing the formula used to allocate each province's share. At the technical level, updates will involve assessing the reliability of data and how frequently it can be updated. At the policy level, the review will consider issues such as the funding burden of poorer schools and the cost of service provision.

71

2017 BUDGET REVIEW

Per household transfers to rural municipalities are double the size of those to metros

Allocations to local government take into account the ability of municipalities to raise their own revenue to fund municipal services (through property rates and service charges). They also factor in the need to provide free basic services to poor residents and build infrastructure to extend services to those who do not have access. As a result, transfers per household to the most rural municipalities are more than twice as large as those to metropolitan municipalities (see Figure 6.2).

Past performance

Underspending has stabilised across national, provincial and local government. In 2015/16, national government expenditure amounted to R699.8 billion (excluding direct charges) out of a total adjusted appropriation of R706.4 billion. This represents underspending of 0.9 per cent. Provincial government underspent its adjusted budget of R493.8 billion for 2015/16 by R7.3 billion (1.5 per cent), compared with R6.1 billion (1.3 per cent) in the previous year. Municipalities spent R22.8 billion (89.1 per cent) of their infrastructure grants in 2015/16, down marginally from 90.4 per cent in 2014/15.

The Explanatory Memorandum to the Division of Revenue sets out the provincial and municipal allocations, details the equitable share formula, and explains how the division takes into account the recommendations of the Financial and Fiscal Commission. The memorandum is available as Annexure W1 of the *Budget Review* at www.treasury.gov.za.

Provincial revenue and spending

Allocations to provinces grow at annual average of 7.5 per cent over medium term

Allocations to provinces total R1.7 trillion over the MTEF period, growing at an average annual rate of 7.5 per cent. This is slightly higher than the annual average growth rate of 7.3 per cent in the previous MTEF period as a result of additions to enable provinces to continue to provide public health and schooling in line with population growth. To support improvements in health and education, R3 billion will be added to the equitable share in 2018/19 and R4.3 billion in 2019/20. The provincial equitable share grows at an annual average rate of 7.2 per cent over the medium term.

Table 6.2 Provincial equitable share

R million	2016/17	2017/18	2018/19	2019/20	Average annual MTEF growth
		Medium-term estimates			
Eastern Cape	58 060	61 848	66 167	70 961	6.9%
Free State	22 995	24 522	26 285	28 165	7.0%
Gauteng	79 600	86 643	93 030	100 227	8.0%
KwaZulu-Natal	87 898	93 757	99 741	106 841	6.7%
Limpopo	48 709	51 960	55 386	59 371	6.8%
Mpumalanga	33 450	36 082	38 489	41 214	7.2%
Northern Cape	10 863	11 720	12 501	13 418	7.3%
North West	28 062	30 330	32 473	34 857	7.5%
Western Cape	41 062	44 470	47 452	51 049	7.5%
Total	**410 699**	**441 331**	**471 522**	**506 104**	7.2%

Source: National Treasury

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CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES Conditional grants overseen by national departments are used to fund specific programmes and account for 18.3 per cent of provincial transfers over the medium term. Changes to provincial conditional grants include: New early childhood development grant to expand access and improve facilities • A new early childhood development grant to expand access and improve facilities for young learners. The grant is allocated a total of R1.3 billion over the MTEF period. A new grant in 2017/18 to fund the education of learners with intellectual disabilities. A new grant in 2017/18 to expand social development services by employing additional social workers. Pushing back the scheduled consolidation of the indirect school infrastructure backlogs grant (through which the Department of Basic Education delivers projects on behalf of provinces) into the direct education infrastructure grant from 2017/18 to 2018/19 to allow projects currently under way to be completed. Adding R390 million to the national school nutrition programme grant over the MTEF period to compensate for rising food costs and maintain the provision of daily meals to more than 9 million schoolchildren. Reprioritising R660 million over the MTEF period from the human settlements development grant to the Social Housing Regulatory Authority to speed up the provision of affordable rental housing units. Provinces have improved infrastructure planning in response to the incentives embedded in health and education infrastructure grants. Now these incentives are being refocused to promote improved delivery. Table 6.3 Conditional grants to provinces R million 2016/17 2017/18 2018/19 2019/20 MTEF total Direct conditional grants1 Comprehensive agricultural support programme 1 642 1 646 1 751 1 876 5 273 Ilima/Letsema projects 4 91 522 552 583 1 658 Community library services 1 357 1 420 1 499 1 580 4 499 Education infrastructure 9 933 10 046 13 390 14 141 37 576 Maths, science and technology 3 62 365 386 408 1 160 National school nutrition programme 6 060 6 426 6 802 7 186 20 414 Comprehensive HIV/AIDS and TB 1 5 291 17 558 19 922 22 039 59 519 Health facility revitalisation 5 273 5 654 5 916 6 247 17 817 Health professions training and development 2 477 2 632 2 784 2 940 8 357 National tertiary services 1 0 847 11 676 12 395 13 178 37 248 Human settlements development 1 8 284 19 969 21 115 22 338 63 423 Mass participation and sport development 5 56 586 618 653 1 857 Provincial roads maintenance 1 0 478 10 754 11 536 12 182 34 471 Public transport operations 5 400 5 723 5 990 6 326 18 039 Other direct grants 1 242 1 852 2 436 2 614 6 902 Total direct conditional grants 8 9 692 96 829 107 092 114 292 318 213 Indirect transfers 3 654 4 258 1 765 1 864 7 886 School infrastructure backlogs 2 181 2 595 – – 2 595 Comprehensive agricultural support programme indirect 2 12 – – – – National health insurance indirect 1 261 1 663 1 765 1 864 5 292 1. Excludes provisional allocations Source: National Treasury 73

2017 BUDGET REVIEW To support fiscal consolidation and reprioritisation, several allocations have been reduced over the MTEF period, including R4 billion from the previous baselines of various provincial conditional grants and a R1.6 billion reduction to the provincial equitable share. These reductions mostly affect capital rather than operational funds. In total, conditional grants grow by an annual average of 8.6 per cent over the medium term. Reductions to several allocations are concentrated in capital rather than operational funds Managing spending pressures in provinces Provinces have made progress in implementing the cost-containment measures announced in 2013. Spending on non-essential goods and services fell in real terms by 7.1 per cent in 2014/15, 6.1 per cent in 2015/16 and is anticipated to decline by 4.5 per cent annually over the medium term. The savings realised from reduced spending on non-core items are redirected to frontline service delivery. However, the level of compliance with cost-containment measures varies across provinces and sectors, and requires continuous monitoring and enforcement. Provinces continue to make progress in containing personnel headcounts, which have declined by 2.8 per cent since the beginning of 2016/17. This reduction was largely in non-frontline personnel. The education headcount increased by 0.6 per cent and health personnel declined by 0.6 per cent over this period. As a result, the proportion of provincial spending on personnel has declined slightly, from 60.4 per cent in 2015/16 to 59.8 per cent in 2016/17. Over the medium term, the headcount is expected to grow by about 1 per cent as more teachers and healthcare professionals are hired. Aggregate provincial compensation budgets are projected to grow at about one percentage point above inflation over the MTEF. A wage agreement that fails to take account of fiscal constraints would undercut progress in containing wage costs and freeing funds for other areas of service delivery. Spending on non-essential goods and services has fallen, but compliance with cost-containment measures varies across provinces Underperforming programmes and entities In 2016/17, provinces began reviewing their public entities, focusing on sustainability, governance and on resolving overlapping mandates with departments. Most reviews are expected to be concluded by the end of 2016/17. Six provinces have started to either merge or incorporate some entities into provincial departments. The planned merger of gambling and liquor boards in several provinces, resulting in one board and one senior management team rather than two, is expected to result in annual savings of about R3 million per merger. The National Treasury has also helped provinces complete a review of their development finance institutions and is consulting on the recommendations within government. The proposals flowing from these reviews are expected to cut administration costs, reduce reliance on transfers, and improve governance and cost effectiveness. Reviews of public entities focus on sustainability, good governance and cost efficiency Improving revenue collection Provinces raised about 3.5 per cent of their own revenue in 2016/17 – mainly from motor vehicle and gambling licenses, and other service fees. Provinces are implementing integrated support programmes to improve revenue collection. As a result, they are projected to collect R18.4 billion Provinces working to improve own revenue collection 74

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES in own revenue compared with a budgeted R16 billion for 2016/17. Successful initiatives include: • Moving motor vehicle license renewals from municipalities to the South African Post Office and/or provincial departments • Ensuring that weigh bridges are fully functional • Curbing illegal gambling by appointing inspectors • Using positive bank balances invested at the Corporation for Public Deposits to generate interest • Improving patient billing systems • Improving the billing system for properties rented out by provincial public works departments. Strengthening financial management Financial management and reporting in provinces continues to improve. The number of qualified audits for provincial departments fell from 31 in 2010/11 to 20 in 2015/16. The number of adverse or disclaimer opinions dropped from four to two over the same period. The Auditor-General’s reports do, however, continue to identify significant problems with accruals, unauthorised and irregular expenditure. The Auditor-General has called for stronger leadership within provincial financial management to remedy these issues. Better cash management is needed to ensure suppliers are paid on time, improved oversight can curb unauthorised expenditure and adherence to procurement rules can limit irregular expenditure. The National Treasury supports several training initiatives to help provincial financial managers lead this work. Financial management has improved, but Auditor-General highlights serious concerns Municipal revenue and spending Municipalities need to balance their plans to extend and improve services with available resources. Unlike provinces, municipalities can raise substantial own revenues through property rates and service charges. Where revenue collection is not well planned or managed, or where tariffs are not properly set, serious financial problems can arise. Eskom’s recent move to cut off power supply to municipalities that have not paid electricity bills is an indication of what can happen when municipalities fail to manage this risk. The intergovernmental fiscal system is designed to take into account the varying abilities of urban and rural municipalities to raise their own revenue. Free basic services for poor households are funded through the local government equitable share. Over the 2017 MTEF period, the formula for allocating these funds will be updated with data from the 2016 Community Survey to ensure that the correct number of households in each municipality is funded. The formula is also updated annually with cost data on bulk water and electricity price increases. The 2016 Community Survey confirmed that the number of households continues to grow significantly faster than the population, reflecting a trend towards smaller average household sizes. To help municipalities provide services to these households, the local government equitable share grows at an average annual rate of 10.6 per cent over the MTEF period. Municipal revenue collection and tariff setting need to be well planned Local government equitable share grows at over 10.6 per cent per year 75

2017 BUDGET REVIEW Table 6.4 Transfers to local government R million 2016/17 2017/18 2018/19 2019/20 MTEF total Equitable share and related1 5 1 169 5 7 012 62 732 67 473 1 87 217 General fuel levy sharing with metros 11 224 11 785 12 469 13 167 3 7 420 Direct conditional grants 40 863 43 727 46 270 49 836 1 39 833 Municipal infrastructure 14 914 15 891 16 788 17 734 5 0 413 Water services infrastructure 2 845 3 329 3 559 3 757 1 0 646 Urban settlements development 10 839 11 382 11 956 12 631 3 5 969 Integrated national 1 946 2 087 2 204 3 328 7 619 Public transport network 5 593 6 160 6 583 6 962 1 9 704 Neighbourhood development partnership 624 663 702 741 2 106 Local government financial management 465 502 531 561 1 594 Regional bulk infrastructure 1 850 1 865 2 060 2 175 6 100 Municipal demarcation transition 297 112 – – 112 Other direct grants 1 488 1 735 1 886 1 947 5 569 Total direct transfers 1 03 255 112 524 121 470 130 477 3 64 471 Indirect transfers 7 824 7 338 7 596 8 015 2 2 948 Integrated national electrification 3 526 3 846 3 962 4 182 1 1 991 Neighbourhood development partnership 22 28 29 31 88 Regional bulk infrastructure 3 479 2 774 2 881 3 037 8 692 Water services infrastructure 362 587 608 642 1 838 Municipal systems improvement 84 103 115 122 340 Bucket eradication programme 350 – – – – 1. Excludes provisional allocations Source: National Treasury New funding model for district municipalities to be introduced following review District municipalities play a coordination and support function for local municipalities in their area. They also provide several services directly. In 2006, the Regional Services Council and Joint Service Board levies were abolished, removing a major revenue source for district municipalities. Since then, districts have been receiving the Regional Services Council/Joint Service Board levies replacement grant to compensate them for funds they would have collected under the previous system. Government intends to introduce a new funding model for district municipalities once the Department of Cooperative Governance has completed its review of their functional role. In the meantime, some adjustments will be made to the way the annual increases in the Regional Services Council/Joint Service Board levies replacement grant are determined. The growth rate of allocations to the wealthiest district municipalities will be reduced so that districts with the smallest allocations (which tend to be in very poor areas) will receive increased funding. Conditional grants fund the expansion of municipal infrastructure to serve poor households. A review of this grant system has already resulted in several changes. These include allowing grant funds to be used to refurbish ageing infrastructure. Other rules for the appropriate use of these refurbishment funds will be introduced in 2017/18. Several conditional grants have been merged in previous years and the consolidation trend is expected to continue. The National Treasury will work with the Department of Energy and Department of Human Settlements to implement the parliamentary recommendation to consolidate

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES electrification funding for metropolitan municipalities into the urban settlements development grant. To account for the lower expenditure ceiling and make resources available for urgent priorities, four large infrastructure conditional grants are being reduced over the medium term. Despite the reductions, however, the grants continue to grow by at least 5 per cent annually over the medium term. Managing spending pressures in municipalities Municipalities are taking steps to reduce expenditure on consultants, travel and subsistence, credit cards, catering, events, advertising and conferences. For example, Ekurhuleni has budgeted to reduce advertising costs by 21 per cent, consulting fees by 17 per cent and printing and stationery costs by 8 per cent in 2016/17. Municipalities are also implementing innovative measures to ensure better financial control across business units, addressing a major source of waste and inefficiency. For example eThekwini has introduced a contract register database that provides for electronic capture, approval and independent verification of contract data. This will strengthen contract monitoring and payment. Cities taking steps to reduce spending on consultants, travel, catering, events, advertising and conferences Strengthening financial management Municipalities benefit from several initiatives to improve financial management. These include the third phase of the National Treasury’s Municipal Finance Improvement Programme, which deploys skilled personnel to assist municipalities and provincial treasuries. Each provincial treasury has also drafted a strategy to respond to the challenges facing their municipalities. The National Treasury and provincial treasuries have agreed to focus their efforts on four “game changers”: From 1 July, municipalities will have to capture all financial transactions in new classification framework • The new Municipal Standard Chart of Accounts will improve the quality of financial information and make data from different municipalities easily comparable. From 1 July 2017 municipalities will have to capture all financial transactions in the new classification framework. For the first time, every municipality will record the same items in the same way. Each transaction will reflect what project or service it is part of, the region in which it was spent and the funding source. This information will enable better financial management and improved legislative oversight. Improved supply chain management can reduce irregular expenditure and procurement reforms can generate significant savings. For example, municipalities will benefit from the Office of the Chief Procurement Officer’s efforts to centrally negotiate contracts for items such as software licenses and services, with potential cost savings of up to 60 per cent. Procurement reforms are discussed in Chapter 5. Revenue management is vital for municipal finances. In a growing number of municipalities, payments due to creditors exceed the revenue collected. Municipalities need to set tariffs at the right level to recover their costs, and ensure the correct amounts are billed and collected. The National Treasury is leading a working group to design a national revenue management framework for municipalities and working with Eskom, the National Energy Regulator of South Africa, the South African National Energy Development Institute and the • • 77

2017 BUDGET REVIEW

Department of Energy to develop guidelines on electricity tariff setting and demand management.

- Improved asset management is essential for continuous delivery of services and to generate associated revenue. Municipalities must adhere to financial norms and ratios that require them to spend at least 8 per cent of the value of their assets on maintenance. Government is working with municipalities on integrated infrastructure and asset management systems. Evidence of improved performance can be seen in 2016/17 municipal budgets, which anticipate a reduction in electricity losses of 7 per cent and water losses of 22 per cent.

Enhancing transparency to improve financial management in municipalities

The National Treasury publishes a wealth of municipal data, but the presentation of this material is complex. In October 2016, government launched the Municipal Money website (municipalmoney.gov.za). It provides budget information for every municipality, with easy-to-follow analysis of the information, as well as links to educational resources. It is formatted for access from a cellphone, so residents can find information anywhere, any time. This will empower users to interpret the information, use their findings to make decisions, and exercise accountability by directing questions to municipal managers and mayors.


SPENDING TARGET
8%
CURRENT VALUE
& RENEWAL
"INFRASTRUCTURE"
EXPENSIVE
Spending on Repairs and Maintenance July 2014 - June 2015
8.78%
Spending on Repairs and Maintenance as a percentage of Property, Plant and Equipment.
Nearly double the spending for similar municipalities nationally: 4.545%
good More than 8%
bad Less than 8%
7.7%
9.6%
9.4%
8.8%
2012
2013
2014
2015

Examples of educational resources and budget data available from municipalmoney.gov.za

Laying the foundations for more inclusive urban growth

Government is working with the private sector to improve the productivity of South Africa's largest urban areas, as part of a strategy to promote more rapid and inclusive economic growth.

Spending in targeted areas sends useful investment signals to private firms

Apartheid spatial development patterns that locate people far from economic and other opportunities remain a structural constraint to growth. The performance of public transport systems shows why changing South Africa's urban form is vital for more productive, inclusive and sustainable cities. More than 60 per cent of the lowest income-earners spend over 20 per cent, and in many cases as much as 40 per cent, of household income on public transport. The costs of operating transport systems create a large and growing financial burden for cities. Moreover, South Africans have some of the world's longest-distance commutes. Transport providers have to contend with low urban densities, high early morning and late evening one-way demand peaks (requiring vehicles to return empty), and poor seat turnover. This ultimately means low rates of cost recovery.

Following the recommendations of the National Development Plan, metropolitan municipalities now produce annual built environment performance plans that specify strategies and programmes to encourage development along corridors connecting towns and townships. The current

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CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

phase of reforms focuses on using these plans to coordinate expenditure, including national grants. By focusing public spending in targeted areas, cities can begin to change their spatial form, and provide signals to private investors on the availability of bulk services and future development corridors. National, provincial and local government are also working to prepare a portfolio of catalytic, integrated development projects on strategically located urban land, including in selected township hubs.

The National Treasury, in collaboration with cities, has developed the City Infrastructure Delivery and Management System to improve long-term infrastructure planning and asset management. The system will start operating in three metros in 2017/18, and will be phased in for other cities, guided by their readiness and demand for substantive reform. Government is also exploring how to better use the grant system to provide cities with incentives to improve infrastructure delivery.

Cheap, reliable and safe public transport is central to urban reform

Making city public transport systems affordable for riders and ratepayers

The bus rapid transit systems now running in four South African cities are intended to provide efficient and convenient public transport links. Similar systems in other countries are able to operate with greater efficiency owing to higher densification and ridership, shorter distances and more mixed-use neighbourhoods that produce greater passenger turnover. By way of comparison, the figures below contrast Johannesburg with several Latin American metros that operate bus rapid transit systems.

Operating costs covered by fares, 2016



Bucaramanga, Colombia
Barranquilla, Colombia
Bogota, Colombia
Lima, Peru
Leon, Mexico
Pereira, Colombia
Johannesburg
0 25 50 75 100 125 150
Percentage of operating costs covered by fares

Urban density



Bogota, Colombia
Lima, Peru
Santiago, Chile
Guadalajara, Mexico
Barranquilla, Colombia
Porto Alegre, Brazil
Mexico City, Mexico
Leon, Mexico
Johannesburg
0 2 4 6 8 10 12 14
Inhabitants per square kilometer (thousands)

Source: World Bank, National Treasury and Statistics South Africa

Because public transport in South Africa is characterised by long commutes and low off-peak demand, the first phases of bus rapid transit systems are operating at deficits that are significantly higher than anticipated. To ensure these losses do not break municipal budgets, cities are working with the Department of Transport and National Treasury to maximise efficiency. Bus routes constitute more than half of the cost of operations. Several interventions are intended to promote greater efficiency, including:

- Adjusting services to match the number of passengers on different routes at various times of day.
- Encouraging commuters to travel during off-peak times through incentives and penalties.
- Using minibus taxis to provide services in areas where formal bus services are not viable.
- Maximising revenue sources such as advertising, and identifying potential areas of cost reduction.

These measures are creating significant efficiencies, improving revenues and reducing costs. One city has increased cost coverage from revenue from 30 per cent to more than 40 per cent. Over the long term, the costs of urban public transport will depend on the success of urban spatial reform.

The residential housing sector, particularly public housing, can promote faster, more inclusive urban economic growth. The current review of the human settlements white paper focuses on these matters. It seeks to rebalance public housing programmes with initiatives that combine public

79

2017 BUDGET REVIEW 80 subsidies, household contributions and private investment in well located developments that promote integrated communities. It also seeks to scale up programmes to support on-site upgrading of informal settlements. To promote the ease of doing business, several metros are working to improve their construction permit, electricity provision and property registration services. Government, through the Cities Support Programme, is supporting these efforts. Strengthening partnerships with the private sector to promote municipal borrowing Rapid urbanisation, population growth and ageing facilities put municipalities under pressure to build new infrastructure. Municipal borrowing programmes, which are supported in government policy and legislation, can finance such investment. However, municipalities need to borrow responsibly, on the strength of their own balance sheets, without any guarantee or prospect of a bailout from national or provincial government. The total amount of municipal debt remained stagnant at about R20 billion for the decade before the introduction of the Municipal Finance Management Act (2003) created the policy certainty needed for new lending. Since then, the value of outstanding debt has increased to R62.3 billion. Of this amount, 87 per cent is accounted for by metropolitan municipalities, 12 per cent by local municipalities and 1 percent by district municipalities. New borrowing as a proportion of capital spending, however, has been declining since 2010. There is scope for municipalities to borrow more to invest in infrastructure that can generate revenues, which can in turn help pay off the loans. Borrowing is not presently an option for poorer rural municipalities, but municipalities with strong own revenue bases should be borrowing to invest in infrastructure. The municipal debt market is dominated by the Development Bank of Southern Africa and commercial banks that prefer to offer loans with maturities of five to 10 years. Ideally, municipalities should be able to borrow for maturities that match the much longer life span of the roads, water and electricity systems in which they invest. Developing a municipal debt market that institutional investors can invest in over the long-term was one of the key agreements reached at the 2015 Urban Investment Partnership Conference, which included government, financial institutions and metropolitan municipalities. A working group that includes public and private-sector participants has been established to explore developing the market for financing municipal infrastructure. As part of sharing municipal borrowing information with its stakeholders and the public, the National Treasury has started publishing a quarterly Municipal Borrowing Bulletin that is available at www.treasury.gov.za. Summary The division of revenue system is highly effective at redistributing resources from a largely urban tax base to programmes that benefit poor households in both rural and urban areas. The impact of these allocations depends, however, on the choices made by provinces and municipalities in allocating and executing their own budgets. Government continues to strengthen financial oversight and capacity support to help improve performance. Division of revenue is highly redistributive, but impact depends on efficient budget choices and execution

81 7 Government’s borrowing requirement and other obligations In brief Government’s gross borrowing requirement is expected to be R243.4 billion in 2016/17, increasing to R284.4 billion in 2019/20. Debt-service costs are estimated to be R146.3 billion in 2016/17, or 3.3 per cent of GDP, increasing to R197.3 billion, or 3.6 per cent of GDP in 2019/20. Deep and liquid domestic capital markets will remain the main source of borrowing. Despite volatile market conditions, debt remains within strategic risk benchmarks. Eskom, independent power producers and the Road Accident Fund account for the majority of government’s contingent liabilities. Overview Government borrows money to finance the difference between revenue and expenditure, and to pay debt that is due. In 2016/17, the budget deficit amounts to an estimated R170.5 billion. Debt repayments amount to R72.9 billion, bringing the total borrowing requirement to R243.4 billion. Government cannot always balance its budget through tax increases and spending cuts. It therefore needs to borrow at sustainable levels to fund expenditure. Borrowing at reasonable cost depends on the lender’s perception of the borrower’s ability to repay. In bond markets, lenders consider the credibility of a government’s macroeconomic framework, the integrity of state institutions, the political environment and the country’s economic growth prospects. These assessments are captured in sovereign credit ratings. In South Africa’s case, rating agencies are concerned by low economic growth rates, political risk, policy uncertainty, and the weak balance sheets of state-owned companies. Global developments can translate into financial market risks, affecting borrowing costs. During 2016, the UK’s vote to leave the European Union Government needs to borrow at sustainable levels to fund its policy agenda

2017 BUDGET REVIEW 82 and policy uncertainty in the wake of the presidential election in the US resulted in market volatility and increased risk, which negatively affected some bond and Treasury bill auctions. Financing strategy In 2017/18, the gross borrowing requirement will be R220.9 billion. Government also expects to borrow R21.2 billion to increase its cash reserves to meet future commitments. The financing strategy focuses on mitigating risks presented by the increase in loan redemptions over the next several years. To manage maturing debt, the bond-switch programme, which exchanges bonds with shorter maturities for longer-dated bonds, will continue. Issuance of Treasury bills will be reduced to manage refinancing risk associated with low demand at auctions, and to minimise the impact of adverse interestrate movements. Treasury bill issuance will average R21.5 billion per year. Gross domestic long-term bond issuance will grow from R173.1 billion in 2016/17 to an annual average of R194.5 billion to meet the higher borrowing requirement. As a result, weekly bond auction amounts will increase. Foreign-currency borrowing will average US$2 billion per year. The increase in debt stock, the issuance of longer-dated bonds that attract higher interest payments, and the exchange of short- for longer-dated instruments, will put some upward pressure on debt-service costs. The sources of government borrowing Government has three main sources of borrowing: Short-term borrowing consists of Treasury bills issued with maturities of up to a year and borrowing from the Corporation for Public Deposits. These instruments are used to cover part of the borrowing requirement and short-term cash-flow needs. The Corporation for Public Deposits, administered by the Reserve Bank, is where provinces and state-owned companies invest their surplus cash. Domestic long-term borrowing consists of fixed-rate bonds, inflation-linked bonds and retail savings bonds. Long-term debt minimises refinancing risk – the probability that government will not be able to pay loans as they come due – by curbing short-term repayment pressures. Foreign-currency borrowing is denominated mostly in US dollars and euros. Government uses this type of borrowing partly to meet foreign-currency commitments. The main risks to government’s financing strategy are: Macroeconomic and fiscal risk. Persistently weak economic growth, a deterioration in the fiscal position and/or demands for additional guarantees or capital injections for state-owned companies would likely increase debt and borrowing costs. Financial market risk. Policy uncertainty and political noise ahead of the governing party’s elective conference in December 2017 could add to market volatility. Lack of clarity on the policy trajectory of the US administration may lead to capital flow volatility. Inflation and exchange rate risk. Rising inflation and persistent rand depreciation could increase the stock of outstanding inflation-linked and foreign-currency debt, resulting in higher debt-service costs. Issuance of Treasury bills to decline and long-term bonds to increase over medium term

CHAPTER 7: GOVERNMENT’S BORROWING REQUIREMENT AND OTHER OBLIGATIONS 83 Ratings risk. A downgrade to sub-investment grade ratings would increase borrowing costs and narrow the range of institutions that can invest in South African government debt. Government’s approaches to macroeconomic, fiscal and state-owned company risks are discussed in Chapters 2, 3 and 8 respectively. To manage risks directly linked to the financing strategy (inflation, exchange rate, interest rate and refinancing), government applies a series of strategic benchmarks, presented in Table 7.1 below. All debt metrics are expected to remain within their ranges or limits over the medium term. Government debt and debt-service costs Table 7.2 summarises national government debt. Table 7.1 Performance against strategic portfolio risk benchmarks Benchmark 2016/17 2017/18 2018/19 2019/20 Description range or limit Estimate Benchmark1 Treasury bills as % of domestic debt 15 13.1 12.7 12.6 12.2 Long-term debt maturing in 5 years as % of fixed-rate bonds and inflation-linked bonds 25 1 5.0 14.5 15.5 14.1 Inflation-linked bonds as % of domestic debt 20-25 2 2.3 23.4 24.0 24.2 Foreign debt as % of total debt 15 1 1.3 11.1 11.5 11.6 Weighted term-to-maturity of fixed-rate bonds and Treasury bills (years) 10-14 1 2.7 13.2 13.4 14.0 Weighted term-to-maturity of inflation-linked bonds (years) 14-17 1 5.5 14.7 14.4 15.0 Other indicators (weighted average)2 Term-to-maturity of total debt (years) 1 4.7 14.8 14.9 15.4 Term-to-maturity of foreign debt (years) 1 0.1 9.2 9.8 9.9 1. Excludes borrowing from the Corporation for Public Deposits, retail savings and zero-coupon bonds 2. Indicators without specific benchmarks Source: National Treasury Medium-term estimates Table 7.2 Total national government debt1 End of period 2015/16 2016/17 2017/18 2018/19 2019/20 R billion Outcome Estimate Domestic loans2 1 819 2 016 2 215 2 415 2 616 Short-term 237 278 299 320 342 Long-term 1 582 1 738 1 916 2 095 2 275 Fixed-rate 1 173 1 299 1 411 1 522 1 631 Inflation-linked 409 439 505 573 644 Foreign loans2 200 222 263 298 288 Gross loan debt 2 019 2 238 2 478 2 713 2 905 Less: National Revenue Fund bank balances -214 -232 -251 -271 -235 Net loan debt3 1 805 2 006 2 226 2 442 2 670 As percentage of GDP: Gross loan debt 49.4 50.7 52.3 52.9 52.4 Net loan debt 44.2 45.5 47.0 47.6 48.1 1. A longer time series is given in Table 10 of the statistical annexure at the back of the Budget Review 2. Estimates include revaluation based on National Treasury's projections of inflation and exchange rates 3. Net loan debt is gross loan debt minus the bank balances of the National Revenue Fund Source: National Treasury Medium-term estimates Strategic benchmarks in place to manage inflation, exchange rate, interest rate and refinancing risk

2017 BUDGET REVIEW 84 Net government debt is expected to increase to R2.7 trillion over the medium term. The debt portfolio remains well structured. Instruments with a maturity of more than one year make up 88 per cent of debt stock and foreign-denominated bonds account for 10 per cent of debt stock. In 2016/17, the stock of debt increased by R218.7 billion. The main budget deficit accounted for R170.5 billion of this increase. Upward revaluation of inflation-linked bonds was offset by the appreciation of the exchange rate, which led to a downward revision in the value of foreign-currency debt. The cost of servicing government debt is influenced by the volume of debt, new borrowing and market variables such as interest, inflation and exchange rates. In 2016/17, debt-service costs are expected to be R1.4 billion lower than the 2016 Budget estimate of R147.7 billion, owing to favourable exchange rate movements, and adjustments to domestic and foreign-debt issuance plans. However, debt-service costs have been revised up substantially over the medium term due to growth in debt stock. Table 7.4 summarises debt-service cost projections. Debt-service costs as a share of GDP will average 3.5 per cent over the medium term. A growing share of revenue goes to service debt. This ratio is projected to increase from 12 per cent of revenue in 2015/16 to 13.4 per cent in the outer year. Table 7.3 Analysis of annual increase in gross loan debt 2015/16 2016/17 2017/18 2018/19 2019/20 R million Outcome Estimate Budget deficit 1 68 389 170 532 166 798 1 71 153 1 80 678 Discount on loan transactions 8 491 12 706 8 900 5 468 5 887 Revaluation of inflation-linked bonds1 1 9 306 26 745 27 476 2 8 515 3 2 215 Revaluation of foreign-currency debt1 3 6 888 -14 053 1 5 512 7 772 6 960 Change in cash balances and other balances2 -13 021 2 2 757 21 224 2 2 739 -34 381 Total 2 20 053 2 18 687 2 39 910 2 35 647 1 91 359 1. Revaluation based on National Treasury projections of inflation and exchange rates 2. A positive value indicates an increase in cash and other balances. A negative value indicates that cash is used to finance part of the borrowing requirement Source: National Treasury Medium-term estimates Table 7.4 National government debt-service costs 2015/16 2017/18 2018/19 2019/20 R million Outcome Budget Revised Medium-term estimates Domestic loans 1 18 437 134 175 1 35 288 148 078 164 359 179 673 Short-term 1 6 162 19 674 2 1 321 22 983 25 578 28 692 Long-term 1 02 275 114 501 1 13 967 125 095 138 781 150 981 Foreign loans 1 0 359 13 545 1 0 993 14 275 16 293 17 647 Total 1 28 796 147 720 1 46 281 162 353 180 652 197 320 As percentage of: GDP 3.2 3.4 3.3 3.4 3.5 3.6 Expenditure 10.3 11.2 11.2 11.5 11.9 11.9 Revenue 12.0 12.7 12.9 13.1 13.4 13.4 Source: National Treasury 2016/17 Debt portfolio is well structured, with 88 per cent of debt stock in longerdated bonds

CHAPTER 7: GOVERNMENT’S BORROWING REQUIREMENT AND OTHER OBLIGATIONS 85 Borrowing performance and projections This section reviews outcomes of the borrowing strategy in 2016/17, and outlines the mix of instruments needed to meet financing needs over the medium term. In 2016/17, government’s gross borrowing requirement – the sum of the main budget balance and maturing debt – will total R243.4 billion, R13.9 billion higher than projected in the 2016 Budget. During the first half of the year, borrowing remained within projected levels. In September 2016, government increased Treasury bill issuance in anticipation of a higher budget deficit and to cover short-term cash flow pressures expected in December 2016 and January 2017. The bond-switch programme successfully reduced refinancing risk in both domestic and foreign loans. Government also funded its foreign-currency commitments and raised nearly US$1.2 billion in advance for future commitments (prefunding), despite difficult market conditions. Table 7.5 Financing of national government gross borrowing requirement1 2015/16 2016/17 2017/18 2018/19 2019/20 R million Outcome Budget Revised Main budget balance2 -168 389 -156 342 -170 532 -166 798 -171 153 -180 678 Redemptions -32 023 -73 194 -72 912 -54 078 -53 008 -103 763 Domestic long-term loans3 -28 144 -57 800 -57 222 -49 514 -50 622 -55 634 Foreign loans3 -3 879 -15 394 -15 690 -4 564 -2 386 -48 129 Total -200 412 -229 536 -243 444 -220 876 -224 161 -284 441 Financing Domestic short-term loans 13 075 25 000 4 1 000 21 000 21 500 22 000 Treasury bills4 7 252 25 000 4 1 000 21 000 21 500 22 000 Corporation for Public Deposits 5 823 – – – – – Domestic long-term loans 174 316 174 000 1 73 132 191 500 195 000 197 000 Market loans 176 795 174 000 1 74 000 191 500 195 000 197 000 Loans issued for switches -2 479 – -868 – – – Foreign loans – 23 205 5 2 069 29 600 30 400 31 060 Market loans – 23 205 5 0 958 29 600 30 400 31 060 Loans issued for switches – – 1 111 – – – Change in cash and other balances5 13 021 7 331 -22 757 -21 224 -22 739 34 381 Cash balances 11 698 3 230 -29 179 -25 443 -27 077 30 102 Other balances6 1 323 4 101 6 422 4 219 4 338 4 279 Total 200 412 229 536 2 43 444 220 876 224 161 284 441 1. A longer time series is presented in Table 1 of the statistical annexure at the back of the Budget Review 2. A negative number reflects a deficit 3. Net of loans issued and redeemed in switch transactions 4. Treasury bills are disclosed on a net basis (gross issuance less redemptions) 5. A negative value indicates an increase in cash and other balances. A positive value indicates that cash is used to finance part of the borrowing requirement 6. Net movement in national departments' bank balances due to differences between funds requested and actual cash flows Source: National Treasury Medium-term estimates Gross borrowing requirement for 2016/17 is R13.9 billion higher than projected in 2016 Budget

2017 BUDGET REVIEW

Debt redemptions increase to R104 billion in 2019/20

The gross borrowing requirement is projected to increase from R220.9 billion in 2017/18 to R284.4 billion in 2019/20. The main budget deficit constitutes the bulk of this requirement. Debt redemptions of R54 billion are expected in 2017/18, increasing to R104 billion in 2019/20, mainly as a result of large foreign loan redemptions. Most of this requirement will be met by domestic long-term bond issuance, which will increase gradually to R197 billion in the outer year. The value of short-term issuance will remain broadly stable over the three-year period.

Domestic short-term borrowing

Short-term loans make up about 12 per cent of government's debt stock. During 2016/17, in response to short-term funding pressures and to make up for the higher borrowing requirement, government increased net issuance of Treasury bills by R16 billion to R41 billion. Of the R358.5 billion on auction up to 31 January 2017, R5.4 billion, or 1.5 per cent, could not be allotted during periods of market volatility.

Table 7.6 Treasury bill auction under-allotments, 2016/17

As at 31 January 2017	Maturity				Total
R million	91-days	182-days	273-days	364-days	
Under-allotments	4 526	111	810	–	5 447
Gross issuance	124 244	87 043	75 570	71 672	358 529
% under-allotments	3.6	0.1	1.1	–	1.5

Source: National Treasury

Government also borrows from the Corporation for Public Deposits to manage cash shortfalls. In 2016/17, this worked out to a gross daily average of R48.8 billion, up from R30.7 billion and R36.6 billion in 2014/15 and 2015/16 respectively. No net change is anticipated in 2016/17 and 2017/18.

Government will reduce short-term refinancing risk in line with benchmarks

In 2017/18, R21 billion of the net borrowing requirement will be met through Treasury bills. The 91-day Treasury bill issuance and borrowing from the Corporation for Public Deposits will be used to manage in-year cash flows. At the end of 2017/18 the outstanding stock of Treasury bills is expected to increase from R277.7 billion to R298.7 billion. During 2018/19 and 2019/20, Treasury bill issuance will average R21.8 billion a year, reducing short-term refinancing risk.

Table 7.7 Domestic short-term borrowing

	2016/17			2017/18		2016/17	2017/18
R million	Opening balance	Net change	Closing balance	Net change	Closing balance	Weekly auction estimates	
Corporation for Public Deposits	**27 194**	**–**	**27 194**	**–**	**27 194**		
Treasury bills	**209 468**	**41 000**	**250 468**	**21 000**	**271 468**	**8 275**	**8 915**
91-days	32 884	5 300	38 184	-4 979	33 205	2 555	2 555
182-days	45 955	8 794	54 749	3 900	58 649	2 110	2 260
273-days	59 210	10 870	70 080	9 360	79 440	1 860	2 100
364-days	71 419	16 036	87 455	12 719	100 174	1 750	2 000
Total	**236 662**	**41 000**	**277 662**	**21 000**	**298 662**		

Source: National Treasury

86

CHAPTER 7: GOVERNMENT’S BORROWING REQUIREMENT AND OTHER OBLIGATIONS 87 Domestic long-term borrowing Longer-dated, rand-denominated debt accounts for about 78 per cent of government debt stock. In the 10 months ending 31 January 2017, government raised R141.5 billion by issuing domestic long-term debt. Of this amount, R110.8 billion was raised in fixed-rate bonds, R27.2 billion in inflation-linked bonds and R3.5 billion in retail savings bonds. Fixed-rate bond auctions performed as expected. During the year, bond yields decreased, making it cheaper for government to borrow. In contrast, take-up of inflation-linked bonds declined. During the second half of 2016/17 there were six under-subscribed and three under-allotted inflationlinked bond auctions. Global interest in South African bonds remains strong. International investors held 36 per cent of rand-denominated bonds as at end- December 2016, up from 32.4 per cent in 2015. These holdings amounted to R558 billion, an increase of R107 billion from the previous year. Table 7.8 Domestic long-term borrowing, 2016/17 As at 31 January 2017 Bond code (coupon rate; maturity) Fixed-rate1 1 14 255 9.4 R2023 (7.75%; 2023) 2 934 8.7 3.4 R186 (10.5%; 2025/26/27) 2 931 9.0 4.3 R2030 (8%; 2030) 4 112 9.5 3.3 R213 (7%; 2031) 2 849 9.1 3.3 R2032 (8.25%; 2032) 4 367 9.6 2.9 R2035 (8.88%; 2035) 1 8 232 9.3 2.9 R209 (6.25%; 2036) 1 862 9.3 4.4 R2037 (8.5%; 2037) 1 6 524 9.5 3.2 R2040 (9%; 2040) 1 8 144 9.5 2.2 R214 (6.5%; 2041) 3 212 9.5 2.3 R2044 (8.75%; 2043/44/45) 1 7 474 9.6 2.7 R2048 (8.75%; 2047/48/49) 1 8 190 9.6 2.9 Retail 3 424 8.5 Inflation-linked 2 7 278 2.0 I2025 (2%; 2025) 1 414 1.7 1.9 I2029 (1.88%; 2029) 5 589 2.0 1.7 I2033 (1.88%; 2033) 6 266 1.9 2.1 I2046 (2.5%; 2046) 5 497 2.0 2.7 I2050 (2.5%; 2049/50/51) 8 442 2.0 2.1 Retail 70 2.0 Total 1 41 533 1. Includes non-competitive auction allocations of R22.7 billion Source: National Treasury Cash value (R million) Average yield (%) Average bid-to-cover ratio (times) Longer-dated, randdenominated bonds account for about 78 per cent of government debt stock International investors have increased their holdings of rand-denominated bonds to 36 per cent of total

2017 BUDGET REVIEW

Figure 7.1 Ownership of domestic government bonds


100
90
80
70
60
50
40
30
20
10
0
Per cent
2011
2012
2013
2014
2015
2016
9.6
11.6
16.9
33.3
28.6
7.9
9.4
17.0
29.8
35.9
11.2
8.6
14.6
29.2
36.4
9.4
8.2
14.7
31.7
36.1
11.1
8.3
17.6
30.6
32.4
10.7
7.2
17.8
28.3
36.0
International investors
Pension funds
Monetary institutions
Insurers
Other

Source: Share Transactions Totally Electronic

Between February 2015 and January 2017, government's bond-switch programme exchanged a total of R130.4 billion in short-dated debt for long-dated debt, reducing pressure on the loan portfolio over the next four years. Table 7.9 shows which bonds have been switched and the bonds they have been exchanged for.

Over the medium term, fixed-rate bonds, which account for 80 per cent of domestic bond issuance, will anchor the portfolio, allowing government to manage interest rate risk. Issuance of inflation-linked bonds will be limited to 20 per cent to minimise the effect of revaluation on debt stock. New issuance in domestic capital markets will increase from R173.1 billion in 2016/17 to R191.5 billion in 2017/18, reaching R197 billion in 2019/20. Retail savings bonds, which encourage household savings, will provide funding of about R3.5 billion.

Table 7.9 Domestic bond-switch programme as at 31 January 2017[1]

Source bonds Bond code (coupon rate; maturity)	Value R million	Destination bonds	
R203 (8.25%; 2017)	36 780	R186 (10.5%; 2025/26/27)	31 914
R204 (8%; 2018)	32 975	R2030 (8%; 2030)	27 846
R207 (7.25%; 2020)	30 150	R2032 (7%; 2031)	13 117
R208 (6.75%; 2021)	30 480	R2035 (8.88%; 2035)	2 696
		R2037 (8.5%; 2037)	17 942
		R2040 (9%; 2040)	3 462
		R214 (6.5%; 2041)	654
		R2044 (8.75%; 2043/44/45)	9 261
		R2048 (8.75%; 2048)	19 812
Total[2]	**130 385**	**Total[2]**	**126 704**

1. Domestic bond-switch programme as of February 2015

2. Difference due to the net of premiums, discounts and interest paid/received on source and destination bonds

Source: National Treasury

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CHAPTER 7: GOVERNMENT'S BORROWING REQUIREMENT AND OTHER OBLIGATIONS

International borrowing

Global debt issuances help diversify borrowing

Government issues debt in global capital markets to meet part of its foreign-currency commitments, set benchmarks and diversify funding sources. The rand equivalent of these loans and interest payments changes with the exchange rate. To manage this risk, portfolio benchmarks limit foreign-currency debt to 15 per cent of the portfolio. Over the medium term, borrowing in global markets will average US$2 billion per year.

Government's foreign-currency financing levels were revised upwards in 2016/17, partly to cater for large redemptions, which reach US$3.1 billion in 2019/20. Government issued bonds of US$1.25 billion in April 2016 and US$3 billion in September 2016. The latter transaction consisted of US$2.3 billion of new issuance and US$710 million in bond exchanges. About US$1.2 billion of the new issuance will be used as pre-funding to manage medium-term loan redemptions.

US and UK investors were largest purchasers of international bonds, with growing interest from Asia

US and UK investors were the largest participants in South Africa's recent international issuance, taking up 37 per cent and 33 per cent respectively of the US$3 billion of bonds on offer. Participation by Asian investors reached 10 per cent, the highest level since South Africa re-entered global capital markets in 1994. Table 7.10 shows government's foreign-currency commitments and financing.

Table 7.10 Foreign-currency commitments and financing

US$ million	2015/16	2016/17	2017/18	2018/19	2019/20
	Outcome	Estimate	Medium-term estimates		
Commitments					
Redemptions	-304	-1 079	-308	-157	-3 099
Interest	-744	-714	-961	-1 068	-1 133
Departmental	-652	-840	-753	-749	-748
Total	**-1 700**	**-2 633**	**-2 022**	**-1 974**	**-4 980**
Financing					
Loans	–	3 600	2 000	2 000	2 000
Purchases	717	256	666	666	606
Interest	119	86	82	82	82
Change in cash balances[1]	864	-1 309	-726	-774	2 292
Total	**1 700**	**2 633**	**2 022**	**1 974**	**4 980**

1. A negative value indicates an increase in cash balances. A positive value indicates that cash is used to finance part of the borrowing requirement
Source: National Treasury

Cash balances

Total operational cash balances stood at R45.1 billion at the beginning of 2016/17. As Table 7.11 shows, these balances will increase sharply over the medium term to prefund large redemptions due in 2019/20, before returning to R45 billion in the outer year.

89

2017 BUDGET REVIEW

Table 7.11 Change in cash balances

R million	2015/16 Outcome	2016/17 Budget	2016/17 Revised	2017/18	2018/19	2019/20
				Medium-term estimates		
Rand currency						
Opening balance	**120 304**	**115 657**	**112 249**	**112 157**	**112 157**	**116 157**
Closing balance	**112 249**	**112 157**	**112 157**	**112 157**	**116 157**	**112 157**
of which:						
Tax and loan accounts	*45 092*	*45 000*	*45 000*	*45 000*	*49 000*	*45 000*
Change in rand cash balance[1] (opening less closing balance)	**8 055**	**3 500**	**92**	**–**	**-4 000**	**4 000**
Foreign currency[2]						
Opening balance	**69 428**	**81 730**	**65 785**	**95 056**	**120 499**	**143 576**
Closing balance	**65 785**	**82 000**	**95 056**	**120 499**	**143 576**	**117 474**
US$ equivalent	*7 364*	*7 633*	*8 673*	*9 399*	*10 172*	*7 880*
Change in foreign currency cash balance[1] (opening less closing balance)	**3 643**	**-270**	**-29 271**	**-25 443**	**-23 077**	**26 102**
Total change in cash balances[1]	**11 698**	**3 230**	**-29 179**	**-25 443**	**-27 077**	**30 102**
Total closing cash balance	**178 034**	**194 157**	**207 213**	**232 656**	**259 733**	**229 631**
of which:						
Operational cash[3]	*45 092*	*45 000*	*56 344*	*66 525*	*82 452*	*45 000*
Official reserves[4]	*132 942*	*149 157*	*150 869*	*166 131*	*177 281*	*184 631*

1. A negative value indicates an increase in cash balances. A positive value indicates that cash is used to finance part of the borrowing requirement

2. Rand values at which foreign currency was purchased or borrowed

3. Deposits in rands and US dollars made with commercial banks and the Reserve Bank to meet government's commitments

4. Deposits in rands and US dollars made with the Reserve Bank from 2005 to 2010 to increase the level of official foreign exchange reserves. The increase is due to accrued interest and the rand book value of the portfolio increasing

Source: National Treasury

Contingent liabilities

Main contingent liabilities are from state-owned companies, independent power producers and RAF

Government closely monitors the status of its contingent liabilities – commitments that may give rise to financial obligations in future – and other fiscal obligations. Aside from debt, government's major obligations are guarantees to state-owned companies and independent power producers (IPPs), and provisions to multilateral institutions. The substantial underfunding of the Road Accident Fund (RAF), according to its actuarial valuation, also constitutes an obligation. Levels of risk vary, as do the likelihood of default and callability (when creditors call on the guarantee). Details of contingent liabilities and other obligations are shown in Table 11 of the statistical annexure.

Government guarantees

A guarantee is a commitment to take responsibility for a loan in the event of default; it enables the beneficiary to access funding that would otherwise be unavailable or to borrow at rates that reflect lower risk premiums. High levels of contingent liabilities can lead to an increase in the risk premium on sovereign debt. As a result, government seeks to maintain these liabilities within prudent levels.

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CHAPTER 7: GOVERNMENT’S BORROWING REQUIREMENT AND OTHER OBLIGATIONS Guarantees to public institutions Changes in government’s guarantee profile in 2016 were as follows: • In September, government granted South African Airways (SAA) an additional going-concern guarantee of R4.7 billion, increasing its total guarantees to R19.1 billion. • In October, government granted the Land Bank an additional R4.5 billion guarantee to lengthen the maturity profile of its debt. This will bring its total guarantees to just over R11 billion. • The R7 billion guarantee to the Reserve Bank for the bailout of African Bank expired in February 2016 without being called on. It has been replaced with a R3 billion guarantee. As a result of these changes, guarantees to public institutions are expected to increase by R7.8 billion, from R469.9 billion in 2015/16 to R477.7 billion in 2016/17. Over the same period, exposure (the amount that the state-owned companies have borrowed against their guarantee) is expected to rise by R52.5 billion. The main changes to guarantees were: Additional guarantees made to SAA and Land Bank during 2016 Guarantees to state-owned companies remain major risk to fiscus Eskom is expected to use R43.6 billion of its guarantee in 2016/17 and R22 billion annually over the medium term. SAA has used R3.5 billion of a R4.7 billion going-concern guarantee, with the remainder likely to be used in 2017/18. The South African National Roads Agency Limited used R2.9 billion of its guarantee in 2016/17, increasing exposure to R30.1 billion. The full guarantee is expected to be used by 2018/19. The South African Post Office increased its exposure by R2.6 billion in 2016/17, utilising nearly all of its R4.4 billion guarantee. Guarantees to some state-owned companies remain a major risk to the fiscus. Guarantees to independent power producers Last year, in line with global standards, government began to categorise power-purchase agreements between Eskom and IPPs as contingent liabilities. These liabilities can materialise in two ways. If Eskom runs short of cash and is unable to buy power as stipulated in the power-purchase agreement, government will have to loan the utility money to honour its obligations. If government terminates power-purchase agreements because it is unable to fund Eskom, or there is a change in legislation or policy, government would also be liable. Both outcomes are unlikely. Government has committed to procure up to R200 billion in renewable energy from IPPs. As at March 2017, exposure to IPPs – which represents the value of signed projects – is expected to amount to R125.8 billion. Exposure is expected to decline to R104.1 billion in 2019/20. Exposure to IPPs, now at R125.8 billion, declines to R104.1 billion in outer year 91

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Table 7.12 Government guarantee exposure[1]

R billion	2014/15 Guarantee	2014/15 Exposure[2]	2015/16 Guarantee	2015/16 Exposure[2]	2016/17 Guarantee	2016/17 Exposure[2]
Public institutions	**469.6**	**220.9**	**469.9**	**255.8**	**477.7**	**308.3**
of which:						
Eskom	*350.0*	*149.9*	*350.0*	*174.6*	*350.0*	*218.2*
SANRAL	*38.9*	*27.4*	*38.9*	*27.2*	*38.9*	*30.1*
Trans-Caledon Tunnel Authority	*25.6*	*20.8*	*25.8*	*21.2*	*25.7*	*20.7*
South African Airways	*14.4*	*8.4*	*14.4*	*14.4*	*19.1*	*17.9*
Land and Agricultural Bank of South Africa	*6.6*	*2.1*	*6.6*	*5.3*	*11.1*	*5.4*
Development Bank of Southern Africa	*12.9*	*4.1*	*13.9*	*4.4*	*12.7*	*4.2*
South African Post Office	*1.9*	*0.3*	*4.4*	*1.3*	*4.4*	*3.9*
Transnet	*3.5*	*3.8*	*3.5*	*3.8*	*3.5*	*3.8*
Denel	*1.9*	*1.9*	*1.9*	*1.9*	*1.9*	*1.9*
South African Express	*1.1*	*0.5*	*1.1*	*0.5*	*1.1*	*1.0*
Industrial Development Corporation	*1.6*	*0.3*	*2.0*	*0.2*	*1.9*	*0.2*
South African Reserve Bank	*7.0*	*–*	*3.0*	*–*	*3.0*	*–*
Independent power producers	**200.2**	**96.2**	**200.2**	**114.0**	**200.2**	**125.8**
Public-private partnerships[3]	**10.1**	**10.1**	**10.3**	**10.3**	**10.9**	**10.9**

1. A full list of guarantees is given in Table 11 of the statistical annexure
2. Total amount of borrowing and accrued interest for the period made against the guarantee
3. This amount only includes the national and provincial PPP agreements
Source: National Treasury

Guarantees to public-private partnerships

Contingent liability exposure from public-private partnerships (PPPs) arises mainly from government's obligation to a private party in the case of a contract termination (referred to as the maximum likelihood exposure). It also occurs if government has agreed to top up a shortfall if the project does not generate the minimum revenue set out in a contract with the private party. During 2016/17, contingent liabilities from PPPs increased by about R600 million, mainly due to the R1.5 billion project to construct a new building for Statistics South Africa. Total exposure is expected to decline from R10.9 billion in 2016/17 to R7.5 billion in 2019/20 as the contract comes to a close. Annexure E provides details on PPPs.

Provisions for multilateral institutions

Provisions for multilateral institutions to grow as South Africa increases stake in New Development Bank

South Africa subscribes to shares in multilateral institutions such as the International Monetary Fund and the World Bank. Government has an obligation to recapitalise these institutions, in the unlikely event that they run into financial difficulty, by paying for shares that are subscribed but not paid for. Given that the rand has depreciated less than forecast in the 2016 Budget, provisions for multilateral institutions have declined from a projected R240 billion to R218 billion for 2016/17. Provisions are expected to increase to R300 billion in 2019/20 as South Africa increases its stake in the New Development Bank.

Other obligations

Government's other obligations are shown in Table 11 of the statistical annexure. Government's commitments to the Export Credit Insurance

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CHAPTER 7: GOVERNMENT’S BORROWING REQUIREMENT AND OTHER OBLIGATIONS Corporation of South Africa amounted to R16.4 billion in 2015/16. This reflects the net underwriting exposure of the company and its total assets. The contingent liability for post-retirement medical assistance to government employees amounted to R69.9 billion. This reflects the estimated present value of government’s future commitment for state employees. Legal claims against government departments were estimated at R61.4 billion. Obligations for the RAF amount to R143.3 billion, reflect the provision on the fund’s books for claims incurred but not yet reported. The finances of the RAF are discussed in more detail in Chapter 8. Net valuation profits and losses Government’s largest contingent asset is the Gold and Foreign Exchange Contingency Reserve Account. This account reflects profits and losses on gold and foreign exchange reserves, held by the Reserve Bank to meet foreign exchange obligations and maintain liquidity in the presence of external shocks. The balance on this account is split into transactions with cash flow and non-cash flow valuations. Due to the appreciation of the rand, unrealised gains are expected to amount to R242 billion by end-March 2017, a decline of R63 billion compared with 2015/16. Government will settle R388 million in losses. Summary Over the last year, notwithstanding volatility in global markets, threats of a sovereign rating downgrade, political uncertainty and weak domestic growth, government’s resilient fiscal and debt management policies enabled it to continue raising the finance needed to meet its spending commitments. The medium-term financing strategy will focus on refinancing risks and maintaining the quality of the debt portfolio, in line with best-practice benchmarks. Resilient fiscal and debt management policies enabled government to finance borrowing 93

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8 Financial position of public-sector institutions Overview PTo deliver on their mandates, they need to be well governed and ublic-sector institutions, some of which dominate strategic sectors, Public-sector institutions need to be financially sound to achieve their mandates can play an important part in transforming South Africa’s economy. financially sound. This chapter reviews the financial position of major state-owned companies, development finance institutions, social security funds and the Government Employees Pension Fund. It also provides an overview of reforms under way to stabilise financially troubled entities. State-owned companies operate in a wide range of sectors, such as energy, transport, telecommunications and water, and are responsible for much of the infrastructure on which the economy relies. Eskom, Transnet and the South African National Roads Agency Limited (SANRAL) account for about 42 per cent of public-sector capital formation. Over the past year, Eskom continued its capital investment programme – bringing new generating capacity to the electricity grid – and maintained steady power 95 In brief • Public-sector institutions play a central role in achieving South Africa’s development goals. To deliver on their mandates, they need to be financially sound. • The public-sector borrowing requirement will be R254.4 billion, or 5.8 per cent of GDP, in 2016/17, revised up by R32.8 billion since the 2016 Budget. • State-owned companies project total capital spending of R432.8 billion over the medium term, with borrowing reaching R307.1 billion. • Over the next two years, the aggregate loan portfolio of development finance institutions is projected to increase by 20.5 per cent to R195.9 billion, with support targeting farmers, industrial development and municipal infrastructure. • The deteriorating financial position of the social security funds is a serious risk, owing to growing liabilities at the Road Accident Fund and the Compensation Fund.

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supply. Transnet continued to invest in getting more freight from road to rail. SANRAL maintained the road network at a high standard.

Development finance institutions support industry, agriculture and infrastructure

Development finance institutions fund infrastructure expansion, industrial development and agriculture, and improve access to housing and small business loans. During 2016, the Land Bank helped hundreds of black farmers increase cultivation; the Development Bank of Southern Africa (DBSA) supported energy, roads, water and sanitation projects benefiting about 2 million urban households; and the Industrial Development Corporation (IDC) approved 180 transactions valued at R14.5 billion.

Social security funds and the Government Employees Pension Fund compensate people who are out of work or injured, support a savings culture and promote investments that have a social impact. These funds support millions of pensioners, unemployed and injured workers.

State-owned companies and development finance institutions must operate independently of national budget

None of these public institutions should depend directly on the budget for revenue, but their financial condition has significant consequences for the fiscus. Well-managed and financially stable entities can support economic transformation and strengthen government's ability to accelerate national development.

At a consolidated level, the financial position of public entities improved in 2015/16. State-owned companies continue to bolster their aggregate net asset position (assets minus liabilities), largely as a result of capital investments and positive earnings. Table 8.1 shows the combined financial position of public institutions.

Table 8.1 Combined financial position of selected categories of public institutions

R billion	2013/14	2014/15	2015/16
State-owned companies			
Total assets	912.5	1 042.2	1 180.9
Total liabilities	635.0	738.9	819.0
Net asset value	**277.5**	**303.3**	**361.8**
Development finance institutions[1]			
Total assets	249.1	243.6	254.3
Total liabilities	106.6	113.5	125.7
Net asset value	**142.5**	**130.2**	**128.6**
Social security funds			
Total assets	144.8	174.1	191.1
Total liabilities	111.4	151.7	194.4
Net asset value	**33.4**	**22.4**	**-3.2**
Other public entities[2]			
Total assets	684.6	763.8	805.2
Total liabilities	138.1	154.4	167.9
Net asset value	**546.5**	**609.5**	**637.3**

1. Institutions listed in schedule 2, 3A and 3B of the PFMA

2. State-owned institutions without a commercial mandate and listed in either schedule 1 or 3 of the PFMA such as the National Library of South Africa

Source: National Treasury

The decline in the overall net asset position of development finance institutions resulted mainly from losses on the IDC's equity portfolio. The net asset value of social security funds declined owing to a sharp upward revision of liabilities at the Road Accident Fund and Compensation Fund.

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A number of state-owned companies face serious financial problems. In recent years, these have led to lower rates of return and deteriorating balance sheets, prompting requests for capital injections and/or state guarantees. Poor financial health makes these companies more susceptible to rating downgrades, compounding their financial difficulties. Government reforms aim to make public entities stable and more efficient, so that they are able to contribute to higher growth and employment.

Reforms aim to make public entities stable and more efficient

The public-sector borrowing requirement

Government's budget deficit indicates how much the state needs to borrow to finance its spending. The public-sector borrowing requirement is a broader indicator that includes government's borrowing needs, as well as those of state-owned companies and local government – mainly to finance their capital expenditure requirements. In 2016/17 it will amount to R254.4 billion, or 5.8 per cent of GDP. This is R32.8 billion more than was projected in the 2016 Budget, reflecting a larger consolidated budget deficit and higher borrowing estimates by state-owned companies – primarily Eskom and Transnet.

Public-sector borrowing requirement for 2016/17 is R32.8 billion higher than projected

Table 8.2 Public-sector borrowing requirement[1]

	2013/14	2014/15	2015/16	2016/17		2017/18	2018/19	2019/20
		Outcome		Budget	Budget		Medium-term estimates	
R billion/percentage of GDP				2016	2017			
Main budget	160.4	166.4	168.4	156.3	170.5	166.8	171.2	180.7
Social security funds	-13.5	-15.8	-18.9	-20.6	-19.8	-21.4	-23.2	-24.4
Provinces	-4.3	-6.2	-0.6	1.0	0.6	-0.6	-0.8	-1.0
Public entities	-6.6	-9.5	-7.1	1.0	-2.6	4.1	-5.7	-9.9
RDP Fund[2]	-0.6	-0.4	0.5	1.2	-0.8	0.2	0.4	0.4
Consolidated government	**135.4**	**134.6**	**142.2**	**138.9**	**147.9**	**149.0**	**141.9**	**145.8**
	3.7%	*3.5%*	*3.5%*	*3.2%*	*3.4%*	*3.1%*	*2.8%*	*2.6%*
Local authorities	**7.8**	**9.4**	**11.0**	**9.8**	**11.4**	**11.0**	**11.3**	**11.5**
	0.2%	*0.2%*	*0.3%*	*0.2%*	*0.3%*	*0.2%*	*0.2%*	*0.2%*
State-owned companies[3]	**57.1**	**79.6**	**121.9**	**72.9**	**95.0**	**91.8**	**84.0**	**85.3**
	1.6%	*2.1%*	*3.0%*	*1.7%*	*2.2%*	*1.9%*	*1.6%*	*1.5%*
Borrowing requirement	**200.3**	**223.6**	**275.1**	**221.6**	**254.4**	**251.7**	**237.1**	**242.6**
	5.5%	*5.8%*	*6.7%*	*5.1%*	*5.8%*	*5.3%*	*4.6%*	*4.4%*

1. A negative number indicates a surplus and a positive number a deficit
2. Reconstruction and Development Programme Fund
3. SANRAL and Trans-Caledon Tunnel Authority are included as public entities under consolidated government borrowing
Source: National Treasury

In 2015/16, borrowing by the six largest state-owned companies – the Airports Company of South Africa (ACSA), Eskom, SANRAL, SAA, the Trans-Caledon Tunnel Authority (TCTA) and Transnet – reached R128 billion. Eskom and Transnet accounted for 74 per cent of the total. Foreign debt funding was lower than estimated, reaching R29.5 billion compared with an expected R42.6 billion.

The six companies project aggregate borrowing of R102.6 billion in 2016/17, and R307.1 billion between 2017/18 and 2019/20. Gross foreign borrowings are expected to account for the majority of total funding over the medium term, largely as a result of Eskom's efforts to obtain more developmental funding from multilateral lenders.

Foreign borrowings expected to account for most of state-owned companies' funding

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2017 BUDGET REVIEW Borrowing by local authorities averages R11.2 billion over the next three years. Chapter 6 discusses the scope for expanded municipal borrowing to finance infrastructure expansion. In the national accounts, development finance institutions are not included in the public-sector borrowing requirement. Their borrowing plans, discussed later in this chapter, amount to R78 billion in 2017/18. There is scope for expanded municipal borrowing to finance infrastructure construction State-owned companies A sound legal framework governs state-owned companies. It includes the Public Finance Management Act (PFMA) (1999), Treasury regulations, the Companies Act (2008), codes of corporate governance, their own founding acts and memoranda of incorporation. This framework sets out explicit rules covering financial management, governance, transparency and accountability. In addition, independent bodies regulate the ports and electricity, piped-gas, aviation and petroleum industries. The regulators set and approve tariffs and prices to ensure that state-owned companies balance their interests with those of households and businesses. Yet operational inefficiencies, poor procurement practices, weak corporate governance and failures to abide by fiduciary obligations have plagued several companies that are now in serious financial difficulty. Addressing this requires not only stabilisation measures at troubled entities, but a broader restructuring of state-owned companies to ensure they can deliver on their developmental mandates. Government’s programme to reform state-owned companies targets both short-term stabilisation measures and long-term efforts to strengthen the governance framework of these entities. In November 2016, Cabinet: Private-sector participation framework for infrastructure projects • Endorsed a framework to guide collaboration between state-owned companies and the private sector on infrastructure projects. Adopted a guideline for the remuneration and incentive standards for directors of state-owned entities. Approved the broad thrust of a guide for the appointment of boards and executive officers. Recommended further consultation on the first draft of a new government shareholder policy, which will culminate in overarching legislation for state-owned companies. Noted the proposal to determine and cost the developmental mandates of state-owned enterprises. Since 2011/12, state-owned companies have spent R514.4 billion on infrastructure Since 2011/12, state-owned companies have spent a total of R514.4 billion on infrastructure, mostly in energy, transport and logistics. Transnet’s investment in new locomotives and rail infrastructure helped raise capacity by 26.4 million tons in the general freight business, 9 million tons on the export coal line and 7.2 million tons on the export iron ore line. Eskom has increased generating capacity by 1 893MW as new units have come online. During 2015/16 ACSA spent R1.3 billion on improvements and refurbishments at airports across the country. Capital expenditure by state-owned companies over the next three years is projected at R432.8 billion, with Eskom, Transnet and SANRAL accounting for 42 per cent of public-sector capital formation. Annexure D contains further details. 98

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Table 8.3 Borrowing requirement of selected state-owned companies[1]

	2015/16		2016/17	2017/18	2018/19	2019/20
R billion	Budget	Outcome	Revised	Medium-term estimates		
Domestic loans (gross)	**65.5**	**98.5**	**53.1**	**39.0**	**46.2**	**47.1**
Short-term	13.8	21.8	23.3	7.8	12.4	11.9
Long-term	51.7	76.7	29.8	31.2	33.9	35.1
Foreign loans (gross)	**42.6**	**29.5**	**49.5**	**62.7**	**55.7**	**56.4**
Long-term	42.6	29.5	49.5	62.7	55.7	56.4
Total	**108.1**	**128.0**	**102.6**	**101.7**	**102.0**	**103.4**
Percentage of total:						
Domestic loans	*60.6%*	*77.0%*	*51.7%*	*38.4%*	*45.3%*	*45.5%*
Foreign loans	*39.4%*	*23.0%*	*48.3%*	*61.6%*	*54.7%*	*54.5%*

1. Airports Company of South Africa, Eskom, SANRAL, SAA, Transnet and Trans-Caledon Tunnel Authority
Source: National Treasury

Difference between return on equity and government's borrowing rate represents loss of value to public sector

While state-owned companies have a developmental mandate, the 16 largest companies are required to be financially sustainable under the PFMA. In 2015/16, their combined return on equity, which measures how much profit is generated with shareholder funds, was 0.8 per cent. Using the R186 bond as a proxy, government's average cost of borrowing is 8 per cent. When government borrows at 8 per cent and provides capital to state-owned companies that are generating a lower return on equity, it represents value lost to the public finances.

Figure 8.1 Return on equity vs government bond yield


Per cent
8
6
4
2
0
-2
-4
2012
2013
2014
2015
2016
Return on equity
South African government bond (R186)

Source: State-owned companies' annual reports and National Treasury

Several sectors dominated by state firms would benefit from well-regulated, competitive markets

Several state-owned companies play a dominant role in key sectors of the economy. In those sectors, government's twin objectives of economic growth and transformation would be well served by a shift from monopoly control to well-regulated, competitive markets that are open to new entrants. Public companies would continue to play a strategic role, pursuing developmental mandates, but lowering the costs of business would enable inclusive economic development.

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Eskom

South Africa's electricity utility made headway on its capital expenditure programme over the past 24 months. One additional unit at Medupi power station and another at Kusile are expected to be in commercial operation by mid-2018, with the remaining units expected to be operating by 2022, adding 10.1GW of electricity to the national grid.

Higher prices and containment of primary costs improved Eskom's profitability

Eskom's financial performance improved in 2015/16 as a result of a 12.7 per cent tariff hike, with revenue increasing by 10.5 per cent to R161 billion. In addition, government's R23 billion equity injection and the conversion of the R60 billion subordinated loan to equity, have shored up the balance sheet. Higher prices and containment of primary costs improved profitability. Earnings before interest, tax, depreciation and amortisation grew by 37.4 per cent to R31 billion.

Government has extended Eskom's R350 billion guarantee from 31 March 2017 to 31 March 2023. The extension will allow the utility to use the remaining portion of the guarantee to complete its current capital expenditure programme through 2023. As at 31 December 2016, R187 billion of the R350 billion government guarantees had been drawn down and it is expected that R218.2 billion will be utilised by 2016/17 year-end. Eskom increased planned borrowings in 2016/17 from R46.8 billion to R68.5 billion. The increase results from Eskom's revised assumptions of cost savings and lower-than anticipated tariffs during the current price determination period. From 2017/18, foreign loans are expected to account for 77.3 per cent of Eskom's total funding.

Decision on tariff hikes and recovery of municipal arrears will affect Eskom's financial position

The scale of tariff hikes and recovery of municipal debt will affect Eskom's financial position. The utility has appealed a High Court ruling setting aside the regulator's decision to grant it a 9.4 per cent tariff increase for 2016/17. As at 31 December 2016, municipal arrears to Eskom stood at R9.7 billion, 72 per cent of which was owed by 20 municipalities.

Transnet

South Africa's freight rail, ports and pipelines utility grew revenues by 1.7 per cent to R62.2 billion during 2015/16. Capital investment amounted to R34.3 billion, including R8.8 billion for locomotives, R2.3 billion for wagons, R2.3 billion to sustain rail infrastructure and R1.3 billion for a new multi-product pipeline. Transnet reported freight rail volume of 214.2 million tons, down from 226.6 million tons in the prior year. Its capital investment programme focuses on upgrading and modernising ports, rail and pipeline infrastructure. In the five years ended 2015/16, Transnet had spent R122.4 billion on capital expenditure.

Transnet plans capital investments of R273 billion

Transnet has adjusted to the weak economic environment by rescheduling part of its capital spending plans. Over the next seven years, it plans capital investments of R273 billion, to be funded by earnings and borrowings against its balance sheet. Foreign borrowing will decline.

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CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS South African Airways SAA pared its losses from R5.6 billion in 2014/15 to R1.5 billion in 2015/16. The improvement resulted mainly from lower fuel prices and lower asset impairments. However, the carrier remains technically insolvent. Its going-concern status depends on state guarantees totalling R19.1 billion. Government continues to help SAA secure funding with its existing lenders. A new board, appointed in September 2016, finalised the 2014/15 and 2015/16 annual financial statements as required by law. The board is finalising the recruitment process for a chief executive officer and a chief financial officer. The process will be submitted for government’s consideration and approval. SAA’s liquidity constraints are expected to persist over the medium term. Government will work closely with the board to reduce associated risks. During 2017/18, government will provide some financial support to SAA in a manner that does not increase the budget deficit. The support will strengthen the new board’s ability to effect a comprehensive turnaround strategy that allows SAA to function on a financially sustainable basis. Advisors are assisting government with a review of the state’s aviation assets. The review is expected to be complete by the end of March 2017. The goal is to develop a stronger, more efficient and sustainable state aviation sector. The possibility of merging SAA with South African Express, and introducing a strategic equity partner, will be considered. SAA remains technically insolvent; its going-concern status rests on government guarantees of R19.1 billion Review of state aviation assets to be complete by end-March 2017 South African Post Office The South African Post Office (SAPO) aims to return to profitability by 2017/18. In 2015/16, it recorded a R1.14 billion loss, down from a loss of R1.5 billion in 2014/15. The improvement was mainly attributed to reduced costs. Revenue fell by about R440 million due to the knock-on effects of a protracted strike in the prior year and liquidity constraints, which affected its ability to pay creditors and suppliers. SAPO is working to stabilise its traditional mail service, grow its logistics and parcel delivery business, and expand Postbank. To reduce high staff costs, voluntary severance packages will be offered in phases. Since 2014, government has granted SAPO guarantees of R4.44 billion, enabling it to raise R2.7 billion to fund its operations and execute a turnaround. Government reprioritised other expenditure to provide SAPO with a recapitalisation tranche of R650 million in April 2016. Government continues to closely monitor the financial position of SAPO. Postbank has a temporary banking license and will be corporatised over the medium term. Postbank’s application for a full banking licence has been submitted to the Reserve Bank. The appropriate holding company structure, as well as the additional capital that may be required to give effect to this structure, is under discussion. Postbank has a temporary banking license and will be corporatised over medium term South African National Roads Agency Limited SANRAL is responsible for the 21 946km national road network connecting major cities, towns and rural areas. Toll roads, financed 101

2017 BUDGET REVIEW through public-private partnerships or capital market borrowings, make up 15 per cent of the network; the remaining 85 per cent is financed through allocations from the national budget. During 2015/16, SANRAL recorded total revenues of R11.6 billion, down marginally from R11.7 billion in 2014/15. Over the medium term, government has allocated R1.2 billion to SANRAL to compensate for the reduction in the standard toll tariff on the Gauteng Freeway Improvement Project from 60c to 30c per kilometre, and the halving of monthly caps. Some degree of uncertainty around Gauteng toll fees persists. However, investor confidence has returned, as demonstrated by SANRAL’s two successful bond auctions during the second half of 2016. It plans to borrow R35.5 billion in the domestic market over the medium term in addition to its total borrowings of R48.8 billion as of 31 March 2016. SANRAL held two successful bond auctions during second half of 2016 Passenger Rail Agency of South Africa The Passenger Rail Agency of South Africa (PRASA) runs Metrorail, which provides the bulk of public commuter rail services, and the long-distance mainline passenger rail service. During 2015/16, cost-containment efforts yielded savings of R403 million. But fare revenue, the largest source of revenue after operational subsidies, declined by 7 per cent or R205 million, due to lower volumes. PRASA is in the third year of a 10-year, R53 billion capital expenditure programme to renew its fleet of rolling stock. It expects to deliver 70 new train sets, 1 230 refurbished coaches for Metrorail and Shosholoza Meyl, and complete 141 train station improvement projects over the medium term. Over the medium term, the Department of Transport will provide a capital transfer of R49.3 billion to PRASA. PRASA expects to deliver 70 new train sets and 1 230 refurbished coaches over medium term Trans-Caledon Tunnel Authority The TCTA raises debt to finance water infrastructure projects. As at the end of 2015/16, 89 per cent of the debt raised was in the domestic market. The company receives no allocations from government but has a R25.7 billion guarantee facility. TCTA’s outstanding debt increased by R557 million to R28.4 billion in 2015/16 due to drawdowns for two projects – the Mooi-Mgeni transfer scheme in KwaZulu-Natal and the Komati water scheme augmentation project in Mpumalanga. The authority maintained its borrowing within prescribed limits. Over the medium term, TCTA’s activities include financing the Lesotho Highlands Phase 2 project, which provides water to Gauteng. The borrowing limit for Lesotho Highlands includes financing acid mine drainage in the Witwatersrand basin. Phase 2 of the Mokolo-Crocodile Water Augmentation project, in Limpopo, is expected to start in 2017/18. TCTA, which delivers water infrastructure, receives no government allocations, but has R25.7 billion guarantee Development finance institutions South Africa’s development finance institutions advanced loans of R65.3 billion during 2015/16 to support industrial development, infrastructure, agriculture and housing. Over the next two years, their aggregate loan portfolio is projected to increase by 20.5 per cent to R195.9 billion to support projects in these areas. Development finance institutions advanced loans of R65.3 billion during 2015/16 102

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As Table 8.4 shows, the net asset value position of major development finance institutions declined marginally during 2015/16 to R120.2 billion from R121.2 billion a year earlier. The decline resulted mainly from losses on the IDC's equity portfolio associated with lower commodity prices.

Table 8.4 Financial position of selected development finance institutions

	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R billion		Outcome		Estimate	Forecasts	
IDC						
Total assets	138.6	122.3	121.3	128.1	151.9	171.4
Loan book	20.8	22.4	23.9	37.8	43.8	48.9
Equity and other investments	117.8	99.9	97.4	90.3	108.1	122.5
Total liabilities	31.6	32.4	36.5	43.9	55.4	58.2
Net asset value	107.0	89.9	84.8	84.2	96.5	113.2
DBSA						
Total assets	63.8	70.9	82.3	94.3	103.4	110.6
Loan book	50.8	58.0	70.8	84.6	93.2	100.3
Equity and other investments	13.0	12.9	11.6	9.7	10.2	10.3
Total liabilities	43.9	47.3	53.1	64.1	72.2	78.3
Net asset value	19.9	23.7	29.3	30.2	31.2	32.3
Land Bank						
Total assets	36.8	40.5	41.4	43.6	47.6	51.7
Loan book	33.3	36.7	36.4	40.1	43.4	46.6
Equity and other investments	3.5	3.8	5.0	3.5	4.2	5.1
Total liabilities	30.0	32.9	35.3	37.0	40.4	43.8
Net asset value	6.8	7.6	6.1	6.7	7.2	7.9

Source: National Treasury

Smaller development finance institutions such as the National Empowerment Fund, National Housing Finance Corporation, and National Urban Reconstruction and Housing Agency promote financial inclusion by financing black businesses and housing for lower-income households not serviced by commercial banks. The combined asset value of these institutions contracted by 6.5 per cent to R9.2 billion in 2015/16 from R9.8 billion in the prior year, and their combined loan portfolio contracted by 12.3 percent to R3.4 billion.

Review of provincial development finance institutions complete

In 2016, government completed its review of provincial development finance institutions, and its findings have been consolidated with those of an earlier review of national development finance institutions. The recommendations for individual provincial agencies include strengthening risk management to reduce impairments, improving governance, enhancing monitoring and evaluation of development activities, and reducing costs and boosting self-generated revenue to improve financial sustainability. The results of the review are being canvassed within government, and will inform a broader discussion about development finance policy to be completed by the end of 2017/18. Consideration will be given to rationalising some institutions to create a more streamlined and effective development finance system.

DBSA, IDC and Land Bank to borrow R242.3 billion over medium term

During 2015/16, the three largest development finance institutions – the DBSA, the IDC and the Land Bank – borrowed R58.8 billion against a budgeted estimate of R76.2 billion. Lower-than-expected borrowings were the result of weak economic conditions, which reduced demand for development finance. The Land Bank accounted for 57 per cent of

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borrowing, followed by the DBSA (26 per cent) and the IDC (17 per cent). Borrowing is expected to increase to R65.3 billion in 2016/17 in line with demand. Medium-term borrowings, concentrated in domestic markets, are estimated at R242.3 billion.

Table 8.5 Borrowing requirement of selected development finance institutions[1]

	2015/16		2016/17	2017/18	2018/19	2019/20
R billion	Budget	Outcome	Revised	Medium-term estimates		
Domestic loans (gross)	**65.1**	**48.8**	**58.8**	**69.9**	**74.2**	**74.3**
Short-term	50.5	39.3	53.2	54.3	59.5	57.1
Long-term	14.6	9.5	5.6	15.5	14.7	17.2
Foreign loans (gross)	**11.1**	**10.1**	**6.5**	**8.0**	**9.1**	**6.7**
Long-term	11.1	10.1	6.5	8.0	9.1	6.7
Total	**76.2**	**58.8**	**65.3**	**77.9**	**83.3**	**81.1**
Percentage of total:						
Domestic loans	*85.4%*	*82.9%*	*90.0%*	*89.7%*	*89.1%*	*91.7%*
Foreign loans	*14.6%*	*17.1%*	*10.0%*	*10.3%*	*10.9%*	*8.3%*

1. Land Bank, DBSA and IDC

Source: National Treasury

Development Bank of Southern Africa

The DBSA provides infrastructure project preparation, financing and implementation programmes. During 2015/16, it supplied R8 billion for municipal energy, roads, water and sanitation projects benefiting about 2 million urban households. The bank's project management facility supported construction of 35 schools and 111 health clinics.

DBSA expects to increase developmental lending for infrastructure investment by about R26 billion

In 2015/16, the DBSA reported a net profit of R2.6 billion, up 116 per cent from R1.2 billion in the prior year. Loans grew by 23 per cent over the same period, reaching R69.5 billion. Loan disbursements reached a new high of R17.1 billion, of which R8.1 billion financed municipal infrastructure. Borrowings amounted to R15.3 billion in 2015/16 against a projected R18.2 billion. The bank plans to raise R21.4 billion in 2016/17, of which R14.9 billion is expected to be from domestic sources, mainly commercial paper issuances. Over the medium term, it expects to increase developmental lending for infrastructure investment by about R26 billion.

Land Bank

Land Bank loans supported cultivation of 254 909ha of arable land in 2015/16

The Land Bank disbursed R841 million in loans to emerging farmers during 2015/16, supporting the cultivation of 254 909ha of arable land. Despite the severe and lengthy drought, the Land Bank made a profit of R182 million in 2015/16, with its asset base increasing by 6 per cent to R41.4 billion. During this period the bank negotiated a R400 million drought relief facility with the IDC to assist farmers in affected areas. Planned borrowings for 2016/17 are estimated at R39.9 billion. During 2015/16 the Land Bank completed an organisational review, focused on restructuring its balance sheet, improving its operational efficiency and ensuring its sustainability. Government guarantees to the bank amount to just over R11 billion.

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Industrial Development Corporation

The IDC finances industrial development. Total assets declined by R1 billion to R121.3 billion in 2015/16. Weak commodity prices and the fluctuating rand exchange rate affected performance and reduced dividend income. Profit declined to R223 million for 2015/16, from R1.7 billion in the previous year. During 2015/16 the IDC approved loans to the value of R2.9 billion to promote black industrialists. Over the next three years it plans to raise R56.6 billion, of which R15 billion will be from international lenders, and to extend loans of R60 billion, focusing on agro-processing, chemicals, and mining and metals.

Weak commodity prices and volatile rand dragged down IDC profits and dividend income

National Housing Finance Corporation

The National Housing Finance Corporation (NHFC) provides affordable housing finance for low- to middle-income households. Despite reducing its cost-to-income ratio from 60 per cent in 2014/15 to 41 per cent in 2015/16, the corporation reported an operating loss of R56 million, following an operating profit of R40 million a year earlier. The decline was attributed to impairments, which surged by 122 per cent to R78 million, and a 150 per cent increase in bad debts written-off, totalling R110 million.

During 2017/18, the Department of Human Settlements aims to consolidate the three housing development finance institutions – the NHFC, the National Urban Reconstruction and Housing Agency and the Rural Housing Loan Fund.

Three housing development finance institutions to be consolidated

Social security funds

Social security funds provide social insurance benefits to employees and compensation for road accident victims.

Table 8.6 Financial position of social security funds

R billion	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
		Outcome		Estimate		Forecasts	
Unemployment Insurance Fund							
Total assets	94.3	113.6	124.7	156.2	174.2	192.7	192.7
Total liabilities	3.9	4.1	4.6	4.8	5.1	5.4	5.4
Net asset value	90.4	109.4	120.1	151.4	169.1	187.3	187.3
Compensation Fund							
Total assets	42.8	53.2	56.7	48.6	51.1	53.6	56.6
Total liabilities	9.1	30.0	34.7	10.9	11.7	12.2	12.8
Net asset value	33.8	23.2	21.9	37.7	39.4	41.5	43.8
Road Accident Fund							
Total assets	7.6	7.3	9.8	9.5	9.9	10.1	10.2
Total liabilities	98.4	117.6	155.1	192.5	230.0	278.0	339.0
Net asset value	-90.8	-110.2	-145.3	-183.0	-220.1	-267.9	-328.8

Source: National Treasury

The funds' balance sheets exhibit large financial imbalances. The Unemployment Insurance Fund, for example, has net assets of R120.1 billion. The Road Accident Fund's (RAF's) liabilities exceed its assets by R145.3 billion. This marked decline in solvency poses a risk to

Large financial imbalances of social security funds not sustainable over long term

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the RAF's operations and the fiscus, and highlights the importance of implementing long-delayed reforms.

Unemployment Insurance Fund

The UIF provides benefits to workers who are out of work due to retrenchment or illness, or on maternity leave. It is funded by employee and employer contributions. In 2015/16 it approved 720 625 claims. Over the medium term, the UIF expects to receive R59.5 billion in contributions and pay R31.3 billion in benefits. In the next three years, income from investments will be more than sufficient to cover the UIF's benefit pay-outs. The fund's surplus is expected to reach R160 billion.

Table 8.7 Revenue and expenditure of the Unemployment Insurance Fund

	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
R billion		Outcome		Estimate		Forecasts	
Revenue	**19.3**	**20.4**	**22.4**	**26.9**	**28.8**	**30.8**	**32.5**
Contributions	15.1	15.8	16.7	17.6	18.7	19.9	20.9
Interest and dividends	4.2	4.6	5.7	9.4	10.1	10.9	11.7
Expenditure	**19.3**	**20.4**	**22.4**	**26.9**	**28.8**	**30.8**	**32.5**
Benefits payments and other transfers	7.2	7.2	7.8	9.3	9.8	10.4	11.1
Other expenditure	1.4	1.6	1.9	2.4	2.7	2.9	3.1
Budget Balance	**10.8**	**11.5**	**12.6**	**15.1**	**16.0**	**17.6**	**18.4**

Source: Unemployment Insurance Fund

The Unemployment Insurance Amendment Act, which has come into effect, will result in enhanced maternity benefits and extend death and disability benefits. The UIF will contribute to job creation by allocating 20 per cent of its investment portfolio to socially responsible investments.

Road Accident Fund

RAF has been insolvent for more than 30 years

The RAF, which compensates victims of road accidents for losses and damages, has been insolvent for over 30 years. Total revenue collected by the fund increased in 2015/16 due to the 50c increase in the RAF levy in the fuel price in April 2015. This enabled the fund to settle additional claims, and payments increased from R21.5 billion in 2014/15 to R28.6 billion in 2015/16. Despite the rise in claims payments, claims finalised but not paid increased to R34 billion. The RAF's total liabilities in 2015/16 amounted to R155.1 billion. Of this amount, the fund's actuaries estimate that claims incurred to date, but not yet reported to the fund, exceed R143 billion. This represents future obligation to pay for accidents that have taken place, but against which claims have not yet been made.

Table 8.8 Revenue and expenditure of the Road Accident Fund

	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
R billion		Outcome		Estimate		Forecasts	
Revenue	19.9	21.7	31.5	35.3	36.9	38.9	41.2
Expenditure	23.5	23.1	30.5	35.5	36.8	39.0	41.2
Budget Balance	**-3.6**	**-1.5**	**1.0**	**-0.4**	**-0.0**	**-0.0**	**-0.0**

Source: National Treasury

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During 2016 draft legislation was prepared to create a new Road Accident Benefit Scheme to replace the RAF. Following a review process, a bill is expected to be tabled in Parliament this year. The new arrangement is designed to provide equitable, affordable and sustainable compensation and is based on social security principles, as opposed to the current liability insurance model. Once the new scheme is established, government will consider options to pay down the RAF liability.

Road Accident Benefit Scheme bill should be tabled in Parliament during 2016/17

Compensation Fund

The Compensation Fund supports victims of workplace injury and disease. It is funded mainly by levies paid by employers. While cash receipts grew by 8.3 per cent between 2014/15 and 2015/16, on an accrual basis revenues in 2015/16 declined to R11.35 billion from R14.7 billion in the previous year. At the same time expenditure increased to R12.4 billion from R8.0 billion in 2014/15 due to impairments on financial assets. As a result the fund recorded an accrual deficit of R1 billion in 2015/16.

Compensation Fund accrual deficit was R1 billion in 2015/16

The fund's net asset position declined to R21.9 billion in 2015/16 from R23.2 billion in 2014/15. Liabilities have been revalued to R34.7 billion from R10.2 billion in the 2016 *Budget Review* due to an increase in provisions for all outstanding claims and expected future claims. The Compensation Fund's liabilities are expected to decline to R12.8 billion by 2019/20 as it clears the claims backlog.

Government Employees Pension Fund

The Government Employees Pension Fund (GEPF) provides retirement security to 1.3 million employees and 423 130 pensioners. Total contributions to the fund in 2015/16 increased by R4.1 billion to R60.3 billion, mainly due to higher salaries.

Table 8.9 Selected income and expenditure of the GEPF

R billion	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16
Revenue						
Employer contributions	14.3	15.8	17.1	18.7	20.3	21.7
Employee contributions	25.7	28.4	30.8	33.5	36.1	38.6
Investment income[1]	40.6	44.5	49.9	54.0	68.5	69.0
Expenditure						
Benefits paid	29.9	37.2	43.2	57.9	85.8	83.1

1. Dividends on listed equities, interest on bonds and money market instruments and income from unlisted properties and unlisted investments excludes adjustments for the value of financial assets

Source: Government Employees Pension Fund

The GEPF paid out R83.1 billion in benefits during 2015/16, down slightly from R85.8 billion in the prior year, because of a decline in member resignations. Pensions will be increased by 6.6 per cent from April 2017 in line with the policy of granting increases of 75 to 100 per cent of the consumer price index rate if affordable.

GEPF will increase pensions by 6.6 per cent from April 2017

The 2016 actuarial valuation report showed the fund held R1.6 trillion in assets. This is sufficient to cover 115.8 per cent of its liabilities on a best-estimate basis, which measures the present value of future pension payments. On a stricter liability measure, taking into account the reserves the fund has to hold to make pensions payments and remain solvent, the

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2017 BUDGET REVIEW assets cover 79.3 per cent of liabilities. On both measures the funding position of the GEPF has deteriorated from the 2014 valuation. Table 8.10 Government Employees Pension Fund actuarial valuations 2008 2010 2012 2014 2016 R billion 707 614 829 801 737 1 082 1 039 1 012 1 476 1 426 1 174 1 715 1 630 1 407 2 055 Assets at market value Best estimate liabilities Liabilities including reserves Funding position on best estimate liabilities on liabilities including reserves 121.5% 83.1% 115.8% 79.3% 115.2% 85.3% 108.7% 74.1% 102.7% 70.4% Source: Government Employees Pension Fund Public Investment Corporation The Public Investment Corporation (PIC) invests the funds of the GEPF and the social security funds. Table 8.11 Breakdown of assets under management by the PIC in 2015/16 Government Employees Pension Fund1 Unemployment Insurance Fund Compensation Fund Other Total R billion Asset class Equity Bonds Money market Property Unlisted Investments 946.9 546.8 24.4 55.9 77.0 25.6 75.0 15.5 5.8 2.6 7.6 24.6 1.8 – 1.2 3.7 13.2 29.6 – – 983.7 659.6 71.2 61.6 80.8 1 650.9 124.4 35.3 46.4 1 857.0 Total 1. Includes the Associated Institutions Pension Fund Source: Public Investment Corporation and National Treasury At end-March 2016, the PIC had R1.9 trillion in assets under management. Of these funds, 88 per cent belonged to public employees and 10 per cent was managed on behalf of the social security funds. These investments must generate sufficient returns to pay pensions and social security obligations. Assets invested on behalf of the GEPF delivered returns of 9.2 per cent during 2015/16, compared with 15.9 per cent in 2014/15. In 2015/16 the PIC increased the size of its developmental investment portfolio from R11 billion to R29.2 billion. These investments created about 28 000 jobs, supported 299 small and medium enterprises and contributed to 302MW of electricity generation capacity. Summary Public entities have an important role to play in transforming the South African economy. To contribute to national development, they need to be well run and financially sustainable. Government’s efforts to reform state-owned companies are expected to bear fruit over the medium term. To contribute to national development, public entities need to be well run and financially sound 108

ANNEXURES Two annexures are available on the National Treasury website (www.treasury.gov.za): • Annexure W1: Explanatory Memorandum to the Division of Revenue • Annexure W2: Structure of the Government Accounts 109

2017 BUDGET REVIEW 110

A Report of the Minister of Finance to Parliament Introduction Section 7(4) of the Money Bills Amendment Procedure and Related Matters Act (2009) prescribes that the Minister of Finance submit an explanatory report to Parliament when tabling the annual budget. The report is to detail how the Division of Revenue Bill and the national budget give effect to (or why they have not taken into account) the recommendations contained in: • Budgetary review and recommendation reports (BRRRs) submitted by committees of the National Assembly in terms of section 5 of the act. Reports on the fiscal framework proposed in the Medium Term Budget Policy Statement (MTBPS) submitted by the finance committees in terms of section 6 of the act. Reports on the proposed division of revenue and the conditional grant allocation to provinces and local government set out in the MTBPS submitted by the appropriations committees in terms of section 6 of the act. • • Budgetary review and recommendation reports Section 5 of the act sets out the procedure to be followed by the National Assembly committees for assessing the performance of each national department before the budget is introduced. Through this procedure, committees are required to prepare BRRRs that assess the department’s performance on service delivery given available resources, and the effectiveness and efficiency of the department’s use and allocation of those resources. The reports may also include recommendations on the future use of resources. The relevant portfolio committees tabled the BRRRs in October and November 2016. Given the large number of reports, a separate document will be tabled in Parliament with detailed responses to the portfolio committees’ recommendations. In many instances, the different committees made similar recommendations. Below is a summary of the common issues raised. 111

2017 BUDGET REVIEW General issues Additional funding is needed to improve the capacity of development finance institutions to meet the goals of the National Development Plan (NDP). Strategies should be developed to expedite the settlement of land restitution claims given the programme’s significant funding. There needs to be a funding framework that encourages the efficient use of public resources through prudent financial management by departments and entities. A long-term funding solution should assist departments with losses caused by foreign currency exposure. Additional funding should be provided and steps taken to counter the effects of drought on the agricultural sector. The need to fill critical posts for departments and entities. Consideration should be given to producing the BRRRs earlier. Funding arrangements for certain programmes need to be reviewed. A review of the infrastructure grants framework is needed. Issues raised in previous BRRRs should be addressed. Some committees also recommended that additional budget allocations be made available for particular programmes, sub-programmes or other budget items. However, the scope for additional funding is limited given the constrained fiscal outlook. Departments, public entities and constitutional institutions were required to reprioritise funds within their existing baselines to fund new priorities. Should the fiscal outlook improve, recommendations for additional funding may be considered in future budget processes. The rest of this report details the Minister of Finance’s response to matters contained in the other committee reports. Where different reports make the same recommendations, responses have not been repeated. Recommendations of the Standing Committee on Appropriations on the 2016 MTBPS Identification of programmes at risk with regards to budget execution The Minister of Finance should ensure that the National Treasury, in partnership with the Department of Planning, Monitoring and Evaluation (DPME), develops systems and mechanisms targeted at identifying those programmes and spending areas that are most at risk with regards to budget execution. These identified programmes and spending areas are to be submitted to the committee. Guidelines to contain personnel costs without affecting service delivery The Minister of Finance should ensure that the National Treasury, in partnership with the Department of Public Service and Administration (DPSA) and the DPME, develops comprehensive cost-containment guidelines targeted at national and provincial departments of education and health, ensuring that posts for critical staff are protected in relation to service-delivery requirements, payroll management is effective, and that all districts have costed human resource plans and innovative methodologies to contain costs without compromising service delivery. 112 The DPME is leading government’s effort to evaluate programmes. The National Treasury works closely with the DPME to identify programmes and spending areas that are at risk in respect of budget execution. A full presentation will be available for the committee’s consideration during the course of 2017.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Aligning resource planning with the NDP The Minister of Finance should ensure that the National Treasury develops and publishes a long-term fiscal report that spans the timeframes outlined in the NDP. This will assist the country in aligning resource planning towards long-term fiscal sustainability. The impact of infrastructure projects on communities The Minister of Finance should ensure that the National Treasury, in partnership with Statistics South Africa and the DPME, develops indicators that will assist national and provincial departments and state-owned entities to track the impact of infrastructure programmes on communities, including jobs and economic participation. These should assist in detecting challenges early to allow for rapid remedial response. Outreach programmes on the use of reporting systems The Minister of Finance should ensure that the National Treasury, in partnership with the DPME, embarks on education outreach programmes to all departments and state entities on the use and access to rich datasets contained in the prevailing systems of government such as, though not limited to, the Basic Accounting System and PERSAL. 113 The National Treasury agrees to a coordinated approach with Statistics South Africa and the DPME to improve the indicators used to track the impact of service delivery related to infrastructure. Statistics South Africa has established a system with readily available data based on community surveys and other statistics that it collates and reports. Well-designed monitoring frameworks should include performance indicators at input, activity, output and outcome levels to ensure that departments are able to monitor progress on policy objectives. The National Treasury will continue to support departments and public entities in refining monitoring frameworks to ensure that government objectives are consistently tracked and reported. The National Treasury agrees with this recommendation. The intention is to expand the Fiscal Risk Statement (to be published as part of the 2017 MTBPS in October) to include more detail on the long-term fiscal outlook. As suggested by the committee, this will span the timeframes outlined in the NDP. Departments have prepared human resource budget plans indicating critical posts that have to be funded. Mechanisms for exiting non-critical posts such as employee-initiated severance packages are available within the current public service regulations, to implement where necessary. In some provinces, premiers’ offices have taken control of payroll management. Provinces have been encouraged to budget adequately for health personnel, particularly for occupation-specific dispensation posts. Provinces have imposed restrictions on filling vacant posts, requiring all appointments, excluding health and education critical posts, to be approved by both the provincial treasury and the office of the premier. The National Treasury agrees with the need to identify and protect critical posts, especially in areas where access to healthcare is already limited. In principle, the National Treasury believes that the prioritisation of posts is best done locally, and will continue to engage with the Department of Health and the Department of Education, and provincial treasuries, to find ways to manage budget pressures and to provide guidance on the best approach for critical posts in the context of constrained budgets. The Minister of Finance and MECs for Finance have agreed that health service staff should be protected while containing administrative personnel expenditure. Only new vacant posts in health and education not budgeted for (particularly for new facilities) need the approval of the provincial treasuries and offices of the premier, because additional funding may be required. This will ensure that provinces keep to the set expenditure ceilings without negatively affecting service delivery.

2017 BUDGET REVIEW Growth-enhancing initiatives The Minister of Finance should ensure that the National Treasury and the DPME, together with relevant stakeholders, cascade best practice in economic growth-enhancing initiatives and partnership models such as the Invest SA One Stop Shop, the CEO Initiative and the Presidential Business Working Group to provincial and local spheres of government. Instruction note on cost containment for major infrastructure projects The Minister of Finance should ensure that the National Treasury considers formulating and developing cost-control instruction notes for all major infrastructure programmes of government, similar to the newly developed cost-control instruction notes governing school construction. Cost-containment measures for foreign missions The Minister of Finance should ensure that the National Treasury considers formulating and developing special cost-control instruction notes for all foreign missions and immediately embarks on a comprehensive reprioritisation drive in South Africa’s foreign missions. Enhancing financial management capacity in departments and entities The Minister of Finance should ensure that the National Treasury, together with the DPME, the Auditor-General of South Africa and relevant partners, strengthens targeted training and other capacity-enhancing initiatives aimed at those departments and state-114 The National Treasury will issue an instruction note to departments operating foreign missions. During the 2017 Budget process, the National Treasury has engaged with the Department of International Relations and Cooperation on the possible rationalisation of foreign missions and related costs. Over the medium term, the department has committed to implementing various initiatives, such as rescheduling existing foreign infrastructure projects, reviewing the foreign service dispensation, reducing voluntary membership fee contributions, and rationalising locally recruited personnel in foreign missions. Consequently, R183.6 million will be reprioritised from various goods and services items and payments for capital assets over the medium term. The Office of the Chief Procurement Officer issued an instruction note in 2015. The note gave effect to cost-control measures for the construction of new primary and secondary schools and the provision of additional buildings at existing schools. The Office of the Chief Procurement Officer also published the Standard for Infrastructure Procurement and Delivery Management in November 2015, which became effective on 1 July 2016. The standard sets out a procurement framework for the planning, design, execution, tracking and monitoring of infrastructure projects. The office continues to consider similar interventions to improve efficiency and control measures where necessary. An extensive programme of engagement with local and provincial government on the ease of doing business is under way. It includes work with the Department of Trade and Industry, the Government Technical Advisory Centre and the World Bank to disseminate best practice on how local government should work. The Department of Trade and Industry is the lead department in the Invest SA One Stop Shop initiative. The National Treasury is ready to support it in any way possible. The CEO Initiative has focused on national programmes. The National Treasury will share lessons learnt with the other spheres of government. A report on the suggestions from business will be shared with the Department of Cooperative Governance and Traditional Affairs for dissemination. A National Treasury survey on the use of systems for reporting purposes found that a high percentage of the sampled respondents did not know how to use reporting systems such as the Vulindlela Management Information System. This system provides access to the datasets contained in all the transversal transactional systems of government. Departments tend to use the Basic Accounting System, which is the main transactional system, for reporting. Budgets allowing, departments would benefit from extending their use to include the rest of the available systems for their reporting. The move to an integrated financial management system will have a long-term effect. Implementing the system will require substantial adjustments and the retraining of data users, which will provide an opportunity to educate users and managers on the use of data from the various financial systems.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT owned entities that are at risk in the areas of supply chain management, financial management, monitoring and evaluation functions, bolstering the internal control environment and internal audit functions. Introducing cost-containment targets into resource planning The Minister of Finance should ensure that the National Treasury, in partnership with the DPME, considers the inclusion of comprehensive cost-containment targets in resource planning and budgeting frameworks to ensure enhanced emphasis of cost-containment principles in the implementation of government programmes. Incorporating risk assessment in budget performance reports The Minister of Finance should ensure that the National Treasury considers the inclusion of quarterly risk assessment reports in quarterly budget performance reports submitted to Parliament. Rollout of basic social infrastructure to the poor The Minister of Finance should ensure that the National Treasury considers formulating and developing innovative measures to minimise unit connection costs in rural areas while continuing the rollout of basic social infrastructure in the poorest and most vulnerable rural communities. Improving the management of government property The Minister of Finance should ensure that the Office of the Chief Procurement Officer, together with the Department of Public Works and all relevant stakeholders, speedily revamps systems for the effective management of government property. 115 The norms and standards for delivering services to all households are determined by departments, ensuring that they consider the cost implications and trade-offs involved. In electrification, water and sanitation, this often means the trade-off between connections to infrastructure networks versus on-site solutions where there are no economies of scale to justify the costs relative to the benefits. Continual monitoring and feedback on the implementation of the national electrification programme (including non-grid connections) provides lessons for improving the provision of sustainable options for poorer communities. The National Treasury submits quarterly expenditure reports to Parliament and the analysis includes all the risks associated with under and overspending. The DPME, as the department responsible for budget performance reports, should develop a performance reporting framework and coordinate reporting on risk. The National Treasury agrees with the recommendation. It included a requirement in the 2017 MTEF guidelines that all national and provincial departments indicate and quantify their cost-containment initiatives when preparing budgets. The DPME is evaluating departmental planning processes and the effectiveness of the framework for strategic plans and annual performance plans. The Capacity Development Strategy for Public Financial Management seeks to address the capacity constraints of the state in an integrated and holistic manner. The implementation of the strategy includes the design, development and piloting of various education and training solutions across government. Select programmes will become mandatory in an effort to develop generic core competencies. A public financial management portal has been designed and is being implemented to provide a platform for knowledge and information sharing, networking and learning. Relations with the relevant sector education and training authorities are being strengthened to ensure strategic alignment, funding and delivery of priority programmes. A draft business case on professionalising financial management and a draft framework for financial management education and training have been developed for consultation.

2017 BUDGET REVIEW Earmarking of funds for early childhood development programmes The Minister of Finance should ensure that the National Treasury puts in place measures to ensure that funds earmarked for early childhood development (ECD) programmes are used only for that specific purpose and prioritise emphasis on the quality of the programme directed at concrete efforts at foundational learning and teaching. The importance of inclusive economic growth The Minister of Finance should ensure that the National Treasury and all relevant stakeholders develop and roll out a detailed programme identifying all factors needed for the attainment of inclusive growth and incorporate these into dialogues with legislatures, departments and other role players so as to outline concrete steps that need to be taken and to emphasise the importance of inclusive economic growth as a necessary condition to support radical social and economic transformation. Timely payment of teachers and nurses The Minister of Finance should ensure that the National Treasury puts in place measures to ensure that payments for personnel in critical positions such as teachers, nurses and all other school and hospital staff are timeous and adhere to agreed employment contracts. No teacher or nurse should be unpaid following the rendering of services. 116 The National Treasury is developing a detailed plan for these key factors, which it will share with the National Planning Commission, the DPME, the Department of Cooperative Governance and Traditional Affairs, the Department of Trade and Industry and the Department of Economic Development for careful consideration to inform the development of inclusive growth strategies. Provincial departments of education are responsible for the delivery of Grade R. Provincial departments of social development are responsible for ECD for children aged 0-4 years old. Each provincial department of education and social development has an ECD budget programme that funds components of ECD. Provincial treasuries have an oversight role and monitor spending on a monthly basis and link spending to the objectives. The new early childhood development grant coming into effect in 2017/18 will enable the Department of Social Development to ring-fence funds for the expansion of ECD and to facilitate compliance with the National Integrated Early Childhood Development Policy. Provinces will not be able to use conditional grant funding to replace funding for items that they have previously allocated to ECD subsidies. This ensures that any investment provinces have made in ECD in the past remains within the ECD budget. If a child is subsidised in one year, the place that child holds will continue to be subsidised indefinitely – the number of children subsidised will not decrease. Part of the Department of Social Development’s responsibilities under the new conditional grant will be to develop a standardised reporting framework and monitoring tool for the grant and to take appropriate action in cases of non-compliance with the conditional grant framework. The Department of Public Works has embarked on several initiatives to facilitate improvements in the management of government property. The department, through its Property Management Trading Entity, is finalising and verifying its asset register, which has begun to provide a more accurate account of the number of buildings or immovable assets in its portfolio. The trading entity has developed a user-charge model, which will enable the department to determine the real costs of providing government accommodation. The Office of the Chief Procurement Officer, together with the Property Management Trading Entity, did a comparative analysis in 2015/16 of rentals paid by government versus market-related rentals. The sector has also been made aware of the reforms on procurement as well as government’s implementation of a new framework for leasing procurement. Talks have started with holders of large portfolios and landlords to renegotiate leases. A new property empowerment policy is being developed and a property management and leasing framework has been developed. The standard for leasing and letting for the public sector is expected to be issued by 1 April 2017 for use across government. The National Treasury will continue to support the Department of Public Works and the Property Management Trading Entity in their work to introduce more effective and efficient asset management practices that could unlock the vast and underexploited economic potential in government’s immovable asset portfolio.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Social and behavioural change programmes to reduce non-communicable diseases The Minister of Finance should ensure that the National Treasury, together with the Department of Health, considers ways of leveraging resources within available funds for the provision of social and behavioural change programmes. This will highlight the importance of good nutrition, especially in children and poor communities, so as to reduce the prevalence of non-communicable diseases. This should have a positive effect on quality of life trajectories of children, especially in rural and disadvantaged communities. Reprioritisation of funds within the Department of Communications The Minister of Finance should ensure that the National Treasury, together with the Department of Communications, embarks on a comprehensive reprioritisation programme within the Department of Communications’ portfolio so as to realise efficiencies and leverage savings towards the funding of the Department of Communications in the areas of basic office infrastructure and critical personnel support services and critical programmes such as the digital terrestrial television project. Improving efficiency and effectiveness of spending on post-school education The Minister of Finance and the Minister of Higher Education and Training should ensure that the National Treasury and the Department of Higher Education and Training consider the following to ensure efficiency, effectiveness and value for money in the post-school sector given the very significant funding expansions proposed: • Embarking on a comprehensive budget reprioritisation programme in all sector education training authorities for maximum outlays towards training and supporting learners, artisans, apprentices and students. • That the Office of the Chief Procurement Officer conducts a comprehensive review of major costs drivers within the post-school sector and all state entities in the post-school sector. 117 The Department of Communications and the National Treasury have embarked on a reprioritisation exercise to fund critical personnel support services and the digital terrestrial television project. As a result, R32 million has been reprioritised from the transfer payments to the South African Broadcasting Corporation over the medium term. The National Treasury, the Department of Communications and the Department of Public Works are looking at the accommodation requirements for the Department of Communications to determine the funding requirements for office accommodation. The Minister of Finance announced in the 2016 Budget the decision to introduce a tax on sugar-sweetened beverages to address obesity and the non-communicable disease burden in South Africa. The National Treasury is committed to working with the Department of Health to support initiatives alongside the sugar tax to decrease the incidence of obesity and non-communicable diseases. Decreasing the public’s preference and demand for unhealthy food products through education, and detecting and preventing non-communicable diseases, are critical to reducing obesity. The Department of Health’s integrated school health programme promotes healthy habits among school children. The government relies on a payroll and personnel management system called PERSAL. The system is well maintained and programmed to release payments to staff promptly. Provinces have to ensure that correct and adequate information is captured on the system on time. There are specialised units within the National Treasury, the DPSA and the State Information Technology Agency that ensure that PERSAL is working well to avoid non-payment of staff.

2017 BUDGET REVIEW Recommendations of the Standing Committee on Appropriations on the 2016 Adjustments Appropriation Bill Linking financial and non-financial information in expenditure reports The Minister of Finance and the Minister of Planning, Monitoring and Evaluation should ensure that the National Treasury and the DPME consider developing and implementing systems for the compilation of consolidated quarterly reports combining financial and non-financial performance and present these jointly to the committee. Alignment of budget and strategic planning within the National Treasury The Minister of Finance should ensure that the National Treasury aligns and enhances its budget planning and strategic planning function to ensure that annual performance plans align with programme budget allocations. The filling of critical vacant posts within the National Treasury The Minister of Finance should ensure that the National Treasury fills all critical vacant posts timeously. Recommendations of the Standing Committee on Appropriations on the 2016 Division of Revenue Amendment Bill In-year revision of conditional grant frameworks The Minister of Finance should ensure that the National Treasury effects the proposed corrections to the conditional grant frameworks that were submitted together with the bill, in accordance with section 16(4) of the Division of Revenue Act (2016). 118 The corrections were implemented as recommended by Parliament. The National Treasury has frozen all unfunded vacant positions as part of its cost-containment measures. To ensure that service delivery is not negatively affected by this decision, a recruitment committee chaired by the Director-General was established. This committee meets regularly to assess all current vacancies and approve critical posts that need to be filled urgently. All the approved critical posts have been filled promptly, with a turnaround time of between four and five weeks, and a vacancy rate of 1.5 per cent as at 31 December 2016. The National Treasury recognises the importance of coordinating and integrating planning, budgeting, implementation and monitoring functions. It continues to strengthen strategic planning and budgeting mechanisms. It works closely with the DPME to improve strategic planning capabilities within government and ensure that the sequencing of planning and budgeting is aligned, and performance reporting is enhanced to promote evidence-based decision making. The National Treasury is reviewing the formats of the monthly and quarterly reports and will involve the DPME in the review process. Most of the highlighted items are tasks that are best undertaken by the Department of Higher Education and Training and the relevant public entities and institutions. For example, the department’s Sector Education and Training Authorities Coordination Unit in the Skills Development Branch should drive the budget reprioritisation process in conjunction with the boards of the training authorities. The National Treasury is prepared to assist the department. The Office of the Chief Procurement Officer will support the department on the best procurement approaches once it submits a request to the National Treasury for help with the review of major cost drivers in entities in the post-school sector.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Recommendations of the Select Committee on Appropriations on the 2016 Division of Revenue Amendment Bill The impact of reducing the bucket eradication programme grant The National Treasury, in collaboration with the Department of Water and Sanitation, should provide further details to the committee on the municipalities and specific projects that will be affected by the reduction of the bucket eradication programme grant, as well as future plans for those projects. Recommendations of the Select Committee on Appropriations on theproposeddivisionofrevenueandtheconditionalgrant allocationstoprovincialandlocalspheresofgovernment contained in the 2016 MTBPS as Monitoring of spending on capital projects The National Treasury should closely monitor spending on capital projects as well as provide guidance and support to sector departments and municipalities. Review of the provincial equitable share formula The National Treasury should ensure that the review process of the provincial equitable share formula, where applicable, factors in some of the concerns raised by provinces. Reduction of allocations to provincial and local government grants The National Treasury should ensure that the proposed reductions in allocations to a number of provincial infrastructure grants do not compromise the NDP targets as expressed within the medium-term strategic framework. That is, the provision of an efficient, competitive and responsive economic infrastructure network. Furthermore, the National Treasury should ensure that the reduction and reprioritisation of funds do not compromise the long-term development goals as outlined in the NDP and should ensure that the proposed reductions in some local government conditional grants do not compromise the NDP targets as expressed within the medium-term strategic framework. 119 The recommendation is supported. The formula is being reviewed to determine whether its components remain responsive to the country's realities. Provincial treasuries form part of this task team and have raised the matters that are of importance to them. The recommendation is supported. The National Treasury and sector departments provide extensive support for grant design and monitoring. In addition, the Municipal Infrastructure Support Agent and sector departments have undertaken extensive work to ensure that municipalities have the capacity to map the infrastructure delivery cycle, which includes planning and making provision for infrastructure maintenance, repairs and replacement. Municipalities with reduced indicative allocations were allocated funds in the 2016 Budget to account for these reductions. In some cases, the projects will cost less than expected by the end of 2016/17, allowing the funds to be shifted to projects elsewhere. Furthermore, there have been delays due to changes in the scope of work and technical challenges, such as the need to upgrade bulk supplies or drill through more rock than anticipated. In these cases, it will not be possible to spend the planned amounts in 2016/17, so the funds are reprioritised to other projects where they can be spent. The bucket eradication projects not completed by the end of 2016/17 will be funded and completed through the water services infrastructure grant and the regional bulk infrastructure grant in 2017/18. Details of which projects in each of these grants are supporting the completion of bucket eradication projects will be provided to Parliament during hearings on the 2017 Division of Revenue Bill.

2017 BUDGET REVIEW Prioritising basic services in local government The National Treasury and municipalities should ensure that the funds added to the local government equitable share are used as planned. That is, to offset the cost pressures of bulk water and electricity. Review of the local government equitable share formula The announced plans to update the local government equitable share formula with the 2016 Community Survey data should be applied in such a manner that it has minimal negative impact on certain municipalities. Improving the delivery of electrification and other basic services in metropolitan municipalities The National Treasury should ensure that coordination between the delivery of electrification and other basic services is improved in cities by incorporating the integrated national electrification programme (municipal) grant allocations for metros into the urban settlements development grant. Recommendations of the Select and Standing Committees on Finance on the 2016 Revised Fiscal Framework Managing the refinancing of maturing debt The committees note that a significant amount of long-term government debt will start to mature in 2018/19 and recommend that the National Treasury plans effectively for that and reports to committees at the 2017 MTBPS. 120 This recommendation is supported. The National Treasury will work with the Department of Energy and the Department of Human Settlements on incorporating the integrated national electrification programme (municipal) grant allocations for metropolitan municipalities into the urban settlements development grant for 2018/19. The release of the 2016 Community Survey provided an opportunity to update the household numbers in the formula using the most recent data. The current model for estimating household numbers has proven to be broadly consistent with the Community Survey results in most cases. However, few municipalities will experience significant changes in their allocations as a result of these updates. The Budget Forum has endorsed a three-year phase-in to minimise the impact of allocation changes to these municipalities. In 2017/18, all municipalities are guaranteed to receive at least 95 per cent of the indicative allocation for the equitable share published in the 2016 division of revenue. Section 227 of the Constitution specifies that local government is “entitled to an equitable share of revenue raised nationally to enable it to provide basic services and perform the functions allocated to it”. The local government equitable share is therefore an unconditional allocation. However, Section 153 of the Constitution states that a municipality must manage its administration and budgeting and planning processes to give priority to the basic needs of the community. Municipalities are therefore expected to prioritise the provision of free basic services in their budgets. The National Treasury and provincial treasuries will ensure that this happens through budget benchmarking processes with municipalities. Reductions have been proposed on various conditional grants to provincial and local governments. These are necessary to achieve fiscal consolidation and reprioritise funds to meet other government priorities aligned with the NDP. In determining the reductions made to each grant, past underperformance and potential efficiency gains were considered. Even after these reductions have been made, most major infrastructure grants to provinces and municipalities still grow over the medium term, and those to local government grow by at least 5 per cent per year over the 2017 MTEF period.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Strengthening the social pact to improve economic growth While recognising the difficulties, the committees recommend that the National Treasury and government as a whole intensify efforts at cooperation between government, Parliament, the private sector, trade unions and civil society to improve economic growth and create jobs. Increasing policy certainty in key sectors of the economy The committees recommend that the National Treasury and government as a whole provide policy certainty in key economic sectors and aggressively implement policies aimed at stimulating growth and restoring consumer and business confidence. Leveraging resources to stimulate economic growth The National Treasury, the Department of Economic Development and other departments should work on a programme to mobilise resources behind actions that stimulate economic growth. This should include leveraging resources in public institutions that have strong balance sheets, including development finance institutions, the Unemployment Insurance Fund and metropolitan municipal councils. Linking medium-term spending proposals to government’s nine-point plan The Parliamentary Budget Office noted that the link between the medium-term spending proposals and the nine-point plan announced by government in the 2015 Budget Review are not obviously set out in the MTBPS. The committees agree with this and recommend that the National Treasury takes this into account in its 2017 Budget documents. 121 Page 7 of the 2016 Budget Review and pages 17-21 of the 2016 MTBPS identify key areas of intervention that are expected to stimulate growth. Some of the interventions are already being implemented and receiving funding. Key infrastructure projects, for example, will receive R947.2 billion in government funding over the medium term. Government is working with business and labour to build a foundation for faster growth. The Presidential Business Working Group and the CEO Initiative are working together to support the economy. Investments in energy, transport and telecommunications will be catalysts for growth. As the custodian of the New Growth Path, the Department of Economic Development is working with the Industrial Development Corporation to strengthen industrialisation by focusing on sectors that have significant potential for economic growth. About R60 billion has been set aside over the medium term and the highest portion of this capital will be allocated to priority value chains such as metals and mining, and agro-processing and agriculture. Confidence is critical in raising investment, employment and economic growth. The National Treasury is working to communicate government’s efforts to increase policy certainty to local and foreign business and investor communities, international financial institutions and the South African public. The National Treasury has been spearheading coordination with business, unions and government on key initiatives such as agriculture, tourism and the YES Initiative. It continues to look for opportunities to encourage dialogue between the public and private sectors. In addition, the National Treasury debates policy with sister departments through the cluster process. The National Treasury supports the recommendation. Building cooperation between government, Parliament, the private sector, trade unions and civil society is a critical part of inclusive economic growth. The National Treasury continues to support and engage with such efforts wherever possible. In planning for the maturing debt over the period 2017/18 to 2020/21, the National Treasury introduced a bond-switch programme in 2014/15, exchanging shorter dated debt (bonds maturing over the period 2017/18 to 2020/21) for longer dated debt to address the high refinancing risk to the government debt portfolio. Of the R404.2 billion that was outstanding in maturing debt as at February 2015, R130.4 billion has been exchanged as at January 2017. In addition to the budgeted cash for repayment of maturing debt, the National Treasury will continue with the bond-switch auction programme to manage the refinancing of maturing debt.

2017 BUDGET REVIEW Increasing allocations to economic services departments The committees recommend that the National Treasury increase the allocation to economic affairs and will refer this to the Appropriations Committee to consider how this could be done. Effectiveness of government’s job-creation initiatives such as the Jobs Fund The committees recommend that the National Treasury evaluates the effectiveness of government’s job-creation initiatives, including the Jobs Fund, in reducing the high rate of unemployment and prepare a comprehensive report for the committees by the end of the first quarter of 2017. Reskilling of laid-off workers in the mining and steel industries The committees recommend that the National Treasury give concerted attention to the Financial and Fiscal Commission’s view that short-to medium-term job-creation initiatives focus on reskilling laid-off workers in the mining and steel industries through the skills levy and streamlining job-creation schemes to focus on a few selected strategic sectors. Increasing labour inspectors and the impact of the Expanded Public Works Programme on decent wages The committees recommend that the National Treasury give serious attention to the Congress of South African Trade Unions’ (COSATU’s) recommendation that more labour inspectors be appointed by the Department of Labour and COSATU’s concern regarding 122 The Unemployment Insurance Fund aims to prevent job losses and create conditions conducive for job retention in companies in distress through the Turnaround Solutions Programme implemented by Productivity SA. The training layoff scheme, financed by the National Skills Fund and the Unemployment Insurance Fund, is available to vulnerable workers who would otherwise have lost their jobs due to operational requirements. It is entered into voluntarily between the employer and affected employees. The scheme involves a temporary suspension of work so that workers can be sent for training. However, take-up has been poor. As a result, the department has simplified the procedures for accessing the scheme. The government is also providing incentives and programmes to create jobs. To date, the Expanded Public Works Programme has created 4.2 million jobs of various durations and the Jobs Fund has created 132 748 jobs. The manufacturing incentive programme under the Department of Trade and Industry has created and sustained 200 000 jobs since its inception. The community work programme under the Department of Cooperative Governance and Traditional Affairs is also expected to create 744 369 jobs of varied duration over the medium term. The National Treasury has noted the committees’ recommendation. The Jobs Fund’s mandate is to co-finance projects that have the potential to contribute significantly to sustainable job creation. From inception to date, the fund has issued seven calls for proposals and managed a portfolio of 125 projects. Of these approved projects, 106 have been contracted with a grant allocation of R5.6 billion. As a result of this grant-funding project, partners have committed an additional R7.3 billion for job creation. These partners aim to deliver 136 069 new permanent sustainable jobs, place an additional 90 087 people into vacant positions and provide 224 089 training opportunities. The fund has gathered evidence on what works when designing programmes that accelerate the transition of unemployed women and youth from education to employment, and on successful enterprise development or business incubation programmes, including in the agricultural sector. The National Treasury agrees with the recommendation. However, due to the constrained fiscal framework, the scope for increasing allocations in any cluster, including that of economic affairs, is limited. New priorities are being funded by reprioritising funds in existing departmental baselines. Should the fiscal framework improve, increasing allocations to the economic cluster may be considered. Chapter 5 of the 2017 Budget Review sets out government’s medium-term spending plans. The NDP and the medium-term strategic framework provide the broad framework in which budget allocations are made. Nevertheless, links with the nine-point plan, which is integrated into government policy planning, should also be clear. The National Treasury could make a specific presentation available for the consideration of the committee should this be deemed necessary.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT the unintended consequences of the Expanded Public Works Programme, which it argues has become a source of cheap labour for cash-strapped municipalities and departments. The balance between spending restraint and tax increases Government has rightly proposed that fiscal consolidation measures be balanced between spending restraint and tax increases. Government should ensure that the progressivity of the fiscal system is a key consideration in the tax measures to be proposed in the February Budget. Shifting the composition of spending towards capital spending While continuing to limit the growth of consumption spending and contain expenditure on non-essential goods and services, government should strive to increase its allocations to investment and capital spending. The National Treasury should provide further detail on the proposed financing facility for social infrastructure when the Minister of Finance tables the Budget in February. Strengthening the oversight of state owned entities The committees noted elevated risks associated with state-owned companies. Government guarantees have increased substantially in recent years, and a large share of state-owned company debts are denominated in foreign currencies. In order to improve monitoring of these risks, the National Treasury should table a quarterly report in Parliament, providing updates on guarantees extended, the extent of exposure against guarantees and the data on the portfolio of state-owned company assets. The committees recommend that the National Treasury strengthens oversight over South African Airways (SAA) and other state-owned entities to prevent defaults, return it to profitability and reduce pressure on the national fiscus and national debt. The committees will seek to exercise more effective oversight over SAA. 123 The National Treasury has a review and monitoring process for managing the risks related to government guarantees issued to state-owned companies. In terms of the monitoring aspect of this process, a quarterly report outlining the movement in both the quality and volume of the guarantee portfolio is prepared and reported to the Fiscal Liabilities Committee and the Minister of Finance. This report should be able to satisfy the requirements of the committees and will be tabled in Parliament every quarter as recommended. Over the medium term, the total spending on infrastructure is R947.2 billion. Overall spending on infrastructure realises nominal growth of 4 per cent over the medium term. This confirms government’s commitment to spending on public infrastructure. The proposed new budget facility for infrastructure finance is a budget reform that aims to improve planning, coordination and implementation capacity of public infrastructure projects. The new facility is discussed in Chapter 3 of the 2017 Budget Review. As in previous years, the 2017 Budget proposes both limitations of expenditure and increases in tax revenue to consolidate public finances. Tax revenue will increase by R28 billion in 2017/18 and the revenue will be raised in a progressive manner, as the largest revenue increase will arise from changes to the personal income tax system. High-income earners will face the largest increase in their tax liabilities. The progressivity of the tax amendments was carefully considered, as shown through the publication of the distributional impact of the personal income tax tables in Chapter 4 of the 2017 Budget Review. Additional revenues will be sourced through increases in dividends withholding taxes, excise duties and the fuel levy. The baseline for labour inspectors is increased by R54.5 million in the 2017 MTEF period. No reductions were made to the number of labour inspector posts so that the Department of Labour could remain within the compensation ceiling. The department has faced challenges in the past in retaining inspectors and finding suitably specialised candidates because of the higher salaries offered by the private sector. The Expanded Public Works Programme complies with the wage rates determined by the Department of Labour through the Minister of Labour’s determination. The national and provincial departments of public works therefore closely monitor the implementation of the Minister of Labour’s wage determination to ensure compliance.

2017 BUDGET REVIEW Measures to reduce lease costs The committees recommend that the National Treasury, working with the relevant departments, seeks to reduce the huge spending on leases of buildings and infrastructure. Amendments to the Preferential Procurement Regulations The committees recommend that the National Treasury processes amendments to the Preferential Procurement Regulations speedily to ensure that previously disadvantaged groups and small, medium and micro enterprises benefit significantly. Progress on this should be provided regularly to the committees. Funding for post-school education The committees recommend that further allocations be considered for post-school education without prejudicing other key social programmes. Achieving norms and standards for basic school infrastructure Equal Education is concerned that the 2016 MTBPS made no mention of basic school infrastructure and that there was insufficient funding to meet the norms and standards obligations. Equal Education suggests that the deadline of November 2016 might not be met. The committees recommend that the National Treasury respond to Equal Education’s concern about this, and its other proposals, and will refer Equal Education’s proposals to the Appropriations Committee. 124 The 2017 Budget provides for additional allocations to the higher education sector through internal reprioritisation and baseline reductions, so ensuring increased allocations without affecting key social programmes and compromising expenditure limits. Further allocations to post-school education will have to be considered during the 2018 Budget process by the Ministers’ Committee on the Budget. The revised regulations were promulgated on 20 January 2017 and will be effective on 1 April 2017. The rollout of the revised regulations to practitioners, suppliers and oversight bodies such as parliamentary committees is still in the planning phase and is targeted for implementation from March 2017. The Department of Public Works is considering ways to reduce lease costs. Application of the user-charge model, which has been developed by the Property Management Trading Entity, will enable the department to determine more accurately the cost of accommodation provided by the private sector, and use such knowledge as an instrument for negotiating more reasonable and affordable rentals. The department is also looking at providing accommodation using its own vast stock of immovable assets. Some of the buildings will need to be refurbished to bring them to the required standard for housing departments or entities, while in certain instances, like Statistics South Africa’s offices in Salvokop, new buildings will be constructed. A new SAA board was appointed in September 2016. The Minister of Finance tasked the board with a number of actions and these have been receiving urgent attention. These activities included the finalisation of the annual financial statements for 2013/14 and 2014/15, both of which were concluded before the end of September 2016. SAA faces liquidity constraints in the short to medium term and government has been working closely with the board to address this, while working towards the long-term financial and commercial sustainability of the airline. With support from the National Treasury, SAA has secured funding to allow the board time to review and strengthen its turnaround plan, and take steps to stabilise the airline and return it to financial sustainability. The board is finalising the recruitment process for the chief executive officer and the chief financial officer positions so that recommendations can be submitted to the shareholder for consideration. The Minister of Finance has stressed to the SAA board that urgent action is required for the airline to operate sustainably. This includes the board reviewing and strengthening the airline's strategy to accelerate the turnaround and to ensure its robustness in the context of increasing competition and volatility in the fuel price and exchange rates. During this “business unusual” period, SAA will remain under intense government oversight through weekly, monthly and quarterly meetings.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Linking remuneration to performance in the public sector A critical element of containing consumption spending will be measures to limit the growth of compensation budgets. South Africa needs a stronger dialogue about performance and pay in the public sector. The DPSA, the National Treasury and the DPME should report jointly to Parliament before the middle of 2017 on the issues and concerns regarding performance, remuneration policy and pay. Compliance with instruction notes on cost containment The committees welcome the progress on cost containment but believe that more can be done. The committees also recommend that the National Treasury engages with the Auditor-General’s office to explore the possibility of the Auditor-General’s office conducting annual audits of the compliance of national and provincial departments, municipalities and public entities with cost-containment measures decided by the National Treasury and on reporting on these audits, which can be considered by parliamentary committees. The committees require the National Treasury to report on the possibilities of this at its first quarterly briefings of 2017. Compensation limits, prioritisation of critical posts in the health sector and progress on the implementation of national health insurance In these difficult times, government’s commitment to sustain social spending is welcome. However, the committee notes rising pressure on social budgets, particularly in the health sector. The National Treasury and the Department of Health should review the impact of limits on compensation spending for critical services for the poor, and guidelines that help provincial and district health authorities manage more constrained budgets should be developed. 125 During September 2016, the National Treasury issued a revised Treasury Instruction on Cost Containment applicable to institutions that comply with the Public Finance Management Act (1999). This instruction aims to further reduce non-essential expenditure by introducing additional cost-containment measures, which include expenses on entertainment, advertising, newspapers and publications, and attendance at and the hosting of conferences. Cost-containment measures now cover more expenditure items. During April 2016, the National Treasury also issued a travel policy framework with measures to contain travel and accommodation costs. During November 2016, the National Treasury also issued a revised Circular on Cost-Containment Measures on travel and accommodation for institutions that comply with the Municipal Financial Management Act (2003). The National Treasury is drafting regulations on cost-containment measures for these municipal institutions. These regulations will contain, among others, those measures that are currently contained in the circulars. The National Treasury will engage the Auditor-General of South Africa on the possibility of including specific cost-containment expenditure items in annual audit plans. If agreement is reached on the items to be audited, the National Treasury will report annually to the committees on the outcomes of these audits. Feedback of the discussions with the Auditor-General of South Africa will be provided to the committees during the first quarterly briefings of 2017. The National Treasury and the two departments are working on reforms for remuneration policy, performance and pay in the public service. Discussions with interested parties are taking place and a report will be tabled in Parliament. The November 2016 deadline was not met, but that was not due to a lack of funding. The problems in the rollout of the school infrastructure backlogs grant relate to poor performance by some implementing agents. There are difficulties in replacing underperformers with new contractors who are reluctant to “fix” previous contractors’ errors, and delays in finalising the merging and rationalisation of schools in the Eastern Cape. The National Treasury’s reply to this recommendation was sent to the Standing Committee on Appropriations through the 2016/17 second quarter expenditure report for the Department of Basic Education.

2017 BUDGET REVIEW The committees agree with COSATU’s concern about the impact of the moratorium placed on public service posts in the Department of Health and lack of detail in the MTBPS on progress made towards implementing national health insurance. The committees recommend that the National Treasury gives serious attention to COSATU’s concerns, and will also refer this to the Appropriations Committee. Outreach programmes to members of the Government Employees Pension Fund The committees recommend that the National Treasury, the Government Employees Pension Fund and the Government Pensions Administrative Agency strengthen communication and public awareness campaigns to enable the members of government pension funds, including those in the rural areas, to easily access their benefits. 126 The Government Employees Pension Fund and the Government Pensions Administrative Agency are combining communication initiatives to ensure their campaigns are more effective. The following communications and outreach programmes are in place: • National roadshows • Campaigns aimed at members who are about to retire • Quarterly newsletters for members and pensioners • Mobile offices in vans that go to rural areas to service and give information to members and pensioners • Media relations such as advisories and press releases • Exhibitions at government events such as Heritage Day celebrations • Departmental presentations on benefits and participation at union events • Client liaison officers who visit departments to assist with member queries • Workshops to equip human resources practitioners to assist members • Articles in stakeholder publications such as those of unions and departments. The National Treasury will manage the compensation budget and monitor it within the limited resources available. Service-delivery posts within the provincial departments of health are being protected by not filling non-critical or non-core posts, which ensures there is adequate funding. COSATU’s concerns are recognised and taken into account. It is important that service-delivery posts be funded to provide adequate services to the poor. With regards to the progress made on the implementation of national health insurance, the Department of Health is working closely with the National Treasury to address gaps in the insurance framework. Significant progress has been made in the following six work streams: • Establish the National Health Insurance Fund • Design and implement a national health insurance benefit package • Prepare for the purchaser-provider split • Explore the role of medical schemes under national health insurance • Complete policy papers for release for public comment and further analyses • Strengthen the district health system and governance. The National Treasury continues to support the implementation of national health insurance through the indirect national health insurance grant. Guidelines to manage compensation budgets have been developed and shared with the provincial departments of health. The budget for employee compensation for provincial departments of health has been protected given that most of the budget cuts have been implemented in national departments and within provinces. Moderate cuts were made to the health budgets. The Minister of Finance and MECs for Finance have agreed that the health service staff should be protected while containing administrative personnel expenditure. Provinces have imposed restrictions on filling vacant posts, requiring all appointments, excluding health and education critical posts, to be approved by both the provincial treasury and the office of the premier. Only new vacant posts in health and education not budgeted for (particularly for new facilities) need the approval of the provincial treasuries and offices of the premier, because additional funding may be required. This will ensure that the provinces keep to the set ceilings without negatively affecting service delivery.

B

Tax expenditure statement

Introduction

Tax expenditures are estimates of tax revenue that government forgoes as a result of legislative provisions that deviate from standard tax treatment. This includes deductions, exemptions and rebates. Transparent reporting of tax expenditures is international best practice and encourages accountability. This annexure presents government's estimates of the fiscal cost of tax expenditures, and the methodology used to produce these estimates.

Government estimates that tax expenditures in 2014/15 – the latest year for which data is available – amounted to R139.1 billion, equivalent to 3.6 per cent of GDP. The four largest tax expenditures were deductions for pension and retirement annuity contributions, credits for medical contributions and qualifying expenses, value-added tax (VAT) relief for basic food items, and car manufacturer incentives.

Main types of tax expenditures

Type of tax expenditure	Description	Examples
Tax credits, rebates and refunds	An amount of money a taxpayer is able to subtract from taxes owed	Medical tax credits, secondary rebate (65 years and older), diesel refund
Exclusions	Excluded from the amount that a taxpayer reports as gross income on which the tax liability is calculated	Donations tax exclusion (R100 000), capital gains tax (annual exclusion)
Tax deduction	A reduction of taxable income, commonly due to deductible expenses, particularly those incurred to produce additional income	Pensions and retirement annuity contributions
Additional tax deduction	Deductions over and above costs incurred	Learnership allowance, research & development
Accelerated capital cost allowance	Accelerated depreciation allowing for a faster write-off of assets compared to their economic useful life	Urban development zones, film tax incentive
Special rate regime	Preferential tax rates	Small business reduced headline rate
Zero-rating of goods or services	Zero-rating results in lower total purchase price for designated goods	19 basic food items, petrol, diesel, paraffin

Tax expenditures can advance specific policy goals. Tax incentives, for example, provide favourable tax treatment to individuals and businesses to encourage certain behaviour. Well-targeted incentives can promote investment and growth, but they also erode the tax base. Recent work by the International Monetary Fund, the Organisation for Economic Cooperation and Development, the United Nations and the World Bank shows that investors do not consider tax incentives to be a decisive factor when considering investments in developing countries. Incentives were often found to be redundant, meaning that investment would have taken place without them. This suggests that even well-designed incentives may not be an effective way to address underlying problems that are not tax related. Tax expenditures can also undermine the principles of equity and simplicity, given that they target specific taxpayers and often require complicated rules to prevent abuse.

127

2017 BUDGET REVIEW Spending decisions presented in the Budget are subject to extensive scrutiny and democratic oversight. In many jurisdictions, tax expenditures are subject to fewer controls and reviews. Good governance and regular, transparent evaluations are necessary to justify the existence and continuation of incentives. Tax expenditure estimates The estimates presented in Table B.1 are calculated using the “revenue foregone” method. This entails comparing actual revenue collections with revenues that would have been collected without the incentives in place. The estimates should be interpreted with caution. The amounts depend on the estimation methodology and data used, as well as the underlying assumptions. A critical assumption made in the revenue foregone approach is that taxpayers do not change their behaviour in response to the tax expenditure. In reality, behaviour is likely to change if an incentive is withdrawn. This implies that the value of the tax base would change, and the revenue intake from the measure’s withdrawal might be less than projected in the total tax expenditure estimate. For example, consumers might respond to a withdrawal of zero-rated fuel by reducing their fuel consumption, thereby reducing the expected increase in tax revenue. However, it is exceedingly difficult to fully anticipate behavioural changes, as this would require a more detailed evaluation of the impact of the measure. In this context, the revenue foregone method has the advantage of providing a simple, broad and standardised indicator. Data from the South African Revenue Service (SARS) is the primary source on which the estimates are based. Other data sources include the Financial Services Board, the Council for Medical Schemes, Statistics South Africa, the Department of Energy and the Reserve Bank. SARS, which accumulates data mainly on a cash accounting basis, aims to provide data on an accrual basis for tax expenditures over the medium term. Progress has been made in this regard, with SARS tax administrative data being made available to the National Treasury for policy analysis. Most of the personal income tax and corporate income tax expenditure estimates are calculated using this data, meaning expenditures are accounted for on an accrual basis. Changes to estimating methods since the 2016 Budget Previous calculations of corporate income tax expenditures were based on SARS cash collections data. The estimates in Table B.1 are now based on SARS administrative data, yielding improved estimates. To enhance alignment between SARS and the National Treasury on the tax year and fiscal year allocation of tax payments, estimates of corporate tax expenditures will be reported in line with the methodology used in the annual Tax Statistics publication produced jointly by the two institutions. For example, 2014/15 tax expenditure estimates relate to the 2015 tax year. Tax and fiscal year alignment is complicated by the tax year being based on the choice of company financial year-end. Detail on this is provided in Chapter 2 of the 2016 Tax Statistics publication. VAT expenditure estimates for commercial accommodation have been revised upwards after correcting a calculation error in the 2016 Budget. Tax expenditure estimates are subject to revision as more accurate data and estimation methodologies are implemented. In future, government also aims to expand its tax expenditure reporting by adding estimates of environmentally related tax expenditures and tax-free savings accounts. Calculation of tax expenditure estimates Personal income tax expenditures Tax expenditures for personal income taxes are intended to promote savings for retirement, help individuals manage large and unexpected medical expenses, and provide relief for the elderly. Retirement fund, medical tax credit, and secondary and tertiary rebate tax expenditures are estimated based on anonymised individual tax returns. To estimate the tax expenditure, the relevant marginal tax 128

ANNEXURE B: TAX EXPENDITURE STATEMENT rates are applied. The tax expenditures for medical tax credits and rebates are estimated using models based on SARS data by calculating the expected tax liability with and without each particular rebate. The tax expenditure for retirement fund contributions should be interpreted with care, as the estimate represents only the reduction in tax liabilities in the tax year in which the contributions were made, and ignores that tax is paid on income received in retirement. Corporate income tax expenditures Government uses corporate income tax expenditures to promote small businesses development, stimulate investment and encourage job creation. Generally, corporate income tax expenditure estimates are calculated by multiplying the relevant tax measure by the headline corporate income tax rate (currently 28 per cent). VAT expenditures Concessions on taxpayers’ VAT liability provide relief to low-income households and ease the administrative burden on specific economic sectors. The zero-rating of 19 basic food items assists low-income households that spend a higher proportion of income on these items. Tax-exempt food items include brown bread, rice, milk, eggs, vegetables and samp. The tax expenditure on these basic food products represents a revenue loss that is calculated by applying 14 per cent on the estimated household spending on these items. Tax-exempt supplies include public road and rail transport, and educational services provided by approved institutions. VAT relief on fuel sales Petrol, diesel and illuminating paraffin are zero rated for VAT. The difference to the standard rate is recorded as tax expenditure when these items are sold to final consumers. The main assumption used to calculate this item is that 20 per cent of petrol sales and 90 per cent of diesel sales were for business purposes (by VAT vendors) and would have qualified as an input VAT claim. Customs duties and excise expenditures Customs and excise expenditures aim to promote industrial development in the motor vehicle and textiles and clothing sectors. Expenditure reported in this category represents revenue lost on customs duties rebates on industry development programmes and excise duty refunds on diesel used in primary sectors of the economy. Evaluation of tax expenditures At 3.6 per cent of GDP in 2014/15, tax expenditures represent a significant reduction in the tax base. Government must get value for money for the revenue it foregoes through tax expenditures. This requires detailed approval of each expenditure. Government assesses the overall effectiveness of the tax expenditures shown in Table B.1 to determine whether their design should be altered or they should be discontinued. At a high level, evaluations should assess whether the incentive promoted an activity that would not have occurred in its absence, such as stimulating investment or creating additional jobs. An increase in employment while the incentive is in place is not sufficient to show that the incentive was successful, as that employment might have been created without the incentive. Economic efficiency, sustainability in terms of revenue foregone and administrative complexity should be key elements of the evaluation. Evaluations of tax expenditures need to be completed before they are considered for renewal at the end of their stipulated window periods. For example, both the employment tax incentive and learnership tax incentive were reviewed and evaluated in 2016 before being extended. 129

2017 BUDGET REVIEW

Table B.1 Tax expenditure estimates

R million	2011/12	2012/13	2013/14	2014/15
Personal income tax				
Pension and retirement annuity contributions[1]	23 346	26 038	27 773	25 915
Pension contributions – employees	*8 728*	*9 598*	*10 236*	*9 571*
Pension contributions – employers	*9 980*	*10 975*	*11 705*	*10 944*
Retirement annuity	*4 639*	*5 464*	*5 832*	*5 399*
Medical	16 413	19 887	21 297	18 493
Medical contributions & deductions	*16 413*	*3 849*	*4 284*	–
Medical tax credits[2]	–	*16 038*	*17 013*	*18 493*
Interest exemptions	1 939	1 965	2 160	2 106
Secondary rebate (65 years and older)	1 891	2 035	2 256	2 522
Tertiary rebate (75 years and older)	165	155	177	203
Donations	528	632	879	931
Capital gains tax (annual exclusion)	147	305	381	414
Total personal income tax	**44 429**	**51 018**	**54 923**	**50 584**
Corporate income tax[3]				
Small business corporation tax savings	1 561	1 953	2 515	2 294
Reduced headline rate	*1 539*	*1 926*	*2 484*	*2 266*
Section 12E depreciation allowance	*22*	*27*	*31*	*28*
Research and development	361	340	163	34
Learnership allowances	825	815	774	320
Strategic industrial projects[4]	130	169	438	7
Film incentive	228	353	13	1
Urban development zones	300	240	157	115
Employment tax incentive[5]	–	–	143	2 420
Total corporate income tax	**3 404**	**3 869**	**4 204**	**5 192**
Value-added tax				
Zero-rated supplies	40 763	46 139	49 611	51 123
19 basic food items[6]	*17 106*	*18 628*	*20 107*	*21 503*
Petrol[7]	*13 797*	*15 343*	*16 276*	*16 065*
Diesel[7]	*1 532*	*1 759*	*2 101*	*2 146*
Paraffin[7]	*585*	*611*	*702*	*659*
Municipal property rates	*7 568*	*9 598*	*10 209*	*10 522*
Reduced inclusion rate for commercial accommodation	*174*	*199*	*216*	*228*
Exempt supplies (public transport and education)	999	1 088	1 175	1 256
Total value-added tax	**41 763**	**47 228**	**50 786**	**52 379**
Customs duties and excise				
Motor vehicles (MIDP/APDP, including IRCCs)[8]	16 306	15 823	18 415	23 467
Textile and clothing (duty credits – DCCs)[8]	860	652	468	539
Furniture and fixtures	150	163	156	180
Other customs[9]	847	678	665	911
Diesel refund[10]	1 756	3 276	4 955	5 870
Total customs and excise	**19 919**	**20 592**	**24 659**	**30 967**
Total tax expenditure	**109 514**	**122 706**	**134 573**	**139 122**
Tax expenditure as % of total gross tax revenue	**14.7%**	**15.1%**	**15.0%**	**14.1%**
Total gross tax revenue	**742 650**	**813 826**	**900 015**	**986 295**
Tax expenditure as % of GDP	**3.6%**	**3.7%**	**3.7%**	**3.6%**

1. Some of this tax expenditure is recouped when amounts are withdrawn as either a lump sum or an annuity

2. Medical credits were introduced in 2012/13 to replace income tax deductions for medical scheme contributions

3. Tax and fiscal year alignment as in the annual Tax Statistics publication, e.g. 2014/15 corporate tax expenditure estimates relate to the 2015 tax year

4.Tax expenditure for all years is attributable to allowances under sections 12G and 12I

5. Reflected as corporate tax expenditures as employers claim the incentive – credited against their PAYE liability

6. VAT relief in respect of basic food items based on 2010/11 Income and Expenditure Survey data

7. Based on fuel volumes and average retail selling prices

8. Motor Industry Development Programme (MIDP), replaced in 2013 by the Automative Production Development Programme (APDP); import rebate credit certificate (IRCC); duty credit certificates (DCC)

9. Goods manufactured exclusively for exports, television monitors and agricultural goods exempted

10. Diesel refund previously offset against domestic VAT has been added

Source: National Treasury

130

C Additional tax policy and administrative adjustments This annexure should be read with Chapter 4 of the Budget Review. It elaborates on some of the proposals contained in the chapter, clarifies certain matters and presents additional technical proposals. Personal income tax The proposed tax schedule in Table 4.4 in Chapter 4 partially compensates individuals for the effect of inflation. The effects of these proposals are set out in tables C.1, C.2 and C.3. Table C.1 Annual income tax payable and average tax rates, 2017/18 (taxpayers below 65) Source: National Treasury Table C.2 Annual income tax payable and average tax rates, 2017/18 (taxpayers aged 65 to 74) Source: National Treasury 131 Taxable income (R) 2016/17 rates (R) Proposed 2017/18 rates (R) Tax change (R) % change Average tax rates Old ratesNew rates 120 000 150 000 200 000 250 000 300 000 400 000 500 000 750 000 1 000 000 1 500 000 2 000 000 693 6 093 16 053 29 053 42 373 73 373 109 053 206 024 308 524 513 524 718 524 484 5 884 15 693 28 693 41 866 72 866 108 343 205 009 307 509 512 509 737 509 -209 -209 -359 -359 -506 -506 -709 -1 015 -1 015 -1 015 18 985 -30.2% -3.4% -2.2% -1.2% -1.2% -0.7% -0.7% -0.5% -0.3% -0.2% 2.6% 0.6%0.4% 4.1%3.9% 8.0%7.8% 11.6%11.5% 14.1%14.0% 18.3%18.2% 21.8%21.7% 27.5%27.3% 30.9%30.8% 34.2%34.2% 35.9%36.9% Taxable income (R) 2016/17 rates (R) Proposed 2017/18 rates (R) Tax change (R) % change Average tax rates Old ratesNew rates 85 000 90 000 100 000 120 000 150 000 200 000 250 000 300 000 400 000 500 000 750 000 1 000 000 1 500 000 2 000 000 1 800 2 700 4 500 8 100 13 500 23 460 36 460 49 780 80 780 116 460 213 431 315 931 520 931 725 931 1 665 2 565 4 365 7 965 13 365 23 174 36 174 49 347 80 347 115 824 212 490 314 990 519 990 744 990 -135 -135 -135 -135 -135 -285 -285 -432 -432 -635 -941 -941 -941 19 059 -7.5% -5.0% -3.0% -1.7% -1.0% -1.2% -0.8% -0.9% -0.5% -0.5% -0.4% -0.3% -0.2% 2.6% 2.1%2.0% 3.0%2.9% 4.5%4.4% 6.8%6.6% 9.0%8.9% 11.7%11.6% 14.6%14.5% 16.6%16.4% 20.2%20.1% 23.3%23.2% 28.5%28.3% 31.6%31.5% 34.7%34.7% 36.3%37.2%

2017 BUDGET REVIEW

Table C.3 Annual income tax payable and average tax rates, 2017/18 (taxpayers aged 75 and over)

Taxable income (R)	2016/17 rates (R)	Proposed 2017/18 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
150 000	3 627	3 393	-234	-6.4%	2.4%	2.3%
200 000	13 587	13 203	-384	-2.8%	6.8%	6.6%
250 000	26 587	26 203	-384	-1.4%	10.6%	10.5%
300 000	39 907	39 376	-531	-1.3%	13.3%	13.1%
400 000	70 907	70 376	-531	-0.7%	17.7%	17.6%
500 000	106 587	105 853	-734	-0.7%	21.3%	21.2%
750 000	203 558	202 518	-1 039	-0.5%	27.1%	27.0%
1 000 000	306 058	305 018	-1 039	-0.3%	30.6%	30.5%
1 500 000	511 058	510 018	-1 039	-0.2%	34.1%	34.0%
2 000 000	716 058	735 018	18 961	2.6%	35.8%	36.8%

Source: National Treasury

Customs and excise duty

Government proposes that the customs and excise duties in the Customs and Excise Act (1964, Part 1 and section A of Part 2 of Schedule 1) be amended with effect from 22 February 2017 to the extent shown in Table C.4.

132

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.4 Specific excise duties, 2016/17 – 2017/18[1]

Tariff item	Tariff subheading	Article description	2016/17 Rate of excise duty	2017/18 Rate of excise duty
104.00		**PREPARED FOODSTUFFS; BEVERAGES, SPIRITS AND VINEGAR; TOBACCO**		
104.01	**19.01**	**Malt extract; food preparations of flour, groats, meal, starch or malt extract, not containing cocoa or containing less than 40 per cent by mass of cocoa calculated on a totally defatted basis, not elsewhere specified or included; food preparations of goods of headings 04.01 to 04.04, not containing cocoa or containing less than 5 per cent by mass of cocoa calculated on a totally defatted basis not elsewhere specified or included:**		
104.01.10	1901.90.20	Traditional African beer powder as defined in Additional Note 1 to Chapter 19	34,7c/kg	34,7c/kg
104.10	**22.03**	**Beer made from malt:**		
104.10.10	2203.00.05	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.10.20	2203.00.90	Other	R79.26/li aa	R86.39/li aa
104.15	**22.04**	**Wine of fresh grapes, including fortified wines; grape must (excluding that of heading 20.09):**		
104.15.01	2204.10	Sparkling wine	R10.53/li	R11.46/li
104.15	**2204.21**	**In containers holding 2 li or less:**		
104.15	**2204.21.4**	**Unfortified wine:**		
104.15.03	2204.21.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.31/li	R3.61/li
104.15.04	2204.21.42	Other	R161.47/li aa	R175.19/li aa
104.15	**2204.21.5**	**Fortified wine:**		
104.15.05	2204.21.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.82/li	R6.17/li
104.15.06	2204.21.52	Other	R161.47/li aa	R175.19/li aa
104.15	**2204.22**	**In containers holding more than 2 li but not more than 10 li:**		
104.15	**2204.22.4**	**Unfortified wine:**		
104.15.13	2204.22.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.31/li	R3.61/li
104.15.15	2204.22.42	Other	R161.47/li aa	R175.19/li aa
104.15	**2204.22.5**	**Fortified wine:**		
104.15.17	2204.22.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.82/li	R6.17/li
104.15.19	2204.22.52	Other	R161.47/li aa	R175.19/li aa
104.15	**2204.29**	**Other:**		
104.15	**2204.29.4**	**Unfortified wine:**		
104.15.21	2204.29.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.31/li	R3.61/li
104.15.23	2204.29.42	Other	R161.47/li aa	R175.19/li aa
104.15	**2204.29.5**	**Fortified wine:**		
104.15.25	2204.29.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.82/li	R6.17/li
104.15.27	2204.29.52	Other	R161.47/li aa	R175.19/li aa

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Table C.4 Specific excise duties, 2016/17 – 2017/18 (continued)

Tariff item	Tariff subheading	Article description	2016/17 Rate of excise duty	2017/18 Rate of excise duty
104.16	**22.05**	**Vermouth and other wine of fresh grapes flavoured with plants or aromatic substances:**		
104.16	**2205.10**	**In containers holding 2 li or less:**		
104.16.01	2205.10.10	Sparkling	R10.53/li	R11.46/li
104.16	**2205.10.2**	**Unfortified:**		
104.16.03	2205.10.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R3.31/li	R3.61/li
104.16.04	2205.10.22	Other	R161.47/li aa	R175.19/li aa
104.16	**2205.10.3**	**Fortified:**		
104.16.05	2205.10.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.82/li	R6.17/li
104.16.06	2205.10.32	Other	R161.47/li aa	R175.19/li aa
104.16	**2205.90**	**Other:**		
104.16	**2205.90.2**	**Unfortified:**		
104.16.09	2205.90.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R3.31/li	R3.61/li
104.16.10	2205.90.22	Other	R161.47/li aa	R175.19/li aa
104.16	**2205.90.3**	**Fortified:**		
104.16.11	2205.90.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.82/li	R6.17/li
104.16.12	2205.90.32	Other	R161.47/li aa	R175.19/li aa
104.17	**22.06**	**Other fermented beverages (for example, cider, perry and mead); mixtures of fermented beverages and mixtures of fermented beverages and non-alcoholic beverages, not elsewhere specified or included:**		
104.17.03	2206.00.05	Sparkling fermented fruit or mead beverages; mixtures of sparkling fermented beverages derived from the fermentation of fruit or honey; mixtures of sparkling fermented fruit or mead beverages and non-alcoholic beverages	R10.53/li	R11.46/li
104.17.05	2206.00.15	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.17.07	2206.00.17	Other fermented beverages, unfortified, with an alcoholic strength of less than 2.5 per cent by volume	R79.26/li aa	R86.39/li aa
104.17.09	2206.00.19	Other fermented beverages of non-malted cereal grains, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R79.26/li aa	R86.39/li aa
104.17.11	2206.00.21	Other mixtures of fermented beverages of non-malted cereal grains and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R79.26/li aa	R86.39/li aa
104.17.15	2206.00.81	Other fermented apple or pear beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R79.26/li aa	R86.39/li aa
104.17.16	2206.00.82	Other fermented fruit beverages and mead beverages, including mixtures of fermented beverages derived from the fermentation of fruit or honey, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R79.26/li aa	R86.39/li aa
104.17.17	2206.00.83	Other fermented apple or pear beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R65.97/li aa	R71.82/li aa
104.17.21	2206.00.84	Other fermented fruit beverages and mead beverages including mixtures of fermented beverages derived from the fermentation of fruit or honey, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R65.97/li aa	R71.82/li aa
104.17.22	2206.00.85	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R79.26/li aa	R86.39/li aa

134

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.4 Specific excise duties, 2016/17 – 2017/18 (continued)

Tariff item	Tariff subheading	Article description	2016/17 Rate of excise duty	2017/18 Rate of excise duty
104.17.25	2206.00.87	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R65.97/li aa	R71.82/li aa
104.17.90	2206.00.90	Other	R161.47/li aa	R175.19/li aa
104.21	**22.07**	**Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher; ethyl alcohol and other spirits, denatured, of any strength:**		
104.21.01	2207.10	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher	R161.47/li aa	R175.19/li aa
104.21.03	2207.20	Ethyl alcohol and other spirits, denatured, of any strength	R161.47/li aa	R175.19/li aa
104.23	**22.08**	**Undenatured ethyl alcohol of an alcoholic strength by volume of less than 80 per cent vol.; spirits, liqueurs and other spirituous beverages:**		
104.23	**2208.20**	**Spirits obtained by distilling grape wine or grape marc:**		
104.23	**2208.20.1**	**In containers holding 2 li or less:**		
104.23.01	2208.20.11	Brandy as defined in Additional Note 7 to Chapter 22	R149.23/li aa	R149.23/li aa
104.23.02	2208.20.19	Other	R161.47/li aa	R175.19/li aa
104.23	**2208.20.9**	**Other:**		
104.23.03	2208.20.91	Brandy as defined in Additional Note 7 to Chapter 22	R149.23/li aa	R149.23/li aa
104.23.04	2208.20.99	Other	R161.47/li aa	R175.19/li aa
104.23	**2208.30**	**Whiskies:**		
104.23.05	2208.30.10	In containers holding 2 li or less	R161.47/li aa	R175.19/li aa
104.23.07	2208.30.90	Other	R161.47/li aa	R175.19/li aa
104.23	**2208.40**	**Rum and other spirits obtained by distilling fermented sugarcane products:**		
104.23.09	2208.40.10	In containers holding 2 li or less	R161.47/li aa	R175.19/li aa
104.23.11	2208.40.90	Other	R161.47/li aa	R175.19/li aa
104.23	**2208.50**	**Gin and Geneva:**		
104.23.13	2208.50.10	In containers holding 2 li or less	R161.47/li aa	R175.19/li aa
104.23.15	2208.50.90	Other	R161.47/li aa	R175.19/li aa
104.23	**2208.60**	**Vodka:**		
104.23.17	2208.60.10	In containers holding 2 li or less	R161.47/li aa	R175.19/li aa
104.23.19	2208.60.90	Other	R161.47/li aa	R175.19/li aa
104.23	**2208.70**	**Liqueurs and cordials:**		
104.23	**2208.70.2**	**In containers holding 2 li or less:**		
104.23.21	2208.70.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R65.97/li aa	R71.82/li aa
104.23.22	2208.70.22	Other	R161.47/li aa	R175.19/li aa
104.23	**2208.70.9**	**Other:**		
104.23.23	2208.70.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R65.97/li aa	R71.82/li aa
104.23.24	2208.70.92	Other	R161.47/li aa	R175.19/li aa
104.23	**2208.90**	**Other:**		
104.23	**2208.90.2**	**In containers holding 2 li or less:**		
104.23.25	2208.90.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R65.97/li aa	R71.82/li aa
104.23.26	2208.90.22	Other	R161.47/li aa	R175.19/li aa

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Table C.4 Specific excise duties, 2016/17 – 2017/18 (continued)

Tariff item	Tariff subheading	Article description	2016/17 Rate of excise duty	2017/18 Rate of excise duty
104.23	**2208.90.9**	Other:		
104.23.27	2208.90.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R65.97/li aa	R71.82/li aa
104.23.28	2208.90.92	Other	R161.47/li aa	R175.19/li aa
104.30	**24.02**	**Cigars, cheroots, cigarillos and cigarettes, of tobacco or of tobacco substitutes:**		
104.30	**2402.10**	**Cigars, cheroots and cigarillos containing tobacco:**		
104.30.01	2402.10.10	Imported from Switzerland	R3012.17/kg net	R3298.56/kg net
104.30.03	2402.10.90	Other	R3012.17/kg net	R3298.56/kg net
104.30	**2402.20**	**Cigarettes containing tobacco:**		
104.30.05	2402.20.10	Imported from Switzerland	R6.62/10 cigarettes	R7.15/10 cigarettes
104.30.07	2402.20.90	Other	R6.62/10 cigarettes	R7.15/10 cigarettes
104.30	**2402.90.1**	**Cigars, cheroots and cigarillos of tobacco substitutes:**		
104.30.09	2402.90.12	Imported from Switzerland	R3012.17/kg net	R3298.56/kg net
104.30.11	2402.90.14	Other	R3012.17/kg net	R3298.56/kg net
104.30	**2402.90.2**	**Cigarettes of tobacco substitutes:**		
104.30.13	2402.90.22	Imported from Switzerland	R6.62/10 cigarettes	R7.15/10 cigarettes
104.30.15	2402.90.24	Other	R6.62/10 cigarettes	R7.15/10 cigarettes
104.35	**24.03**	**Other manufactured tobacco and manufactured tobacco substitutes; "homogenised" or "reconstituted" tobacco; tobacco extracts and essences:**		
104.35	**2403.1**	**Smoking tobacco, whether or not containing tobacco substitutes in any proportion:**		
104.35.01	2403.11	Water pipe tobacco specified in Subheading Note 1 to Chapter 24	R166.40/kg net	R182.24/kg net
104.35	**2403.19**	**Other:**		
104.35.02	2403.19.10	Pipe tobacco in immediate packings of a content of less than 5 kg	R166.40/kg net	R182.24/kg net
104.35.03	2403.19.20	Other pipe tobacco	R166.40/kg net	R182.24/kg net
104.35.05	2403.19.30	Cigarette tobacco	R297.60/kg	R321.45/kg
104.35	**2403.99**	**Other:**		
104.35.07	2403.99.30	Other cigarette tobacco substitutes	R297.60/kg	R321.45/kg
104.35.09	2403.99.40	Other pipe tobacco substitutes	R166.40/kg net	R182.24/kg net

1. The chapter references in this table refer to chapters of the schedule to the Customs and Excise Act (1964)
Source: National Treasury

Base erosion and profit shifting

The Group of 20 (G20)/Organisation for Economic Cooperation and Development (OECD) base erosion and profit shifting project produced a set of minimum standards, recommendations and best practices agreed to by all members, including South Africa. Table C.5 provides a summary of South Africa's position on the project's 15 action items.

136

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Table C.5 South Africa’s position on the Group of 20/OECD action plan on base erosion and profit shifting Action item South Africa’s position Digital economy Foreign businesses supplying digital services in South Africa are already required to register as VAT vendors. The regulations are under review. South Africa is a member of the new Task Force for the Digital Economy, which is looking at direct taxes. Hybrid mismatches Recommendations on transparent entities are being incorporated into the multilateral instrument. South African law has measures to limit double deductions, income exclusions where there is no corresponding deduction, and deductions with no inclusions. Further refinements may be considered in future. Controlled foreign company rules South Africa’s controlled foreign company rules have been internationally acknowledged as being well designed and were recommended as one of three options for countries to implement. Interest deductions Government is strengthening its efforts to curb excessive debt financing, which erodes the tax base, and will review the current limitation in light of OECD recommendations. Harmful tax practices South Africa participated in the Forum on Harmful Tax Practices and recently completed its self-review of preferential regimes, bringing it in line with OECD member countries. Treaty abuse New treaties will be aligned with the minimum standards, while the multilateral instrument will take care of existing treaties. On treaty shopping (where a person who benefits from a tax treaty between two countries, but is not a resident of either, by establishing a shell entity or conduit in one of the countries), South Africa has chosen the principal purpose test because it is to a large extent aligned with its domestic general anti-avoidance rules. Under this test, the benefits of a tax treaty are denied if it is reasonable to conclude that obtaining that benefit was one of the principal purposes of entering into any arrangement or transaction. Permanent establishment status South Africa’s future tax treaty negotiations will take the recommendations dealing with fragmentation of activities and avoidance of permanent establishment status through specific activity exemptions into account. The aim is to prevent entities artificially avoiding their status as a permanent establishment (a fixed place of business) by breaking up their cohesive business into smaller operations. Transfer pricing (alignment of outcomes with value creation) SARS is updating the Transfer Pricing Practice Note in line with OECD Transfer Pricing Guidelines to include new guidance on the arms-length principle and an agreed approach to ensure appropriate pricing on intangibles that are difficult to value. Data analysis (measuring and monitoring) South Africa shares the view that effective measuring and monitoring through improved statistics and evaluation is important for curbing base erosion and profit shifting, and it will continue to work with other countries. Mandatory disclosure The Tax Administration Act (2011) contains rules dealing with reportable arrangements. These rules require taxpayers who have entered into reportable arrangements to report the details of these arrangements to SARS. They set out information to be submitted and who must disclose or submit the information. The South African reportable arrangement rules have been used as a benchmark in the final BEPS Action 12 recommendations. Transfer pricing documentation The Tax Administration Act provides the legal basis for country-by-country reporting, where the term “international tax standard” has been included, covering country-by-country reporting. Regulations were gazetted in December 2016. For multinational enterprises with fiscal years starting on or after 1 January 2016, the first country-by-country reports will be required to be filed with SARS from 31 December 2017. Dispute resolution The South African treaty model will be updated to incorporate the minimum standards. However, like other developing countries participating in the G20/OECD project, South Africa has not committed to mandatory binding mutual agreement procedure arbitration. Multilateral instrument South Africa is among more than 100 countries and jurisdictions that have reached consensus on the multilateral instrument capable of incorporating tax treaty-related base erosion and profit shifting measures into the existing network of bilateral treaties. The multilateral instrument was adopted in November 2016. 137

2017 BUDGET REVIEW Additional tax amendments Miscellaneous tax amendments proposed for the upcoming tax legislative cycle are set out below. Individuals, employment and savings Remedial action for bargaining councils Some bargaining councils have not deducted pay-as-you-earn (PAYE) from a large number of members for holiday and end-of-year payments. The tax treatment of sick-leave payments and income generated within the councils may also have been incorrect. As a result, these funds have been non-compliant with tax legislation for an extended period of time. Because some of the funds are at risk of closure or are likely to suffer severe financial distress from high penalties for non-compliance, and given the unique circumstances of this case, a certain level of relief will be considered. The bargaining councils that have defaulted are expected to be fully compliant and will not be afforded relief in future. Amending foreign employment income-tax exemption in respect of South African residents Currently, if a South African resident works in a foreign country for more than 183 days a year, foreign employment income earned is exempt from tax, subject to certain conditions. This exemption is for employees of private-sector companies. In terms of the residence-based system of taxation, South African residents are taxed on their worldwide income. However, this exemption on foreign employment income appears excessively generous. If a resident works in a foreign country for more than 183 days with no tax payable in the foreign country, that foreign employment income will benefit from double non-taxation. It is proposed that this exemption be adjusted so that foreign employment income will only be exempt from tax if it is subject to tax in the foreign country. Refining measures to prevent tax avoidance through the use of trusts In 2016, an anti-avoidance measure aimed at curbing the tax-free transfer of wealth to trusts through the use of low-interest or interest-free loans was introduced in the Income Tax Act (1962). This anti-avoidance measure deems any interest foregone in respect of low-interest or interest-free loans to a trust to be donations that are subject to donations tax at a rate of 20 per cent. However, some taxpayers have already attempted to circumvent the anti-avoidance measure by making low-interest or interest-free loans to companies owned by a trust. To counter abuse, it is proposed that the scope of this anti-avoidance measure be extended to cover these avoidance schemes. In addition, it is proposed that the anti-avoidance rule should not apply to trusts that are not used for estate planning, for example, employee share scheme trusts and certain trading trusts. Clarifying the rules relating to the taxation of employee share-based schemes In 2016, amendments were made to the Income Tax Act to introduce anti-avoidance measures dealing with schemes where restricted shares are allocated to employees through employee share-based incentive schemes. The shares are then liquidated in return for an amount qualifying as a dividend. However, the 2016 changes did not fully address the interaction between section 8C and the provisions of the Eighth Schedule that exclude gains arising from the vesting or disposal of a restricted equity instrument from capital gains tax. It is proposed that the interaction be clarified. Retirement reforms Preservation of benefits after reaching normal retirement dates: In 2014, amendments were made to the Income Tax Act to allow individuals to elect to retire, and the date on which the lump sum benefit accrued to the individual depended on the date on which the individual elected to retire and not on the normal retirement age. Currently, once the individual elects to retire, the Income Tax Act does not cater for the transfer of lump sum benefits from one retirement fund to another. It is proposed that transfers of retirement interests be allowed from a retirement fund to a retirement annuity fund, subject to fund rules. 138

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Tax-exempt status of pre-March 1998 build-up in public-sector funds: Currently, the Income Tax Act makes provision for the tax-free transfer of pre-March 1998 lump sum benefits from a public-sector fund to a pension fund. It is proposed that subsequent transfers of these lump sum benefits to another pension fund be tax free. Removing time limit to join an employer umbrella fund: Existing employees who do not join a newly established employer umbrella fund have 12 months within which to join the fund, after which they are unable to join. To encourage employees to contribute towards their retirement and remove practical difficulties, it is proposed that the 12-month limit be removed and that employees be allowed to join without time restriction, subject to the rules of the fund. Increasing the fringe-benefit exemption for employer-provided bursaries Government proposes to increase the income eligibility threshold for employees from R400 000 to R600 000, and the monetary limits for bursaries from R15 000 to R20 000 for education below NQF level 7, and from R40 000 to R60 000 for qualifications at NQF level 7 and above. Business (general) Tax implications of debt forgone Alignment of the tax treatment of debt forgone for mining companies: Mining companies have a special tax regime in section 36 of the Income Tax Act that requires them to account for their capital expenditure differently from other companies. The current relief provided in paragraph 12A of the Eighth Schedule to the Income Tax Act, allowing a debtor to reduce the base cost of the allowance asset with the amount of a debt that is cancelled, waived, forgiven or discharged, does not apply to mining companies. As a result, mining companies are required to recoup debt that is cancelled, waived, forgiven or discharged without reducing their tax-deductible capital expenditure. To address this disparity, it is proposed that the tax treatment of debt forgone for mining companies be aligned with the tax treatment applied to companies in other sectors. Alignment of the tax treatment of debt forgone for dormant group companies or companies under business rescue: Paragraph 12A of the Eighth Schedule to the Income Tax Act provides relief in respect of debt that is cancelled, waived, forgiven or discharged in respect of loans between companies within the same group. However, the intra-group relief does not extend to section 19 of the Income Tax Act dealing with debt used to finance tax-deductible operating expenditure. As a result, companies that used intra-group debt to finance tax-deductible operating expenses are required to recoup the debt. In the case of dormant group companies or companies under business rescue, not having this relief is cumbersome as such companies would not have the resources to pay tax on the debt recouped. It is proposed that the current relief for group companies available in paragraph 12A of the Eighth Schedule be extended to section 19. Debt settled for consideration other than cash: In the current economic climate, debtors may make compromises with their creditors. This could include the issuing of shares where the issue price of the shares reflects the face value of the debt. It is proposed that the conversion of debt into equity be allowed. However, provision will be made to recoup capitalised interest on the debt in respect of which an interest deduction was previously claimed. Addressing the circumvention of anti-avoidance rules Addressing the abuse of disguised sale of shares using share buybacks: In the 2016 Budget Review, tax avoidance schemes involving share buybacks were highlighted for review. Such schemes involve a company buying back shares from its current shareholders to avoid the tax consequences of share disposals. The seller receives payment in the form of a dividend that may be exempt from normal tax and dividends tax, instead of paying tax on the sale of shares. Following the announcement in 2016, no specific countermeasures were introduced. It is therefore proposed that specific countermeasures be introduced to curb the use of share buyback schemes. 139

2017 BUDGET REVIEW Addressing the abuse of artificial repayment of debt: Since the introduction of the current tax rules for debt forgiveness, it has come to government’s attention that creditors and debtors are entering into short-term shareholding structures that attempt to circumvent income tax resulting from a recoupment triggered by the debt forgiveness rules. To achieve this, a creditor will subscribe for shares in its debtor and pay the debtor for those shares. The debtor will in turn use the subscription amount paid to settle its debt with the creditor. Soon after the payment is effected, the original shareholder of the debtor will buy the shares that the creditor subscribed for at a slight premium. This slight premium will cover the capital gains tax that the creditor will be liable for in respect of the shares in the debtor sold to the shareholder. This means the fiscus loses normal tax revenue on the recoupment and only receives the lower capital gains tax. It is proposed that measures be introduced to prevent these structures. Interaction between the “in duplum” rule and the statutory tax legislation: The in duplum rule aims to protect debtors by limiting the amount of the total interest a creditor can charge. The effect of the rule is that interest on a debt ceases to accrue where the total amount of the interest equals the outstanding principal debt. Various anti-avoidance provisions in the Income Tax Act may be undermined should the in duplum rule apply. Some taxpayers may be relying on this rule to distort the quantification of the tax benefit derived from low-interest or interest-free loans. These taxpayers aim to avoid income tax determined on the difference between the amount of interest actually incurred and the amount of interest that would have been incurred at the official rate. It is proposed that the tax rules dealing with low-interest or interest-free loans be amended to explicitly exclude the application of the in duplum rule to ensure their efficacy. Addressing circumvention of dividend-stripping rules: The Income Tax Act has rules that target dividend-stripping avoidance schemes. If a company borrows money from a party it is selling shares to and the company declares a dividend that is tax-free before the sale of the shares, such dividends are subject to income tax or capital gains tax in the hands of the seller. For these anti-avoidance rules to apply, the debt funding for the shares must be provided by the purchaser or be guaranteed by any connected person in relation to the purchaser. Government has identified schemes whereby loans for the purchase of the shares are raised from another party, such as a loan from a bank. It is proposed that additional measures be introduced to curb circumvention of dividend-stripping rules. Changes to the definition of contributed tax capital: The definition of “contributed tax capital” was introduced in the Income Tax Act in 2008, when the Companies Act came into effect. It is a notional amount derived from contributions made to a company by shareholders in respect of a certain class of shares. It is reduced by any capital that is subsequently transferred by the company to one or more of the shareholders and is commonly known as a capital distribution. Government has identified a mechanism whereby companies with foreign parents increase their contributed tax capital, thus arguably avoiding the payment of dividends tax through capital distributions. These capital distributions are not subject to capital gains tax in the hands of the foreign parent if the underlying investment is not in immovable property in South Africa. It is proposed that amendments be made in the tax legislation to prevent the abuse of the definition of contributed tax capital. Corporate reorganisation rules Tax implication on the assumption of contingent debt: The Income Tax Act provides for the tax-free transfer of assets for corporate restructuring purposes, subject to certain limitations on how the transfer is funded. The only acceptable means of funding the transfer of assets is by obtaining shares in the buyer of assets or the buyer assuming the debts of the seller. Cash or other assets are not acceptable. With respect to debt, only unconditional obligations are currently catered for. However, a seller and buyer may negotiate a selling price after considering and taking into account some of the future contingent liabilities of the seller. Where the parties agree that the buyer will assume some of the future contingent liabilities of the seller, there is a real economic effect on the sale as the seller will be freed from future costs relating to those contingent liabilities. It is proposed that the assumption of future contingent liabilities be considered as an acceptable consideration under the corporate reorganisation rules. 140

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Interplay between real estate investment trusts (REITs) and corporate reorganisation rules: Section 25BB of the Income Tax Act stipulates that REITs are not entitled to claim certain capital allowances. This is because REITs are subject to a special tax dispensation that allows them to deduct their shareholder distributions against rental income as the shareholders bear the tax liability. The REIT is precluded from claiming allowances on its assets, which means that an anomaly arises when a REIT is party to a reorganisation transaction, because its assets would not qualify as allowance assets. This anomaly means the rules on reorganisation do not apply to transactions involving REITs. It is proposed that the legislation be amended to make provision for corporate reorganisation rules to apply to transactions involving REITs. Extension of collateral and securities lending arrangement provisions Government has been gradually introducing measures to address concerns about the limited scope of tax relief provisions dealing with collateral and securities lending arrangements. In 2016, legislative changes were made to include listed government bonds as allowable instruments for securities lending and collateral arrangements. In light of the ongoing review, it is proposed that changes be made to extend the current provisions of collateral and securities lending arrangements to include listed foreign government bonds. Amendments to third-party backed shares provisions Currently, all dividends arising directly or indirectly from transactions and arrangements involving preference shares guaranteed by third parties are deemed ordinary revenue, subject to “qualifying purpose” exemptions, to which the anti-avoidance rules do not apply. The qualifying purpose exemptions are too narrow, and may impede legitimate transactions. It is proposed that the current exemption on third-party backed shares with regard to asset-backed securities be further refined to cover all qualifying purposes. Business (financial sector) Changes in the tax treatment of banks and financial institutions Consideration of the tax treatment of banks and other financial institutions due to International Financial Reporting Standard (IFRS) 9: In 2018, the financial reporting of financial assets and liabilities will no longer be governed by International Accounting Standard (IAS) 39, but will be replaced by IFRS 9. Currently, section 24JB of the Income Tax Act, which deals with the taxation of financial assets and liabilities of banks and other financial institutions, follows the accounting treatment contemplated in IAS 39. It is proposed that the tax treatment of the financial assets and liabilities of banks and other financial institutions under section 24JB of the Income Tax Act be aligned with IFRS 9, except for the treatment of impairments. Exclusion of impairment adjustments from the determination of taxable income in section 24JB: In 2012, SARS issued a directive for the tax treatment of doubtful debts for banks. The SARS directive was based on and limited to the accounting treatment as contemplated in IAS 39. As the accounting standard for banks and other financial institutions is changing from IAS 39 to IFRS 9, it is proposed that the principles of the SARS directive be reviewed and incorporated in the Income Tax Act. It is also proposed that section 24JB exclude impairment adjustments provided for under IFRS 9 as these impairment adjustments aim to provide for future risks instead of focusing solely on the current losses in the determination of taxable income as contemplated in section 24JB. Application of hybrid debt instrument rules in section 8F in respect of banks and other financial institutions that are taxed under section 24JB: Section 8F of the Income Tax Act ensures that where debt exhibits certain equity-like features, interest on the debt is not allowed as a deduction for the borrower and the interest is treated as a dividend in specie for both the borrower and the lender and may be subject to dividends tax. If the borrower is a bank or financial institution, as contemplated in section 24JB, it is argued that the deduction of interest may still be allowed due to the application of section 24JB, despite the current anti-avoidance provisions available in section 8F. It is proposed that it be clarified that section 8F overrides the provisions of section 24JB. 141

2017 BUDGET REVIEW Addressing the mismatch in the application of the provisions of paragraph 12A of the Eighth Schedule and section 24JB: Under the debt reduction rules, a debtor must reduce the base cost of an asset that was funded with debt by any amount of that debt that is subsequently cancelled, waived, forgiven or discharged. In the case of debt that is cancelled, waived, forgiven or discharged within a group of companies, the Income Tax Act makes provision that the debtor will not be required to reduce the base cost of the asset. However, in instances where the debt is provided by a financial institution to its fellow group company and the loan is cancelled, waived, forgiven or discharged, an anomaly arises because the debtor will not be required to reduce the base cost of the asset while the financial institution may, in terms of section 24JB, still benefit from a deduction in respect of the amount of the loan forgiven. Government proposes measures that prohibit mismatches on the tax treatment of reduced or waived loans between a financial institution and another company that is part of the same group of companies as the financial institution. Tax amendments due to the Solvency Assessment and Management framework for long-term insurers In 2016, amendments were made in the Income Tax Act as a result of the Solvency Assessment and Management reforms. Government has noted concerns regarding the application and interpretation of the tax amendments. It is proposed that amendments be made in the legislation to address these concerns. Business (incentives) Mining environmental funds In 2006, section 37A of the Income Tax Act was introduced to cater for mining environment rehabilitation by mining companies as envisaged in the Mineral and Petroleum Resources Development Act (2002), making contributions to mining rehabilitation trusts tax deductible, subject to certain conditions. In November 2015, the Department of Environmental Affairs published regulations in terms of the National Environmental Management Act (1998) for financial provisioning for the rehabilitation, management and effects of mine closures for mining companies. To take into account some of the financial provisioning requirements, amendments will be made to the Income Tax Act. In addition, it is proposed that the current provisions aimed at curbing abuse of the benefit of tax-deductible contributions (by using such funds for purposes other than rehabilitation) be strengthened. Partial ownership of land donated under land-reform initiatives In 2016, amendments were made to the Income Tax Act to provide for an exemption from donations tax and capital gains tax on land-reform initiatives, as outlined in Chapter 6 of the National Development Plan. These changes provide for an exemption where full ownership of the land is transferred. As full ownership of the transferred land is not always envisaged in the National Development Plan, it is proposed that the current exemption be extended to allow partial ownership of land under appropriate circumstances. Refinement of the venture capital company regime Government has been gradually making changes to the venture capital company regime to encourage investment in small and medium-sized enterprises. It is proposed that further changes be made to the regime to remove impediments to investment, such as rules relating to investment returns and the qualifying company test. Clarifying the scope of relief for international donor funding organisations South Africa is a recipient of official development assistance from international donor funding organisations. Currently, the Income Tax Act provides special tax relief for these organisations. However, the tax treatment of these donor organisations is not aligned. It is therefore proposed that changes be made in the Income Tax Act to align the tax treatment of international donor funding organisations. 142

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Assisting micro businesses growing into small and medium-sized enterprises Qualifying micro businesses (with turnover up to R1 million a year) and small business corporations (with turnover less than R20 million a year) are eligible for preferential corporate income tax rates. The former are taxed on turnover, while the latter are taxed on taxable income. There are no transitional measures for micro businesses that grow sufficiently to migrate into the small business corporation tax regime. This can result in unforeseen tax liabilities and administrative penalties. Government proposes to reduce associated administrative penalties so that businesses can transition smoothly. International Tax treatment of foreign member funds The South African government will be establishing foreign member funds to enable local and foreign fund managers to establish and manage funds targeted for investments into the rest of Africa and the world. To make foreign member funds attractive, they will benefit from a special tax dispensation. Foreign investors investing in the funds for onward investment into the rest of Africa or elsewhere will be exempt from withholding tax on interest. However, fees earned by local asset managers and collective investment scheme managers for investment management services will be subject to tax in South Africa. Changes to the tax treatment of domestic treasury management companies In 2013, amendments were made in the Income Tax Act to make provision for qualifying domestic treasury management companies to be eligible for tax relief in respect of foreign currency gains and losses. The qualifying criteria for domestic treasury management companies in relation to tax residence will be reviewed as they are overly restrictive. Tax implications of acquisition of foreign intellectual property by South African multinationals The Income Tax Act does not allow deductions for payments made to a foreign person in respect of the use or right to use tainted intellectual property. This is to prevent erosion of the tax base resulting from assigning South African intellectual property to foreign entities subject to lower effective tax rates in the foreign country, followed by the licensing of that intellectual property back to South African taxpayers. As these anti-avoidance measures may affect legitimate commercial transactions and discourage the use of South African-based group infrastructure to further develop offshore intellectual property, relaxation of the policy will be considered without losing sight of the initial policy intent, which is to prevent tax base erosion. Tax implications of controlled foreign companies and offshore foreign trusts In 2015, the Budget Review announced that measures would be introduced on the treatment of foreign companies held by interposed trusts. However, no specific countermeasures were introduced in this regard. It is therefore proposed that specific countermeasures be introduced to curb abuses. Value-added tax Clarifying the VAT treatment on leasehold improvements The VAT Act (1991) does not currently provide guidelines in respect of the VAT treatment of leasehold improvements effected by the lessee to the leasehold property during the period of a lease agreement. It is proposed that amendments be made to the act to clarify the VAT treatment in respect of the time and value of supply of leasehold improvements on leasehold property. VAT vendor status of municipalities The local government elections of 3 August 2016 have led to the disestablishment or merger of certain municipalities. As a result, the affected municipalities had to either cancel their VAT registrations or apply for new VAT registrations. It is proposed that transitional measures be provided to address this. 143

2017 BUDGET REVIEW Amending the definition of “resident of the republic” for VAT purposes The VAT Act contains a definition of “resident of the republic” for VAT on cross-border supplies based on the definition of “resident” in the Income Tax Act. However, if a foreign company is effectively managed from South Africa, it will be regarded as a resident of South Africa. This implies that goods or services supplied by a South African company to the foreign company will be subject to VAT and no zero-rating provisions are applicable. If the foreign company is not required to register for VAT but bears South African VAT because it is a resident, the VAT that is borne will become a business cost, as that company cannot deduct that VAT as input tax. The definition of “resident in the republic” in the VAT Act will be amended to provide for such situations. Repealing the 2011 amendment dealing with the value to be placed on inter-warehouse sales If goods are imported into South Africa and entered for home consumption, the goods are subject to VAT. The VAT is calculated by taking into account the value for customs duty purposes, plus any customs duty levied thereon, plus 10 per cent of the value of the goods. However, when goods are imported into the country and entered for storage in a licenced warehouse, but have not been entered for home consumption, and such goods are then sold from one warehouse to another, the value to be placed on such goods is the higher of the above calculation, or the actual amount in money paid, or the open market value of the goods. This was determined in terms of a 2011 amendment to the VAT Act. Prior to 2011, the value was deemed to be the lower of these amounts. The 2011 amendment was never implemented due to administrative and compliance complexities and it is proposed that it should be repealed with retrospective effect. Postponing the 2015 amendment dealing with the VAT treatment of the national housing programme In 2015, amendments were made to the VAT Act to abolish the zero rating of the supply of goods and services for government’s national housing programme, with effect from 1 April 2017. However, both the National Treasury and municipalities are not ready to make the VAT amendments. It is proposed that the effective date for this amendment be postponed for two years. Clarifying the zero rating of international travel insurance It is proposed that the zero-rating provision pertaining to international travel be clarified, including, for example, while the traveller is still in the country of departure, while the traveller is still being transported to or from the original point of departure in South Africa, and while the traveller is not actually travelling, but is in a hotel room. Clarifying the VAT treatment of services supplied in connection with particular movable property situated in an export country The term “movable property” is not defined in the VAT Act. In terms of the Companies Act, movable property includes securities or shares. Securities or shares in a foreign incorporated company that is listed on the JSE could be interpreted to mean movable property that is situated in an export country. The VAT Act makes provision for the zero rating of services (fees charged) that are supplied directly in connection with movable property that is situated in an export country at the time the services are rendered. This implies that services supplied relating to securities or shares in a foreign incorporated company listed on the JSE should be subject to zero-rated VAT. It is proposed that changes be made to the VAT Act to clarify the tax treatment of these services. 144

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Customs control and duties Amendments to certain provisions of the Customs Control Act (2014) and the Customs Duty Act (2014) are being considered following comments received from external stakeholders during public consultations. The amendments are also expected to facilitate systems development. Customs and excise Disclosure of trade statistics It is proposed that the current legal authorisation for the sharing of trade statistics with organs of state be reviewed for its appropriateness and possibly amended. Marking, tracking and tracing of tobacco products Amendments will be considered for the provisions in the Tax Administration Laws Amendment Act (2016) for the marking, tracking and tracing of locally manufactured and imported tobacco products to account for further implementation requirements. Review of the diesel refund administration system The 2015 Budget announced a comprehensive review of the administration of the diesel refund, which requires the delinking of the diesel refund from the VAT system and the creation of a standalone diesel refund administration. A discussion paper outlining the options for a simplified administration system was published for public comment on 15 February 2017. The legislative amendments to give effect to the separation of the diesel refund system will be developed following public consultations. Tax administration Approval of organisations receiving tax-deductible donations It is proposed that the Income Tax Act be amended to confirm the current approval process of public benefit organisations receiving tax-deductible donations. This is in addition to the approval of their tax-exempt status. Transitioning interest calculation rules under Tax Administration Act It is proposed that amendments be made to further clarify the transitional rules for the calculation of interest on tax debts under the Tax Administration Act to ensure that they do not result in inconsistencies, or the under-or over-accrual of interest. Employees’ tax and reimbursement of travel expenses To facilitate and simplify the calculation and administration of employees’ tax, it is proposed that only the portion of the travel expenses reimbursed by an employer that exceeds the rate or distance fixed by the Minister of Finance by notice in the Gazette in terms of the current law should be regarded as remuneration for purposes of determining employees’ tax. Application of the cap on deductible retirement fund contributions It is currently not clear how the overall annual cap of R350 000 on contributions to pension, provident and retirement annuity funds should be applied when determining monthly employees’ tax. It is proposed that the amount of R350 000 be spread over the tax year, which is a more prudent approach. Tax Board It is proposed that clarification be made that the chairperson of the Tax Board has the final decision as to whether or not an accountant or commercial member must form part of the constitution of the Tax Board. 145

2017 BUDGET REVIEW Decisions by SARS It is proposed that all decisions of SARS that are not subject to objection and appeal should be subject to the remedies under section 9 of the Tax Administration Act. Accrual of interest payable by SARS Interest that is payable by SARS could accrue over a number of tax years. To avoid complications in taxing that interest or interest that is adjusted for previous tax years, it is proposed that interest payable by SARS should be deemed to accrue to the recipient on the date of payment thereof by SARS. Technical corrections In addition to the amendments described above, the 2017 tax legislation will effect various technical corrections, which mainly cover inconsequential items – typing errors, grammar, punctuation, numbering, misplaced cross-references, updating and removing obsolete provisions, removing superfluous text, and incorporating regulations and commonly accepted interpretations into formal law. Technical corrections also include changes to effective dates and the proper coordination of transitional tax changes. A final set of technical corrections relate to modifications that account for practical implementation of the tax law. Although tax amendments go through an intensive comment and review process, new issues arise once the law is applied (including obvious omissions and ambiguities). These issues typically arise when tax returns are prepared for the first time after the tax legislation is applied. Technical corrections of this nature are almost exclusively limited to recent legislative changes. 146

D Public-sector infrastructure update Introduction This annexure provides an update on the status of major infrastructure projects. It reports on planned public-sector infrastructure spending, and presents a table of major projects under way or in preparation. In line with the medium-term strategic framework and the National Development Plan, the 2017 Budget prioritises spending on social and economic infrastructure such as schools, health facilities, roads and transport, energy, and water and sanitation. It also continues to fund programmes to improve the quality of infrastructure spending and the capacity of government to plan and implement capital projects. Trends in public infrastructure spending Between 1998/99 and 2015/16, the public sector spent more than R2.5 trillion on infrastructure. The amount spent increased from R48 billion in 1998/99 to R261 billion in 2015/16, resulting in an average annual increase of 6.8 per cent after discounting inflation. State-owned companies have been the biggest contributors to public-sector expenditure over this period, contributing R1.1 trillion in total. Municipalities and provincial departments have also increased infrastructure spending, contributing R500 billion and R580 billion respectively for the construction of schools, hospitals, clinics and other community-related infrastructure. 147 Definitions of infrastructure spending The annexure presents estimates of infrastructure spending across the public sector, which includes national, provincial and local government, as well as state-owned companies and other public entities. Public funds allocated to public-private partnerships are also included. The data in this annexure may differ from infrastructure or capital expenditure estimates presented elsewhere in the 2017 Budget Review. Here, “infrastructure” is defined broadly, including spending on new assets, replacement assets, maintenance and repairs, upgrades and additions, and rehabilitation, renovation and refurbishment of assets. Capital and interest payments are also included in the definition. In contrast, “capital spending” typically excludes maintenance and finance charges. The annexure also includes expenditure on public housing as part of infrastructure spending. In accounting terms, housing subsidies are usually defined as transfers rather than capital spending.

2017 BUDGET REVIEW

Figure D.1 Public-sector infrastructure spending



250
200
150
100
50
0
R billion
8
6
4
2
0
Per cent of GDP
1998/99
1999/00
2000/01
2001/02
2002/03
2003/04
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
State-owned companies
Provincial departments
Local government
Public entities
Public-private partnerships
National departments
Total as a share of GDP (right axis)

Source: National Treasury

From 1998/99 to 2015/16, public-sector infrastructure expenditure as a share of gross domestic product (GDP), has averaged 6 per cent. Both government agencies and public corporations have substantially increased their spending on economic infrastructure. However, spending on social infrastructure, which includes schools, hospitals and sanitation, has grown at a slower pace than economic infrastructure spending in recent years.

Public-sector infrastructure spending highlights

Table D.1 summarises public-sector infrastructure plans for the next three years. The data in the table combines infrastructure financed at national, provincial and local government level with the expenditure estimates received from state-owned companies and other public entities. Public-sector infrastructure spending over the medium-term expenditure framework (MTEF) period is estimated to total R947.2 billion. Public housing and bulk infrastructure constructed through the *human settlements development grant* amounts to R63.4 billion. Although these assets are transferred to homeowners and not retained on the public-sector balance sheet, this spending is an important public contribution to the built environment.

State-owned companies continue to account for the bulk of capital investment, spending a projected R432.8 billion over the next three years. Provinces are expected to spend R198.2 billion on infrastructure over the same period, while municipalities are forecast to spend R179.6 billion.

Economic infrastructure spending, mainly by state-owned companies, accounts for 77 per cent of total public-sector infrastructure spending. These funds are used to expand power-generation capacity, upgrade and expand the transport network, and improve sanitation and water services. Social services infrastructure accounts for 20 per cent of total public-sector infrastructure spending, while education and health accounts for 5 per cent and 4 per cent respectively.

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Table D.1 Public-sector infrastructure expenditure and estimates

	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	MTEF
R billion		Outcomes			Estimates			Total
Energy	69.6	67.8	65.9	75.0	78.3	81.9	74.3	**234.5**
Water and sanitation	25.8	29.5	31.5	37.2	39.3	41.2	44.9	**125.4**
Transport and logistics	77.8	92.4	81.3	91.4	104.6	105.7	117.4	**327.7**
Other economic services	13.0	13.0	13.2	16.0	12.6	12.9	13.0	**38.5**
Health	10.0	8.7	10.3	11.0	11.2	11.9	12.5	**35.6**
Education	13.7	15.4	18.0	17.3	17.6	15.8	16.7	**50.1**
Human settlements[1]	17.0	17.1	18.3	18.3	20.0	21.1	22.3	**63.4**
Other social services	12.9	13.1	16.3	15.6	16.1	16.6	17.5	**50.2**
Administration services[2]	5.0	5.2	6.5	7.9	7.1	7.2	7.5	**21.7**
Total	**244.8**	**262.2**	**261.2**	**289.8**	**306.7**	**314.3**	**326.1**	**947.2**
National departments	11.9	13.5	14.5	16.6	16.7	16.0	15.0	**47.7**
Provincial departments	55.2	56.4	60.6	62.3	64.1	65.1	68.9	**198.2**
Local government	47.1	53.2	54.7	58.2	56.7	59.1	63.9	**179.6**
Public entities[3]	15.4	19.2	17.8	22.0	23.9	23.6	24.9	**72.3**
Public-private partnerships	3.9	4.0	4.3	4.8	5.1	5.5	5.9	**16.5**
State-owned companies[3]	111.2	115.8	109.3	125.8	140.3	145.0	147.5	**432.8**
Total	**244.8**	**262.2**	**261.2**	**289.8**	**306.7**	**314.3**	**326.1**	**947.2**

1. Human settlements includes public housing to households and bulk infrastructure amounting to R63.4 billion over the MTEF period

2. Administration services include infrastructure spending by the Department of International Relations, the Department of Home Affairs, the Department of Public Works, Statistics South Africa and their entities

3. Public entities are financed by capital transfers from the fiscus and state-owned companies are financed from a combination of own revenue, borrowings and private funding

Source: National Treasury

Energy

Energy expenditure is expected to total R234.5 billion over the next three years, accounting for about 25 per cent of total public-sector infrastructure spending. Eskom accounts for R203.8 billion, or 87 per cent, of this amount.

Table D.2 Eskom expenditure and estimates

R billion	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
Medupi power station	10.2	8.4	9.5	8.8	9.6	11.0	15.2
Kusile	12.3	13.8	14.7	14.0	13.3	12.3	9.8
Ingula pumped-storage scheme	4.3	3.8	3.6	1.6	0.2	–	–
Matla refurbishment project	0.4	0.3	0.5	0.5	0.4	–	–
Komati	0.2	–	–	–	–	–	–
Duvha power station	–	0.3	0.4	0.3	0.3	0.3	0.4
765kV projects	0.6	0.9	0.9	0.2	0.5	–	–
Northern grid projects[1]	0.6	1.0	1.2	1.3	2.7	3.8	0.5
Cape grid projects[1]	0.8	0.6	0.9	1.0	1.4	0.8	
Central grid projects[1]	0.7	0.5	0.4	0.8	1.8	1.1	0.1
Majuba rail	0.5	0.8	1.2	1.5	0.6	–	
Other[2]	27.3	23.9	23.7	33.2	36.7	42.1	39.1
Total	**57.8**	**54.4**	**57.0**	**63.1**	**67.2**	**71.4**	**65.1**

1. Grid projects involve installation of transmission lines, new transformers and upgrading of substations

2. Other represents a collection of projects to enhance the system at generation, transmission and distribution level including maintenance projects

Source: Eskom

The Department of Energy will focus on increasing household access to electricity over the medium term. An additional R1 billion has been allocated in 2019/20 to support the Integrated National Electrification Programme in financing grid and non-grid (standalone power system) connections, and to build and upgrade substations and electricity networks. The programme will fund an estimated 723 000 grid and 49 650 non-grid

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connections to households over the MTEF period through transfers to municipalities, Eskom and non-grid service providers. Transfers are expected to total R7.6 billion for municipalities, R12 billion for Eskom and R0.6 billion for non-grid service providers between 2017/18 and 2019/20.

To increase energy efficiency and reduce reliance on the national grid, the Department of Energy will accelerate the implementation of the solar water heater programme. Over the MTEF period, the programme is expected to produce and install 113 979 solar water heater units, with spending set to increase from R478 million in 2017/18 to R534.1 million in 2019/20.

The Renewable Energy Independent Power Producer Procurement Programme was launched in August 2011 as the primary vehicle for securing private investment in new renewable energy generation capacity. In line with the national commitment to transition to a low-carbon economy, independent power producers will generate 14 725 MW from renewable energy sources. Table D.3 below indicates the different renewable energy technologies that are being used in this programme.

Table D.3 Renewable energy technologies

Technology	Megawatts
Wind	6 360
Concentrated solar power	1 200
Solar power photovoltaics	4 725
Solar parks	1 500
Landfill, hydro, biomass and various small technologies	940
Total renewal energy	**14 725**

Source: Independent Power Producer Office

Since August 2011, six procurement bid windows have been completed under the Renewable Energy Independent Power Producer Procurement Programme. The programme has procured combined generation capacity of 6 376 MW since its inception. Of the renewable energy capacity procured, 4 001 MW is at various stages of development. More than 11 000 gigawatt-hours have been added to the national grid since 2011. Private-sector investment in the programme amounts to R201.76 billion to date, of which R49.1 billion is from foreign investors and financiers.

Table D.4 Renewable Energy Independent Power Producer Procurement Programme bid window summary

Bid window	Total number of projects	Total MW allocation	Number of projects in commercial operation	Total MW grid-connected
1	28	1 425	28	1 415
2	19	1 040	19	1 033
3	17	1 457	7	454
3.5	2	200	–	–
4	26	2 205	–	–
Small (1S2)	10	49	–	–
Small (2S2)	10	50	–	–
Total	**112**	**6 426**	**54**	**2 902**

Source: Independent Power Producer Office

Water and sanitation

Over the medium term, the water and sanitation budget is estimated to be R125.3 billion. This will be used to develop and rehabilitate water infrastructure, including dams, canals, water treatment works, reservoirs and pipelines to connect households.

The Water Infrastructure Development Programme largely funds municipal infrastructure through the *regional bulk infrastructure* and *water services infrastructure* grants. These grants have been allocated R18.4 billion, including transfers to water boards, and R12.5 billion respectively over the MTEF period.

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The *water services infrastructure grant* will be used to provide 170 water and sanitation infrastructure projects in the country's 27 most impoverished district municipalities. The scope of the *water services infrastructure grant* has been expanded to include the eradication of 25 382 bucket sanitation systems in informal settlements. A total of R145 million has been allocated for the construction of toilets in 2017/18. A budget of R1.5 billion has been allocated to implement 140 small water services projects over the medium term.

The Water Trading Entity will receive transfers amounting to R5.7 billion over the medium term. This includes R2.6 billion for the implementation of a long-term solution for acid mine drainage. The rest is for water resources infrastructure projects such as the bulk distribution infrastructure connecting the De Hoop and Flag Boshielo dams.

Transport and logistics

Government and state-owned companies plan to spend R327.7 billion on transport and logistics over the medium term. This accounts for 34 per cent of total public-sector infrastructure expenditure during this period. These investments will improve the national transport infrastructure network, enhance the mobility of people and services, reduce transport costs and facilitate regional trade. Revenues from services provided by state-owned companies will help fund infrastructure investment, complemented by national and provincial allocations for road construction and maintenance for the non-toll network.

Transnet's capital expenditure is expected to total R118.4 billion over the next three years. Table D.5 below shows Transnet's major projects over the period.

Table D.5 Transnet expenditure and estimates

R million	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
Acquisition of 1 064 electric, diesel locomotives for the general freight business (Transnet freight rail)	527	9 204	7 125	5 093	9 989	9 617	8 913
Acquisition of 100 locomotives for coal (Transnet freight rail)	8 120	10 602	1 042	–	–	–	–
Manganese rail phase 1 and 2	–	–	740	1 155	4 252	3 576	2 828
New multi-product pipeline phase 1	3 146	2 523	1 331	1 660	2 065	900	170
Capitalisation of infrastructure, locomotives and wagon maintenance	–	1 263	7 086	4 689	6 116	6 697	8 464
Acquisition of tugs	3 340	–	–	403	84	–	57
Other	16 906	10 354	12 091	9 828	13 645	16 484	24 621
Total	**32 039**	**33 946**	**29 415**	**22 828**	**36 151**	**37 274**	**45 053**

Source: Transnet

Over the MTEF period, major investments in roads, rail and ports include the following:

- The South African National Roads Agency has been allocated R36.8 billion to allow it to upgrade and maintain 85.5 per cent of the national non-toll and coal haulage road network over the medium term. This amount includes R4.8 billion for the upgrade of the R573 (Moloto Road), R29.6 billion for road rehabilitation and R2.4 billion for coal haulage roads.
- The *provincial roads maintenance grant* is allocated R34.5 billion to fund the resealing and rehabilitating of provincial roads.
- The Passenger Rail Agency of South Africa has been allocated R45.3 billion in capital transfers over the medium term. These transfers include R16.7 billion for new train sets for Metrorail (commuter service); R4.8 billion to refurbish coaches for Metrorail and Shosholoza Meyl (mainline passenger service); and R23.8 billion for locomotives for Shosholoza Meyl, signalling, and train station and other rail infrastructure improvements.

151

2017 BUDGET REVIEW Human settlements Over the medium term, R63.4 billion is allocated to provincial human settlements departments for low-income housing subsidy programmes, and R35.9 billion to metropolitan municipalities for bulk infrastructure, land and basic services, with a focus on upgrading informal settlements. Government has also allocated R3.2 billion for social housing through the consolidated capital grant. The Department of Human Settlements plans to start 25 catalytic development projects over the next three years. These projects are integrated mixed-use, mixed-income human settlements developments. The department will facilitate the delivery of 368 530 fully subsidised units, disburse 66 554 finance-linked individual housing subsidies and upgrade 623 635 houses in informal settlements by 2019. Health Many health facilities need to be replaced or undergo major refurbishment. Over the MTEF period, a total of R35.6 billion will be invested in health infrastructure by all spheres of government. A total of R17.8 billion from the direct health facility revitalisation grant will be transferred to provincial departments to fund new facilities and refurbishments. In addition to this grant, provinces fund infrastructure projects from their equitable share. The Department of Health manages the health facility revitalisation component of the national health insurance indirect grant. The component has been allocated R3 billion over the medium term to improve infrastructure in the 11 national health insurance pilot districts. The department is working closely with implementing agencies to maintain, repair or refurbish all 872 primary healthcare facilities in these districts by 2019. Education Over the medium term, consolidated education spending will total R50.1 billion. Provincial education departments will use R37.6 billion from the education infrastructure grant to build new schools and other facilities such as libraries, laboratories and administration blocks. They will also provide basic services such as water, sanitation and electricity upgrades, and rehabilitate and maintain new and existing schools. The Department of Basic Education will replace unsafe and inappropriate school infrastructure and provide water and sanitation and electricity through the school infrastructure backlogs grant. This grant will be shifted to the education infrastructure grant from 2018/19, by which time the department expects to have replaced 510 schools, and provided water to 1 120 schools, sanitation to 741 schools and electricity to 916 schools. A total of R2.6 billion is allocated to the school infrastructure backlogs grant in 2017/18 to complete these remaining projects. An amount of R3 billion has been allocated over the medium term to the Department of Higher Education and Training to continue construction at the University of Mpumalanga and the Sol Plaatje University in the Northern Cape. New facilities include lecture rooms, laboratories, sport and recreation amenities, and student accommodation. This will allow both institutions to jointly increase their intake from a total of 2 010 students in 2016 to 3 875 students in the 2017 academic year. All other public universities will receive R8.1 billion in total over the medium term for the construction and refurbishment of student accommodation, lecture rooms and laboratories, and for maintenance. Strategic infrastructure projects The Presidential Infrastructure Coordinating Commission has approved 18 strategic infrastructure projects in all provinces to support economic development and service delivery. The Department of Economic Development provides secretariat support to the commission. Over the medium term, the secretariat will spend R44.6 million on facilitation, monitoring and reporting on ongoing projects. Table D.6 below provides a list of strategic infrastructure projects and their allocations from the fiscus. In many cases, these amounts are augmented by investments financed by state-owned companies, which are not included in the table. 152

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Table D.6 Allocation from the fiscus to strategic infrastructure projects

R million	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
SIP category	Audited outcome			Preliminary outcome	Forecast		
SIP 1: Unlocking the northern mineral belt with Waterberg as catalyst	1 042.8	1 053.7	393.4	371.4	313.2	221.0	434.8
SIP 2: Durban-Free State Gauteng logistics and industrial corridor	11.6	4.9	188.2	50.7	10.4	–	37.8
SIP 3: South eastern node and corridor development	7 043.5	8 215.5	8 926.8	8 940.3	11 142.4	12 545.4	13 563.3
SIP 4: Unlocking the economic opportunities in the North West province	265.3	305.5	583.1	596.9	423.3	387.5	333.3
SIP 5: Saldanha-Northern Cape development corridor	44.5	177.2	196.2	136.0	65.7	133.1	–
SIP 6: Integrated municipal infrastructure project	17 147.0	18 028.1	20 167.9	19 879.3	20 718.3	21 814.0	23 774.2
SIP 6: Integrated municipal infrastructure project and SIP 18: Water and sanitation master plan	–	41.1	–	51.1	5.0	17.0	25.0
SIP 7: Integrated urban space and public transport programme	38 873.0	49 751.5	49 075.2	50 906.2	52 083.0	56 149.6	59 381.7
SIP 10: Electricity transmission and distribution for all	2 251.3	3 018.0	3 769.4	3 698.1	4 036.0	4 163.7	4 395.4
SIP 11: Agri-logistics and rural infrastructure	7 631.6	9 601.6	10 032.3	10 846.9	11 739.2	12 555.2	12 988.1
SIP 12: Revitalisation of public hospitals and other health facilities	5 473.5	5 794.3	6 031.6	5 979.8	6 603.5	6 904.1	7 290.7
SIP 13: National school build programme	8 319.6	10 070.6	11 039.7	12 275.5	12 847.1	13 776.0	14 549.5
SIP 14: Higher education infrastructure	2 150.0	2 700.0	3 301.2	3 396.7	3 520.4	3 688.6	3 866.8
SIP 15: Expanding e-access to communication technology	808.2	–	–	450.3	411.9	703.6	724.5
SIP 16: SKA and Meerkat	328.1	645.2	–	652.8	693.9	709.4	769.8
SIP 18: Water and sanitation	1 292.8	1 458.9	2 343.7	3 112.5	3 611.0	3 971.8	4 748.7
Total	**92 682.7**	**110 866.3**	**116 048.7**	**121 344.5**	**128 224.3**	**137 740.1**	**146 883.6**

Source: National Treasury

153

2017 BUDGET REVIEW Status of major infrastructure projects Major infrastructure projects under way Table D.7 summarises major economic and social infrastructure projects where funds have been committed and work is under way. Total estimated cost and status are provided. Most of the projects are publicly funded, while a few, like the Renewable Energy Independent Power Producer Procurement Programme, are funded by the private sector. Where the implementing agent is a public enterprise, these projects are financed from its own balance sheet, backed by government guarantees when necessary. Sources of information include the corporate plans of public enterprises and the National Treasury estimates of national expenditure. 154 Improving performance The National Treasury, the Department of Public Works and the Presidential Infrastructure Coordinating Commission are implementing reforms to improve spending efficiency through better planning, financing, procurement and implementation of infrastructure projects. These initiatives include the following: •Improving planning, financing and delivery of quality projects: As part of an ongoing budget reform process, government is broadening the scope of financing mechanisms that ensure that funds are made available for well-designed projects that generate high returns and align resource allocation with project implementation. Over the medium term, the focus will be on the modalities that are required to introduce blended or hybrid financial solutions, where a combination of grants, debt and equity from public and private institutions are used to fund a project. •Improving asset management: In planning and budgeting, priority is given to maintenance and rehabilitation to extend the life-cycle of existing assets. Some departments have improved their planning and budgeting for maintenance. Infrastructure planning has improved substantially, and the focus over the next MTEF period is on improving alignment between planning and project implementation. An infrastructure delivery management system has been developed and endorsed for implementation by metropolitan municipalities, with a focus on asset management. •Local government grants review: The National Treasury continues to lead consultations on the review of local government infrastructure grants. Reforms will focus on improving asset management incentives, strengthening rules for the use of grant funds for refurbishment and enhancing oversight by national departments. •Standardising procurement requirements: Since the publication of the Standard for Infrastructure Procurement and Delivery Management, the National Treasury has embarked on an awareness and capacity-building campaign across government. The National Treasury will support provinces and municipalities to improve the effectiveness of agency agreements and the management of control frameworks. This will ensure alignment between supply chain management policies and the new standard.

ANNEXURE D: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Table D.7 Major infrastructure projects under way

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Energy				
Independent power producers programme	Independent power producers	194	Implement photovoltaic, concentrated solar power and wind projects	10 bidding windows have been successfully run and 102 projects have been procured. Of these 64 projects have signed contracts
Medupi power station	Eskom	145	Construct 4 800MW coal plant in the Waterberg region	Unit 6 of Medupi power station was the first unit to come into commercial operation in August 2015. Unit 5 was synchronised to the national grid on 8 September 2016. Full commercial operation of the unit is expected ahead of its schedule date of March 2018
Kusile power station	Eskom	161.4	Construct 4 764MW coal plant in Mpumalanga	First unit of 800MW expected in July 2018, with remaining units to come on-stream thereafter until 2022
Ingula pumped-storage scheme	Eskom	29.6	Construct 1 332MW pumped-storage scheme	Unit 4, 2 and 1 at Ingula power station have been in commercial operation since 10 June, 22 August and 30 August 2016 respectively, each adding 333MW to capacity. The remaining unit at Ingula (unit 3) has already been synchronised to the grid and is on track for commercial operation in 2017
Education				
University of Mpumalanga	Department of Higher Education and Training	7.5	Construct university with various campuses across the province and at least one centre in each of the three municipal districts by 2025	4 new buildings completed as part of phase 2 for the 2017 academic year. Another 5 new buildings are under construction for the 2018 academic year
Sol Plaatje University (Northern Cape)	Department of Higher Education and Training	5.4	Construct university with campuses in Kimberley, Upington and Kuruman by 2025	2 new major buildings completed for the 2017 academic year. Another 2 new buildings are under construction for the 2018 academic year. Major existing sport and recreation amenities are also being regenerated
Technical vocational education and training college campuses	Department of Higher Education and Training	2.5	Construct 12 new technical vocational education and training colleges, refurbish old ones by 2017	Construction nearing completion at 3 sites: Thabazimbi campus will be operational for the 2017 academic year. Nkandla A campus is 85% complete and Bambanani is 75% complete. Remaining sites are currently in tender evaluation stage
Tertiary institution infrastructure	Department of Higher Education and Training	35.2	Construct new buildings and procure equipment, refurbish and upgrade facilities	Work in progress. Past allocations have been prioritised mainly towards new student housing and backlog maintenance across the university sector
School infrastructure backlogs in-kind allocation	Department of Basic Education	11.7	Replace 510 inappropriate and unsafe school structures, and provide water to 1 120 schools, sanitation to 741 and electricity to 916	Work in progress
Education infrastructure allocation	Department of Basic Education	95.8	Construct, maintain, upgrade and rehabilitate new and existing infrastructure in schools	Work in progress
Health				
Health facility revitalisation grant	Provincial departments	17.8	Accelerate construction, maintenance, upgrading and rehabilitation of new and existing infrastructure in health	Work in progress
Limpopo: Siloam Hospital	National Department of Health	1.6	Replace hospital	Under construction
Dr. Pixley ka Seme Hospital	Provincial departments	2.7	Replace hospital	Under construction
KwaZulu-Natal: Ngwelezane Hospital and Lower Umfolozi War Memorial Hospital Complex	Provincial departments	1	Construct hospital complex	Under construction
KwaZulu-Natal: King George V	Provincial departments	1.2	Upgrade and add to existing hospital	Under construction
Free State: Boitumelo Hospital	Provincial departments	0.6	Revitalise existing hospital	Practical completion
Gauteng: Chris Hani Baragwanath	Provincial departments	0.8	Construct pharmacy, outpatient and x-ray departments	Completed
Mpumalanga: Rob Ferreira Hospital	Provincial departments	1.5	Upgrade and additions of the existing hospitals	Under construction
Eastern Cape: Cecilia Makiwane Hospital	Provincial departments	1.3	Construct main hospital (phase 4)	Under construction
North West: Bophelong Hospital	Provincial departments	1.1	Construct new hospital	Under construction
Eastern Cape: St Elizabeth's Hospital	Provincial departments	0.7	Upgrade existing facility	Under construction
National health insurance indirect grant (health facility revitalisation component)	National Department of Health	3.0	Accelerate construction, maintenance, upgrading and rehabilitation of new and existing infrastructure in health	Work in progress
Telecommunications				
Square Kilometer Array	National Research Foundation	7	Host the most powerful radio telescope in the world	Construction of MeerKat taking place, with some elements operational by 2020. Full operation expected in 2025

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Table D.7 Major infrastructure projects under way *(continued)*

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Water				
Mokolo River and West Crocodile River water augmentation project (phase 1)	Trans-Caledon Tunnel Authority	2.1	Construct pump station and 43km pipeline to augment domestic and industrial water supply for new power stations, associated mining activities and growing population	Under construction
OR Tambo, Mthatha and King Sabata Dalindyebo district municipality bulk water supply and sanitation	Municipal project	3	Augment existing bulk water scheme	Under construction
Olifants River water resources development project: De Hoop Dam (phase 2A)	Trans-Caledon Tunnel Authority	3.1	Supply water to new mining developments, augment domestic water supplies to urban and rural users in the middle Olifants River catchment area	Under construction
Olifants River water resources development project (phase 2C)	Trans-Caledon Tunnel Authority	3.4	Construct bulk distribution works from Flag Boshielo to Mokopane, De Hoop to Steelpoort, Steelpoort to Mooihoek, Mooihoek to Olifantspoort and Nebo Plateau to Roossenekal	Under construction
Vaal Gamagara scheme	Department of Water and Sanitation	18	Upgrade existing bulk water scheme	Under construction
Mogalakwena bulk water supply	Department of Water and Sanitation	1.6	Upgrade boreholes and construct new bulk water scheme	Under construction
Greytown regional bulk scheme	Department of Water and Sanitation	1	Construct new bulk water scheme and upgrade existing bulk water scheme	Under construction
Umgeni Water Board: Lower Thukela bulk water supply scheme	Umgeni Water Board	1	Construct new bulk water scheme	Under construction
Rehabilitation of 28 water conveyances (bulk transfer scheme)	Department of Water and Sanitation	5	Rehabilitate canals and pipelines	Under construction
Transport				
Rolling stock for passenger rail	Passenger Rail Agency of South Africa	53	Implement rolling stock fleet renewal programme over 10 years, starting 2012, and delivery starting in 2014/15	3 train sets delivered in December 2016, testing under way
Locomotives for freight rail	Transnet	58.8	Acquire 1 064 locomotives for general freight rail	59 electric locomotives have been accepted into operations and 77 class diesel locomotives are undergoing acceptance testing
Manganese rail and terminal	Transnet	19.9	Increase manganese exports from 7 million tonnes per annum (mtpa) to 14mtpa by 2020, thereafter to 16mtpa	Under construction
Sishen-Saldanha corridor expansion programme	Department of Transport	9.4	Expand Sishen-Saldanha iron ore line capacity from 60mtpa to 71mtpa and thereafter to 90mtpa	Under construction
Coal export line expansion	Department of Transport	9.1	Upgrade coal line from Mpumalanga to 81mtpa, thereafter to 97mtpa	Under construction
Human settlements				
Cornubia integrated human settlement	Housing Development Agency/municipalities	25.8	Construct 50 000 mixed-income, mixed-density houses by 2026	Under construction

Source: National Treasury

Major projects in preparation

Table D.8 lists major projects in the planning phase that are part of the pipeline over the medium term. The table excludes those at the concept and pre-feasibility stages because it is not yet possible to reliably estimate their costs. While some projects are still undergoing feasibility studies, others have advanced to the design and tender stage. The estimated costs are likely to change as the scope of the project is defined during this preparatory phase.

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Table D.8 Major infrastructure projects in planning

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Energy				
Solar park	Central Energy Fund	200	Establish 1GW solar park near Upington region and further 4GW elsewhere in Northern Cape	Feasibility
Eskom solar concentrated solar power	Eskom	12	Construct 100MW of concentrated solar power technology with storage near Upington	Feasibility
Closed cycle gas turbine	Independent power producers	75	Construct 3 726MW of installed capacity of gas turbines (2 000MW for Richards Bay, 1 000MW for Coega, 600MW new determination for procurement of strategic partner)	RFQ to be released to the market mid-2017
Photovoltaic	Independent power producers	62.5	Add another 2 840MW over and above 2 292MW already procured in the 13 225MW renewable energy independent power producers determinations	RFP under review. New procurement will be awarded as per the updated IRP when it is finalised. Projected procurement mid-2019
Concentrated solar power	Independent power producers	36	Add another 600MW over and above 600MW already procured in the 13 225MW renewable energy independent power producers determination	RFP under review. New procurement will be awarded as per the updated IRP when it is finalised. Procurement mid-2019
Coal	Independent power producers	76.6	Add another 1 637MW over and above 863MW already procured in the current 2 500MW coal independent power producers determination	RFP under review to consider cleaner coal technologies. New procurement will be awarded as per the updated IRP when finalised. Procurement mid-2018
Wind	Independent power producers	58	Add another 3 409MW over and above 3 357MW already procured in the 13 225MW renewable energy independent power producers determinations	RFP under review. New procurement will be awarded as per the updated IRP when it is finalised. Procurement mid-2019
Health				
Limpopo: Elim Hospital	National Department of Health	1.9	Replace hospital	Identification
Free State: Dihlabeng Hospital	National Department of Health	2.0	Replace hospital	Identification
Limpopo: Tshilidzini Hospital	National Department of Health	2.3	Replace hospital	Feasibility
Eastern Cape: Zithulele Hospital	National Department of Health	0.5	Rehabilitate hospital	Identification
Eastern Cape: Bambisana Hospital	National Department of Health	0.7	Rehabilitate hospital	Identification
Telecommunications				
South Africa Connect: phase 1 of digital development pillar	Department of Telecommunications	6.7	Connect schools, clinics and government institutions to broadband	Design
Sentech: digitisation of terrestrial television network	Public corporations and private enterprises	0.2	Use spectrum efficiently, broadcast digital dividend, multiple channel possibilities and new content generation	Design
Transport				
Waterberg rail	Transnet	5.1	Develop Waterberg as coal hub, increasing coal tonnage to 23mtpa over seven years	Feasibility
Coal line expansion	Transnet	8.9	Upgrade Mpumalanga-Richards Bay coal line to 97 million tonnes over 10 years	Feasibility
Swaziland rail link	Transnet	19	Construct new rail link, reconstruct and upgrade existing rail links from Lothair through Swaziland to Sidvokodvo, upgrade adjacent network	Feasibility
Durban port expansion	Transnet	10.2	Deepen berths at Durban container terminal, expand Durban container terminal pier 1 phase 2, infill Z shape	Design
New multi-product pipelines: phase 2	Transnet	4.3	Create increased capacity in the multi-product pipeline, including additional pump stations and tanks, as well as upgrades to the existing pump stations	Initial pre-feasibility work completed
Manganese rail and terminal	Transnet	19.9	Upgrade rail, port and terminal capacity for manganese export	Feasibility
Liquid fuels				
Mthombo	Department of Energy	200	Construct 3 000 kilo barrel per day oil refinery at Coega with supporting infrastructure of R100 billion	Feasibility
Biofuels	Industrial Development Corporation	2	Construct 90 million litres per annum plant at Cradock using sugar, beet and sorghum	Design

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Table D.8 Major infrastructure projects in planning *(continued)*

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Water				
Olifants River water resources development project (phases 2B and 2G)	Departmental agencies	13.1	Construct Flag Boshielo to Mokopane pipeline and second pipeline between Flag Boshielo and Mokopane	Feasibility
Sedibeng bulk regional sewerage scheme remainder	Rand Water	3	Construct new wastewater treatment works	Design
De Hoop: Greater Sekhukhune district municipality regional bulk water and wastewater infrastructure	Municipal project	4	Construct new bulk water infrastructure linking the communities with De Hoop Dam	Feasibility
Magalies water to Waterberg	Magalies Water	1.8	Construct new bulk water scheme	Feasibility
Lusikisiki regional water supply scheme: Zalu Dam on Xura River	Departmental agencies	5	Develop bulk water and wastewater infrastructure for municipal reticulation infrastructure	Feasibility

Source: National Treasury

158

E Public-private partnerships Introduction This annexure presents an overview of public-private partnerships (PPPs) in South Africa. It provides data on PPP projects that have been concluded as well as a list of projects currently under review. The National Development Plan states that infrastructure investment as a percentage of GDP needs to grow from 21 per cent in 2015 to 30 per cent by 2030. This requires the public and private sectors to work together to fund and build infrastructure. Greater use of PPP financing can contribute to better decision-making, discipline, accountability and rigor in the planning and assessment of infrastructure projects. PPP projects in operation Table E.1 shows a list of 31 concluded PPP projects undertaken since this type of partnership was first introduced in South Africa in 1998. The total value of all projects amounts to R65.3 billion. Within the PPP model, there are various types of projects based on the contractual arrangements involved, including: • • • • • Design, finance, build, operate and transfer (DFBOT) projects Design, finance and operate (DFO) projects Design, build, operate and transfer (DBOT) projects Equity partnership projects Facilities management projects. Of the 31 PPP projects, 23 are DFBOT projects, three are DFOs, three are DBOTs, one is an equity partnership and one is a facilities management project. These projects include hospitals, transport and roads, tourism and head office accommodation projects. The projects have been funded through a combination of equity, debt and in some instances, government capital contributions. The majority of these projects are operational, with a few that have reached the end of their project term. In some instances, project durations have been extended. 159 The difference between PPPs and traditional government infrastructure projects A PPP is defined as a contract between a public-sector institution and a private party, where the private party performs a function that is usually provided by the public-sector and/or uses state property in terms of the PPP agreement. Most of the project risk (technical, financial and operational) is transferred to the private party. The public sector pays for a full set of services, including new infrastructure, maintenance and facilities management, through monthly or annual payments. In a traditional government project, the public sector pays for the capital and operating costs, and carries the risks of cost overruns and late delivery.

2017 BUDGET REVIEW

Table E.1 List of PPP projects concluded in South Africa

Project name	Government institution	Type	Date of close	Duration	Financing structure	Project value R million	Form of payment
Transport							
SANRAL N4 East Toll Road	SANRAL	DFBOT	Feb-1998	30 years	Debt: 80% Equity: 20%	3 200	User charges
SANRAL N3 Toll Road	SANRAL	DFBOT	Nov-1999	30 years	Debt: 80% Equity: 20%	3 000	User charges
SANRAL N4 West Toll Road	SANRAL	DFBOT	Aug-2001	30 years	Debt: 80% Equity: 20%	3 200	User charges
Northern Cape fleet	Northern Cape Dept of Transport, Roads and Public Works	DFO	Nov-2001	5 years	Equity: 100%	181	Unitary payment
Chapman's Peak Drive Toll Road	Western Cape Dept of Transport	DFBOT	May-2003	30 years	Debt: 44% Equity: 10% Govt: 46%	450	User charges and guarantee
Fleet management	Eastern Cape Dept of Transport	DFO	Aug-2003	5 years	Debt: 100%	553	Unitary payment
National fleet management	Dept of Transport	DFO	Sep-2006	5 years	Equity: 100%	919	Service fee
Gautrain Rapid Rail Link	Gauteng Dept of Public Transport, Roads and Works	DFBOT	Sep-2006	20 years	Debt 11% Equity: 2% Govt: 87%	31 800	User charges and patronage guarantee
Water and sanitation							
Dolphin Coast water and sanitation concession	Kwa-Dukuza Local Municipality	DFBOT	Jan-1999	30 years	Debt: 21% Equity: 18% Govt: 61%	130	User charges
Mbombela water and sanitation concession	Mbombela Local Municipality	DFBOT	Dec-1999	30 years	Debt: 40% Equity: 31% Govt: 29%	189	User charges
Correctional services							
Mangaung and Makhado maximum security prisons	Dept of Correctional Services	DFBOT	Aug-2000	30 years	Debt: 88% Equity: 12%	3 600	Unitary payment
Health							
Inkosi Albert Luthuli Hospital	KwaZulu-Natal Dept of Health	DFBOT	Dec-2001	15 years	Debt: 70% Equity: 20% Govt: 10%	4 500	Unitary payment
Universitas and Pelonomi Hospitals co-location	Free State Dept of Health	DFBOT	Nov-2002	16.5 years	Equity: 100%	81	User charges
State Vaccine Institute	Dept of Health	Equity partnership	Apr-2003	4 years	Equity: 100%	75	Once-off equity contribution
Humansdorp District Hospital	Eastern Cape Dept of Health	DFBOT	Jun-2003	20 years	Equity: 90% Govt: 10%	49	Unitary payment
Phalaborwa Hospital	Limpopo Dept of Health and Social Development	DFBOT	Jul-2005	15 years	Equity: 100%	90	User charges
Western Cape Rehabilitation Centre and Lentegeur Hospital	Western Cape Dept of Health	Facilities management	Nov-2006	12 years	Equity: 100%	334	Unitary payment
Polokwane Hospital renal dialysis	Limpopo Dept of Health and Social Development	DBOT	Dec-2006	10 years	Equity: 100%	88	Unitary payment
Port Alfred and Settlers Hospital	Eastern Cape Dept of Health	DFBOT	May-2007	17 years	Debt: 90% Equity: 10%	169	Unitary payment
Tourism							
SANPARKS tourism projects	SANPARKS	DFBOT	Apr-2000	Various years	Equity: 100%	270	User charges
Eco-tourism Manyeleti three sites	Limpopo Dept of Finance, Economic Affairs, Tourism	DFBOT	Dec-2001	30 years	Equity: 100%	25	User charges
Cradle of Humankind Interpretation Centre Complex	Gauteng Dept of Agriculture, Conservation, Environment and Land Affairs	DBOT	Oct-2003	10 years	Equity: 100% opex Govt: 100% capex	39	User charges
Western Cape Nature Conservation Board	Western Cape Govt	DFBOT	Jul-2005	30 years	Equity: 100%	40	User charges

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Table E.1 List of PPP projects concluded in South Africa *(continued)*

Project name	Government institution	Type	Date of close	Duration	Financing structure	Project value R million	Form of payment
Information techology							
Information systems	Dept of Labour	DFBOT	Dec-2002	10 years	Equity: 100%	1 500	Unitary payment
Social grant payment system	Free State Dept of Social Development	DFO	Apr-2004	3 years	Equity: 100%	260	Unitary payment
Office accomodation							
Head office accommodation	Dept of Trade and Industry	DFBOT	Aug-2003	25 years	Debt: 80% Equity: 8% Govt: 12%	870	Unitary payment
Head office accommodation	Dept of International Relations and Cooperation	DFBOT	Jan-2005	25 years	Debt: 81% Equity: 19%	1 959	Unitary payment
Head office accommodation	Dept of Education	DFBOT	Aug-2009	27 years	Debt: 90% Equity: 10%	512	Unitary payment
Head office accommodation	Dept of Environmental Affairs	DFBOT	May-2012	25 years	Debt 49% Equity: 15% Govt: 36%	2 731	Unitary payment
Head office accommodation	Statistics South Africa	DFBOT	Mar-2014	24 years	Debt 54% Equity: 9% Govt: 37%	2 533	Unitary payment
Head office accommodation	City of Tshwane	DFBOT	Mar-2015	25 years	Debt: 86% Equity: 14%	2 005	Unitary payment

Source: National Treasury

Note: Govt: Government; Capex: Capital expenditure; Opex: Operational expenditure; Dept: Department; Unitary payments: Government payments for infrastructure and related services

Of the R947.2 billion planned for public-sector infrastructure spending over the next three years (see Annexure D), PPP projects account for R16.5 billion – 1.7 per cent of the total public-sector infrastructure budget estimate. Table E.2 shows the unitary payments (government payments for infrastructure and related services) for PPP projects operating over the medium term by sector.

Table E.2 Unitary payments of PPPs in operation over the MTEF period by sector

R million	2016/17	2017/18	2018/19	2019/20	MTEF
Transport	1 903	2 001	2 120	2 129	**6 250**
Health	992	1 003	1 016	1 016	**3 034**
Correctional services facilities	1 008	1 015	1 028	1 100	**3 143**
Accommodation	938	1 115	1 308	1 624	**4 047**
Total	4 840	5 134	5 471	5 869	**16 473**

Source: National Treasury

Most of the PPPs under way are transport and accommodation projects, with a few in the health and correctional services sectors. Energy and municipal solid waste projects are expected to play a larger role in PPPs over the next three years.

PPP contingent liabilities

PPP contingent liabilities are defined as liabilities that government incurs through the provisions in the PPP agreement, but will only have a financial effect if a contract is terminated. PPP projects where a unitary payment is to be made by a public-sector institution create contingent fiscal obligations to compensate the private sector if the contract is terminated before its expiry date. However, in some PPPs, where the private sector collects user charges from the public, government usually guarantees a minimum revenue stream which imposes a fiscal obligation and requires appropriate budget allocations.

There are various categories of contingent liabilities, depending on whether the termination is the result of private-sector default, government default and *force majeure* – an event beyond either party's control. The compensation depends on the reason the contract ended, but contract termination as a result of government default usually results in the greatest compensation. Table E.3 shows potential termination amounts per sphere of government.

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Table E.3 Contingent liabilities by category

R million	Termination private party default		Termination force majeure		Termination government default	
	2015/16	2016/17	2015/16	2016/17	2015/16	2016/17
National departments exposure	1 848.9	3 310.9	5 383.1	3 951.6	3 872.8	4 841.5
Provincial departments exposure	4 669.3	4 132.0	3 237.4	2 812.8	5 498.7	5 207.1
Public entities exposure	850.7	761.1	965.7	831.9	965.7	874.6
Total	**7 368.8**	**8 204.0**	**9 586.1**	**7 596.4**	**10 337.1**	**10 923.2**

Source: National Treasury

Government's contingent liabilities for PPPs emanating from termination due to government default amounted to R10.9 billion in 2016/17 – an increase from R10.3 billion in 2015/16. The increase was largely due to liabilities in national government as a result of the new Statistics South Africa building and the Department of Environmental Affairs building that have recently been completed and were not included in 2015/16.

Of the three spheres of government, provincial departments account for the greatest maximum exposure, amounting to R5.2 billion in 2016/17. From a project point of view, the Gautrain Rapid Rail Link project continues to have the highest exposure.

Government manages the risk emanating from PPP contingent liabilities by closely monitoring each party's performance against their contractual obligations and enforcing tight regulatory requirements.

PPP projects outlook

Despite the success of the PPP model in South Africa, the number of new project transactions has declined over the past five years, decreasing from an estimated R10.7 billion in 2011/12 to R4.8 billion in 2016/17, mainly as a result of delays and cancelled projects in the health and security sectors. However, based on the projects currently at an advanced planning stage, PPP project transactions are expected to increase from R4.8 billion in 2016/17 to R5.9 billion in 2019/20.

To increase the PPP project pipeline, the National Treasury is considering ways of streamlining the implementation of such partnerships and at the same time, reduce the time it takes to complete project planning. In addition, the National Treasury has partnered with local and international development finance institutions to explore the development of alternative infrastructure funding while diversifying sources of funding to encourage private-sector participation. This would increase the pool of funds available and could help lower project costs.

PPP projects under review

Table E.4 provides a pipeline of PPP projects under review. These projects are currently under review and will be subject to the necessary approvals before they are implemented.

Table E.4 Pipeline of PPP projects under review

Project name	Implementing agent	Project description	Current status
Solid waste			
KwaDukuza waste services	KwaDukuza Local Municipality	Collection and disposal of 603 559 cubic meters of solid waste from an estimated 54 888 households	Procurement
Solid waste diversion and beneficiation opportunities	Nelson Mandela Bay Municipality	Development of waste management infrastructure to treat waste for beneficial reuse or sale	Procurement
Ikusasa	Department of Higher Education	Student financial aid programme	Feasibility

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Table E.4 Pipeline of PPP projects under review *(continued)*

Project name	Implementing agent	Project description	Current status
Transport			
Extension of the Gautrain Rapid Rail	Gauteng Department of Roads and Transport	Expansion of the existing Gautrain rail network	Feasibility
Gautrain: Acquisition of additional rolling stock	Gauteng Department of Roads and Transport	Procurement of 48 additional coaches and expansion of depot facility to accommodate increased demand and ease constraint capacity	Feasibility
Tshwane fleet management	City of Tshwane	Provision of fleet services for the City of Tshwane	Procurement
De Aar Logistics Hub	Northern Cape Department of Transport, Safety and Liaison	Provide a sustainable transport network for the transportation of freight/products by small miners and farmers	Feasibility
Western Cape regeneration programme	Western Cape Department of Transport and Public Works	Leasing underutilised commercial properties in Cape Town CBD to the private sector for a period of 50 years	Procurement
Rehabilitation/upgrading of 6 border posts	Department of Home Affairs	Redevelopment of 6 border posts	Feasibility
Procurement of emergency towing vehicles	Department of Transport	Procurement of 2 emergency towing ocean vessels	Feasibility
Office accommodation			
National Metrology Institute of South Africa laboratories and equipment	National Metrology Institute of South Africa	Construction of a new building to provide laboratories and equipment to meet technical specifications	Feasibility
Department of Rural Development head office accommodation building	Department of Rural Development	Construction of office accommodation to consolidate operations of 6 buildings into a single location	Financial closure
Kopanong Precinct	Gauteng Department of Infrastructure Development	Construction of the Gauteng provincial government to consolidate administration function of 19 buildings in the Johannesburg CBD	Feasibility
KwaZulu-Natal Government Precinct	KwaZulu-Natal Department of Public works	Construction of an office precinct for KZN provincial departments in Pietermaritzburg	Procurement
Bhisho Office Precinct	Eastern Cape Department of Roads and Public Works	Construction of offices for 7 Eastern Cape departments in a single location in Bhisho	Procurement
Innovation Hub	Gauteng Department of Economic Development	Development of a science park where entrepreneurs will network and exchange ideas	Procurement
Ekurhuleni Precinct	Ekurhuleni Metro Municipality	Consolidation of the municipality's various service-delivery departments into a centralised municipal office	Feasibility
New municipal office project	Bitou Local Municipality	Consolidation of the municipality's various service-delivery departments into a centralised municipal office	Procurement
Health			
Tri-generation Chris Hani Baragwananth Hospital	Gauteng Department of Infrastructure Development	Installation of tri-generation plants at the Chris Hani Baragwananth Hospital to reduce dependence on the national grid	Procurement
Northern Cape renal dialysis	Northern Cape Department of Health	Refurbishment, staffing and equipping hospitals in Kimberley, Upington and Springbok with renal dialysis units	Procurement
Energy			
Rooftop solar project	Gauteng Department of Infrastructure	Installation of solar panels on Gauteng provincial government buildings	Procurement
Education			
Ikusasa	Department of Higher Education	Student financial aid programme	Feasibility

Source: National Treasury

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F A financial sector that serves all South Africans A transformative financial sector South Africa’s legacy of discrimination continues to exclude millions of people from meaningful participation in the economy, reinforcing unemployment, poverty and inequality. Although progress has been made in transforming the financial sector, more needs to be done to broaden access through more affordable financial services, improve market conduct, ensure employment equity at top management levels, provide procurement opportunities and transform ownership structures. The National Treasury will continue to work to ensure that the financial sector is not only transformed, but transformative. It will be engaging with the Financial Sector Charter Council, focusing on the four areas discussed below. Access and inclusion The introduction of the Financial Sector Charter in 2004 increased the focus on financial inclusion and led to the sector’s renewed engagement with lower-income households. As a result, government and financial service providers steadily improved overall financial inclusion from 55 per cent in 2005 to 85 per cent in 2016, meaning that most adults in South Africa now have some form of financial product from a regulated financial institution. However, this has not adequately translated into an improvement in the quality of lives of low-income households, nor into viable economic prospects for many small firms. Several products sold to the mass market are not appropriate, and customers are not always treated fairly. Many South Africans with a bank account withdraw their entire salary as soon as it is deposited, and many households are over-indebted. Financial inclusion needs to be supported by strong market conduct and consumer protection regulation. Subject to the passage of the Financial Sector Regulation Bill, the Financial Sector Conduct Authority and Ombud Council will be established in 2017. These institutions will ensure a fairer and more effective financial sector. Further details on improved market conduct will be set out in the draft Conduct of Financial Institutions Bill and the financial literacy policy to be published in 2017. The new market conduct regulator will continue the Financial Services Board’s Treating Customers Fairly initiative. Information documents will be drafted and tested in 2017 to help customers compare the features and risks of financial products in a simple, easy-to-understand manner. Employment equity This is an area where meaningful transformation can be achieved most easily, yet financial institutions have been slow to improve their employment equity profiles, particularly at top management level. Black representation in top management was lower in 2015 than it was in 2013, although there have been improvements in black representation in middle and junior management. Some sectors, such as asset management, have changed less than others at senior levels. 165

2017 BUDGET REVIEW Ownership transformation Transforming ownership in the financial sector remains a significant challenge. Given the low level of domestic savings, the South African economy is reliant on foreign and institutional funding. The unencumbered capital needed to ensure banks can be recapitalised in a stressed situation has hindered the extension of direct ownership in the banking sector. To mitigate constraints to ownership transformation, the Financial Sector Charter proposed R100 billion in funding, based on commitments by members, to support black business growth. This would entail a combination of equity equivalents (estimated at R25 billion) and empowerment financing (estimated at R75 billion). These proposals were released for public comment in 2016. Each year, the National Treasury will publish an ownership monitor of listed companies to assess progress against ownership targets. Procurement The financial sector is performing better in relation to black economic empowerment (BEE) procurement, but stronger efforts are required to promote smaller black businesses. The National Treasury is engaging with the industry to develop insurance and banking market-development roadmaps, building on Financial Sector Charter procurement targets. Other market conduct initiatives Policyholder protection The Policyholder Protection Rules, which have been issued for comment, aim to reduce unfair termination penalties on savings policies. This could save retail investors up to R1 billion over 12 years. The rules will also introduce strong requirements for how insurers must manage customer complaints. Deposit insurance The National Treasury and the Reserve Bank will soon publish a policy document on deposit insurance. It will complement proposals in the 2016 discussion document, Strengthening South Africa’s resolution framework for financial institutions. Together, the resolution framework and the deposit insurance scheme will form a comprehensive regulatory framework to protect taxpayer funds and reduce the high social and economic cost caused by failing financial institutions. The main objectives of deposit insurance are to: • • • Protect less financially sophisticated depositors against losses when banks fail Bolster the stability of the banking sector by reducing vulnerabilities to panic Foster financial market development and inclusion. Financial markets review To ensure that South Africa’s regulatory framework remains at a high global standard, a comprehensive financial markets review will be undertaken in 2017, modelled on the Fair and Effective Markets Review in the United Kingdom. It will focus on competition and conduct practices, aiming to improve effectiveness to the benefit of market participants and customers. The review will begin in April 2017. Indebtedness Although household indebtedness remains high, modest progress has been made. The ratio of household debt to disposable income now stands at 74 per cent (September 2016), down from 78 per cent in 2014, and a peak of 86 per cent in 2008. This was achieved by: • Introducing National Credit Act regulations to curb reckless lending by setting affordability criteria for retail credit providers. • Setting norms and standards in the national payment system to prevent debit order abuse. 166

ANNEXURE F: A FINANCIAL SECTOR THAT SERVES ALL SOUTH AFRICANS Forthcoming measures are expected to include: • Limiting credit insurance through caps recently introduced by the Department of Trade and Industry. • Legislative amendments to the debt collection regulatory framework to allow for action against unscrupulous legal firms. • The Courts of Law Amendment Bill, tabled in Parliament in May 2016, which proposes amendments to the Magistrates Court Act (1944) to address abuses related to the issuing, structure and reporting of emolument attachment orders. The systemic abuse of emolument attachment orders – also known as garnishee orders – has pushed many workers into an inescapable debt trap. These are court orders that oblige a debtor to repay a loan through instalments taken off their salary or wages. Government, as the largest employer in South Africa, has taken the lead against bad lending practices, investigating the legitimacy of 121 487 emolument attachment orders amounting to nearly R71.5 million issued against its employees. As at January 2017, government had reduced the number of emolument attachment order deductions by 35 800 and identified 7 450 orders as irregular.1 Government is also exploring debt relief for over-indebted households through voluntary mediation. Proposals will be announced in the first half of 2017. Debt-relief measures should balance the need to support lower-income households with a stable banking system, and ensure that they do not encourage reckless borrowing and spending in future. Financial-sector development Postbank banking licence Postbank’s application for a full banking licence has been submitted to the Reserve Bank. The appropriate holding company structure, as well as the additional capital that may be required to give effect to this structure, is under discussion. Agricultural insurance With the effects of climate change increasing the frequency and intensity of agricultural losses, the National Treasury and the Department of Agriculture, Forestry and Fisheries are considering the feasibility of agricultural insurance to soften economic shocks and protect the poorest farmers, who are hit hardest by natural disasters. A pilot project is expected to begin in the third quarter of 2017. Green investment The National Treasury plans to release a study examining how and to what extent investors and lenders currently finance green investment in South Africa. The study will analyse gaps in financing and identify potential financial policy innovations that can be used to increase such investment. Cooperative Banks Development Agency Ensuring a more inclusive economy will require the right regulatory framework to encourage the emergence of new small banks. The work of the Cooperative Banks Development Agency will be reviewed in 2017/18. The National Treasury has increased the agency’s funding by 19.7 per cent between 2016/17 and 2017/18. To support cooperative financial institutions, the Cooperative Banks Development Agency is putting in place a national banking platform with administrative and support capabilities, an information and communications technology system, and access to the national payment system. Expanding this 1 Emolument attachment orders identified as having irregularities (such as incorrect jurisdictions used, excessive legal fees charged or excessive interest charged) are either stopped or amended accordingly. 167

2017 BUDGET REVIEW support across the financial sector would benefit other emerging financial institutions, like stokvels and funeral parlours. Supporting small business Credit infrastructure needs to be improved to support access to funding for small and medium-sized enterprises. The National Treasury will explore how to improve available credit information, establish viable risk-sharing schemes and extend the asset classes that can practically be used as collateral. Standardised transparent and comparable securitisation Through the diversification of credit intermediation beyond banks, securitisation can reduce the systemic dependence on banks, and foster competition while increasing credit in the economy. However, securitisation must be carefully regulated to ensure that the associated risks are disclosed. Insufficient disclosure and oversight can lead to systematic risk mispricing. The National Treasury and the Reserve Bank will introduce new regulations to ensure standardised, transparent and comparable securitisations for investors. This enhanced disclosure will allow greater simplicity for investors, which will provide more credit in key areas like mortgages. Microinsurance The Insurance Bill (2016) will give effect to the National Treasury’s microinsurance policy, establishing a clear regulatory framework to facilitate the provision and distribution of good value, low-cost insurance products that meet the needs of low-income consumers. This is in line with government’s objectives to increase access to financial services for the poor and provide a supportive regulatory environment for the implementation of the Financial Sector Code. Retirement reforms Default regulations to improve market conduct The second revised draft of the default regulations were released for public comment in December 2016. The aim of the default strategies (investment, preservation and annuities) is to ensure that the retirement savings of members are better protected through lower charges and provide better value for money, especially to members who do not exercise any choice. The default annuity strategy section has been considerably simplified, given the difficulty of automatically defaulting members into annuity products that could be irreversible. While concerns on the blanket ban of performance fees and guaranteed products have been addressed, these may be reviewed in the final regulations published later this year. Further steps to lower charges will follow. Pension Funds Act amendment In 2017, amendments to the Pension Funds Act (1956) will be considered to introduce the concept of an umbrella fund, and to clarify the extent, purpose and interpretation of the powers of the Registrar of Retirement Funds to deal with funds that do not have properly constituted boards. The National Treasury will also engage with the Financial Services Board to find a sustainable policy solution to the challenge of unclaimed benefits. Annuitisation for provident fund members The Revenue Laws Amendment Act (2016) postponed the annuitisation of retirement benefits for provident funds to 1 March 2018 to allow for further consultation with the National Economic Development and Labour Council (NEDLAC) and others on retirement reforms. Discussions in the council and with other interested parties will continue, with the aim of reaching consensus on the need to annuitise at retirement. Should no agreement on annuitisation be reached, government will review the continuation of the tax deduction for funds that do not annuitise part of their retirement savings, to ensure the tax system 168

ANNEXURE F: A FINANCIAL SECTOR THAT SERVES ALL SOUTH AFRICANS is equitable across all retirement funds. The National Treasury will engage with the industry to provide appropriate annuity products that take better account of the needs of low-and middle-income members of retirement funds. Automatic enrolment in retirement funds South Africa has a welldeveloped occupational pension system, but there is limited coverage and a large number of funds. In November 2016, government tabled a discussion paper on social security reform at NEDLAC. While NEDLAC engagement is expected to take some time to conclude, a parallel process is expected to consider more urgent retirement reforms that can be implemented. For example, government is considering automatic enrolment as a key and urgent initiative to ensure more workers save for their retirement. This initiative would encourage or require employers to automatically enrol their workers into a retirement fund, which could be sponsored by the employer or sourced from a third party. Complementary structural reforms to stimulate investment The low level of domestic savings is one of the factors constraining investment. Savings have declined from an average of 26 per cent of GDP in the 1980s to an average of 16 per cent per year since 1990. To boost investment, higher savings – particularly for households – are needed. Several reforms have been implemented, including tax-free savings accounts, but reforms to stimulate investment are also required. Removing red tape for investing Government has prioritised investment. A dedicated one-stop shop, Invest SA, assists investors with the procedures required to start up and run a business. It provides streamlined and coordinated access to various registration processes and official authorisations, and helps to cut through red-tape. To ensure that South Africa does not fall behind other countries in investment reforms, government aims to put in place policies that seek to improve entry conditions, reduce restrictions and facilitate foreign investment. According to the Investment Policy Monitor, the country’s highest number of obstacles relates to the entry of investors and the establishment of businesses. Financial regulatory proposals Increased competition in financial markets In response to growing interest in smaller exchanges and electronic trading platforms that cater for niche markets, the Financial Services Board has awarded new stock exchange licences to two operators (4 Africa Exchange and ZAR X) to broaden competition and market participation. Financial technology In 2015, South Africa’s financial technology (fintech) industry received 53 per cent of total investments in this sector across the continent. Fintech hubs established in Cape Town and Johannesburg have begun to attract investor interest and funding. The fintech industry caters for changing consumer demands, such as mobile payments, and can promote financial inclusion. A fintech regulatory framework will form part of the Conduct of Financial Institutions Bill in 2017. This framework could include a “regulatory sandbox”, to encourage innovation within a controlled environment while managing any potential risks. 169

2017 BUDGET REVIEW Modernising capital flow management Capital account management During 2017, the National Treasury will undertake a review of its capital flows management framework. South Africa’s framework will be reviewed against best practice in other developing economies, including Columbia, Mexico and Turkey, and fast-growing markets such as South Korea. Inward-listing review Inward listings are listings by foreign entities on South African exchanges. The National Treasury will begin consulting with interested parties on new inward listings, loops and trusts. The intention is to discourage tax inversion, a practice where companies relocate their legal domicile to lower tax jurisdictions while retaining material assets and operations in the country. Intellectual property Government proposes that companies and individuals no longer need the Reserve Bank’s approval for standard intellectual property transactions. It is also proposed that the “loop structure” restriction for all intellectual property transactions be lifted, provided they are at arms-length and at a fair market price. Loop structure restrictions prohibit residents from holding any South African asset indirectly through a non-resident entity. Exchange-traded funds referencing foreign assets Government proposes that local collective investment scheme management companies registered with the Financial Services Board and regulated under the Collective Investment Scheme Control Act (2002) be allowed to list exchange-traded funds referencing foreign assets on South African exchanges. These funds will not be subject to macroprudential limits on amounts that may be invested offshore. South African institutional investors and authorised dealers will be allowed to invest in such funds, subject to their respective macroprudential limits. These funds will be classified as foreign assets for prudential purposes. The Reserve Bank has released circulars on these policy measures. 170

G Summary of Budget 171

2017 BUDGET REVIEW

Summary of the national budget

R million	2016/17 Budget estimate	2016/17 Revised estimate	2017/18 Budget estimate	2018/19 Medium-term estimates	2019/20 Medium-term estimates
REVENUE					
Estimate of revenue before tax proposals			**1 214 393**		
Budget 2017/18 proposals:			**28 024**		
Taxes on individuals and companies			**22 891**		
Personal income tax			**16 516**		
Revenue from not fully adjusting for inflation			12 148		
Revenue if no adjustment is made			*14 628*		
Bracket creep adjustment			*-2 480*		
New top marginal income tax bracket			4 369		
Dividend withholding tax			**6 822**		
Increase in dividend withholding tax rate			6 822		
Taxes on property			**-448**		
Transfer duty rate decrease			-448		
Indirect taxes			**5 133**		
Increase in general fuel levy			3 197		
Increase in excise duties on tobacco products			656		
Increase in excise duties on alcoholic beverages			1 280		
Estimate of revenue after tax proposals	**1 161 996**	**1 136 891**	**1 242 417**	**1 351 031**	**1 471 514**
Percentage change from previous year			*9.3%*	*8.7%*	*8.9%*
EXPENDITURE					
Direct charges against the National Revenue Fund	**590 923**	**588 488**	**636 178**	**686 503**	**740 229**
Debt-service costs	147 720	146 281	162 353	180 652	197 320
Provincial equitable share	410 699	410 699	441 331	471 522	506 104
General fuel levy sharing with metropolitan municipalities	11 224	11 224	11 785	12 469	13 167
Skills levy and sector education and training authorities	17 640	15 462	16 641	17 968	19 454
Other[1]	3 641	4 822	4 067	3 892	4 185
Appropriated by vote	**721 148**	**718 935**	**767 038**	**825 469**	**877 396**
Current payments	208 454	210 173	216 813	228 749	243 479
Transfers and subsidies	493 383	490 259	529 374	577 675	614 258
Payments for capital assets	14 408	13 746	15 831	14 080	14 450
Payments for financial assets	4 902	4 756	5 019	4 966	5 210
Provisional allocation not assigned to votes	267	–	–	211	14 566
Plus:					
Contingency reserve	6 000	–	6 000	10 000	20 000
Estimate of national expenditure	**1 318 338**	**1 307 423**	**1 409 215**	**1 522 183**	**1 652 192**
Percentage change from previous year			*7.8%*	*8.0%*	*8.5%*
2016 Budget estimate of expenditure		**1 318 338**	**1 421 701**	**1 540 035**	
Increase / decrease (-)		*-10 916*	*-12 485*	*-17 852*	
Gross domestic product	*4 388 417*	*4 409 811*	*4 741 206*	*5 129 165*	*5 545 542*

1) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, National Revenue Fund payments (previously classified as extraordinary payments), and the international oil pollution compensation fund
Source: National Treasury

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ANNEXURE G: SUMMARY OF THE BUDGET

Summary of the consolidated budget

R million	2016/17		2017/18	2018/19	2019/20
	Budget estimate	Revised estimate	Budget estimate	Medium-term estimates	
National budget revenue [1]	1 161 996	1 136 891	1 242 417	1 351 031	1 471 514
Revenue of provinces, social security funds and public entities	162 343	160 404	171 684	184 198	197 016
Consolidated budget revenue [2]	1 324 339	1 297 295	1 414 101	1 535 229	1 668 531
National budget expenditure [1]	1 318 338	1 307 423	1 409 215	1 522 183	1 652 192
Expenditure of provinces, social security funds and public entities	144 953	137 782	153 912	154 906	162 129
Consolidated budget expenditure [2]	1 463 291	1 445 205	1 563 127	1 677 089	1 814 321
Consolidated budget balance	-138 952	-147 910	-149 026	-141 860	-145 790
Percentage of GDP	-3.2%	-3.4%	-3.1%	-2.8%	-2.6%
FINANCING					
Domestic loans (net)	141 735	157 066	151 631	158 702	159 449
Foreign loans (net)	12 362	41 633	19 585	25 368	-19 852
Change in cash and other balances	-15 145	-50 789	-22 191	-42 210	6 193
Total financing (net)	138 952	147 910	149 026	141 860	145 790

1) Transfers to provinces, social security funds and public entities presented as part of the national budget
2) Flows between national, provincial, social security funds and public entities are netted out
Source: National Treasury

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Glossary The public servant in a department who is accountable to Parliament for financial management, usually the director-general or head of the department. Accounting officer An accounting convention by which payments and receipts are recorded as they occur, even if no cash flow takes place. Accrual Debt used to purchase shares or assets. Acquisition debt Ad valorem duties Duties levied on commodities as a certain percentage of their value. Adjustments estimate Presentation to Parliament of the amendments to be made to the appropriations voted in the main budget for the year. Administered prices Prices set outside ordinary market processes through administrative decisions by government, a public entity or a regulator. Allocated expenditure The part of the national budget that can be divided between the national, provincial and local spheres of government, after interest and the contingency reserve have been taken into account. Agro-processing Manufacturing activities that transform raw materials and intermediary goods derived from agriculture into intermediate or final goods. Amortisation The repayment of a loan by instalments over the duration of the loan. Annuity A fixed amount of money paid over a period of time as a return on an investment. Anti-avoidance rule A provision aimed at preventing tax avoidance. See principal purpose test. Anti-fragmentation rule A rule that aims to prevent taxpayers from artificially avoiding permanent establishment status by breaking up a cohesive business into several small operations. Appropriation The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from a provincial revenue fund. Artificial debt A “loan” that is presented as debt but is in effect equity. Often used in tax avoidance or evasion. Asset price bubble A condition occurring when prices for a category of assets rise above the level justified by economic fundamentals. 175

2017 BUDGET REVIEW Balance of payments A summary statement of all the international transactions of the residents of a country with the rest of the world over a particular period of time. Base erosion and profit shifting Corporate tax-planning strategies that exploit the gaps and mismatches in tax laws between countries to artificially shift taxable income to lower or no-tax jurisdictions. See also tax evasion and profit shifting. Basel III Reforms developed by the Basel Committee on Banking Supervision to strengthen the regulation, supervision and risk management of the banking sector. Baseline The initial allocations used during the budget process, derived from the previous year’s forward estimates. Basis point One hundredth of one per cent. Beneficiation Manufacturing activities that transform raw minerals into higher-value products. Bond A certificate of debt issued by a government or corporation guaranteeing payment of the original investment plus interest by a specified future date. Bond premium Amount by which the purchase price of a bond is greater than its par value. Bond spread The difference in yield between two bonds. Bond-switch programme An auction that aims to ease pressure on targeted areas of the redemption profile by exchanging shorter-dated debt for longer-term debt. See switch auction. Bracket creep Increased real tax liability that arises when the personal income tax tables are not fully adjusted for inflation. Budget balance The difference between budgeted expenditure and budgeted revenue. If expenditure exceeds revenue, the budget is in deficit. If the reverse is true, it is in surplus. Capital adequacy A measure of a financial institution’s capital, expressed as a percentage of its credit exposure. Capital asset Property of any kind, including assets that are movable or immovable, tangible or intangible, fixed or circulating, but excluding trading stock held for the purpose of realising a financial or economic return. Capital expenditure Spending on assets such as buildings, land, infrastructure and equipment. Capital flow A flow of investments in or out of the country. Capital formation A measure of the net increase in the country’s total stock of capital goods, after allowing for depreciation. Capital gains tax Tax levied on the income realised from the disposal of a capital asset by a taxpayer. A capital gain is the excess of the selling price over the purchase price of the capital asset. Capital goods Durable goods used over a period of time for the production of other goods. See also intermediate goods. 176

GLOSSARY Carbon tax An environmental tax on emissions of carbon dioxide (CO2). Category A, B and C municipalities Municipal categories established by the Constitution: Category A, or metropolitan municipalities; Category B, or local municipalities; and Category C, or district municipalities. An asset placed as a guarantee for the repayment of debt, to be recouped in the case of a default. Collateral Commercial paper issuances Debt issued by companies through short-term promissory notes. Conditional grants Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements. Connected person debt/credit Debt or credit granted by a person/entity to a connected person/entity. In the case of a holding company, for example, a subsidiary company would be a connected person. Consolidated general government National, provincial and local government, as well as extra-budgetary government institutions and social security funds. Consolidated government expenditure Total expenditure by national and provincial government, social security funds and selected public entities, including transfers and subsidies to municipalities, businesses and other entities. Consumer price index (CPI) The measure of inflation based on prices in a basket of goods and services. Consumption expenditure Expenditure on goods and services, including salaries, which are used up within a short period of time, usually a year. Contingency reserve An amount set aside, but not allocated in advance, to accommodate changes to the economic environment and to meet unforeseeable spending pressures. Contingent liability A government obligation, such as a guarantee, that will only result in expenditure upon the occurrence of a specific event. See government guarantee. Controlled foreign entity A foreign business in which South Africans hold a greater than 50 per cent interest, usually of the share capital of a company. Corporatisation The transformation of state-owned enterprises into commercial entities, subject to commercial legal requirements and governance structures, while the state retains ownership. Cost-push inflation Inflation that is caused by an increase in production costs, such as wages or oil prices. Countercyclical fiscal policy Policy that has the opposite effect on economic activity to that caused by the business cycle, such as slowing spending growth in a boom period and accelerating spending in a recession. Coupon (bond) The periodic interest payment made to bondholders during the life of the bond. The interest is usually paid twice a year. 177

2017 BUDGET REVIEW Credit rating An indicator of the risk of default by a borrower or the riskiness of a financial instrument. Credit ratings generally fit into three broad risk categories: minimal or low, moderate and high. These categories indicate the extent of a borrower’s capacity to meet their financial obligations or the probability that the value of a financial instrument will be realised. Investments rated as high risk are considered sub-investment grade (or “junk”). Crowding-in An increase in private investment through the income-raising effect of government spending financed by deficits. Crowding-out A fall in private investment or consumption as a result of increased government expenditure financed through borrowing, thereby competing for loanable funds and raising the interest rate, which curtails private investment and consumption spending. Currency risk The potential for a change in the price of a currency that would affect investors with assets, liabilities or operations denominated in other currencies. Current account (of the balance of payments) The difference between total imports and total exports, taking into account service payments and receipts, interest, dividends and transfers. The current account can be in deficit or surplus. See also trade balance. Current balance The difference between revenue and current expenditure, which consists of compensation of employees, goods and services, and interest and rent on land. Current expenditure Government expenditure on salaries and goods and services, such as rent, maintenance and interest payments. See also consumption expenditure. Customs duties Tax levied on imported goods. Debenture An unsecured loan backed by general credit rather than by specified assets. Debt-service costs The cost of interest on government debt and other costs directly associated with borrowing. Debt switching The exchange of bonds to manage refinancing risk or improve tradability. Debt redemption profile The set of fixed repayment dates and amounts to which an issuer of debt, such as a preferred stock or bond, has committed to meeting. A consistent decrease in the price of goods and services. Deflation Deleveraging The reduction of debt previously used to increase the potential return of an investment. Depreciation (capital) A reduction in the value of fixed capital as a result of wear and tear or redundancy. Depreciation (exchange rate) A reduction in the external value of a currency. Derivative financial instrument A financial asset that derives its value from an underlying asset, which may be a physical asset such as gold, or a financial asset such as a government bond. 178

GLOSSARY Designated countries Foreign countries from which income may be exempt from South African tax under certain circumstances. See also double tax agreement. Development finance institutions State agencies that aim to meet the credit needs of riskier but socially and economically desirable projects that are beyond the acceptance limits of commercial banks. Direct taxes Taxes charged on taxable income or capital of individuals and legal entities. Discretionary trust A trust where the executor has the choice of whether and how much of the trust’s income or capital is to be distributed to beneficiaries. The beneficiaries have only provisional rights to the income or capital of the trust. Disposable income Total income by households less all taxes and employee contributions. Dissaving An excess of current expenditure, including the depreciation of fixed capital, over current income. Dividend The distribution of a portion of a company's earnings to a class of its shareholders. Dividend withholding tax A tax on dividends that is subtracted and withheld by a company or intermediary before the net dividend is paid to the shareholder. Division of revenue The allocation of funds between spheres of government, as required by the Constitution. See also equitable share. Domestic demand The total level of spending in an economy, including imports but excluding exports. Double tax agreement An agreement between two countries to prevent income that is taxed in one country from being taxed in the other as well. See also designated countries. Economically active population The part of the population that is of working age and is either employed or seeking work. The cost of an alternative that must be forgone to pursue a certain action. In other words, the benefits that could have been received by taking an alternative action. Economic cost Economic growth An increase in the total amount of output, income and spending in the economy. Economic rent The difference between the return made by a factor of production (capital or labour) and the return necessary to keep the factor in its current occupation. For example, a firm making excess profits is earning economic rent. Effective tax rate Actual tax liability (or a reasonable estimate thereof) expressed as a percentage of a pre-tax income base rather than as a percentage of taxable income. In other words, tax rates that take into account not only the statutory or nominal tax rate, but also other aspects of the tax system (for example, allowable deductions), which determine the tax liability. 179

2017 BUDGET REVIEW Embedded derivative A provision in a contract modifying its cash flows by making them dependent on an underlying measure – such as interest or exchange rates, or commodity prices – the value of which changes independently. Emerging economies A name given by international investors to middle-income economies. Employment coefficient The ratio of employment growth to economic growth. Equitable share The allocation of revenue to the national, provincial and local spheres of government as required by the Constitution. See also division of revenue. Equity finance Raising money by selling shares of stock to investors, who receive an ownership interest in return. Exchange control Rules that regulate the flow of currency out of South Africa, or restrict the amount of foreign assets held by South African individuals and companies. Exchange-traded funds Funds that track indexes, commodities or baskets of assets, and trade like stocks. Excise duties Taxes on the manufacture or sale of certain domestic or imported products. Excise duties are usually charged on products such as alcoholic beverages, tobacco and petroleum. Extra-budgetary institutions Public entities not directly funded from the fiscus. Expenditure ceiling The maximum allowable level of expenditure to which government has committed itself. Fair-value adjustment A change in the value of an asset or liability resulting from the periodic reassessment of its expected future economic in-or outflows. Financial account A statement of all financial transactions between the nation and the rest of the world, including portfolio and fixed investment flows and movements in foreign reserves. Financial and Fiscal Commission (FFC) An independent body established by the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government. Financial Services Board An independent institution established by statute that regulates insurers, intermediaries, retirement funds, friendly societies, unit trust schemes, management companies and financial markets. Financial Stability Board An international body made up of representatives of financial authorities and institutions, and central banks. It proposes regulatory, supervisory and other policies in the interest of financial stability. Financial year The 12 months according to which companies and organisations budget and account. See also fiscal year. Fiscal consolidation Policy aimed at reducing government deficits and debt accumulation. 180

GLOSSARY Fiscal incidence The combined overall economic impact that fiscal policy has on the economy. Fiscal leakage The outflow of revenue from an economy through tax evasion and avoidance. Fiscal policy Policy on taxation, public spending and borrowing by the government. Fiscal space The ability of government’s budget to provide additional resources for a desired programme without jeopardising fiscal or debt sustainability. Fiscal year The 12 months on which government budgets are based, beginning 1 April and ending 31 March of the subsequent calendar year. Fixed-income bond A bond that pays a specific interest rate. Fixed investment/capital formation Spending on buildings, machinery and equipment contributing to production capacity in the economy. See also gross fixed-capital formation. Floating rate notes A bond on which the interest rate is reset periodically in line with a money market reference rate. Flow-through vehicles A vehicle, such as a trust, where income earned is treated as income of the vehicle’s beneficiaries. Foreign currency swaps The exchange of principal and/or interest payments in one currency for those in another. Foreign direct investment (FDI) The acquisition of a controlling interest by governments, institutions or individuals of a business in another country. Forward book The total amount of contracts for the future exchange of foreign currency entered into by the Reserve Bank at any given point in time. Forward cover Transactions involving an agreed exchange rate at which foreign currency will be purchased or sold at a future date. Fringe benefit A benefit supplementing an employee’s wages or salary, such as medical insurance, company cars, housing allowances and pension schemes. Fuel levy An excise tax on liquid fuels. Function shift The movement of a function from one departmental vote or sphere of government to another. Funded pension arrangements A pension scheme in which expected future benefits are funded in advance and as entitlement accrues. Gold and foreign exchange reserves Reserves held by the Reserve Bank to meet foreign exchange obligations and to maintain liquidity in the presence of external shocks. Government debt The total amount of money owed by the government as a consequence of its past borrowing. 181

2017 BUDGET REVIEW Government guarantee An assurance made by government to a lender that a financial obligation will be honoured, even if the borrowing government institution is unable to repay the debt. See contingent liability. Green paper A policy document intended for public discussion. Gross borrowing requirement The sum of the main budget balance, extraordinary receipts and payments (referred to as National Revenue Fund receipts and payments), and maturing debt. The amount is funded through domestic short-and long-term loans, foreign loans and changes in cash balances. Gross domestic product (GDP) A measure of the total national output, income and expenditure in the economy. GDP per head is the simplest overall measure of welfare, although it does not take account of the distribution of income, nor of goods and services that are produced outside the market economy, such as work within the household. Gross domestic product inflation A measure of the total increase in prices in the whole economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported and intermediate goods such as machines, but excludes imported goods. Gross fixed-capital formation The addition to a country’s fixed-capital stock during a specific period, before provision for depreciation. Gross value added The value of output less intermediate consumption. It is also a measure of the contribution to the economy made by an industry or sector. Group of Twenty (G20) An international forum made up of finance ministers and central bank governors from 20 of the world’s largest economies. Hedging An action taken by a buyer or seller to protect income against changes in prices, interest rates or exchange rates. Horizontal equity A principle in taxation that holds that similarly situated taxpayers should face a similar tax treatment or tax burden. In other words, taxpayers with the same amount of income or capital should be accorded equal treatment. Impaired advances Loans or advances that may not be collected in full. Impairment A reduction in the recorded value of a long-lived asset arising from circumstances that prevent the asset from generating the future economic benefits previously expected and recorded. Import parity pricing When a firm sells goods locally at the price customers would pay if they were to import the same goods from another country. Inclusion rate The portion of the net capital gain derived from the disposal of an asset that will be taxed at the applicable rate. Industrial development zone Designated sites linked to an international air or sea port, supported by incentives to encourage investment in export-orientated manufacturing and job creation. 182

GLOSSARY Inflation An increase in the overall price level of goods and services in an economy over a specific period of time. Inflation targeting A monetary policy framework intended to achieve price stability over a certain period of time. Intermediate goods Goods produced to be used as inputs in the production of final goods. Inter-state debt Money that different organs of state owe to each other. Intergenerational equity A value based on ensuring that future generations do not have to repay debts taken on today, unless they also share in the benefits of assets. Inventories Stocks of goods held by firms. An increase in inventories reflects an excess of output relative to spending over a period of time. Labour intensity The relative amount of labour used to produce a unit of output. Liquidity The ease with which assets can be bought and sold. Liquidity requirements The amount of liquid or freely convertible assets that banks are required to hold relative to their liabilities for prudential and regulatory purposes. Liquidity risk The risk that an asset might not easily and quickly be converted into cash through sale, or the risk to a debtor that it cannot meet its current debt obligations. Lump-sum benefit A one-time payment for the total or partial value of an asset, usually received in place of recurring smaller payments. M3 The broadest definition of money supply in South Africa, including notes and coins, demand and fixed deposits, and credit. Macroeconomics The branch of economics that deals with the whole economy – including issues such as growth, inflation, unemployment and the balance of payments. Macroprudential regulation Rules that protect the stability of the financial sector and guard against systemic risk. Marginal income tax rate The rate of tax on an incremental unit of income. Marginal lending rate A penalty rate of interest charged by the Reserve Bank for lending to financial institutions in the money market in excess of the daily liquidity provided to the money market at the repurchase rate. See also repurchase agreements. Marketable securities Tradable financial securities listed with a securities exchange. Means test A method for determining whether someone qualifies for state assistance. 183

2017 BUDGET REVIEW Medium Term Expenditure Committee (MTEC) The technical committee responsible for evaluating the medium-term expenditure framework budget submissions of national departments and making recommendations to the Minister of Finance regarding allocations to national departments. Medium-term expenditure framework (MTEF) The three-year spending plans of national and provincial governments, published at the time of the Budget. Microeconomics The branch of economics that deals with the behaviour of individual firms, consumers and sectors. Ministers’ Committee on the Budget The political committee that considers key policy and budgetary issues that pertain to the budget process before they are tabled in Cabinet. Monetary easing See quantitative easing. Monetary policy Policy concerning total money supply, exchange rates and the general level of interest rates. Money supply The total stock of money in an economy. National budget The projected revenue and expenditures that flow through the National Revenue Fund. It does not include spending by provinces or local government from their own revenues. National Development Plan A planning framework prepared by the National Planning Commission that aims to eliminate poverty and reduce inequality by 2030. National Revenue Fund The consolidated account of the national government into which all taxes, fees and charges collected by SARS and departmental revenue must be paid. Negotiable certificate of deposit Short-term deposit instruments issued by banks, at a variable interest rate, for a fixed period. Net borrowing requirement The main budget balance. Net exports Exports less imports. Net open foreign currency position Gold and foreign exchange reserves minus the oversold forward book. The figure is expressed in dollars. Net trade The difference between the value of exports and the value of imports. New Development Bank A multilateral lending institution being established by Brazil, Russia, India, China and South Africa. Nominal exchange rates The current rate of exchange between the rand and foreign currencies. The “effective” exchange rate is a trade-weighted average of the rates of exchange with other currencies. Nominal wage The return, or wage, to employees at the current price level. 184

GLOSSARY Non-competitive bid auction An auction in which an investor agrees to purchase a certain number of securities such as bonds at the average price of all competitive bids over a given period of time. Non-financial public enterprises Government-owned or controlled organisations that deliver goods and non-financial services, trading as business enterprises, such as Eskom or Transnet. Non-interest expenditure Total expenditure by government less debt-service costs. Non-tax revenue Income received by government as a result of administrative charges, licences, fees, sales of goods and services, and so on. Occupation-specific salary dispensation Revised salary structures unique to identified occupations in the public service, including doctors, nurses and teachers. Opportunity cost The value of that which must be given up to achieve or acquire something. It is represented by the next highest valued alternative use of a resource. Organisation for Economic Cooperation and Development (OECD) An organisation of 35 mainly industrialised member countries. South Africa is not a member. PAYE The pay-as-you-earn (PAYE) system of income tax withholding requires employers to deduct income tax, and in some cases, the employees’ portion of social benefit taxes, from each paycheque delivered to employees. Payroll tax Tax an employer withholds and/or pays on behalf of employees based on employee wages or salaries. A fixed place of business from which a company operates. When two countries have a tax treaty, the concept of “permanent establishment” is used to determine the right of one state to tax the profits of the business in the other state. See also anti-fragmentation. Permanent establishment Policy reserve Additional money in the fiscus to fund new and crucial priorities. Portfolio investment Investment in financial assets such as stocks and bonds. Potential growth The fastest growth an economy can sustain without increasing inflation. Presidential Infrastructure Coordinating Commission (PICC) A commission established by Cabinet to develop, review and coordinate a 20-year infrastructure plan. Price discovery The process of determining the price level of a commodity or asset, based on supply and demand factors. Price sensitivity The extent to which changes in price affect consumer purchasing behaviour. Primary deficit/surplus The difference between total revenue and non-interest expenditure. When revenue exceeds non-interest expenditure there is a surplus. 185

2017 BUDGET REVIEW Primary sector The agricultural and mining sectors of the economy. Principal purpose test A test where the benefits of a tax treaty are denied if it is reasonable to conclude that obtaining the benefit was one of the principal purposes behind the arrangement or transaction. Private-sector credit extension Credit provided to the private sector. This includes all loans, credit cards and leases. Privatisation The full or partial sale of state-owned enterprises to private individuals or companies. Producer price index (PPI) Price increases measured by the producer price index – a measure of the prices paid based mainly on producers’ published price lists. Productivity A measure of the amount of output generated from every unit of input. Typically used to measure changes in labour efficiency. Profit shifting The allocation of income and expenses between related corporations or branches of the same legal entity to reduce overall tax liability. Public-benefit organisations (PBOs) Organisations that are mainly funded by donations from the public and other institutions, which engage in social activities to meet the needs of the general public. Public entities Companies, agencies, funds and accounts that are fully or partly owned by government or public authorities and are regulated by law. Public Finance Management Act (PFMA) The act regulating financial management of national and provincial government, including the efficiency and effectiveness of public expenditure and the responsibilities of those engaging with government financial management. Public goods Goods and services that would not be fully provided in a pure free-market system and are largely provided by government. Public Investment Corporation (PIC) A government-owned investment management company that invests funds on behalf of public-sector entities. Its largest client is the Government Employees Pension Fund. Public-private partnerships (PPPs) A contractual arrangement whereby a private party performs a government function and assumes the associated risks. In return, the private party receives a fee according to predefined performance criteria. See unitary payment. Public sector National government, provincial government, local government, extra-budgetary governmental institutions, social security funds and non-financial public enterprises. Public-sector borrowing requirement The consolidated cash borrowing requirement of general government and non-financial public enterprises. 186

GLOSSARY Purchasing managers’ index (PMI) A composite index measuring the change in manufacturing activity compared with the previous month. An index value of 50 indicates no change in activity, a value above 50 indicates increased activity and a value below 50 indicates decreased activity. A measure used by central banks to stimulate economic growth when interest rates are near zero by increasing money supply. Also called monetary easing. Quantitative easing Quarterly Employment Survey An establishment-based survey conducted by Statistics South Africa to obtain information about the number of employees and gross salaries paid. Quarterly Labour Force Survey A household-based survey conducted by Statistics South Africa to measure the dynamics of the labour market, producing indicators such as employment, unemployment and inactivity. Rating agency A company that evaluates the ability of countries or other borrowers to honour their debt obligations. Credit ratings are used by international investors as indications of sovereign risk. See also credit rating. Real effective exchange rate A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa’s trading partners’ currencies, adjusted for price trends in South Africa and the countries included. Real exchange rate The level of the exchange rate taking account of inflation differences. Real expenditure Expenditure measured in constant prices after taking account of inflation. Real interest rate The level of interest after taking account of inflation. Real wage The return, or wage, to employees, measured at a constant price level. Recapitalisation Injection of funds into a company or entity to aid liquidity, either as a loan or in return for equity. Recession A period in which national output and income decline. A recession is usually defined as two consecutive quarters of negative growth. Redemption The return of an investor’s principal in a fixed-income security, such as a preferred stock or bond. Refinancing The repayment of debt at a scheduled time with the proceeds of new loans. Refinancing risk The risk that government will not be able to raise money to repay debt at any scheduled point, or that it will have to do so at a high cost. Regional integration An economic policy intended to boost economic activity in a geographical area extending beyond one country. Remuneration The costs of personnel, including salaries, housing allowances, car allowances and other benefits received by personnel. 187

2017 BUDGET REVIEW Repurchase agreements Short-term contracts between the Reserve Bank and private banks in the money market to sell specified amounts of money at an interest rate determined by daily auction. Repurchase (repo) rate The rate at which the Reserve Bank lends to commercial banks. Reserves (foreign exchange) Holdings of foreign exchange, either by the Reserve Bank only or by the Reserve Bank and domestic banking institutions. Residence-based income tax system A tax system in which the worldwide income accruing to a resident of a country is subject to the taxes of that country. Reticulation scheme A piped water network that ensures that water is collected and treated before it reaches the consumer. Revaluation gain/loss The difference between the value of a foreign currency deposit from the original (historical) rate to execution of a trade based on the spot rate. Risk premium A return that compensates for uncertainty. Saving The difference between income and spending. Seasonally adjusted Removal of seasonal volatility (monthly or quarterly) from a time series. This provides a measure of the underlying trend in the data. Secondary rebate A rebate from income tax, in addition to the primary rebate, that is available to taxpayers aged 65 years and older. Secondary sector The part of the economy concerned with the manufacture of goods. Secondary tax on companies (STC) Tax on dividends declared by a company, calculated at the rate of 10 per cent of the net amount of dividends declared. This was discontinued in 2012 and replaced with a 15 per cent dividend withholding tax. Section 21 company Non-profit entities registered in terms of Section 21 of the Companies Act. Sector education and training authorities Institutions funded through employer training levies, responsible for learnership programmes and implementing strategic sector skills plans. Secured debt instruments Debt backed or secured by collateral to reduce the risk of lending. Securitisation The pooling of assets into a financial instrument to sell to different types of investors. Service and transfer payments Services involve transactions of non-tangible commodities, while transfers are unrequited transactions that do not generate a counter-economic value (for example, gifts and grants). Skills development levy A payroll tax designed to finance training initiatives in terms of the skills development strategy. Social infrastructure Infrastructure that supports social services. 188

GLOSSARY Social wage Social benefits available to all individuals, funded wholly or partly by the state. Source-based income tax system A system in which income is taxed in the country where the income originates. Southern African Customs Union (SACU) agreement An agreement between South Africa, Botswana, Namibia, Lesotho and Swaziland that allows for the unrestricted flow of goods and services, and the sharing of customs and excise revenue. Southern African Development Community (SADC) A regional intergovernmental organisation that promotes collaboration, economic integration and technical cooperation throughout southern Africa. Sovereign debt Debt issued by a government. Sovereign debt rating An assessment of the likelihood that a government will default on its debt obligations. Spatial planning Planning to influence the geographic distribution of people and economic activity. Special economic zones A designated zone where business and trade laws incentivise trade, investment and employment. Specific excise duty A tax on each unit of output or sale of a good, unrelated to the value of a good. Standing appropriations Government’s expenditure obligations that do not require a vote or statutory provision, including contractual guarantee commitments and international agreements. Statutory appropriations Amounts appropriated to be spent in terms of statutes and not requiring appropriation by vote. Action taken by the Reserve Bank to neutralise excess cash created in the money market when purchasing foreign currency. Sterilisation Structural budget balance A representation of what government revenue and expenditure would be if output were at its potential level, with cyclical variations stripped out. Structural constraints Imbalances in the structure of the economy that hinder growth and development. Switch auction An auction to exchange bonds to manage refinancing risk or improve tradability. Syndicated loan A large loan in which a group of banks work together to provide funds, which they solicit from their clients for the borrower. Tax amnesty A period allowed by tax authorities during which taxpayers who are outside the tax net, but should be registered for tax purposes, can register for tax without incurring penalties. 189

2017 BUDGET REVIEW Tax avoidance When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability. Tax base The aggregate value of income, sales or transactions on which particular taxes are levied. Tax buoyancy Describes the relationship between total tax revenue collections and economic growth. This measure includes the effects of policy changes on revenue. A value above one means that revenues are growing faster than the economy and below one means they are growing below the rate of GDP growth. Tax evasion When individuals or businesses illegally reduce their tax liability. Tax expenditure Government revenue forgone due to provisions that allow deductions, exclusions, or exemptions from taxable income. The revenue can also be foregone through the deferral of tax liability or preferential tax rates. Tax gap A measure of tax evasion that emerges from comparing the tax liability or tax base declared to the tax authorities with the tax liability or tax base calculated from other sources. Specific provisions in the tax code that provide favourable tax treatment to individuals and businesses to encourage specific behaviour or activities. Tax incentives Tax incidence The final distribution of the burden of tax. Statutory incidence defines where the law requires a tax to be levied. Economic incidence refers to those who experience a decrease in real income as a result of the imposition of a tax. Tax loopholes Unintended weaknesses in the legal provisions of the tax system used by taxpayers to avoid paying tax liability. Tax morality The willingness, or motivation, of citizens to pay tax. This is separate to the statutory obligation to pay taxes, but may have an influence on tax compliance. Tax-to-GDP ratio For public finance comparison purposes, a country’s tax burden, or tax-to-GDP ratio, is calculated by taking the total tax payments for a particular fiscal year as a fraction or percentage of the GDP for that year. Term-to-maturity The time between issuance and expiry. Terms of trade An index measuring the ratio of a country’s export prices relative to its import prices. Tertiary sector The part of the economy concerned with the provision of services. Total factor productivity An index used to measure the efficiency of all inputs that contribute to the production process. Trade balance The monetary record of a country’s net imports and exports of physical merchandise. See also current account. 190

GLOSSARY Trade regime The system of tariffs, quotas and quantitative restrictions applied to protect domestic industries, together with subsidies and incentives used to promote international trade. Trademark A legal right pointing distinctly to the origin or ownership of merchandise to which it is applied and legally reserved for the exclusive use of the owner as maker or seller. Trade-weighted rand The value of the rand pegged to or expressed relative to a market basket of selected foreign currencies. Treasury committee The Cabinet committee that evaluates all requests for additional funds for unavoidable and unforeseen expenditure during a financial year. Treasury bills Short-term government debt instruments that yield no interest but are issued at a discount. Maturities vary from one day to 12 months. Treaty shopping When related companies in different countries establish a third entity in another location to take advantage of a favourable tax arrangement. Trend GDP growth The theoretical level of GDP growth determined by the full utilisation of all factors of production (land, labour and capital). Growth above the trend rate results in macroeconomic imbalances such as rising inflation or a weakening of the current account. Increases in trend GDP growth are achieved through capital formation, growth in employment and/or technological development. Unallocated reserves Potential expenditure provision not allocated to a particular use. It mainly consists of the contingency reserve and amounts of money left unallocated by provinces. Unemployment (broad definition) All those of working age who are unemployed, including those actively seeking employment and discouraged work seekers. Unemployment (official definition) Those of working age, who are unemployed and actively seeking work (excludes discouraged work seekers). Unitary payment The payment made to the private party for meeting its obligations in the project deliverables in a public-private partnership. Unit labour cost The cost of labour per unit of output, calculated by dividing average wages by productivity (output per worker per hour). Unsecured debt instruments Debt not backed or secured by collateral to reduce the risk of lending. Unsecured lending A loan that is not backed or secured by any type of collateral to reduce the lender’s risk. Unqualified audit An assessment by a registered auditing firm or the Auditor-General of South Africa asserting that the financial statements of a department, entity or company are free of material misstatement. 191

2017 BUDGET REVIEW Vertical equity A doctrine in taxation that holds that differently situated taxpayers should be treated differently in terms of income tax provisions. In other words, taxpayers with more income and/or capital should pay more tax. Virement The transfer of resources from one programme to another within the same department during a financial year. Vested right The right to ownership of an asset that cannot be arbitrarily taken away by a third party. Vote An appropriation voted by Parliament. Water trading account A departmental account that ring-fences revenue from the sale of bulk water and related services to secure funding to manage the sustainability of water resources and infrastructure. Weighted average cost of capital The average rate of return an organisation expects to pay to investors in its securities, such as bonds, debt and shares. Each category of security is accorded a proportionate weight in the calculation. Withholding tax Tax on income deducted at source. Withholding taxes are widely used for dividends, interest and royalties. White paper A policy document used to present government policy preferences. Yield A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds takes into account the total annual interest payments, the purchase price, the redemption value and the amount of time remaining until maturity. Yield curve A graph showing the relationship between the yield on bonds of the same credit quality but different maturity at a given point in time. 192

STATISTICAL ANNEXURE 193

2017 BUDGET REVIEW 194

STATISTICAL ANNEXURE Statistical annexure Explanatory notes The statistical tables present details of the main budget, consolidated national and provincial expenditure, consolidated government expenditure, the borrowing requirement and financing of government debt, total government debt, and provisions and contingent liabilities. The tables are categorised according to government levels, from the main budget to the consolidated government account. The main budget consists of National Revenue Fund receipts, expenditure either voted by Parliament or allocated by statutory appropriation, and the financing of the deficit. It is the national budget, including transfers to other spheres of government. Consolidated national, provincial and social security funds expenditure consists of the main (national) budget, and the provincial and the social security funds’ budgets or expenditure. These budgets are aggregated and transfers between the three spheres of government are netted out to arrive at a total consolidated expenditure figure. The consolidated government revenue, expenditure and financing budget includes national, provincial and social security funds, the Reconstruction and Development Programme (RDP) Fund and national public entities. This is referred to as the consolidated budget. While government revenues are concentrated at national level, a large proportion of expenditure has shifted to provinces since 1994. Equitable share transfers to the nine provinces are included as a government statutory commitment on the National Treasury vote, while the local government equitable share is appropriated on the vote of the Department of Cooperative Governance and Traditional Affairs. The consolidated government account consists of all the activities of national and provincial government, and includes most of the listed public entities. The consolidation also includes several national government business enterprises. More than 70 per cent of total national expenditure on the 2017/18 main budget consists of transfer payments to other levels of general government, which means that economic and functional classifications of national budget expenditure are not comprehensive. For analysis purposes, it would be preferable to present economic and functional classifications of general government expenditure, but this would require information on expenditure at all levels of general government, its financing through revenue, balances brought forward and transfer payments (mainly from the national budget). This information is not readily available for local government. Historical data on general government finances is, however, published by the Reserve Bank in its Quarterly Bulletin and by Statistics South Africa. 195 1. Main budget: revenue, expenditure, budget balance and financing, 2010/11 to 2019/20 2. Main budget: estimates of national revenue – summary of revenue, 1999/00 to 2019/20 3. Main budget: estimates of national revenue – detailed classification of revenue, 2013/14 to 2017/18 4. Main budget: expenditure defrayed from the National Revenue Fund by vote, 2013/14 to 2019/20 5. Consolidated national, provincial and social security funds expenditure: economic classification, 2013/14 to 2019/20 6. Consolidated national, provincial and social security funds expenditure: functional classification, 2013/14 to 2019/20 7. Consolidated government revenue and expenditure: economic classification, 2013/14 to 2019/20 8. Consolidated government expenditure: functional classification, 2013/14 to 2019/20 9. Consolidated government revenue, expenditure and financing, 2013/14 to 2019/20 10. Total debt of government, 1992/93 to 2019/20 11. Net loan debt, provisions and contingent liabilities, 2006/07 to 2019/20

2017 BUDGET REVIEW Change in recording of extraordinary receipts and payments in the budget tables Since 2014, the consolidated government accounts have been presented in a more transparent format in line with the International Monetary Fund’s Government Finance Statistics (2014). This format provides details of operating activities, capital and infrastructure investment, as well as transactions in financial assets and liabilities. The calculation of the budget balance includes all government transactions. Previously, extraordinary receipts and payments were added to the budget deficit to calculate government’s net borrowing requirement. In the new format, there is no longer a difference between the budget balance and the net borrowing requirement. These transactions are now referred to as National Revenue Fund receipts and payments. Treatment of foreign grants to the RDP Fund All international technical assistance and other RDP-related grants are paid to the RDP Fund account, which is separated from government accounts. Departments incur expenditure on RDP-related projects through direct requisitions from this account. However, disbursements of foreign grants and technical assistance are included in the consolidated national and provincial expenditure estimates in Tables 5 and 6, and in the consolidated government expenditure in Table 7. Adjustments due to transactions in government debt As part of the state’s active management of its debt portfolio, government bonds are repurchased or switched into new bonds. In the process, government may make a capital profit, which is a book entry change in the bond discount. As such, capital profit does not represent actual cash flow and is regarded as a “book profit”, lowering the outstanding debt. A premium may also be accrued, or payable, in managing the debt portfolio or when entering into new loans. Under the new format, premiums paid and/or received are included as National Revenue Fund receipts and payments, and no longer categorised as extraordinary receipts and payments. Sources of information The information in Tables 1 to 11 on national and provincial government and public entity finances is obtained from the following sources: • Reports of the Auditor-General on the Appropriation and Miscellaneous Accounts • Printed estimates of revenue and expenditure for the national and provincial budgets • The Reserve Bank • The South African Revenue Service (SARS) • Monthly press releases of the National Treasury, published in terms of section 32 of the Public Finance Management Act (1999). Main budget: revenue, expenditure, budget balance and financing (Table 1) Table 1 summarises the main budget balances since 2010/11 and medium-term estimates to 2019/20. In line with the economic reporting format introduced in 2004/05, the revenue classification has been amended to show departmental sales of capital assets separately. Repayments of loans and advances, which were previously shown as negative expenditure, have been reclassified as revenue. Given that revenue increased and expenditure decreased by the same amount, the national budget deficit is unaffected. Appropriations by vote are divided into current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Both current and capital transfers are included in transfers and subsidies, in line with the economic reporting format’s requirements. 196

STATISTICAL ANNEXURE The deficit figures presented in this table differ from those presented in budgets before 1995/96 because a number of items that were previously regarded as “below-the-line” expenditure have been included in total expenditure. In addition, revaluations of foreign loan obligations are now excluded from expenditure, in keeping with international practice. Under the “financing” item, domestic short-term loans include net transactions in Treasury bills and borrowing from the Corporation for Public Deposits. Long-term loans include all transactions in government bonds and foreign loans (new loan issues, repayments on maturity, buy-backs, switches and reverse purchase transactions). Main budget: estimates of national revenue (Tables 2 and 3) Table 2 presents a summary of revenue and the details are set out in Table 3. Main budget revenue collections are recorded on an adjusted cash basis as the revenue is recorded in the SARS ledgers. Tax revenue is classified according to standard international categories and departmental receipts according to the economic reporting format’s requirements. In Table 3, a large amount of data cannot be reclassified to align with the economic reporting format because departments capture these transactions in their ledgers as miscellaneous receipts. Main budget: expenditure defrayed from the National Revenue Fund by vote (Table 4) Table 4 contains estimates of expenditure on national budget votes for the period 2013/14 to 2019/20. In 2014/15, amounts included in the budget estimate, the adjusted appropriation and the revised estimate on each vote are shown. Historical data has been adjusted to account for function shifts between departments. As a result, the figures presented for some departments may differ from their financial statements. Total expenditure, however, is not influenced by these changes. Consolidated national, provincial and social security funds expenditure (Tables 5 and 6) Tables 5 and 6 show the economic and functional classification of payments for consolidated national and provincial government and social security funds, including the Unemployment Insurance Fund, the Road Accident Fund and the Compensation Funds. Provincial expenditure estimates are preliminary because their budgets are tabled after the national budget. These estimates are based on preliminary information provided by the provinces and are subject to change before being tabled in provincial legislatures. The functional classification The functional classification in this annexure is aligned with the classification of government functions set out in the Government Finance Statistics. The historical data published in these tables has been reclassified accordingly. Chapter 5 of the Budget Review, which sets out the medium-term expenditure framework, outlines the budget allocations across these function groups. To support this approach, data at programme and entity level is aggregated into spending categories, which provides for a higher level of aggregation than in the functional classification. For example, functional classification tables include local development and social infrastructure as distinct functions. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes. They are not used as a framework for presenting budget allocations. Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows: • Basic education and post-school education and training: These two categories are grouped together as part of the education function in the statistical tables. This includes expenditure related to maintaining and supporting the South African school system, and assisting the higher education and vocational education and training sector. 197

2017 BUDGET REVIEW • Defence, public order and safety: This includes expenditure related to military health, which is classified as part of the health function in the statistical tables, as well as civic and immigration services. Economic affairs: This function group includes spending on environmental protection, which is a separate category in the statistical tables. Human settlements and municipal infrastructure: In the statistical tables, expenditure related to this function group is mainly included in the housing and community amenities function. Agriculture, rural development and land reform: The group forms part of the economic affairs function in the statistical tables. General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services. • • • • Consolidated government revenue and expenditure (Tables 7 and 8) Tables 7 and 8 show the economic and functional classification of payments for the consolidated government budget. This consists of the consolidated national, provincial and social security figures presented in Tables 5 and 6, combined with general government entities, as well as some government business enterprises. The government budget consolidation includes all entities controlled and mainly financed by government revenue, where such revenue is defined as either taxes, levies and administrative or service fees prescribed by government, or direct budgetary support in the form of transfer payments. This consolidation also includes several government business enterprises, based on the principle that they either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development. Accordingly, state-owned entities are broadly identified as one of the following: • Enterprises that sell mainly to government departments or institutions, have no clear competitors and whose prices are therefore not market related. • Science councils that conduct research or fulfil a regulatory or advisory function, with government-determined regulatory or administration fees. • Government-regulated businesses that are primarily financed by a dedicated tax, administration fee or levy, (the level of which is dictated by government) or that are directly involved in the maintenance or extension of critical infrastructure. To present consolidated accounts, all units must adopt the same accounting standards and policies. The format of the accounts, terminology used, classification, transaction coverage and accounting base (cash or accrual) must be the same. In this respect, the consolidated government budget is prepared on an adjusted cash basis of accounting. This is not strictly comparable to the financial information published in the consolidated financial statements, which has two components – a consolidation of departments using the modified cash basis of accounting and a separate consolidation of public entities that apply the accrual basis of accounting. All transactions that occur between units being consolidated are eliminated. A transaction of one unit is matched with the same transaction recorded for the second unit and both transactions are eliminated from the consolidation. For example, if a public entity sells a service to a government department and data for the two units is being consolidated, neither the sale nor the purchase of the service is reported. In this way, only transactions between government and non-government entities are recorded, without inflating total government revenue as a result of internal transactions. However, not all intra-entity transactions are eliminated because they are not always identifiable in the accounting systems of government and many of its agencies. Only those that can be identified have been eliminated. These broadly include: 198

STATISTICAL ANNEXURE • Transactions involving transfers from one government unit to another, including transfers made by national departments to public entities and transfers between public entities (such as Water Trading Entity transfers to water boards). • Purchases of goods and services from other government units included in the consolidation (such as transactions between the Trans-Caledon Tunnel Authority, water boards and the Water Trading Entity). This process is not yet comprehensive. As data collection and recording procedures for transactions improve, additional intra-entity transactions will be identified and removed from the consolidated government budget. A total of 163 national and provincial departments and 185 entities are included in the 2017 consolidated government budget. The National Treasury is committed to presenting a full consolidation of the whole of general government over time. Considerable work has been done to align the local government accounts with national and provincial accounts. A classification reporting framework has been developed for municipalities as a first step towards the consolidation of the financial information of all three spheres of government. Consolidated government revenue, expenditure and financing (Table 9) Table 9 presents the government account, which distinguishes between government’s operating activities and its plans to invest in capital and infrastructure. The balance on the operating account shows the outcome of government’s operating activities, which is a measure of the cost of ongoing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government must borrow to run its operations. The current balance demonstrates the sustainability of government operations. Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. This account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays. Total debt of government (Table 10) Table 10 shows the major components of government debt. Net total loan debt consists of total domestic and foreign debt less the cash balances of the National Revenue Fund. Realised and unrealised profits and losses on the Gold and Foreign Exchange Contingency Reserve Account are also disclosed. The projections for 2016/17 to 2019/20 are based on national budget data. Net loan debt, provisions and contingent liabilities (Table 11) Provisions are liabilities with uncertain payment dates or amounts. The provisions for multilateral institutions are the unpaid portion of government’s subscriptions to these institutions, which are payable on request. Contingent liabilities are obligations that only result in expenditure when an uncertain future event occurs. Both explicit and implicit contingent liabilities are disclosed. Implicit contingent liabilities are mostly the actuarial deficits of social security funds while explicit contingent liabilities are mostly guarantees for state-owned companies, public-private partnership projects and the Renewable Energy Independent Power Producer Programme. In the case of guarantees for state-owned companies, the exposure disclosed is the amount of the guarantee against which the company has borrowed, along with any related interest on this amount, if guaranteed. The National Treasury publishes detailed information on provisions and contingent liabilities in the annual consolidated financial statements of national departments. 199

2017 BUDGET REVIEW Table 1 Main budget: revenue, expenditure, budget balance and financing 1) 1) This table summarises revenue, expenditure and the main budget balance since 2010/11. As available data is incomplete, the estimates are not fully consistent with other sources, such as the Government Finance Statistics series of the Reserve Bank. 2) Mining leases and ownership has been reclassified as non-tax revenue (rent on land). Historical numbers have been adjusted for comparative purposes. 3) Payments in terms of Southern African Customs Union (SACU) agreements. 2017/18 figures are preliminary. 4) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement. 5) Excludes sales of capital assets, discount and revaluation of foreign loan repayments. 6) Includes National Revenue Fund receipts (previously classified as extraordinary receipts). 7) Includes interest, cost of raising loans and management cost but excludes discount on the issue of new government debt instruments and the revaluation of foreign loan repayments. 8) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, National Revenue Fund payments (previously classified as extraordinary payments) and International Oil Pollution Compensation Fund. Source: National Treasury 200 R million 2010/11 2011/12 2012/13 2013/14 2014/15 2015/16 Actual outcome Preliminary outcome Main budget revenue Current revenue Tax revenue (gross) 2) Less: SACU payments 3) Other adjustment 4) Non-tax revenue (departmental receipts) 5) Financial transactions in assets and liabilities 6) Sales of capital assets Total revenue Main budget expenditure Direct charges against the National Revenue Fund Debt-service costs 7) Provincial equitable share General fuel levy sharing with metropolitan municipalities Skills levy and SETAs Other 8) Appropriated by vote Current payments 9) Transfers and subsidies 10) Payments for capital assets 11) Payments for financial assets 12) Provisional allocation not assigned to votes Total Contingency reserve Total expenditure Main budget balance Percentage of GDP Financing Change in loan liabilities Domestic short-term loans (net) Domestic long-term loans (net) Market loans Loans issued for switches Redemptions Foreign loans (net) Market loans Loans issued for switches Redemptions (including revaluation of loans) 13) Change in cash and other balances (-increase) Total financing (net) 668 489.7 674 183.1 -14 991.3 -2 914.4 12 212.3 4 226.3 35.4 735 418.4 742 649.7 -21 760.0 – 14 528.6 9 758.2 114.7 786 078.4 813 825.8 -42 151.3 – 14 403.9 13 969.5 94.3 871 371.8 900 014.7 -43 374.4 – 14 731.5 15 957.3 37.0 950 046.1 986 295.0 -51 737.7 – 15 488.7 15 333.4 77.4 1 032 726.9 1 069 982.6 -51 021.9 – 13 766.3 43 386.3 121.1 672 751.5 350 386.7 66 226.8 265 139.4 7 542.4 8 379.3 3 098.8 455 592.4 128 898.6 294 049.0 11 406.9 21 237.9 – 745 291.3 390 580.9 76 460.0 291 735.5 8 573.1 10 025.3 3 787.0 499 330.6 142 697.4 343 175.4 12 043.4 1 414.4 – 800 142.2 424 634.5 88 121.1 310 740.7 9 039.7 11 694.5 5 038.5 540 861.0 159 848.6 364 947.0 13 876.1 2 189.3 – 887 366.2 462 603.0 101 184.7 336 495.3 9 613.4 12 090.2 3 219.4 585 155.6 176 398.4 391 285.2 14 002.7 3 469.4 – 965 456.9 503 253.9 114 798.4 359 921.8 10 190.2 13 838.8 4 504.8 628 646.2 184 549.4 424 142.5 16 197.7 3 756.5 – 1 076 234.3 544 848.0 128 795.6 386 500.0 10 658.9 15 156.4 3 737.0 699 774.9 193 813.1 458 495.1 18 273.2 29 193.6 – 805 979.1 889 911.5 965 495.6 1 047 758.6 1 131 900.1 1 244 622.9 – – – – – – 805 979.1 889 911.5 965 495.6 1 047 758.6 1 131 900.1 1 244 622.9 -133 227.7 -4.7% -144 620.2 -4.7% -165 353.3 -5.0% -160 392.4 -4.4% -166 443.2 -4.3% -168 388.5 -4.1% 34 893.0 136 849.8 150 292.0 93.4 -13 535.6 2 839.6 5 151.1 – -2 781.9 -41 354.7 18 724.6 138 500.8 154 860.9 -753.0 -15 607.1 9 135.3 12 025.2 – -3 459.3 -21 740.5 22 555.0 125 767.8 161 557.7 -3 851.8 -31 938.1 -11 622.0 – – -11 682.6 28 652.5 23 048.0 149 414.4 172 112.5 -1 135.3 -21 562.8 378.4 19 619.1 – -19 240.7 -12 448.4 9 569.0 157 014.0 192 414.0 -1 160.0 -34 240.0 8 361.0 22 952.0 – -14 591.0 -8 500.8 13 075.0 146 172.0 176 795.0 -2 479.0 -28 144.0 -3 879.0 – – -3 879.0 13 020.5 133 227.7 144 620.2 165 353.3 160 392.4 166 443.2 168 388.5 GDP 2 825 040 3 078 418 3 323 240 3 624 308 3 863 080 4 086 812 National Revenue Fund transactions 14) National Revenue Fund receipts National Revenue Fund payments 3 013.9 -838.6 5 209.2 -1 388.3 12 302.8 -2 587.2 11 709.3 -516.3 12 647.0 -1 525.5 14 377.5 -681.7 Net 2 175.3 3 820.9 9 715.6 11 193.0 11 121.5 13 695.8

STATISTICAL ANNEXURE Table 1 Main budget: revenue, expenditure, budget balance and financing 1) 9) Includes compensation of employees, payments for goods and services, interest and rent on land. Payment for medical benefits to former employees has been moved to transfers. 10) Includes current and capital transfers and subsidies to business, households, foreign countries and other levels and funds of general government. 11) Includes acquisition and own account construction of new assets and the cost of upgrading, improving and extending to existing capital assets. 12) Consists mainly of lending to public corporations or making equity investments in them for policy purposes. Previously included in transfers and subsidies. 13) Revaluation estimates are based on National Treasury's projection of exchange rates. 14) National Revenue Fund payments include premiums paid on loan transactions and revaluation adjustments when utilising foreign exchange deposits. National Revenue Fund receipts include proceeds from the sale of state assets, premiums received on loan transactions and revaluation adjustments when utilising foreign exchange deposits. 201 2016/17 2017/18 2018/19 2019/20 R million Budget Revised Deviation estimate estimate Medium-term estimates 1 148 022.0 1 119 912.9 -28 109.1 1 174 787.8 1 144 382.2 -30 405.6 -39 448.3 -39 448.3 – – – – 12 682.6 14 979.1 2 296.5 13 916.2 16 806.6 2 890.4 58.0 171.3 113.4 1 224 963.2 1 265 488.2 -55 950.9 – 15 425.9 17 282.7 171.3 1 337 723.8 1 384 398.9 -62 421.2 – 15 746.1 13 219.0 87.6 1 459 885.2 1 507 552.7 -64 527.4 – 16 860.0 11 537.9 91.2 Main budget revenue Current revenue 2) Tax revenue (gross) Less: SACU payments 4) Other adjustment 5) Non-tax revenue (departmental receipts) 6) Financial transactions in assets and liabilities Sales of capital assets Total revenue Main budget expenditure Direct charges against the National Revenue Fund 7) Debt-service costs Provincial equitable share General fuel levy sharing with metropolitan municipalities Skills levy and SETAs 8) Other Appropriated by vote 9) Current payments 10) Transfers and subsidies 11) Payments for capital assets 12) Payments for financial assets Provisional allocation not assigned to votes Contingency reserve Total expenditure Main budget balance Percentage of GDP Financing Change in loan liabilities Domestic short-term loans (net) Domestic long-term loans (net) Market loans Loans issued for switches Redemptions Foreign loans (net) Market loans Loans issued for switches 13) Redemptions (including revaluation of loans) Change in cash and other balances (-increase) Total financing (net) 1 161 996.2 1 136 890.9 -25 105.3 590 923.1 588 487.7 -2 435.3 147 720.0 146 281.4 -1 438.6 410 698.6 410 698.6 – 11 223.8 11 223.8 – 17 639.6 15 462.2 -2 177.4 3 641.1 4 821.8 1 180.8 721 148.2 718 934.8 -2 213.5 208 454.2 210 173.5 1 719.3 493 383.4 490 258.9 -3 124.5 14 408.5 13 746.1 -662.4 4 902.2 4 756.3 -145.9 266.8 – -266.8 1 242 417.3 636 177.5 162 353.1 441 331.1 11 785.0 16 641.5 4 066.8 767 037.9 216 813.0 529 374.3 15 831.5 5 019.1 – 1 351 030.5 686 503.0 180 651.5 471 522.5 12 468.6 17 968.2 3 892.3 825 469.4 228 748.6 577 674.9 14 079.7 4 966.3 210.9 1 471 514.4 740 229.2 197 319.8 506 103.7 13 166.8 19 454.1 4 184.9 877 396.3 243 478.7 614 257.6 14 450.2 5 209.9 14 566.4 1 312 338.1 1 307 422.5 -4 915.6 1 403 215.4 1 512 183.3 1 632 192.0 6 000.0 – -6 000.0 6 000.0 10 000.0 20 000.0 1 318 338.1 1 307 422.5 -10 915.6 1 409 215.4 1 522 183.3 1 652 192.0 -156 341.9 -170 531.6 -14 189.8 -3.6% -3.9% -0.3% -166 798.1 -3.5% -171 152.8 -3.3% -180 677.6 -3.3% 25 000.0 41 000.0 16 000.0 116 200.0 115 910.0 -290.0 174 000.0 174 000.0 – – -868.0 -868.0 -57 800.0 -57 222.0 578.0 7 811.0 36 379.0 28 568.0 23 205.0 50 958.0 27 753.0 – 1 111.0 1 111.0 -15 394.0 -15 690.0 -296.0 7 330.9 -22 757.4 -30 088.3 21 000.0 141 986.0 191 500.0 – -49 514.0 25 036.0 29 600.0 – -4 564.0 -21 223.9 21 500.0 144 378.0 195 000.0 – -50 622.0 28 014.0 30 400.0 – -2 386.0 -22 739.2 22 000.0 141 366.0 197 000.0 – -55 634.0 -17 069.0 31 060.0 – -48 129.0 34 380.6 156 341.9 170 531.6 14 189.8 166 798.1 171 152.8 180 677.6 4 388 417 4 409 811 21 394 4 741 206 5 129 165 5 545 542 GDP 12 165.0 14 050.0 1 885.0 -145.0 -1 453.5 -1 308.5 14 578.0 -387.6 11 248.0 – 9 477.0 – 14) National Revenue Fund transactions National Revenue Fund receipts National Revenue Fund payments 12 020.0 12 596.5 576.5 14 190.4 11 248.0 9 477.0 Net

2017 BUDGET REVIEW

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

R million		1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
Taxes on income and profits		**116 148.9**	**126 145.2**	**147 310.4**	**164 565.9**	**171 962.8**	**195 219.1**	**230 803.6**
Personal income tax		85 883.8	86 478.0	90 389.5	94 336.7	98 495.1	110 981.9	125 645.3
Gold mines		–	–	–	–	–	–	–
Other mines		–	–	–	–	–	–	–
Corporate income tax		20 971.6	29 491.8	42 354.5	55 745.1	60 880.8	70 781.9	86 160.8
Secondary tax on companies/dividend and interest withholding tax		3 149.9	4 031.3	7 162.7	6 325.6	6 132.9	7 487.1	12 277.6
Tax on retirement funds		5 330.4	5 219.8	6 190.6	6 989.7	4 897.7	4 406.1	4 783.1
Other	1)	813.1	924.3	1 213.1	1 169.0	1 556.3	1 562.2	1 936.7
Taxes on payroll and workforce		**0.1**	**1 257.4**	**2 717.3**	**3 352.1**	**3 896.4**	**4 443.3**	**4 872.0**
Skills development levy	2)	0.1	1 257.4	2 717.3	3 352.1	3 896.4	4 443.3	4 872.0
Payroll levy		–	–	–	–	–	–	–
Taxes on property		**3 808.4**	**3 978.8**	**4 628.3**	**5 084.6**	**6 707.5**	**9 012.6**	**11 137.5**
Donations tax		15.2	32.1	20.6	17.7	17.1	25.2	29.5
Estate duty		304.2	442.7	481.9	432.7	417.1	506.9	624.7
Securities transfer tax	3)	1 090.4	1 102.1	1 212.8	1 205.2	1 101.1	1 365.9	1 973.4
Transfer duties		1 821.6	2 401.9	2 913.0	3 429.0	5 172.1	7 114.6	8 510.0
Demutualisation charge		577.0	–	–	–	–	–	–
Domestic taxes on goods and services		**72 184.7**	**78 877.5**	**86 885.1**	**97 311.5**	**110 108.6**	**131 980.6**	**151 223.7**
Value-added tax	4)	48 376.8	54 455.2	61 056.6	70 149.9	80 681.8	98 157.9	114 351.6
Specific excise duties		8 886.1	9 126.6	9 797.2	10 422.6	11 364.6	13 066.7	14 546.5
Ad valorem excise duties		584.3	693.9	776.1	1 050.2	1 016.2	1 015.2	1 157.3
General fuel levy		14 289.8	14 495.3	14 923.2	15 333.8	16 652.4	19 190.4	20 506.7
Air departure tax		–	85.8	296.4	324.8	367.2	412.2	458.2
Electricity levy		–	–	–	–	–	–	–
Other	5)	47.6	20.7	35.5	30.3	26.5	138.3	203.4
Taxes on international trade and transactions		**6 778.1**	**8 226.6**	**8 680.1**	**9 619.8**	**8 414.3**	**13 286.5**	**18 201.9**
Customs duties		6 517.8	7 853.6	8 632.2	9 330.7	8 479.4	12 888.4	18 303.5
Import surcharges		0.4	0.0	0.5	0.0	–	–	–
Other	6)	259.9	372.9	47.5	289.1	-65.1	398.1	-101.6
Stamp duties and fees		**1 618.9**	**1 561.6**	**1 767.2**	**1 572.4**	**1 360.1**	**1 167.7**	**792.8**
State miscellaneous revenue	7)	**727.0**	**72.0**	**306.7**	**433.0**	**-7.1**	**-130.9**	**164.2**
Revenue measures in 2018 Budget		–	–	–	–	–	–	–
TOTAL TAX REVENUE (gross)		**201 265.9**	**220 119.1**	**252 295.0**	**281 939.3**	**302 442.6**	**354 978.8**	**417 195.7**
Non-tax revenue	8)	**11 332.1**	**6 852.4**	**8 331.4**	**12 995.7**	**8 309.5**	**8 695.4**	**15 602.3**
Less: SACU payments	9)	**-7 197.3**	**-8 396.1**	**-8 204.8**	**-8 259.4**	**-9 722.7**	**-13 327.8**	**-14 144.9**
Other adjustment	10)	–	–	–	–	–	–	–
TOTAL MAIN BUDGET REVENUE		**205 400.7**	**218 575.4**	**252 421.5**	**286 675.6**	**301 029.4**	**350 346.5**	**418 653.1**
Current revenue		**205 359.0**	**218 531.9**	**252 417.4**	**286 617.8**	**301 012.9**	**350 316.3**	**418 573.8**
Direct taxes		117 045.3	127 877.4	150 530.1	168 368.4	176 293.5	200 194.5	236 329.7
Indirect taxes		83 493.7	92 169.7	101 458.2	113 137.9	126 156.1	154 915.3	180 701.8
State miscellaneous revenue		727.0	72.0	306.7	433.0	-7.1	-130.9	164.2
Non-tax revenue (excluding sales of capital assets)	11)	11 290.4	6 808.9	8 327.2	12 937.9	8 293.0	8 665.2	15 523.0
Less: SACU payments		-7 197.3	-8 396.1	-8 204.8	-8 259.4	-9 722.7	-13 327.8	-14 144.9
Sales of capital assets		**41.7**	**43.5**	**4.2**	**57.8**	**16.5**	**30.2**	**79.3**
National Revenue Fund receipts	12)	*7 238.3*	*2 983.5*	*4 159.1*	*8 167.9*	*1 598.2*	*2 492.0*	*6 905.2*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008. The uncertificated securities tax replaced the marketable securities tax from 1 June 1999.
4) The value-added tax (VAT) replaced the general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), Human Resources Fund and Universal Service Agency (in 1998/99 and 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11) and incandescent light bulb levy (from 2009/10). 2017/18, 2018/19 and 2019/20 estimates include tyre levy and international oil pollution compensation fund. Mining leases and ownership have been reclassified as non-tax revenue.
The historical years from 1999/00 have been adjusted for comparative purposes.

Source: National Treasury

202

STATISTICAL ANNEXURE

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13		R million
Actual collections								
279 990.5	**332 058.3**	**383 482.7**	**359 044.8**	**379 941.2**	**426 583.7**	**457 313.8**		**Taxes on income and profits**
140 578.3	168 774.4	195 145.7	205 145.0	226 925.0	250 399.6	275 821.6		Personal income tax
–	–	–	–	–	–	–		Gold mines
–	–	–	–	–	–	–		Other mines
118 998.6	140 119.8	165 539.0	134 883.4	132 901.7	151 626.7	159 259.2		Corporate income tax
15 291.4	20 585.4	20 017.6	15 467.8	17 178.2	21 965.4	19 738.7		Secondary tax on companies/dividend and interest withholding tax
3 190.5	285.4	143.3	42.7	2.8	6.7	0.2		Tax on retirement funds
1 931.7	2 293.3	2 637.2	3 505.9	2 933.6	2 585.3	2 494.1	1)	Other
5 597.4	**6 330.9**	**7 327.5**	**7 804.8**	**8 652.3**	**10 173.1**	**11 378.5**		**Taxes on payroll and workforce**
5 597.4	6 330.9	7 327.5	7 804.8	8 652.3	10 173.1	11 378.5	2)	Skills development levy
–	–	–	–	–	–	–		Payroll levy
10 332.3	**11 883.9**	**9 477.1**	**8 826.4**	**9 102.3**	**7 817.5**	**8 645.2**		**Taxes on property**
47.0	27.6	125.0	60.1	64.6	52.7	82.1		Donations tax
747.4	691.0	756.7	759.3	782.3	1 045.2	1 013.0		Estate duty
2 763.9	3 757.1	3 664.5	3 324.0	2 932.9	2 886.1	3 271.9	3)	Securities transfer tax
6 774.0	7 408.2	4 930.9	4 683.0	5 322.5	3 833.6	4 278.3		Transfer duties
–	–	–	–	–	–	–		Demutualisation charge
174 671.4	**194 690.3**	**201 416.0**	**203 666.8**	**249 490.4**	**263 949.9**	**296 921.5**		**Domestic taxes on goods and services**
134 462.6	150 442.8	154 343.1	147 941.3	183 571.4	191 020.2	215 023.0	4)	Value-added tax
16 369.5	18 218.4	20 184.5	21 289.3	22 967.6	25 411.1	28 377.7		Specific excise duties
1 282.7	1 480.5	1 169.5	1 275.9	1 596.2	1 828.3	2 231.9		Ad valorem excise duties
21 844.6	23 740.5	24 883.8	28 832.5	34 417.6	36 602.3	40 410.4		General fuel levy
484.8	540.6	549.4	580.3	647.8	762.4	873.1		Air departure tax
–	–	–	3 341.7	4 996.4	6 429.7	7 983.9		Electricity levy
227.2	267.5	285.7	405.7	1 293.3	1 895.8	2 021.4	5)	Other
24 002.2	**27 081.9**	**22 852.4**	**19 318.9**	**26 977.1**	**34 121.0**	**39 549.1**		**Taxes on international trade and transactions**
23 697.0	26 469.9	22 751.0	19 577.1	26 637.4	34 197.9	38 997.9		Customs duties
–	–	–	–	–	–	–		Import surcharges
305.2	612.0	101.4	-258.3	339.7	-76.9	551.2	6)	Other
615.7	**557.1**	**571.8**	**49.5**	**3.1**	**-2.9**	**0.5**		**Stamp duties and fees**
339.2	**212.2**	**-27.4**	**-5.7**	**16.7**	**7.4**	**17.2**	7)	**State miscellaneous revenue**
–	–	–	–	–	–	–		**Revenue measures in 2018 Budget**
495 548.6	**572 814.6**	**625 100.2**	**598 705.4**	**674 183.1**	**742 649.7**	**813 825.8**		**TOTAL TAX REVENUE (gross)**
14 281.4	**14 542.4**	**20 819.6**	**15 323.1**	**16 474.0**	**24 401.5**	**28 467.7**	8)	**Non-tax revenue**
-25 194.9	**-24 712.6**	**-28 920.6**	**-27 915.4**	**-14 991.3**	**-21 760.0**	**-42 151.3**	9)	**Less: SACU payments**
–	–	–	–	**-2 914.4**	–	–	10)	**Other adjustment**
484 635.1	**562 644.4**	**616 999.2**	**586 113.1**	**672 751.5**	**745 291.3**	**800 142.2**		**TOTAL MAIN BUDGET REVENUE**
484 596.3	**562 414.2**	**616 868.0**	**586 076.8**	**672 716.0**	**745 176.5**	**800 047.9**		**Current revenue**
286 382.4	339 107.8	391 691.9	367 669.0	389 440.5	437 854.7	469 787.4		Direct taxes
208 827.1	233 494.6	233 435.6	231 042.1	284 726.0	304 787.6	344 021.2		Indirect taxes
339.2	212.2	-27.4	-5.7	16.7	7.4	17.2		State miscellaneous revenue
14 242.6	14 312.2	20 688.4	15 286.8	16 438.5	24 286.8	28 373.4	11)	Non-tax revenue (excluding sales of capital assets)
-25 194.9	-24 712.6	-28 920.6	-27 915.4	-17 905.7	-21 760.0	-42 151.3		Less: SACU payments
38.8	**230.2**	**131.2**	**36.3**	**35.4**	**114.7**	**94.3**		**Sales of capital assets**
3 438.1	*1 849.8*	*8 203.4*	*6 428.6*	*3 013.9*	*5 209.2*	*12 302.8*	*12)*	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7) Includes revenue received by SARS that could not be allocated to a specific revenue type.
8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.
9) Payments in terms of SACU agreements. 2017/18 figures are preliminary.
10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11) Excludes sales of capital assets.
12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

203

2017 BUDGET REVIEW

Table 2
Main budget estimates of national revenue
Summary of revenue *1)*

R million		2013/14	2014/15	2015/16	2016/17		2017/18	
		Actual collections			Revised estimates	% change on actual 2015/16	Budget estimates Before tax proposals	After tax proposals
Taxes on income and profits		**507 759.2**	**561 789.8**	**606 820.5**	**660 585.6**	**8.9%**	**715 814.1**	**739 152.6**
Personal income tax		309 834.1	352 950.4	388 102.4	425 810.0	9.7%	465 569.2	482 085.9
Gold mines		–	–	–	–	–	–	–
Other mines		–	–	–	–	–	–	–
Corporate income tax		177 324.3	184 925.4	191 151.6	205 090.0	7.3%	218 691.8	218 691.8
Secondary tax on companies/dividend and interest withholding tax		17 308.8	21 247.3	24 152.8	26 160.0	8.3%	27 895.0	34 716.8
Tax on retirement funds		–	–	–	–	–	–	–
Other	*1)*	3 292.0	2 666.7	3 413.7	3 525.6	3.3%	3 658.2	3 658.2
Taxes on payroll and workforce		**12 475.6**	**14 032.1**	**15 220.2**	**15 462.2**	**1.6%**	**16 641.5**	**16 641.5**
Skills development levy	*2)*	12 475.6	14 032.1	15 220.2	15 462.2	1.6%	16 641.5	16 641.5
Payroll levy		–	–	–	–	–	–	–
Taxes on property		**10 487.1**	**12 471.5**	**15 044.1**	**16 042.6**	**6.6%**	**16 956.3**	**16 508.7**
Donations tax		112.8	167.0	134.8	178.0	32.0%	189.7	189.7
Estate duty		1 101.5	1 488.6	1 982.2	2 009.6	1.4%	2 121.5	2 121.5
Securities transfer tax	*3)*	3 784.3	4 150.1	5 530.7	5 605.1	1.3%	5 774.8	5 774.8
Transfer duties		5 488.5	6 665.8	7 396.3	8 250.0	11.5%	8 870.3	8 422.8
Demutualisation charge		–	–	–	–	–	–	–
Domestic taxes on goods and services		**324 548.2**	**356 554.4**	**385 955.9**	**403 908.8**	**4.7%**	**434 405.6**	**439 538.7**
Value-added tax	*4)*	237 666.6	261 294.8	281 111.4	290 000.0	3.2%	312 750.5	312 750.5
Specific excise duties		29 039.5	32 333.6	35 076.7	35 700.0	1.8%	37 934.6	39 870.8
Ad valorem excise duties		2 363.3	2 962.3	3 014.1	3 385.1	12.3%	3 639.6	3 639.6
General fuel levy		43 684.7	48 466.5	55 607.3	62 970.0	13.2%	67 704.8	70 901.8
Air departure tax		878.7	906.6	941.2	1 079.7	14.7%	1 150.9	1 150.9
Electricity levy		8 818.9	8 648.2	8 471.8	8 530.0	0.7%	8 641.7	8 641.7
Other	*5)*	2 096.5	1 942.5	1 733.5	2 244.0	29.5%	2 583.5	2 583.5
Taxes on international trade and transactions		**44 732.2**	**41 462.9**	**46 942.3**	**48 383.5**	**3.1%**	**53 647.3**	**53 647.3**
Customs duties		44 178.7	40 678.8	46 250.1	47 500.0	2.7%	52 607.5	52 607.5
Import surcharges		–	–	–	–	–	–	–
Other	*6)*	553.4	784.1	692.1	883.5	27.6%	1 039.8	1 039.8
Stamp duties and fees		**31.7**	**-1.2**	**0.4**	**-0.5**	**-233.4%**	**-0.6**	**-0.6**
State miscellaneous revenue	*7)*	**-19.1**	**-14.6**	**-0.8**	**–**	**–**	**–**	**–**
Revenue measures in 2018 Budget		**–**	**–**	**–**	**–**	**–**	**–**	**–**
TOTAL TAX REVENUE (gross)		**900 014.7**	**986 295.0**	**1 069 982.6**	**1 144 382.2**	**7.0%**	**1 237 464.1**	**1 265 488.2**
Non-tax revenue	*8)*	**30 725.8**	**30 899.6**	**57 273.7**	**31 957.0**	**-44.2%**	**32 880.0**	**32 880.0**
Less: SACU payments	*9)*	**-43 374.4**	**-51 737.7**	**-51 021.9**	**-39 448.3**	**-22.7%**	**-55 950.9**	**-55 950.9**
Other adjustment	*10)*	–	–	–	–	–	–	–
TOTAL MAIN BUDGET REVENUE		**887 366.2**	**965 456.9**	**1 076 234.3**	**1 136 890.9**	**5.6%**	**1 214 393.2**	**1 242 417.3**
Current revenue		**887 329.2**	**965 379.5**	**1 076 113.2**	**1 136 719.5**	**5.6%**	**1 214 221.9**	**1 242 245.9**
Direct taxes		521 449.0	577 477.5	624 157.7	678 235.4	8.7%	734 766.7	758 105.2
Indirect taxes		378 584.8	408 832.1	445 825.7	466 146.8	4.6%	502 697.4	507 383.0
State miscellaneous revenue		-19.1	-14.6	-0.8	–	-100.0%	–	–
Non-tax revenue (excluding sales of capital assets)	*11)*	30 688.8	30 822.1	57 152.5	31 785.7	-44.4%	32 708.6	32 708.6
Less: SACU payments		-43 374.4	-51 737.7	-51 021.9	-39 448.3	-22.7%	-55 950.9	-55 950.9
Sales of capital assets		**37.0**	**77.4**	**121.1**	**171.3**	**41.4%**	**171.3**	**171.3**
National Revenue Fund receipts	*12)*	*11 709.3*	*12 647.0*	*14 377.5*	*14 050.0*	*-2.3%*	*14 578.0*	*14 578.0*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008. The uncertificated securities tax replaced the marketable securities tax from 1 June 1999.
4) The value-added tax (VAT) replaced the general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), Human Resources Fund and Universal Service Agency (in 1998/99 and 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11) and incandescent light bulb levy (from 2009/10). 2017/18, 2018/19 and 2019/20 estimates include tyre levy and international oil pollution compensation fund. Mining leases and ownership have been reclassified as non-tax revenue.
Source: National Treasury

204

STATISTICAL ANNEXURE

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

2017/18		2018/19		2019/20			
% change on revised 2016/17	% of total budget revenue	Estimates	% change after tax proposals 2017/18	Estimates	% change on 2018/19		R million
11.9%	**59.5%**	**801 336.9**	**8.4%**	**877 846.3**	**9.5%**		**Taxes on income and profits**
13.2%	38.8%	527 298.9	9.4%	581 933.6	10.4%		Personal income tax
–	–	–	–	–	–		Gold mines
–	–	–	–	–	–		Other mines
6.6%	17.6%	233 022.7	6.6%	251 660.1	8.0%		Corporate income tax
32.7%	2.8%	36 991.8	6.6%	39 950.4	8.0%		Secondary tax on companies/dividend and interest withholding tax
–	–	–	–	–	–		Tax on retirement funds
3.8%	0.3%	4 023.5	10.0%	4 302.2	6.9%	1)	Other
7.6%	**1.3%**	**17 968.2**	**8.0%**	**19 454.1**	**8.3%**		**Taxes on payroll and workforce**
7.6%	1.3%	17 968.2	8.0%	19 454.1	8.3%	2)	Skills development levy
–	–	–	–	–	–		Payroll levy
2.9%	**1.3%**	**17 909.0**	**8.5%**	**19 344.2**	**8.0%**		**Taxes on property**
6.6%	0.0%	203.1	7.1%	217.2	6.9%		Donations tax
5.6%	0.2%	2 292.4	8.1%	2 451.1	6.9%		Estate duty
3.0%	0.5%	6 301.4	9.1%	6 824.0	8.3%	3)	Securities transfer tax
2.1%	0.7%	9 112.2	8.2%	9 851.9	8.1%		Transfer duties
–	–	–	–	–	–		Demutualisation charge
8.8%	**35.4%**	**473 151.9**	**7.6%**	**509 487.1**	**7.7%**		**Domestic taxes on goods and services**
7.8%	25.2%	337 714.2	8.0%	364 671.5	8.0%	4)	Value-added tax
11.7%	3.2%	42 124.0	5.7%	44 497.1	5.6%		Specific excise duties
7.5%	0.3%	3 937.5	8.2%	4 257.1	8.1%		*Ad valorem* excise duties
12.6%	5.7%	76 704.9	8.2%	82 931.8	8.1%		General fuel levy
6.6%	0.1%	1 232.2	7.1%	1 317.5	6.9%		Air departure tax
1.3%	0.7%	8 823.1	2.1%	9 025.3	2.3%		Electricity levy
15.1%	0.2%	2 616.1	1.3%	2 786.8	6.5%	5)	Other
10.9%	**4.3%**	**59 033.5**	**10.0%**	**65 090.3**	**10.3%**		**Taxes on international trade and transactions**
10.8%	4.2%	58 058.5	10.4%	64 170.5	10.5%		Customs duties
–	–	–	–	–	–		Import surcharges
17.7%	0.1%	975.0	-6.2%	919.8	-5.7%	6)	Other
–	**-0.0%**	**-0.6**	**7.1%**	**-0.7**	**6.9%**		**Stamp duties and fees**
–	–	–	–	–	–	7)	**State miscellaneous revenue**
–	–	**15 000.0**	–	**16 331.3**	**8.9%**		**Revenue measures in 2018 Budget**
10.6%	**101.9%**	**1 384 398.9**	**9.4%**	**1 507 552.7**	**8.9%**		**TOTAL TAX REVENUE (gross)**
2.9%	**2.6%**	**29 052.8**	**-11.6%**	**28 489.1**	**-1.9%**	8)	**Non-tax revenue**
41.8%	**-4.5%**	**-62 421.2**	**11.6%**	**-64 527.4**	**3.4%**	9)	**Less: SACU payments**
–	–	–	–	–	–	10)	**Other adjustment**
9.3%	**100.0%**	**1 351 030.5**	**8.7%**	**1 471 514.4**	**8.9%**		**TOTAL MAIN BUDGET REVENUE**
9.3%	**100.0%**	**1 335 942.9**	**7.5%**	**1 455 091.9**	**8.9%**		**Current revenue**
11.8%	61.0%	821 800.6	8.4%	899 968.7	9.5%		Direct taxes
8.8%	40.8%	547 598.3	7.9%	591 252.7	8.0%		Indirect taxes
–	–	–	–	–	–		State miscellaneous revenue
2.9%	2.6%	28 965.1	-11.4%	28 397.9	-2.0%	11)	Non-tax revenue (excluding sales of capital assets)
41.8%	-4.5%	-62 421.2	11.6%	-64 527.4	3.4%		Less: SACU payments
–	**0.0%**	**87.6**	**-48.8%**	**91.2**	**4.1%**		**Sales of capital assets**
3.8%	1.2%	*11 248.0*	-22.8%	*9 477.0*	-15.7%	12)	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7) Includes revenue received by SARS that could not be allocated to a specific revenue type.
8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.
9) Payments in terms of SACU agreements. 2017/18 figures are preliminary.
10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11) Excludes sales of capital assets.
12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

205

2017 BUDGET REVIEW

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

R thousands		2013/14	2014/15	2015/16			
		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
Taxes on income and profits		**507 759 154**	**561 789 780**	**621 040 257**	**620 890 257**	**608 653 573**	**606 820 535**
Personal income tax		309 834 087	352 950 431	393 889 606	393 889 606	392 000 000	388 102 385
Tax on corporate income							
Corporate income tax		177 324 273	184 925 392	202 182 091	202 032 091	189 000 000	191 151 643
Secondary tax on companies/dividend withholding tax		17 308 790	21 247 289	22 483 828	22 483 828	23 650 000	23 934 233
Interest withholding tax		–	–	–	–	216 217	218 540
Tax on retirement funds		–	–	–	–	–	–
Other							
Interest on overdue income tax		3 290 755	2 663 840	2 484 732	2 484 732	3 784 921	3 410 974
Small business tax amnesty		1 250	2 827	–	–	2 435	2 759
Taxes on payroll and workforce		**12 475 597**	**14 032 119**	**14 690 000**	**14 690 000**	**15 800 000**	**15 220 158**
Skills development levy		12 475 597	14 032 119	14 690 000	14 690 000	15 800 000	15 220 158
Payroll levy		–	–	–	–	–	–
Taxes on property		**10 487 061**	**12 471 534**	**13 591 679**	**13 691 679**	**14 761 795**	**15 044 069**
Estate, inheritance and gift taxes							
Donations tax		112 752	166 962	186 226	186 226	116 435	134 818
Estate duty		1 101 505	1 488 629	1 545 223	1 545 223	2 029 399	1 982 208
Taxes on financial and capital transactions							
Securities transfer tax	1)	3 784 262	4 150 123	4 645 368	4 645 368	5 215 961	5 530 736
Transfer duties		5 488 542	6 665 819	7 214 862	7 314 862	7 400 000	7 396 308
Domestic taxes on goods and services		**324 548 175**	**356 554 423**	**381 101 935**	**389 427 250**	**383 994 610**	**385 955 945**
Value-added tax							
Domestic VAT		263 460 913	286 775 612	313 961 475	313 961 475	297 009 531	297 422 423
Import VAT		131 084 644	136 544 384	139 995 862	139 995 862	152 118 286	150 744 533
Refunds		-156 878 978	-162 025 207	-170 163 710	-170 163 710	-171 067 817	-167 055 546
Specific excise duties							
Beer		9 177 266	10 177 141	10 374 903	11 002 546	10 874 278	10 883 223
Sorghum beer and sorghum flour		8 945	3 895	3 800	3 800	3 733	3 474
Wine and other fermented beverages		2 263 439	2 357 752	2 522 595	2 678 054	2 902 792	2 897 035
Spirits		4 007 480	4 676 599	4 980 000	5 430 493	5 344 183	5 310 332
Cigarettes and cigarette tobacco		10 910 866	12 601 925	12 365 701	12 931 042	13 147 774	13 006 690
Pipe tobacco and cigars		546 048	537 692	590 000	626 379	583 861	566 385
Petroleum products	2)	945 323	910 644	883 535	883 535	944 025	922 234
Revenue from neighbouring countries	3)	1 180 103	1 067 953	927 405	927 405	1 299 355	1 487 356
Ad valorem excise duties		2 363 310	2 962 255	3 491 211	3 491 211	3 037 000	3 014 051
General fuel levy		43 684 654	48 466 532	49 175 957	55 665 957	56 700 000	55 607 301
Taxes on use of goods or permission to use goods or to perform activities							
Air departure tax		878 697	906 575	1 043 923	1 043 923	930 129	941 226
Plastic bags levy		169 243	174 298	188 409	188 409	189 477	183 328
Electricity levy		8 818 930	8 648 170	8 774 133	8 774 133	8 420 000	8 471 774
Incandescent light bulb levy		71 802	90 877	114 357	114 357	47 617	51 801
CO_2 tax - motor vehicle emissions		1 711 179	1 483 337	1 632 397	1 632 397	1 298 376	1 276 835
Tyre levy		–	–	–	–	–	–
International oil pollution compensation fund		–	–	–	–	–	–
Turnover tax for micro businesses		17 461	17 309	11 791	11 791	20 000	22 878
Other							
Universal Service Fund		126 852	176 681	228 191	228 191	192 011	198 612
Taxes on international trade and transactions		**44 732 170**	**41 462 935**	**42 575 814**	**42 575 814**	**46 489 698**	**46 942 270**
Import duties							
Customs duties		44 178 728	40 678 795	41 660 017	41 660 017	46 000 000	46 250 125
Other							
Miscellaneous customs and excise receipts		460 036	667 064	824 380	824 380	369 462	565 311
Diamond export levy		93 406	117 077	91 417	91 417	120 236	126 834
Other taxes		**31 659**	**-1 202**	–	–	**324**	**403**
Stamp duties and fees		31 659	-1 202	–	–	324	403
State miscellaneous revenue	4)	**-19 097**	**-14 570**	–	–	–	**-808**
Revenue measures in 2018 Budget		–	–	–	–	–	–
TOTAL TAX REVENUE (gross)		**900 014 720**	**986 295 019**	**1 072 999 685**	**1 081 275 000**	**1 069 700 000**	**1 069 982 571**
Less: SACU payments	5)	**-43 374 384**	**-51 737 656**	**-51 021 909**	**-51 021 909**	**-51 021 909**	**-51 021 909**
Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)		-43 374 384	-51 737 656	-51 021 909	-51 021 909	-51 021 909	-51 021 909
Other adjustment	6)	–	–	–	–	–	–
TOTAL TAX REVENUE (net of SACU payments)		**856 640 337**	**934 557 363**	**1 021 977 775**	**1 030 253 091**	**1 018 678 091**	**1 018 960 662**

1) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
2) Specific excise duties on petrol, distillate fuel, residual fuel and base oil.
Source: National Treasury

206

STATISTICAL ANNEXURE

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2016/17				2017/18			
Budget estimates Before tax proposals	Budget estimates After tax proposals	Revised estimate	% change on 2015/16 actual	Before tax proposals	After tax proposals		R thousands
673 036 685	**668 386 544**	**660 585 617**	**8.9%**	**715 814 097**	**739 152 580**		**Taxes on income and profits**
446 690 553	441 040 413	425 810 000	9.7%	465 569 180	482 085 864		Personal income tax
							Tax on corporate income
197 292 812	198 292 812	205 090 000	7.3%	218 691 794	218 691 794		Corporate income tax
25 031 351	25 031 351	25 710 000	7.4%	27 415 115	34 236 915		Secondary tax on companies/dividend withholding tax
218 194	218 194	450 000	105.9%	479 844	479 844		Interest withholding tax
–	–	–	–	–	–		Tax on retirement funds
							Other
3 801 339	3 801 339	3 522 346	3.3%	3 654 675	3 654 675		Interest on overdue income tax
2 435	2 435	3 272	18.6%	3 488	3 488		Small business tax amnesty
17 639 595	**17 639 595**	**15 462 170**	**1.6%**	**16 641 456**	**16 641 456**		**Taxes on payroll and workforce**
17 639 595	17 639 595	15 462 170	1.6%	16 641 456	16 641 456		Skills development levy
–	–	–	–	–	–		Payroll levy
15 354 750	**15 454 750**	**16 042 632**	**6.6%**	**16 956 268**	**16 508 742**		**Taxes on property**
							Estate, inheritance and gift taxes
117 737	117 737	177 961	32.0%	189 699	189 699		Donations tax
2 032 520	2 032 520	2 009 617	1.4%	2 121 479	2 121 479		Estate duty
							Taxes on financial and capital transactions
5 220 929	5 220 929	5 605 054	1.3%	5 774 756	5 774 756	1)	Securities transfer tax
7 983 564	8 083 564	8 250 000	11.5%	8 870 334	8 422 808		Transfer duties
409 230 940	**418 770 556**	**403 908 772**	**4.7%**	**434 405 608**	**439 538 710**		**Domestic taxes on goods and services**
							Value-added tax
322 445 862	322 445 451	319 739 758	7.5%	344 823 321	344 823 321		Domestic VAT
164 013 380	164 013 171	150 497 626	-0.2%	162 304 155	162 304 155		Import VAT
-185 199 119	-185 198 883	-180 237 384	7.9%	-194 376 995	-194 376 995		Refunds
							Specific excise duties
11 041 769	11 998 730	11 156 667	2.5%	11 855 011	12 731 060		Beer
4 000	4 000	3 918	12.8%	4 164	4 164		Sorghum beer and sorghum flour
2 904 396	3 120 361	2 775 870	-4.2%	2 949 624	3 026 527		Wine and other fermented beverages
5 355 817	5 699 890	5 284 096	-0.5%	5 614 850	5 942 178		Spirits
13 470 210	14 193 601	13 575 886	4.4%	14 425 659	15 038 890		Cigarettes and cigarette tobacco
593 940	637 548	585 061	3.3%	621 683	664 319		Pipe tobacco and cigars
1 006 210	1 006 210	972 038	5.4%	1 032 882	1 032 882	2)	Petroleum products
1 339 671	1 339 671	1 346 463	-9.5%	1 430 744	1 430 744	3)	Revenue from neighbouring countries
3 276 498	3 276 498	3 385 071	12.3%	3 639 601	3 639 601		*Ad valorem* excise duties
57 695 096	64 495 096	62 970 000	13.2%	67 704 841	70 901 795		General fuel levy
							Taxes on use of goods or permission to use goods or to perform activities
931 075	931 075	1 079 696	14.7%	1 150 911	1 150 911		Air departure tax
190 631	225 631	208 866	13.9%	222 642	222 642		Plastic bags levy
8 567 773	8 567 773	8 530 000	0.7%	8 641 675	8 641 675		Electricity levy
47 850	57 850	85 166	64.4%	90 783	90 783		Incandescent light bulb levy
1 331 543	1 391 543	1 623 922	27.2%	1 661 033	1 661 033		CO_2 tax - motor vehicle emissions
–	351 000	83 000	–	350 000	350 000		Tyre levy
–	–	1 130	–	1 145	1 145		International oil pollution compensation fund
22 032	22 032	23 274	1.7%	24 809	24 809		Turnover tax for micro businesses
							Other
192 307	192 307	218 648	10.1%	233 070	233 070		Universal Service Fund
54 536 001	**54 536 001**	**48 383 516**	**3.1%**	**53 647 268**	**53 647 268**		**Taxes on international trade and transactions**
							Import duties
54 043 059	54 043 059	47 500 000	2.7%	52 607 508	52 607 508		Customs duties
							Other
370 788	370 788	741 218	31.1%	893 076	893 076		Miscellaneous customs and excise receipts
122 154	122 154	142 297	12.2%	146 683	146 683		Diamond export levy
324	**324**	**-537**	**-233.4%**	**-572**	**-572**		**Other taxes**
324	324	-537	-233.4%	-572	-572		Stamp duties and fees
–	**–**	**–**	**-100.0%**	**–**	**–**	4)	**State miscellaneous revenue**
–	**–**	**–**	**–**	**–**	**–**		**Revenue measures in 2018 Budget**
1 169 798 295	**1 174 787 771**	**1 144 382 170**	**7.0%**	**1 237 464 124**	**1 265 488 182**		**TOTAL TAX REVENUE (gross)**
-39 448 348	**-39 448 348**	**-39 448 348**	**-22.7%**	**-55 950 873**	**-55 950 873**	5)	**Less: SACU payments**
-39 448 348	-39 448 348	-39 448 348	-22.7%	-55 950 873	-55 950 873		Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)
–	–	–	–	–	–	6)	Other adjustment
1 130 349 947	**1 135 339 423**	**1 104 933 822**	**8.4%**	**1 181 513 251**	**1 209 537 309**		**TOTAL TAX REVENUE (net of SACU payments)**

3) *Excise duties that are collected by Botswana, Lesotho, Namibia and Swaziland.*
4) *Revenue received by SARS in respect of taxation that could not be allocated to specific revenue types.*
5) *Payments in terms of SACU agreements. 2017/18 figures are preliminary.*

207

2017 BUDGET REVIEW

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

R thousands		2013/14	2014/15	2015/16			
		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
TOTAL TAX REVENUE (net of SACU payments)		**856 640 337**	**934 557 363**	**1 021 977 775**	**1 030 253 091**	**1 018 678 091**	**1 018 960 662**
Sales of goods and services other than capital assets		**1 671 108**	**1 662 763**	**2 558 962**	**2 558 962**	**2 880 075**	**2 158 289**
Sales of goods and services produced by departments							
Sales by market establishments	7)	52 995	51 270	55 259	55 259	52 162	54 790
Administrative fees		902 551	953 926	1 932 092	1 932 092	2 129 751	1 286 062
Other sales		698 524	618 276	538 091	538 091	659 134	778 919
Sales of scrap, waste, arms and other used current goods		17 038	39 291	33 520	33 520	39 028	38 518
Transfers received		**422 477**	**549 922**	**185 288**	**185 288**	**187 717**	**530 678**
Fines, penalties and forfeits		**1 466 193**	**1 173 935**	**1 199 002**	**1 199 002**	**890 615**	**965 028**
Interest, dividends and rent on land		**11 171 732**	**12 102 119**	**11 091 779**	**11 091 779**	**10 436 547**	**10 112 265**
Interest							
Cash and cash equivalents		2 584 653	4 466 457	1 077 444	1 077 444	4 296 180	4 487 126
Interest on loan		–	–	613 169	613 169	–	–
Exchequer investments		–	–	500 000	500 000	–	–
Sterilisation deposits		–	–	700 000	700 000	–	–
Dividends	8)						
Airports Company South Africa		73 933	223 797	–	–	205 562	204 514
South African Special Risks Insurance Association		–	205 778	134 350	134 350	150 248	263 005
Vodacom		1 708 130	1 666 721	1 666 721	1 666 721	1 656 368	828 216
Industrial Development Corporation		50 000	50 000	50 000	50 000	50 000	50 000
Reserve Bank (National Treasury)		107 287	–	10 000	10 000	79 800	–
Telkom		–	–	–	–	507 263	507 263
Other		–	–	–	–	–	291
Rent on land							
Mineral and petroleum royalties	9)	6 439 251	5 422 007	6 220 717	6 220 717	3 460 493	3 707 898
Mining leases and ownership	10)	99 777	33 038	–	–	–	35 490
Royalties, prospecting fees and surface rental	11)	104 850	31 698	112 236	112 236	25 629	22 240
Land rent		3 851	2 622	7 142	7 142	5 004	6 222
Sales of capital assets		**37 002**	**77 437**	**80 471**	**80 471**	**91 747**	**121 128**
Financial transactions in assets and liabilities	12)	**15 957 324**	**15 333 408**	**3 922 026**	**3 922 026**	**41 354 059**	**43 386 281**
TOTAL NON-TAX REVENUE	13)	**30 725 836**	**30 899 584**	**19 037 528**	**19 037 528**	**55 840 760**	**57 273 669**
TOTAL MAIN BUDGET REVENUE		**887 366 173**	**965 456 946**	**1 041 015 303**	**1 049 290 619**	**1 074 518 851**	**1 076 234 330**
National Revenue Fund receipts		***11 709 339***	***12 646 970***	***2 000 000***	***2 000 000***	***14 159 903***	***14 377 522***
Revaluation profits on foreign currency transactions		*5 670 623*	*4 406 734*	*2 000 000*	*2 000 000*	*8 592 000*	*8 869 128*
Premiums on loan transactions		*3 889 272*	*5 467 553*	–	–	*3 000 000*	*2 873 818*
Premiums on debt portfolio restructuring (switches)		*1 621 035*	*2 730 037*	–	–	*2 564 903*	*2 564 903*
Liquidation of South African Special Risks Insurance Association investment		*75 000*	*40 000*	–	–	–	–
Other		*8 346*	*2 646*	–	–	*3 000*	*69 673*
Proceeds from foreign exchange amnesty		*399 268*	–	–	–	–	–
Surplus cash from Independent Communications Authority of South Africa		*8 795*	–	–	–	–	–
Electricity Distribution Industry Holding Company		*37 000*	–	–	–	–	–

6) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
7) New item introduced on the standard chart of accounts from 2008/09.
8) Allocations corrected since Budget Review 2016.
9) Mineral royalties imposed on the transfer of mineral resources in terms of the Mineral and Petroleum Resources Royalty Act (2008), which came into operation on 1 May 2009.
10) Mining leases and ownership have been reclassified as non-tax revenue. The historical years from 1999/00 have been adjusted for comparative purposes.
Omitted amounts from Budget Review 2016 included.
Source: National Treasury

208

STATISTICAL ANNEXURE

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2016/17				2017/18			
Budget estimates Before tax proposals	Budget estimates After tax proposals	Revised estimate	% change on 2015/16 actual	Before tax proposals	After tax proposals		R thousands
1 130 349 947	**1 135 339 423**	**1 104 933 822**	**8.4%**	**1 181 513 251**	**1 209 537 309**		**TOTAL TAX REVENUE (net of SACU payments)**
2 840 824	**2 840 824**	**2 193 062**	**1.6%**	**2 107 751**	**2 107 751**		**Sales of goods and services other than capital assets**
							Sales of goods and services produced by departments
66 582	66 582	57 356	4.7%	61 215	61 215	7)	Sales by market establishments
2 211 381	2 211 381	1 311 732	2.0%	1 287 097	1 287 097		Administrative fees
550 325	550 325	794 394	2.0%	739 097	739 097		Other sales
12 536	12 536	29 580	-23.2%	20 342	20 342		Sales of scrap, waste, arms and other used current goods
511 262	**511 262**	**234 422**	**-55.8%**	**541 236**	**541 236**		**Transfers received**
1 123 044	**1 123 044**	**1 128 965**	**17.0%**	**1 174 662**	**1 174 662**		**Fines, penalties and forfeits**
8 207 449	**8 207 449**	**11 422 651**	**13.0%**	**11 689 845**	**11 689 845**		**Interest, dividends and rent on land**
							Interest
3 036 499	3 036 499	4 001 728	-10.8%	3 887 779	3 887 779		Cash and cash equivalents
–	–	–	–	–	–		Interest on loan
–	–	–	–	–	–		Exchequer investments
–	–	–	–	–	–		Sterilisation deposits
						8)	Dividends
–	–	256 000	25.2%	268 800	268 800		Airports Company South Africa
158 248	158 248	151 200	-42.5%	170 668	170 668		South African Special Risks Insurance Association
–	–	32	-100.0%	–	–		Vodacom
50 000	50 000	50 000	–	20 000	20 000		Industrial Development Corporation
–	–	–	–	–	–		Reserve Bank (National Treasury)
507 263	507 263	559 025	10.2%	507 263	507 263		Telkom
–	–	942	223.7%	–	–		Other
							Rent on land
4 430 000	4 430 000	6 272 392	69.2%	6 688 384	6 688 384	9)	Mineral and petroleum royalties
–	–	112 396	216.7%	119 850	119 850	10)	Mining leases and ownership
17 940	17 940	11 249	-49.4%	19 016	19 016	11)	Royalties, prospecting fees and surface rental
7 499	7 499	7 687	23.5%	8 085	8 085		Land rent
57 970	**57 970**	**171 325**	**41.4%**	**83 742**	**83 742**		**Sales of capital assets**
13 916 226	**13 916 226**	**16 806 622**	**-61.3%**	**17 282 724**	**17 282 724**	12)	**Financial transactions in assets and liabilities**
26 656 775	**26 656 775**	**31 957 047**	**-44.2%**	**32 879 960**	**32 879 960**	13)	**TOTAL NON-TAX REVENUE**
1 157 006 722	**1 161 996 198**	**1 136 890 869**	**5.6%**	**1 214 393 211**	**1 242 417 269**		**TOTAL MAIN BUDGET REVENUE**
12 165 000	***12 165 000***	***14 050 000***	**-2.3%**	***14 578 000***	***14 578 000***		***National Revenue Fund receipts***
12 165 000	*12 165 000*	*10 710 440*	20.8%	*14 578 000*	*14 578 000*		*Revaluation profits on foreign currency transactions*
–	–	*2 512 258*	-12.6%	–	–		*Premiums on loan transactions*
–	–	*809 363*	-68.4%	–	–		*Premiums on debt portfolio restructuring (switches)*
–	–	–	–	–	–		*Liquidation of South African Special Risks Insurance Association investment*
–	–	*17 939*	-74.3%	–	–		*Other*
–	–	–	–	–	–		*Proceeds from foreign exchange amnesty*
–	–	–	–	–	–		*Surplus cash from Independent Communications Authority of South Africa*
–	–	–	–	–	–		*Electricity Distribution Industry Holding Company*

11) Royalties, prospecting fees and surface rental collected by the Department of Minerals and Energy.
12) Includes recoveries of loans and advances.
13) Includes National Revenue Fund receipts previously accounted for separately.

209

2017 BUDGET REVIEW

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

	2013/14			2014/15	
	Expenditure	*of which*		Expenditure	*of which*
R million	on budget vote outcome	*transfers to provinces 1)*	*transfers to local government 2)*	on budget vote outcome	*transfers to provinces 1)*
1 The Presidency	391.5	–	–	421.3	–
2 Parliament	1 535.5	–	–	1 667.8	–
3 Communications	1 348.4	–	–	1 287.2	–
4 Cooperative Governance and Traditional Affairs	56 401.6	*93.6*	*53 477.8*	59 386.5	*86.0*
of which: local government equitable share	–	–	*38 964.3*	–	–
5 Home Affairs	6 861.6	–	–	7 069.5	–
6 International Relations and Cooperation	5 915.5	–	–	6 066.5	–
7 National Treasury	25 107.1	–	*1 149.2*	26 182.5	–
8 Planning, Monitoring and Evaluation	670.3	–	–	740.6	–
9 Public Enterprises	269.4	–	–	296.1	–
10 Public Service and Administration	785.8	–	–	787.8	–
11 Public Works	6 022.7	*610.2*	*611.3*	6 022.0	*605.7*
12 Statistics South Africa	1 728.4	–	–	2 156.4	–
13 Women	161.6	–	–	177.5	–
14 Basic Education	17 011.1	*12 326.3*	–	19 528.9	*13 549.8*
15 Higher Education and Training	36 397.3	–	–	39 053.5	–
16 Health	30 224.5	*27 487.2*	–	33 539.0	*30 171.1*
17 Social Development	117 110.8	–	–	127 860.5	*27.5*
18 Correctional Services	18 650.6	–	–	19 529.3	–
19 Defence and Military Veterans	40 447.5	–	–	42 842.4	–
20 Independent Police Investigative Directorate	193.1	–	–	232.4	–
21 Justice and Constitutional Development	13 048.6	–	–	14 218.0	–
22 Office of the Chief Justice and Judicial Administration	679.1	–	–	680.2	–
23 Police	68 791.4	–	–	72 507.2	–
24 Agriculture, Forestry and Fisheries	6 111.3	*2 148.6*	–	6 628.9	*2 362.2*
25 Economic Development	771.4	–	–	694.9	–
26 Energy	6 477.1	–	*1 815.5*	6 220.1	–
27 Environmental Affairs	5 200.3	–	–	5 675.1	–
28 Labour	2 371.4	–	–	2 419.9	–
29 Mineral Resources	1 387.2	–	–	1 475.2	–
30 Science and Technology	6 169.5	–	–	6 389.0	–
31 Small Business Development	1 052.4	–	–	1 125.5	–
32 Telecommunications and Postal Services	1 701.5	–	–	1 568.1	–
33 Tourism	1 512.7	–	–	1 557.6	–
34 Trade and Industry	8 327.9	–	–	8 659.8	–
35 Transport	43 036.8	*13 290.3*	*5 602.2*	49 147.1	*14 194.2*
36 Water and Sanitation	10 505.9	–	*1 129.2*	11 616.7	–
37 Arts and Culture	2 806.5	*594.8*	–	3 494.3	*1 016.2*
38 Human Settlements	27 443.3	*17 028.3*	*9 076.9*	29 358.2	*17 084.4*
39 Rural Development and Land Reform	9 454.1	–	–	9 395.8	–
40 Sport and Recreation South Africa	1 073.0	*497.6*	*120.0*	966.8	*525.6*
Total appropriation by vote	**585 155.6**	***74 076.9***	***72 982.0***	**628 646.2**	***79 622.6***
Plus:					
Direct charges against the National Revenue Fund					
President and Deputy President salaries (The Presidency)	2.6	–	–	4.8	–
Members' remuneration (Parliament)	401.9	–	–	479.8	–
Debt-service costs (National Treasury)	101 184.7	–	–	114 798.4	–
Provincial equitable share (National Treasury) *4)*	336 495.3	*336 495.3*	–	359 921.8	*359 921.8*
General fuel levy sharing with metropolitan municipalities (National Treasury)	9 613.4	–	*9 613.4*	10 190.2	–
National Revenue Fund payments (National Treasury)	516.3	–	–	1 525.5	–
of which:					
Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses	*28.1*	–	–	*67.8*	–
Revaluation losses on foreign currency transactions	–	–	–	–	–
Premiums on loan transactions	*457.2*	–	–	*1 457.7*	–
Settlement of Saambou Bank liability	*31.0*	–	–	–	–
Skills levy and sector education and training authorities (Higher Education and Training)	12 090.2	–	–	13 838.8	–
Magistrates' salaries (Justice and Constitutional Development)	1 510.0	–	–	1 622.4	–
Judges' salaries (Office of the Chief Justice and Judicial Administration)	788.7	–	–	872.2	–
International oil pollution compensation fund (Transport)	–	–	–	–	–
Total direct charges against the National Revenue Fund	**462 603.0**	***336 495.3***	***9 613.4***	**503 253.9**	***359 921.8***
Provisional allocation not assigned to votes	–	–	–	–	–
Total	**1 047 758.6**	***410 572.2***	***82 595.4***	**1 131 900.1**	***439 544.4***
Contingency reserve	–	–	–	–	–
National government projected underspending	–	–	–	–	–
Local government repayment to the National Revenue Fund	–	–	–	–	–
Main budget expenditure	**1 047 758.6**	***410 572.2***	***82 595.4***	**1 131 900.1**	***439 544.4***

1) Includes provincial equitable share and conditional grants allocated to provinces.
2) Includes local government equitable share and conditional grants allocated to local government as well as general fuel levy sharing with metropolitan municipalities.
Source: National Treasury

210

STATISTICAL ANNEXURE

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

2014/15	2015/16			2016/17		
of which transfers to local government 2)	Expenditure on budget vote outcome	*of which* transfers to provinces 1)	*of which* transfers to local government 2)	Budget estimate 3)	Adjusted appro-priation	**R million**
–	466.7	–	–	499.7	489.8	1 The Presidency
–	1 693.6	–	–	1 659.6	1 659.6	2 Parliament
–	1 288.0	–	–	1 345.4	1 349.7	3 Communications
56 563.1	68 097.5	*35.6*	*64 512.1*	72 994.0	73 021.9	4 Cooperative Governance and Traditional Affairs
41 592.1	–	–	*49 366.5*	–	–	*of which: local government equitable share*
–	7 343.4	–	–	7 167.1	8 155.8	5 Home Affairs
–	6 644.8	–	–	5 888.7	6 838.7	6 International Relations and Cooperation
1 399.0	28 690.8	–	*1 411.8*	28 471.4	28 471.4	7 National Treasury
–	748.8	–	–	827.7	797.7	8 Planning, Monitoring and Evaluation
–	23 259.7	–	–	274.0	268.0	9 Public Enterprises
–	840.9	–	–	770.4	779.8	10 Public Service and Administration
594.6	6 281.1	*551.7*	*587.7*	6 528.8	6 512.8	11 Public Works
–	2 273.5	–	–	2 489.1	2 538.1	12 Statistics South Africa
–	188.4	–	–	196.9	196.9	13 Women
–	20 796.1	*15 631.8*	–	22 269.6	22 413.5	14 Basic Education
–	41 943.4	–	–	49 188.3	49 188.3	15 Higher Education and Training
–	35 984.9	*31 904.7*	–	38 563.3	38 597.4	16 Health
–	136 405.7	*47.5*	–	148 937.7	147 933.2	17 Social Development
–	20 588.7	–	–	21 577.3	21 580.2	18 Correctional Services
–	45 071.5	–	–	47 169.7	47 236.5	19 Defence and Military Veterans
–	234.2	–	–	246.1	242.1	20 Independent Police Investigative Directorate
–	14 971.8	–	–	16 049.7	16 040.7	21 Justice and Constitutional Development
–	767.7	–	–	865.0	874.0	22 Office of the Chief Justice and Judicial Administration
–	76 720.8	–	–	80 984.9	80 984.9	23 Police
–	6 400.5	*2 171.5*	–	6 333.0	6 515.0	24 Agriculture, Forestry and Fisheries
–	883.7	–	–	674.7	674.7	25 Economic Development
1 241.6	7 142.1	–	*2 158.2*	7 545.2	7 550.6	26 Energy
–	5 937.9	–	–	6 430.1	6 425.1	27 Environmental Affairs
–	2 612.0	–	–	2 847.9	2 842.9	28 Labour
–	1 638.5	–	–	1 669.1	1 669.1	29 Mineral Resources
–	7 437.5	–	–	7 429.0	7 429.0	30 Science and Technology
–	1 098.9	–	–	1 325.4	1 318.4	31 Small Business Development
–	1 300.1	–	–	2 417.4	2 417.4	32 Telecommunications and Postal Services
–	1 777.4	–	–	2 009.5	2 009.5	33 Tourism
–	9 471.7	–	–	10 327.5	10 389.5	34 Trade and Industry
5 946.1	53 320.8	*14 471.2*	*6 049.9*	56 015.2	56 285.9	35 Transport
1 050.8	15 557.0	–	*2 305.0*	15 245.3	15 524.6	36 Water and Sanitation
–	3 762.4	*1 274.3*	–	4 070.9	4 062.6	37 Arts and Culture
10 584.7	30 034.5	*18 302.7*	*10 654.3*	30 690.9	30 696.4	38 Human Settlements
–	9 118.0	–	–	10 124.3	10 124.3	39 Rural Development and Land Reform
–	979.9	*533.2*	–	1 028.6	1 026.6	40 Sport and Recreation South Africa
77 379.8	**699 774.9**	***84 924.2***	***87 679.2***	**721 148.2**	**723 132.4**	**Total appropriation by vote**
						Plus:
						Direct charges against the National Revenue Fund
–	5.6	–	–	6.0	6.0	President and Deputy President salaries (The Presidency)
–	440.3	–	–	529.8	529.8	Members' remuneration (Parliament)
–	128 795.6	–	–	147 720.0	147 689.2	Debt-service costs (National Treasury)
–	386 500.0	*386 500.0*	–	410 698.6	410 698.6	4) Provincial equitable share (National Treasury)
10 190.2	10 658.9	–	*10 658.9*	11 223.8	11 223.8	General fuel levy sharing with metropolitan municipalities (National Treasury)
–	681.7	–	–	145.0	1 221.4	National Revenue Fund payments (National Treasury)
						of which:
–	*152.8*	–	–	*145.0*	*187.2*	*Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses*
–	–	–	–	–	–	*Revaluation losses on foreign currency transactions*
–	*528.8*	–	–	–	*1 034.2*	*Premiums on loan transactions*
–	–	–	–	–	–	*Settlement of Saambou Bank liability*
–	15 156.4	–	–	17 639.6	15 462.2	Skills levy and sector education and training authorities (Higher Education and Training)
–	1 721.8	–	–	2 040.2	2 010.2	Magistrates' salaries (Justice and Constitutional Development)
–	887.7	–	–	920.1	950.1	Judges' salaries (Office of the Chief Justice and Judicial Administration)
–	–	–	–	-	1.7	International oil pollution compensation fund (Transport)
10 190.2	**544 848.0**	***386 500.0***	***10 658.9***	**590 923.1**	**589 793.0**	**Total direct charges against the National Revenue Fund**
–	–	–	–	*266.8*	–	Provisional allocation not assigned to votes
87 569.9	**1 244 622.9**	***471 424.2***	***98 338.1***	**1 312 338.1**	**1 312 925.3**	**Total**
–	–	–	–	6 000.0	–	Contingency reserve
–	–	–	–	–	-3 000.0	National government projected underspending
–	–	–	–	–	-1 200.0	Local government repayment to the National Revenue Fund
87 569.9	**1 244 622.9**	***471 424.2***	***98 338.1***	**1 318 338.1**	**1 308 725.3**	**Main budget expenditure**

3) Budget estimate adjusted for function shifts.
4) Provincial equitable share excluding conditional grants to provinces.

211

2017 BUDGET REVIEW

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

R million	2016/17 Revised estimate	2016/17 of which: transfers to provinces 1)	2016/17 of which: transfers to local government 2)	2017/18 Budget estimate	2017/18 of which: transfers to provinces 1)	2017/18 of which: transfers to local government 2)
1 The Presidency	489.8	–	–	495.2	–	–
2 Parliament	1 659.6	–	–	1 711.9	–	–
3 Communications	1 349.7	–	–	1 425.1	–	–
4 Cooperative Governance and Traditional Affairs	71 200.4	–	*66 520.2*	78 414.5	*123.4*	*73 315.5*
of which: local government equitable share	–	–	*51 168.7*	–	–	*57 012.1*
5 Home Affairs	8 155.8	–	–	7 055.5	–	–
6 International Relations and Cooperation	6 838.7	–	–	6 574.9	–	–
7 National Treasury	28 433.6	–	*1 486.5*	30 799.2	–	*1 598.3*
8 Planning, Monitoring and Evaluation	788.5	–	–	923.5	–	–
9 Public Enterprises	268.0	–	–	266.7	–	–
10 Public Service and Administration	777.7	–	–	897.1	–	–
11 Public Works	6 510.8	*761.7*	*664.0*	7 038.1	*781.2*	*691.4*
12 Statistics South Africa	2 538.1	–	–	2 146.3	–	–
13 Women	194.7	–	–	206.2	–	–
14 Basic Education	21 626.8	*16 586.2*	–	23 408.6	*17 154.3*	–
15 Higher Education and Training	49 188.3	–	–	52 307.6	–	–
16 Health	38 507.4	*33 981.0*	–	42 625.7	*37 520.4*	–
17 Social Development	147 133.2	*85.5*	–	160 707.8	*556.4*	–
18 Correctional Services	21 580.2	–	–	22 814.1	–	–
19 Defence and Military Veterans	47 236.5	–	–	48 618.8	–	–
20 Independent Police Investigative Directorate	242.1	–	–	255.5	–	–
21 Justice and Constitutional Development	16 040.7	–	–	16 786.8	–	–
22 Office of the Chief Justice and Judicial Administration	874.0	–	–	1 018.6	–	–
23 Police	80 984.9	–	–	87 025.1	–	–
24 Agriculture, Forestry and Fisheries	6 515.0	*2 202.5*	–	6 807.0	*2 241.7*	–
25 Economic Development	666.0	–	–	797.2	–	–
26 Energy	7 340.0	–	*2 131.9*	8 113.5	–	*2 290.3*
27 Environmental Affairs	6 425.1	–	–	6 848.2	–	–
28 Labour	2 836.4	–	–	3 065.8	–	–
29 Mineral Resources	1 669.1	–	–	1 779.4	–	–
30 Science and Technology	7 429.0	–	–	7 557.2	–	–
31 Small Business Development	1 207.4	–	–	1 449.8	–	–
32 Telecommunications and Postal Services	2 144.8	–	–	1 614.2	–	–
33 Tourism	2 009.5	–	–	2 140.2	–	–
34 Trade and Industry	10 389.5	–	–	9 274.8	–	–
35 Transport	56 285.9	*15 878.5*	*5 694.2*	59 795.2	*16 476.5*	*6 266.9*
36 Water and Sanitation	15 524.6	–	*4 695.0*	15 107.4	–	*5 194.5*
37 Arts and Culture	4 025.7	*1 357.1*	–	4 449.8	*1 420.0*	–
38 Human Settlements	30 696.4	*18 284.0*	*10 839.5*	33 464.3	*19 969.3*	*11 382.2*
39 Rural Development and Land Reform	10 124.3	–	–	10 184.2	–	–
40 Sport and Recreation South Africa	1 026.6	*555.7*	–	1 066.6	*585.8*	–
Total appropriation by vote	**718 934.8**	***89 692.2***	***92 031.2***	**767 037.9**	***96 829.1***	***100 739.1***
Plus:						
Direct charges against the National Revenue Fund						
President and Deputy President salaries (The Presidency)	6.0	–	–	6.4	–	–
Members' remuneration (Parliament)	529.8	–	–	556.3	–	–
Debt-service costs (National Treasury)	146 281.4	–	–	162 353.1	–	–
Provincial equitable share (National Treasury) 4)	410 698.6	*410 698.6*	–	441 331.1	*441 331.1*	–
General fuel levy sharing with metropolitan municipalities (National Treasury)	11 223.8	–	*11 223.8*	11 785.0	–	*11 785.0*
National Revenue Fund payments (National Treasury)	1 453.6	–	–	387.6	–	–
of which:						
Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses	*187.2*	–	–	*387.6*	–	–
Revaluation losses on foreign currency transactions	*225.5*	–	–	–	–	–
Premiums on loan transactions	*1 040.8*	–	–	–	–	–
Settlement of Saambou Bank liability	–	–	–	–	–	–
Skills levy and sector education and training authorities (Higher Education and Training)	15 462.2	–	–	16 641.5	–	–
Magistrates' salaries (Justice and Constitutional Development)	1 880.6	–	–	2 140.5	–	–
Judges' salaries (Office of the Chief Justice and Judicial Administration)	950.1	–	–	966.1	–	–
International oil pollution compensation fund (Transport)	1.7	–	–	10.0	–	–
Total direct charges against the National Revenue Fund	**588 487.7**	***410 698.6***	***11 223.8***	**636 177.5**	***441 331.1***	***11 785.0***
Provisional allocation not assigned to votes	–	–	–	-	–	–
Total	**1 307 422.5**	***500 390.8***	***103 255.0***	**1 403 215.4**	***538 160.2***	***112 524.2***
Contingency reserve	–	–	–	6 000.0	–	–
National government projected underspending	–	–	–	–	–	–
Local government repayment to the National Revenue Fund	–	–	–	–	–	–
Main budget expenditure	**1 307 422.5**	***500 390.8***	***103 255.0***	**1 409 215.4**	***538 160.2***	***112 524.2***

1) Includes provincial equitable share and conditional grants allocated to provinces.
2) Includes local government equitable share and conditional grants allocated to local government as well as general fuel levy sharing with metropolitan municipalities.
Source: National Treasury

212

STATISTICAL ANNEXURE

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

2018/19			2019/20			
	of which			*of which*		
Budget estimate	*transfers to provinces 1)*	*transfers to local government 2)*	Budget estimate	*transfers to provinces 1)*	*transfers to local government 2)*	R million
514.9	–	–	549.9	–	–	1 The Presidency
1 782.6	–	–	1 897.9	–	–	2 Parliament
1 520.7	–	–	1 612.3	–	–	3 Communications
85 113.8	*130.6*	*79 890.1*	91 060.4	*137.9*	*85 542.7*	4 Cooperative Governance and Traditional Affairs
–	–	*62 731.8*	–	–	*67 473.5*	*of which: local government equitable share*
7 816.0	–	–	7 647.1	–	–	5 Home Affairs
6 765.7	–	–	6 505.5	–	–	6 International Relations and Cooperation
32 395.0	–	*1 691.0*	34 014.0	–	*1 785.7*	7 National Treasury
942.5	–	–	995.9	–	–	8 Planning, Monitoring and Evaluation
277.2	–	–	296.5	–	–	9 Public Enterprises
944.6	–	–	1 008.5	–	–	10 Public Service and Administration
7 494.3	*824.0*	*729.3*	7 937.8	*882.3*	*781.0*	11 Public Works
2 248.8	–	–	2 309.1	–	–	12 Statistics South Africa
234.0	–	–	248.5	–	–	13 Women
24 795.3	*21 023.1*	–	26 196.0	*22 230.1*	–	14 Basic Education
60 671.8	–	–	64 320.9	–	–	15 Higher Education and Training
46 667.0	*41 216.5*	–	50 384.9	*44 615.2*	–	16 Health
173 186.7	*758.4*	–	186 109.7	*805.7*	–	17 Social Development
24 453.6	–	–	26 155.8	–	–	18 Correctional Services
50 610.3	–	–	53 966.4	–	–	19 Defence and Military Veterans
267.0	–	–	285.8	–	–	20 Independent Police Investigative Directorate
17 643.7	–	–	18 798.6	–	–	21 Justice and Constitutional Development
1 071.0	–	–	1 143.9	–	–	22 Office of the Chief Justice and Judicial Administration
92 741.0	–	–	98 945.9	–	–	23 Police
7 139.4	*2 381.1*	–	7 576.8	*2 541.6*	–	24 Agriculture, Forestry and Fisheries
844.7	–	–	904.3	–	–	25 Economic Development
8 469.9	–	*2 419.5*	9 950.8	–	*3 555.0*	26 Energy
7 061.2	–	–	7 378.0	–	–	27 Environmental Affairs
3 266.5	–	–	3 451.5	–	–	28 Labour
1 906.7	–	–	1 850.0	–	–	29 Mineral Resources
7 916.0	–	–	8 191.4	–	–	30 Science and Technology
1 529.9	–	–	1 618.3	–	–	31 Small Business Development
1 727.5	–	–	1 828.8	–	–	32 Telecommunications and Postal Services
2 288.1	–	–	2 397.1	–	–	33 Tourism
9 965.9	–	–	9 116.0	–	–	34 Trade and Industry
64 950.2	*17 526.0*	*6 696.2*	68 545.9	*18 507.4*	*7 082.1*	35 Transport
16 560.8	–	*5 619.1*	17 514.8	–	*5 932.7*	36 Water and Sanitation
4 491.7	*1 498.6*	–	4 752.3	*1 580.2*	–	37 Arts and Culture
35 414.7	*21 115.2*	*11 956.1*	37 447.5	*22 338.2*	*12 630.8*	38 Human Settlements
10 653.4	–	–	11 290.7	–	–	39 Rural Development and Land Reform
1 125.6	*618.4*	–	1 190.9	*653.0*	–	40 Sport and Recreation South Africa
825 469.4	***107 091.9***	***109 001.4***	**877 396.3**	***114 291.6***	***117 309.9***	**Total appropriation by vote**
						Plus:
						Direct charges against the National Revenue Fund
6.7	–	–	7.3	–	–	President and Deputy President salaries (The Presidency)
588.6	–	–	633.3	–	–	Members' remuneration (Parliament)
180 651.5	–	–	197 319.8	–	–	Debt-service costs (National Treasury)
471 522.5	*471 522.5*	–	506 103.7	*506 103.7*	–	4) Provincial equitable share (National Treasury)
12 468.6	–	*12 468.6*	13 166.8	–	*13 166.8*	General fuel levy sharing with metropolitan municipalities (National Treasury)
–	–	–	–	–	–	National Revenue Fund payments (National Treasury)
						of which:
–	–	–	–	–	–	*Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses*
–	–	–	–	–	–	*Revaluation losses on foreign currency transactions*
–	–	–	–	–	–	*Premiums on loan transactions*
–	–	–	–	–	–	*Settlement of Saambou Bank liability*
17 968.2	–	–	19 454.1	–	–	Skills levy and sector education and training authorities (Higher Education and Training)
2 264.7	–	–	2 435.4	–	–	Magistrates' salaries (Justice and Constitutional Development)
1 022.1	–	–	1 098.5	–	–	Judges' salaries (Office of the Chief Justice and Judicial Administration)
10.2	–	–	10.4	–	–	International oil pollution compensation fund (Transport)
686 503.0	***471 522.5***	***12 468.6***	**740 229.2**	***506 103.7***	***13 166.8***	**Total direct charges against the National Revenue Fund**
210.9	–	–	14 566.4	–	–	Provisional allocation not assigned to votes
1 512 183.3	***578 614.4***	***121 469.9***	**1 632 192.0**	***620 395.3***	***130 476.7***	**Total**
10 000.0	–	–	20 000.0	–	–	Contingency reserve
–	–	–	–	–	–	National government projected underspending
–	–	–	–	–	–	Local government repayment to the National Revenue Fund
1 522 183.3	***578 614.4***	***121 469.9***	**1 652 192.0**	***620 395.3***	***130 476.7***	**Main budget expenditure**

3) Budget estimate adjusted for function shifts.
4) Provincial equitable share excluding conditional grants to provinces.

213

2017 BUDGET REVIEW Table 5 Consolidated national, provincial and social security funds expenditure: economic classification 1) 1) These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank. The numbers in this table are not strictly comparable to those published in previous years due to the reclassification of expenditure items for previous years. Data for the previous years has been adjusted accordingly. 2) Includes equitable share and conditional grants to local government. Source: National Treasury 214 R million 2013/14 2014/15 2015/16 2016/17 % of Outcome total % of Outcome total % of Outcome total Revised estimate Current payments Compensation of employees Goods and services Interest and rent on land Transfers and subsidies Provinces and municipalities of which: local government share 2) Departmental agencies and accounts Higher education institutions Foreign governments and international organisations Public corporations and private enterprises Public corporations Subsidies on products and production Other transfers Private enterprises Subsidies on products and production Other transfers Non-profit institutions Households Social benefits Other transfers to households Payments for capital assets Buildings and other fixed structures Buildings Other fixed structures Machinery and equipment Transport equipment Other machinery and equipment Land and sub-soil assets Software and other intangible assets Other assets 3) Payments for financial assets 4) Subtotal: votes and direct charges Plus: Contingency reserve Total consolidated expenditure 613 901.9 56.0% 370 854.0 33.8% 141 749.1 12.9% 101 298.8 9.2% 432 252.2 39.4% 87 556.9 8.0% 72 982.0 6.7% 87 107.5 7.9% 22 632.0 2.1% 1 934.5 0.2% 35 132.0 3.2% 26 982.1 2.5% 10 806.3 1.0% 16 175.9 1.5% 8 149.9 0.7% 4 782.0 0.4% 3 367.8 0.3% 23 851.5 2.2% 174 037.9 15.9% 147 621.6 13.5% 26 416.3 2.4% 45 390.1 4.1% 35 985.5 3.3% 18 985.3 1.7% 17 000.2 1.6% 8 950.1 0.8% 3 105.1 0.3% 5 845.0 0.5% 137.0 0.0% 299.5 0.0% 18.0 0.0% 4 194.0 0.4% 659 225.8 55.9% 397 171.1 33.7% 147 061.1 12.5% 114 993.7 9.7% 465 503.2 39.5% 93 145.3 7.9% 77 379.8 6.6% 94 463.8 8.0% 24 441.3 2.1% 1 871.0 0.2% 40 417.4 3.4% 32 393.2 2.7% 11 557.9 1.0% 20 835.3 1.8% 8 024.2 0.7% 4 560.5 0.4% 3 463.7 0.3% 25 097.6 2.1% 186 066.8 15.8% 157 455.2 13.3% 28 611.6 2.4% 49 146.6 4.2% 38 573.4 3.3% 19 916.1 1.7% 18 657.4 1.6% 9 849.9 0.8% 3 579.8 0.3% 6 270.1 0.5% 357.7 0.0% 346.1 0.0% 19.4 0.0% 5 620.8 0.5% 712 676.8 54.5% 427 995.5 32.7% 155 438.7 11.9% 129 242.6 9.9% 508 800.9 38.9% 105 018.6 8.0% 87 679.2 6.7% 100 705.3 7.7% 26 451.5 2.0% 1 935.1 0.1% 43 543.5 3.3% 35 395.8 2.7% 12 388.7 0.9% 23 007.1 1.8% 8 147.7 0.6% 4 764.3 0.4% 3 383.5 0.3% 26 490.7 2.0% 204 656.3 15.6% 175 079.7 13.4% 29 576.6 2.3% 56 741.1 4.3% 46 238.1 3.5% 21 301.7 1.6% 24 936.5 1.9% 9 718.0 0.7% 4 124.4 0.3% 5 593.6 0.4% 209.0 0.0% 457.8 0.0% 118.2 0.0% 30 252.3 2.3% 777 219.3 462 611.2 168 005.1 146 603.0 546 682.1 109 698.3 92 031.2 109 917.5 28 055.4 2 158.4 44 481.6 35 363.6 12 401.3 22 962.3 9 117.9 5 081.3 4 036.7 28 291.8 224 079.2 191 752.7 32 326.5 50 552.3 40 567.3 20 880.6 19 686.7 9 604.7 3 063.4 6 541.3 75.9 256.9 47.5 6 406.9 1 095 738.2 100.0% – – 1 179 496.4 100.0% – – 1 308 471.1 100.0% – – 1 380 860.6 – 1 095 738.2 100.0% 1 179 496.4 100.0% 1 308 471.1 100.0% 1 380 860.6

STATISTICAL ANNEXURE

Table 5
Consolidated national, provincial and social security funds expenditure: economic classification *1)*

	2017/18		2018/19		2019/20			
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
56.3%	**836 062.7**	**56.3%**	**902 114.6**	**56.3%**	**970 618.1**	**55.9%**		**Current payments**
33.5%	497 094.9	33.5%	531 084.5	33.1%	570 142.9	32.8%		Compensation of employees
12.2%	176 171.2	11.9%	189 706.5	11.8%	202 154.8	11.6%		Goods and services
10.6%	162 796.6	11.0%	181 323.5	11.3%	198 320.3	11.4%		Interest and rent on land
39.6%	**583 884.6**	**39.3%**	**631 037.2**	**39.4%**	**684 290.1**	**39.4%**		**Transfers and subsidies**
7.9%	118 903.0	8.0%	128 019.2	8.0%	139 458.1	8.0%		Provinces and municipalities
6.7%	*100 739.1*	*6.8%*	*109 001.4*	*6.8%*	*117 309.9*	*6.8%*	*2)*	*of which: local government share*
8.0%	115 284.2	7.8%	126 473.5	7.9%	142 449.8	8.2%		Departmental agencies and accounts
2.0%	31 713.3	2.1%	36 248.1	2.3%	38 283.5	2.2%		Higher education institutions
0.2%	1 971.7	0.1%	2 076.7	0.1%	2 146.7	0.1%		Foreign governments and international organisations
3.2%	45 618.1	3.1%	48 919.7	3.1%	51 944.5	3.0%		Public corporations and private enterprises
2.6%	36 334.2	2.4%	39 144.5	2.4%	41 133.3	2.4%		Public corporations
0.9%	14 417.8	1.0%	15 108.3	0.9%	15 794.1	0.9%		Subsidies on products and production
1.7%	21 916.4	1.5%	24 036.1	1.5%	25 339.2	1.5%		Other transfers
0.7%	9 283.9	0.6%	9 775.2	0.6%	10 811.2	0.6%		Private enterprises
0.4%	5 235.7	0.4%	5 313.3	0.3%	6 197.1	0.4%		Subsidies on products and production
0.3%	4 048.1	0.3%	4 462.0	0.3%	4 614.1	0.3%		Other transfers
2.0%	29 995.7	2.0%	32 106.8	2.0%	34 325.5	2.0%		Non-profit institutions
16.2%	240 398.7	16.2%	257 193.2	16.0%	275 682.0	15.9%		Households
13.9%	206 390.5	13.9%	221 175.8	13.8%	237 485.8	13.7%		Social benefits
2.3%	34 008.2	2.3%	36 017.4	2.2%	38 196.2	2.2%		Other transfers to households
3.7%	**53 995.3**	**3.6%**	**55 449.3**	**3.5%**	**57 727.5**	**3.3%**		**Payments for capital assets**
2.9%	42 785.8	2.9%	44 012.5	2.7%	45 835.8	2.6%		Buildings and other fixed structures
1.5%	24 108.3	1.6%	24 275.3	1.5%	25 052.2	1.4%		Buildings
1.4%	18 677.5	1.3%	19 737.2	1.2%	20 783.6	1.2%		Other fixed structures
0.7%	10 787.3	0.7%	11 149.3	0.7%	11 592.9	0.7%		Machinery and equipment
0.2%	3 869.6	0.3%	4 242.9	0.3%	4 233.4	0.2%		Transport equipment
0.5%	6 917.6	0.5%	6 906.4	0.4%	7 359.5	0.4%		Other machinery and equipment
0.0%	75.4	0.0%	39.5	0.0%	41.7	0.0%		Land and sub-soil assets
0.0%	304.1	0.0%	219.6	0.0%	226.8	0.0%		Software and other intangible assets
0.0%	42.7	0.0%	28.4	0.0%	30.3	0.0%	3)	Other assets
0.5%	**5 552.4**	**0.4%**	**4 973.0**	**0.3%**	**5 217.0**	**0.3%**	4)	**Payments for financial assets**
100.0%	**1 479 495.0**	**99.6%**	**1 593 574.0**	**99.4%**	**1 717 852.6**	**98.85%**		**Subtotal: votes and direct charges**
								Plus:
–	6 000.0	0.4%	10 000.0	0.6%	20 000.0	1.2%		Contingency reserve
100.0%	**1 485 495.0**	**100.0%**	**1 603 574.0**	**100.0%**	**1 737 852.6**	**100.0%**		**Total consolidated expenditure**

3) Includes biological, heritage and specialised military assets.

4) Includes National Revenue Fund payments previously accounted for separately.

215

2017 BUDGET REVIEW Table 6 Consolidated national, provincial and social security funds expenditure: functional classification 1) 1) These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa. The numbers in this table are not strictly comparable to those published in previous years due to the allocation of some of the unallocable expenditure for previous years. Data for the previous years has been adjusted accordingly. Source: National Treasury 216 R million 2013/14 2014/15 2015/16 2016/17 Estimated % of outcome total Estimated % of outcome total Estimated % of outcome total Revised estimate General public services 2) of which: debt-service costs Defence Public order and safety Police services Law courts Prisons Economic affairs General economic, commercial and labour affairs Agriculture, forestry, fishing and hunting Fuel and energy Mining, manufacturing and construction Transport Communication Other industries Economic affairs not elsewhere classified Environmental protection Housing and community amenities Housing development Community development Water supply Health Recreation and culture Education Social protection Subtotal: votes and direct charges Plus: Contingency reserve Total consolidated expenditure 163 012.5 14.9% 101 184.7 9.2% 40 647.5 3.7% 109 124.3 10.0% 74 235.1 6.8% 16 237.8 1.5% 18 651.4 1.7% 122 820.2 11.2% 27 772.5 2.5% 17 367.3 1.6% 6 481.9 0.6% 1 335.7 0.1% 60 887.5 5.6% 2 782.4 0.3% 2 611.1 0.2% 3 581.8 0.3% 5 280.4 0.5% 113 173.4 10.3% 29 206.0 2.7% 72 989.0 6.7% 10 978.4 1.0% 132 990.7 12.1% 7 933.5 0.7% 230 443.2 21.0% 170 312.6 15.5% 180 324.1 15.3% 114 798.4 9.7% 42 957.4 3.6% 115 341.0 9.8% 78 188.9 6.6% 17 622.0 1.5% 19 530.0 1.7% 132 394.5 11.2% 28 277.2 2.4% 17 579.9 1.5% 6 222.3 0.5% 1 479.6 0.1% 69 430.4 5.9% 2 614.5 0.2% 2 730.6 0.2% 4 060.0 0.3% 5 748.4 0.5% 121 829.2 10.3% 32 292.7 2.7% 77 445.1 6.6% 12 091.4 1.0% 143 848.3 12.2% 8 426.9 0.7% 246 442.1 20.9% 182 184.4 15.4% 200 260.2 15.3% 128 795.6 9.8% 45 151.0 3.5% 122 009.1 9.3% 82 829.0 6.3% 18 590.5 1.4% 20 589.7 1.6% 164 881.7 12.6% 30 365.7 2.3% 17 683.4 1.4% 30 149.9 2.3% 1 504.4 0.1% 75 798.9 5.8% 2 393.7 0.2% 2 881.6 0.2% 4 104.0 0.3% 5 969.5 0.5% 135 871.6 10.4% 32 803.7 2.5% 86 923.8 6.6% 16 144.0 1.2% 158 419.2 12.1% 8 913.0 0.7% 265 370.8 20.3% 201 625.0 15.4% 223 303.3 146 281.4 47 318.5 128 941.1 87 370.3 19 989.9 21 580.8 146 085.8 28 057.8 18 639.7 7 344.8 1 561.4 79 898.8 3 264.5 3 085.2 4 233.6 6 422.8 140 630.0 34 147.9 90 583.2 15 899.0 169 180.3 9 402.7 287 644.5 221 931.5 1 095 738.2 100.0% – – 1 179 496.4 100.0% – – 1 308 471.1 100.0% – – 1 380 860.6 – 1 095 738.2 100.0% 1 179 496.4 100.0% 1 308 471.1 100.0% 1 380 860.6

STATISTICAL ANNEXURE

Table 6
Consolidated national, provincial and social security funds expenditure: functional classification 1)

	2017/18		2018/19		2019/20			
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
16.2%	**240 451.1**	**16.3%**	**262 085.4**	**16.4%**	**282 836.0**	**16.5%**	2)	**General public services**
10.6%	*162 353.1*	*11.0%*	*180 651.5*	*11.3%*	*197 319.8*	*11.5%*		*of which: debt-service costs*
3.4%	**48 767.5**	**3.3%**	**50 714.8**	**3.2%**	**53 885.8**	**3.1%**		**Defence**
9.3%	**137 922.3**	**9.3%**	**146 741.2**	**9.2%**	**156 567.4**	**9.1%**		**Public order and safety**
6.3%	93 926.5	6.3%	99 985.8	6.3%	106 617.2	6.2%		Police services
1.4%	21 181.0	1.4%	22 301.0	1.4%	23 793.7	1.4%		Law courts
1.6%	22 814.8	1.5%	24 454.3	1.5%	26 156.5	1.5%		Prisons
10.6%	**150 997.8**	**10.2%**	**161 885.8**	**10.2%**	**175 221.3**	**10.2%**		**Economic affairs**
2.0%	27 978.6	1.9%	30 355.0	1.9%	32 826.6	1.9%		General economic, commercial and labour affairs
1.3%	19 204.3	1.3%	20 200.8	1.3%	21 465.2	1.2%		Agriculture, forestry, fishing and hunting
0.5%	8 204.4	0.6%	8 559.2	0.5%	10 038.7	0.6%		Fuel and energy
0.1%	1 625.3	0.1%	1 618.6	0.1%	1 719.2	0.1%		Mining, manufacturing and construction
5.8%	83 719.9	5.7%	90 181.1	5.7%	95 898.9	5.6%		Transport
0.2%	2 842.7	0.2%	3 030.3	0.2%	5 217.5	0.3%		Communication
0.2%	3 265.4	0.2%	3 527.7	0.2%	3 713.0	0.2%		Other industries
0.3%	4 157.3	0.3%	4 413.1	0.3%	4 342.2	0.3%		Economic affairs not elsewhere classified
0.5%	**6 881.5**	**0.5%**	**7 173.1**	**0.5%**	**7 444.9**	**0.4%**		**Environmental protection**
10.2%	**151 238.8**	**10.2%**	**162 512.8**	**10.2%**	**174 863.0**	**10.2%**		**Housing and community amenities**
2.5%	36 609.3	2.5%	38 667.1	2.4%	40 925.6	2.4%		Housing development
6.6%	99 089.6	6.7%	106 853.3	6.7%	115 991.0	6.8%		Community development
1.2%	15 539.9	1.1%	16 992.4	1.1%	17 946.3	1.0%		Water supply
12.3%	**185 576.5**	**12.5%**	**199 551.3**	**12.5%**	**215 132.5**	**12.5%**		**Health**
0.7%	**10 218.9**	**0.7%**	**10 485.5**	**0.7%**	**11 138.5**	**0.6%**		**Recreation and culture**
20.8%	**307 695.6**	**20.8%**	**335 690.1**	**21.1%**	**364 606.7**	**21.2%**		**Education**
16.1%	**239 744.9**	**16.2%**	**256 734.0**	**16.1%**	**276 156.6**	**16.1%**		**Social protection**
100.0%	**1 479 495.0**	**99.6%**	**1 593 574.0**	**99.4%**	**1 717 852.6**	**98.8%**		**Subtotal: votes and direct charges**
								Plus:
–	6 000.0	0.4%	10 000.0	0.6%	20 000.0	1.2%		Contingency reserve
100.0%	**1 485 495.0**	**100.0%**	**1 603 574.0**	**100.0%**	**1 737 852.6**	**100.0%**		**Total consolidated expenditure**

2) Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.

217

2017 BUDGET REVIEW Table 7 Consolidated government revenue and expenditure: economic classification 1) 1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included. In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank. 2) Includes National Revenue Fund receipts previously accounted for separately. Source: National Treasury 218 R million 2013/14 2014/15 2015/16 2016/17 % of Outcome total % of Outcome total % of Outcome total Revised estimate Revenue Current revenue Tax revenue (net of SACU) Non-tax revenue 2) Sales of capital assets Total revenue Expenditure Economic classification Current payments Compensation of employees Goods and services Interest and rent on land Transfers and subsidies Provinces and municipalities Departmental agencies and accounts Higher education institutions Foreign governments and international organisations Public corporations and private enterprises Non-profit institutions Households Payments for capital assets Buildings and other fixed structures Machinery and equipment Land and sub-soil assets Software and other intangible assets Other assets 3) Payments for financial assets 4) Subtotal: economic classification Contingency reserve Total consolidated expenditure Budget balance Percentage of GDP Financing Change in loan liabilities Domestic short-and long-term loans (net) Foreign loans (net) Change in cash and other balances (-increase) Borrowing requirement (net) GDP 1 007 806.1 100.0% 907 543.8 90.0% 100 262.3 9.9% 244.6 0.0% 1 097 441.8 99.9% 989 017.8 90.0% 108 424.0 9.9% 1 424.4 0.1% 1 221 598.7 100.0% 1 084 197.5 88.7% 137 401.2 11.2% 366.2 0.0% 1 297 045.0 1 178 281.5 118 763.5 250.1 1 008 050.7 100.0% 691 709.7 60.5% 407 960.7 35.7% 174 172.0 15.2% 109 577.1 9.6% 371 855.6 32.5% 89 508.3 7.8% 20 119.8 1.8% 23 378.6 2.0% 2 159.5 0.2% 25 659.1 2.2% 26 201.6 2.3% 184 828.8 16.2% 75 662.1 6.6% 54 850.9 4.8% 18 186.3 1.6% 1 083.0 0.1% 1 510.2 0.1% 31.6 0.0% 4 194.0 0.4% 1 098 866.2 100.0% 744 260.5 60.3% 437 363.0 35.5% 185 539.1 15.0% 121 358.4 9.8% 398 060.5 32.3% 95 795.6 7.8% 24 229.5 2.0% 25 541.9 2.1% 1 920.7 0.2% 26 843.2 2.2% 26 617.1 2.2% 197 112.4 16.0% 85 508.4 6.9% 61 137.5 5.0% 21 771.6 1.8% 1 389.3 0.1% 1 171.1 0.1% 38.8 0.0% 5 620.8 0.5% 1 221 964.9 100.0% 805 093.0 59.0% 473 145.3 34.7% 195 639.6 14.3% 136 308.1 10.0% 435 636.2 31.9% 107 898.0 7.9% 23 216.8 1.7% 28 998.6 2.1% 2 091.2 0.2% 28 825.9 2.1% 28 287.4 2.1% 216 318.4 15.9% 93 208.8 6.8% 73 378.6 5.4% 16 966.1 1.2% 1 022.0 0.1% 1 683.6 0.1% 158.5 0.0% 30 252.3 2.2% 1 297 295.0 873 876.0 512 240.2 208 275.7 153 360.1 471 908.4 112 736.0 24 852.0 30 650.6 2 158.4 31 941.0 29 791.5 239 778.8 93 013.4 68 516.0 21 114.7 831.2 2 435.4 116.2 6 406.9 1 143 421.5 100% – 1 233 450.1 100.0% – 1 364 190.3 100.0% – 1 445 204.8 – 1 143 421.5 1 233 450.1 1 364 190.3 1 445 204.8 -135 370.8 -3.7% -134 584.0 -3.5% -142 225.4 -3.5% -147 909.7 -3.4% 173 555.0 -360.8 -37 823.5 135 370.8 3 624 308.0 164 240.1 7 261.0 -36 917.1 134 584.0 3 863 080.0 160 592.7 -6 050.7 -12 316.6 142 225.4 4 086 812.0 157 065.6 41 632.9 -50 788.8 147 909.7 4 409 810.7

STATISTICAL ANNEXURE Table 7 Consolidated government revenue and expenditure: economic classification 1) 2016/17 2017/18 2018/19 2019/20 % of Budget % of Budget % of Budget % of total estimate total estimate total estimate total R million Revenue 100.0% 1 413 941.9 100.0% 1 535 064.8 100.0% 1 668 357.2 100.0% Current revenue 90.8% 1 287 535.6 91.0% 1 403 118.0 91.4% 1 526 654.1 91.5% Tax revenue (net of SACU) 9.2% 126 406.3 8.9% 131 946.8 8.6% 141 703.2 8.5% 2) Non-tax revenue 0.0% 159.5 0.0% 164.0 0.0% 173.4 0.0% Sales of capital assets 100.0% 1 414 101.4 100.0% 1 535 228.9 100.0% 1 668 530.6 100.0% Total revenue Expenditure Economic classification 60.5% 941 431.7 60.5% 1 013 735.3 60.8% 1 091 055.8 60.8% Current payments 35.4% 550 354.7 35.3% 588 651.6 35.3% 631 059.0 35.2% Compensation of employees 14.4% 221 742.4 14.2% 237 475.6 14.2% 253 631.1 14.1% Goods and services 10.6% 169 334.6 10.9% 187 608.1 11.3% 206 365.7 11.5% Interest and rent on land 32.7% 508 753.7 32.7% 543 737.3 32.6% 590 208.5 32.9% Transfers and subsidies 7.8% 122 192.2 7.8% 131 475.1 7.9% 143 186.8 8.0% Provinces and municipalities 1.7% 25 664.5 1.6% 27 282.7 1.6% 28 851.8 1.6% Departmental agencies and accounts 2.1% 37 882.9 2.4% 38 564.0 2.3% 41 203.8 2.3% Higher education institutions 0.1% 1 993.9 0.1% 2 116.3 0.1% 2 194.2 0.1% Foreign governments and international organisations 2.2% 31 442.4 2.0% 33 698.6 2.0% 38 413.3 2.1% Public corporations and private enterprises 2.1% 31 594.9 2.0% 33 847.7 2.0% 36 251.0 2.0% Non-profit institutions 16.6% 257 982.9 16.6% 276 752.8 16.6% 300 107.5 16.7% Households 6.4% 101 389.3 6.5% 104 643.3 6.3% 107 839.3 6.0% Payments for capital assets 4.7% 76 647.2 4.9% 80 774.6 4.8% 83 326.1 4.6% Buildings and other fixed structures 1.5% 22 259.3 1.4% 21 995.3 1.3% 22 673.3 1.3% Machinery and equipment 0.1% 423.7 0.0% 218.0 0.0% 222.1 0.0% Land and sub-soil assets 0.2% 1 685.4 0.1% 1 429.8 0.1% 1 397.9 0.1% Software and other intangible assets 0.0% 373.7 0.0% 225.6 0.0% 219.8 0.0% 3) Other assets 0.4% 5 552.4 0.4% 4 973.0 0.3% 5 217.0 0.3% 4) Payments for financial assets 100.0% 1 557 127.1 100.0% 1 667 089.0 100.0% 1 794 320.5 100.0% Subtotal: economic classification 6 000.0 10 000.0 20 000.0 Contingency reserve 1 563 127.1 1 677 089.0 1 814 320.5 Total consolidated expenditure -149 025.7 -141 860.1 -145 789.9 Budget balance -3.1% -2.8% -2.6% Percentage of GDP Financing Change in loan liabilities 151 631.0 158 702.0 159 448.9 Domestic short- and long-term loans (net) 19 585.5 25 368.5 -19 851.5 Foreign loans (net) -22 190.7 -42 210.3 6 192.5 Change in cash and other balances (- increase) 149 025.7 141 860.1 145 789.9 Borrowing requirement (net) 4 741 206.4 5 129 165.2 5 545 542.2 GDP 219 3) Includes biological, heritage and specialised military assets. 4) Includes extraordinary payments previously accounted for separately.

2017 BUDGET REVIEW

Table 8
Consolidated government expenditure: functional classification *1)*

R million	2013/14 Outcome	2013/14 % of total	2014/15 Outcome	2014/15 % of total	2015/16 Outcome	2015/16 % of total	2016/17 Revised estimate
General public services 2)	**168 449.6**	**14.7%**	**188 276.6**	**15.3%**	**208 448.0**	**15.3%**	**232 389.7**
of which: debt-service costs	*101 184.7*	*8.8%*	*114 798.4*	*9.3%*	*128 795.6*	*9.4%*	*146 281.4*
Defence	**40 857.4**	**3.6%**	**43 030.0**	**3.5%**	**45 864.4**	**3.4%**	**47 577.6**
Public order and safety	**109 286.3**	**9.6%**	**115 437.2**	**9.4%**	**122 149.1**	**9.0%**	**129 336.3**
Police services	74 240.8	6.5%	78 195.9	6.3%	82 817.0	6.1%	87 394.3
Law courts	16 259.2	1.4%	17 564.5	1.4%	18 575.0	1.4%	20 090.7
Prisons	18 651.4	1.6%	19 530.0	1.6%	20 589.7	1.5%	21 580.8
Public order and safety not elsewhere classified	134.9	0.0%	146.7	0.0%	167.3	0.0%	270.5
Economic affairs	**145 681.4**	**12.7%**	**152 817.3**	**12.4%**	**182 207.6**	**13.4%**	**168 822.3**
General economic, commercial and labour affairs	32 209.1	2.8%	32 350.2	2.6%	34 927.0	2.6%	33 387.8
Agriculture, forestry, fishing and hunting	18 118.6	1.6%	18 083.6	1.5%	18 432.3	1.4%	18 824.7
Fuel and energy	7 568.0	0.7%	7 131.2	0.6%	31 671.5	2.3%	8 576.5
Mining, manufacturing and construction	2 052.5	0.2%	2 243.6	0.2%	2 169.1	0.2%	2 290.2
Transport	75 359.5	6.6%	82 347.1	6.7%	83 436.0	6.1%	92 032.9
Communication	3 239.8	0.3%	3 091.0	0.3%	3 219.8	0.2%	4 984.3
Other industries	2 712.0	0.2%	2 880.6	0.2%	2 967.0	0.2%	3 279.0
Economic affairs not elsewhere classified	4 421.8	0.4%	4 690.0	0.4%	5 385.0	0.4%	5 446.8
Environmental protection	**7 417.7**	**0.6%**	**8 628.8**	**0.7%**	**9 004.3**	**0.7%**	**8 582.4**
Housing and community amenities	**128 858.4**	**11.3%**	**141 553.3**	**11.5%**	**159 239.4**	**11.7%**	**164 334.0**
Housing development	30 282.0	2.6%	33 394.3	2.7%	34 194.1	2.5%	35 363.6
Community development	73 667.8	6.4%	78 559.1	6.4%	87 880.6	6.4%	91 759.2
Water supply	24 908.6	2.2%	29 595.9	2.4%	37 164.7	2.7%	37 206.2
Housing and community amenities not elsewhere classified	–	–	4.0	0.0%	–	–	5.0
Health	**133 779.3**	**11.7%**	**144 257.8**	**11.7%**	**159 070.8**	**11.7%**	**170 076.3**
Recreation and culture	**8 230.4**	**0.7%**	**8 572.3**	**0.7%**	**9 177.5**	**0.7%**	**9 735.1**
Education	**230 501.4**	**20.2%**	**248 185.5**	**20.1%**	**267 338.6**	**19.6%**	**292 081.3**
Social protection	**170 359.5**	**14.9%**	**182 691.4**	**14.8%**	**201 690.6**	**14.8%**	**222 269.8**
Subtotal: functional classification	**1 143 421.5**	**100%**	**1 233 450.1**	**100%**	**1 364 190.3**	**100%**	**1 445 204.8**
Plus:							
Contingency reserve	–		–		–		–
Unallocated							
Total consolidated expenditure	**1 143 421.5**		**1 233 450.1**		**1 364 190.3**		**1 445 204.8**

1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included.
In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.
Source: National Treasury

220

STATISTICAL ANNEXURE

Table 8
Consolidated government expenditure: functional classification *1)*

	2016/17	2017/18		2018/19		2019/20	
R million	% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total
2) **General public services**	**16.1%**	**249 353.2**	**16.0%**	**270 682.1**	**16.2%**	**292 719.9**	**16.3%**
of which: debt-service costs	*10.1%*	*162 353.1*	*10.4%*	*180 651.5*	*10.8%*	*197 319.8*	*11.0%*
Defence	**3.3%**	**49 103.7**	**3.2%**	**51 075.0**	**3.1%**	**54 313.7**	**3.0%**
Public order and safety	**8.9%**	**138 211.9**	**8.9%**	**147 024.7**	**8.8%**	**156 842.2**	**8.7%**
Police services	6.0%	93 939.8	6.0%	99 989.3	6.0%	106 618.5	5.9%
Law courts	1.4%	21 189.3	1.4%	22 331.0	1.3%	23 803.5	1.3%
Prisons	1.5%	22 814.8	1.5%	24 454.3	1.5%	26 156.5	1.5%
Public order and safety not elsewhere classified	0.0%	267.9	0.0%	250.1	0.0%	263.6	0.0%
Economic affairs	**11.7%**	**178 189.6**	**11.4%**	**189 865.6**	**11.4%**	**203 526.6**	**11.3%**
General economic, commercial and labour affairs	2.3%	33 095.6	2.1%	36 019.6	2.2%	38 846.3	2.2%
Agriculture, forestry, fishing and hunting	1.3%	19 270.2	1.2%	20 273.3	1.2%	21 541.2	1.2%
Fuel and energy	0.6%	10 216.4	0.7%	10 938.3	0.7%	12 572.8	0.7%
Mining, manufacturing and construction	0.2%	2 393.9	0.2%	2 422.8	0.1%	2 483.3	0.1%
Transport	6.4%	100 251.7	6.4%	106 245.1	6.4%	111 752.1	6.2%
Communication	0.3%	4 358.7	0.3%	4 879.6	0.3%	6 983.1	0.4%
Other industries	0.2%	3 490.2	0.2%	3 759.6	0.2%	3 949.7	0.2%
Economic affairs not elsewhere classified	0.4%	5 113.0	0.3%	5 327.3	0.3%	5 398.1	0.3%
Environmental protection	**0.6%**	**9 233.9**	**0.6%**	**9 618.0**	**0.6%**	**9 923.2**	**0.6%**
Housing and community amenities	**11.4%**	**179 122.0**	**11.5%**	**192 307.3**	**11.5%**	**206 990.8**	**11.5%**
Housing development	2.4%	37 852.6	2.4%	39 934.7	2.4%	42 263.1	2.4%
Community development	6.3%	100 266.8	6.4%	108 090.6	6.5%	117 323.4	6.5%
Water supply	2.6%	41 001.1	2.6%	44 282.0	2.7%	47 404.3	2.6%
Housing and community amenities not elsewhere classified	0.0%	1.5	0.0%	–	–	–	–
Health	**11.8%**	**186 636.8**	**12.0%**	**200 483.2**	**12.0%**	**216 318.4**	**12.1%**
Recreation and culture	**0.7%**	**10 448.8**	**0.7%**	**10 828.1**	**0.6%**	**11 334.9**	**0.6%**
Education	**20.2%**	**316 349.8**	**20.3%**	**337 991.0**	**20.3%**	**365 759.2**	**20.4%**
Social protection	**15.4%**	**240 477.4**	**15.4%**	**257 214.0**	**15.4%**	**276 591.7**	**15.4%**
Subtotal: functional classification	**100%**	**1 557 127.1**	**100%**	**1 667 089.0**	**100%**	**1 794 320.5**	**100%**
Plus:							
Contingency reserve		6 000.0		10 000.0		20 000.0	
Unallocated							
Total consolidated expenditure		**1 563 127.1**		**1 677 089.0**		**1 814 320.5**	

2) Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.

221

2017 BUDGET REVIEW

Table 9
Consolidated government revenue, expenditure and financing

R million	2013/14 Outcome	2014/15 Outcome	2015/16 Outcome	2016/17 Revised estimate
Operating account				
Current receipts	**991 202.4**	**1 080 566.3**	**1 177 501.3**	**1 279 561.4**
Tax receipts (net of SACU transfers)	*907 543.8*	*989 017.8*	*1 084 197.5*	*1 178 281.5*
Non-tax receipts (including departmental receipts)	*77 217.4*	*84 849.7*	*87 057.2*	*95 854.8*
Transfers received	*6 441.2*	*6 698.8*	*6 246.5*	*5 425.1*
Current payments	**1 005 419.7**	**1 082 538.7**	**1 175 663.3**	**1 276 528.7**
Compensation of employees	*407 960.7*	*437 363.0*	*473 145.3*	*512 240.2*
Goods and services	*174 172.0*	*185 539.1*	*195 639.6*	*208 275.7*
Interest and rent on land	*109 577.1*	*121 358.4*	*136 308.1*	*153 360.1*
Transfers and subsidies	*313 710.0*	*338 278.2*	*370 570.3*	*402 652.6*
Current balance	**-14 217.4**	**-1 972.4**	**1 838.0**	**3 032.8**
Percentage of GDP	*-0.4%*	*-0.1%*	*0.0%*	*0.1%*
Capital account				
Capital receipts	*244.6*	*1 424.4*	*366.2*	*250.1*
Transfers and subsidies	*58 145.6*	*59 782.2*	*65 065.9*	*69 255.8*
Payments for capital assets	*75 662.1*	*85 508.4*	*93 208.8*	*93 013.4*
Capital financing requirement	**-133 563.1**	**-143 866.2**	**-157 908.5**	**-162 019.2**
Percentage of GDP	*-3.7%*	*-3.7%*	*-3.9%*	*-3.7%*
Transactions in financial assets and liabilities	**12 409.7**	**11 254.7**	**13 845.1**	**11 076.7**
Contingency reserve	–	–	–	–
Budget balance	**-135 370.8**	**-134 584.0**	**-142 225.4**	**-147 909.7**
Percentage of GDP	*-3.7%*	*-3.5%*	*-3.5%*	*-3.4%*
Primary balance	**-25 793.7**	**-13 225.6**	**-5 917.3**	**5 450.4**
Percentage of GDP	*-0.7%*	*-0.3%*	*-0.1%*	*0.1%*
Financing				
Change in loan liabilities				
Domestic short- and long-term loans (net)	*173 555.0*	*164 240.1*	*160 592.7*	*157 065.6*
Foreign loans (net)	*-360.8*	*7 261.0*	*-6 050.7*	*41 632.9*
Change in cash and other balances (- increase)	**-37 823.5**	**-36 917.1**	**-12 316.6**	**-50 788.8**
Borrowing requirement (net)	**135 370.8**	**134 584.0**	**142 225.4**	**147 909.7**
GDP	*3 624 308.0*	*3 863 080.0*	*4 086 812.0*	*4 409 810.7*

Source: National Treasury

222

STATISTICAL ANNEXURE

Table 9
Consolidated government revenue, expenditure and financing

2017/18	2018/19	2019/20	
Budget estimate	Budget estimate	Budget estimate	R million
			Operating account
1 395 975.2	**1 519 685.2**	**1 653 670.7**	**Current receipts**
1 287 535.6	*1 403 118.0*	*1 526 654.1*	*Tax receipts (net of SACU transfers)*
103 562.0	*110 425.4*	*119 470.0*	*Non-tax receipts (including departmental receipts)*
4 877.7	*6 141.9*	*7 546.6*	*Transfers received*
1 378 120.3	**1 480 867.9**	**1 599 440.7**	**Current payments**
550 354.7	*588 651.6*	*631 059.0*	*Compensation of employees*
221 742.4	*237 475.6*	*253 631.1*	*Goods and services*
169 334.6	*187 608.1*	*206 365.7*	*Interest and rent on land*
436 688.6	*467 132.6*	*508 385.0*	*Transfers and subsidies*
17 854.9	**38 817.3**	**54 229.9**	**Current balance**
0.4%	*0.8%*	*1.0%*	*Percentage of GDP*
			Capital account
159.5	*164.0*	*173.4*	*Capital receipts*
72 065.1	*76 604.8*	*81 823.5*	*Transfers and subsidies*
101 389.3	*104 643.3*	*107 839.3*	*Payments for capital assets*
-173 294.9	**-181 084.1**	**-189 489.4**	**Capital financing requirement**
-3.7%	*-3.5%*	*-3.4%*	*Percentage of GDP*
12 414.3	**10 406.6**	**9 469.6**	**Transactions in financial assets and liabilities**
6 000.0	**10 000.0**	**20 000.0**	**Contingency reserve**
-149 025.7	**-141 860.1**	**-145 789.9**	**Budget balance**
-3.1%	*-2.8%*	*-2.6%*	*Percentage of GDP*
20 308.9	**45 748.0**	**60 575.8**	**Primary balance**
0.4%	*0.9%*	*1.1%*	*Percentage of GDP*
			Financing
			Change in loan liabilities
151 631.0	*158 702.0*	*159 448.9*	*Domestic short- and long-term loans (net)*
19 585.5	*25 368.5*	*-19 851.5*	*Foreign loans (net)*
-22 190.7	**-42 210.3**	**6 192.5**	**Change in cash and other balances (- increase)**
149 025.7	**141 860.1**	**145 789.9**	**Borrowing requirement (net)**
4 741 206.4	*5 129 165.2*	*5 545 542.2*	*GDP*

223

2017 BUDGET REVIEW Table 10 Total debt of government 1) -24 -23 -22 -21 -20 -19 -18 1992/93 1993/94 1994/95 1995/96 1996/97 1997/98 1998/99 R million Domestic debt Marketable 138 681 181 460 225 662 263 844 290 424 318 773 344 938 Government bonds 132 853 174 892 210 191 248 877 276 124 301 488 325 938 Treasury bills 5 828 6 568 7 018 10 700 14 300 17 285 19 000 Bridging bonds - - 8 453 4 267 - - - Non-marketable 3) 4 703 3 310 5 705 4 700 6 421 2 778 2 013 Gross loan debt 143 384 184 770 231 367 268 544 296 845 321 551 346 951 Cash balances 4) -4 750 -4 591 -6 665 -8 630 -2 757 -4 798 -5 166 Net loan debt 138 634 180 179 224 702 259 914 294 088 316 753 341 785 Foreign debt Gross loan debt 5) 2 348 5 201 8 784 1 0 944 1 1 394 1 4 560 1 6 276 Cash balances 4) - - - - - - - Net loan debt 2 348 5 201 8 784 1 0 944 1 1 394 1 4 560 1 6 276 Gross loan debt 145 732 189 971 240 151 279 488 308 239 336 111 363 227 Net loan debt 140 982 185 380 233 486 270 858 305 482 331 313 358 061 Gold and Foreign Exchange Contingency Reserve Account 6) 8 934 2 190 4 147 - 2 169 7 3 1 4 431 Composition of gross debt (excluding deduction of cash balances) Marketable domestic debt 95.2% 95.5% 94.0% 94.4% 94.2% 94.8% 95.0% Government bonds 91.2% 92.1% 87.5% 89.0% 89.6% 89.7% 89.7% Treasury bills 4.0% 3.5% 2.9% 3.8% 4.6% 5.1% 5.2% Bridging bonds 0.0% 0.0% 3.5% 1.5% 0.0% 0.0% 0.0% Non-marketable domestic debt 3) 3.2% 1.7% 2.4% 1.7% 2.1% 0.8% 0.6% Domestic debt 98.4% 97.3% 96.3% 96.1% 96.3% 95.7% 95.5% Foreign debt 5) 1.6% 2.7% 3.7% 3.9% 3.7% 4.3% 4.5% Total as percentage of GDP Gross domestic debt 37.5% 41.8% 46.5% 47.6% 45.5% 44.8% 44.7% Net domestic debt 36.2% 40.8% 45.2% 46.1% 45.1% 44.1% 44.0% Gross foreign debt 0.6% 1.2% 1.8% 1.9% 1.7% 2.0% 2.1% Net foreign debt 0.6% 1.2% 1.8% 1.9% 1.7% 2.0% 2.1% Gross loan debt 38.1% 43.0% 48.3% 49.5% 47.3% 46.8% 46.8% Net loan debt 36.8% 41.9% 47.0% 48.0% 46.8% 46.2% 46.1% 1) Debt of the central government, excluding extra-budgetary institutions and social security funds. 2) As projected at the end of January 2017. 3) Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans. 4) Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks). Bank balances in foreign currencies are revaluated using forward estimates of exchange rates. Source: National Treasury and South African Reserve Bank 224

STATISTICAL ANNEXURE Table 10 -17 -16 -15 -14 -13 -12 -11 Total debt of government 1) 1999/00 2000/01 2001/02 2002/03 2003/04 2004/05 2005/06 R million Domestic debt 354 706 365 231 349 415 350 870 388 300 428 593 457 780 Marketable 332 706 339 731 331 505 328 820 359 700 394 143 417 380 Government bonds 22 000 25 500 17 910 22 050 28 600 34 450 40 400 Treasury bills - - - - - - - Bridging bonds 998 2 382 2 030 1 910 1 999 3 498 3 699 3) Non-marketable 355 704 367 613 351 445 352 780 390 299 432 091 461 479 Gross loan debt -7 285 -2 650 -6 549 -9 730 -12 669 -30 870 -58 187 4) Cash balances 348 419 364 963 344 896 343 050 377 630 401 221 403 292 Net loan debt Foreign debt 25 799 3 1 938 8 2 009 7 4 286 6 4 670 6 9 405 6 6 846 5) Gross loan debt - - - - - - - 4) Cash balances 25 799 3 1 938 8 2 009 7 4 286 6 4 670 6 9 405 6 6 846 Net loan debt 381 503 399 551 433 454 427 066 454 969 501 496 528 325 Gross loan debt 374 218 396 901 426 905 417 336 442 300 470 626 470 138 Net loan debt Gold and Foreign Exchange 9 200 1 8 170 2 8 024 3 6 577 1 8 036 5 292 -1 751 6) Contingency Reserve Account Composition of gross debt (excluding deduction of cash balances) 93.0% 91.4% 80.6% 82.2% 85.3% 85.5% 86.6% Marketable domestic debt 87.2% 85.0% 76.5% 77.0% 79.1% 78.6% 79.0% Government bonds 5.8% 6.4% 4.1% 5.2% 6.3% 6.9% 7.6% Treasury bills 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% Bridging bonds 0.3% 0.6% 0.5% 0.4% 0.4% 0.7% 0.7% 3) Non-marketable domestic debt 93.2% 92.0% 81.1% 82.6% 85.8% 86.2% 87.3% Domestic debt 6.8% 8.0% 18.9% 17.4% 14.2% 13.8% 12.7% 5) Foreign debt Total as percentage of GDP 41.4% 37.6% 32.6% 28.2% 28.7% 28.6% 27.4% Gross domestic debt 40.6% 37.4% 31.9% 27.4% 27.8% 26.6% 24.0% Net domestic debt 3.0% 3.3% 7.6% 5.9% 4.8% 4.6% 4.0% Gross foreign debt 3.0% 3.3% 7.6% 5.9% 4.8% 4.6% 4.0% Net foreign debt 44.4% 40.9% 40.1% 34.1% 33.5% 33.2% 31.4% Gross loan debt 43.6% 40.6% 39.5% 33.4% 32.6% 31.2% 27.9% Net loan debt 5) Valued at appropriate foreign exchange rates up to 31 March 2016 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2017, projected to depreciate in line with inflation differentials. 6) The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2017 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss. 225

2017 BUDGET REVIEW

Table 10
Total debt of government *1)*

R million		2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
Domestic debt								
Marketable		467 864	478 265	527 751	700 532	869 588	1 045 415	1 210 834
Government bonds		*422 064*	*426 415*	*462 751*	*585 992*	*733 438*	*890 256*	*1 038 849*
Treasury bills		*45 800*	*51 850*	*65 000*	*114 540*	*136 150*	*155 159*	*171 985*
Bridging bonds		–	–	–	–	–	–	–
Non-marketable	3)	3 238	2 555	1 956	4 943	23 133	25 524	30 300
Gross loan debt		471 102	480 821	529 707	705 475	892 721	1 070 939	1 241 134
Cash balances	4)	-75 315	-93 809	-101 349	-106 550	-111 413	-130 450	-103 774
Net loan debt		395 787	387 012	428 358	598 925	781 308	940 489	1 137 360
Foreign debt								
Gross loan debt	5)	82 581	96 218	97 268	99 454	97 851	116 851	124 555
Cash balances	4)	–	–	–	-25 339	-58 750	-67 609	-80 308
Net loan debt		82 581	96 218	97 268	74 115	39 101	49 242	44 247
Gross loan debt		**553 683**	**577 039**	**626 975**	**804 929**	**990 572**	**1 187 790**	**1 365 689**
Net loan debt		**478 368**	**483 230**	**525 626**	**673 040**	**820 409**	**989 731**	**1 181 607**
Gold and Foreign Exchange Contingency Reserve Account	6)	-28 514	-72 189	-101 585	-35 618	-28 283	-67 655	-125 552
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		84.5%	82.9%	84.2%	87.0%	87.8%	88.0%	88.7%
Government bonds		*76.2%*	*73.9%*	*73.8%*	*72.8%*	*74.0%*	*75.0%*	*76.1%*
Treasury bills		*8.3%*	*9.0%*	*10.4%*	*14.2%*	*13.7%*	*13.1%*	*12.6%*
Bridging bonds		*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	3)	0.6%	0.4%	0.3%	0.6%	2.3%	2.1%	2.2%
Domestic debt		85.1%	83.3%	84.5%	87.6%	90.1%	90.2%	90.9%
Foreign debt	5)	14.9%	16.7%	15.5%	12.4%	9.9%	9.8%	9.1%
Total as percentage of GDP								
Gross domestic debt		24.7%	22.1%	22.0%	27.7%	31.6%	34.8%	37.3%
Net domestic debt		20.7%	17.8%	17.8%	23.5%	27.7%	30.6%	34.2%
Gross foreign debt		4.3%	4.4%	4.0%	3.9%	3.5%	3.8%	3.7%
Net foreign debt		4.3%	4.4%	4.0%	2.9%	1.4%	1.6%	1.3%
Gross loan debt		29.0%	26.6%	26.0%	31.5%	35.1%	38.6%	41.1%
Net loan debt		25.0%	22.3%	21.8%	26.4%	29.0%	32.2%	35.6%

1) Debt of the central government, excluding extra-budgetary institutions and social security funds.
2) As projected at the end of January 2017.
3) Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans.
4) Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks).
Bank balances in foreign currencies are revaluated using forward estimates of exchange rates.
Source: National Treasury and South African Reserve Bank

226

STATISTICAL ANNEXURE Table 10 Total debt of government 1) 2) 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 R million Domestic debt 1 409 718 1 601 499 1 782 042 1 977 553 2 175 673 2 373 776 2 573 863 Marketable 1 217 512 1 399 282 1 572 574 1 727 085 1 904 205 2 080 808 2 258 895 Government bonds 192 206 202 217 209 468 250 468 271 468 292 968 314 968 Treasury bills - - - - - - - Bridging bonds 31 381 3 0 586 3 7 322 3 8 171 3 9 412 4 1 169 4 2 550 3) Non-marketable 1 441 099 1 632 085 1 819 364 2 015 724 2 215 085 2 414 945 2 616 413 Gross loan debt -120 807 -120 304 -112 250 -112 157 -112 157 -116 157 -112 157 4) Cash balances 1 320 292 1 511 781 1 707 114 1 903 567 2 102 928 2 298 788 2 504 256 Net loan debt Foreign debt 143 659 166 830 199 607 221 934 262 483 298 269 288 160 5) Gross loan debt -84 497 -94 404 -102 083 -119 254 -139 105 -154 614 -122 376 4) Cash balances 59 162 7 2 426 9 7 524 102 680 123 378 143 655 165 784 Net loan debt 1 584 758 1 798 915 2 018 971 2 237 658 2 477 568 2 713 214 2 904 573 Gross loan debt 1 379 454 1 584 207 1 804 638 2 006 247 2 226 306 2 442 443 2 670 040 Net loan debt Gold and Foreign Exchange -177 913 -203 396 -304 653 -241 514 -241 514 -241 514 -241 514 6) Contingency Reserve Account Composition of gross debt (excluding deduction of cash balances) 89.0% 89.0% 88.3% 88.4% 87.8% 87.5% 88.6% Marketable domestic debt 76.8% 77.8% 77.9% 77.2% 76.9% 76.7% 77.8% Government bonds 12.1% 11.2% 10.4% 11.2% 11.0% 10.8% 10.8% Treasury bills 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% Bridging bonds 2.0% 1.7% 1.8% 1.7% 1.6% 1.5% 1.5% 3) Non-marketable domestic debt 90.9% 90.7% 90.1% 90.1% 89.4% 89.0% 90.1% Domestic debt 9.1% 9.3% 9.9% 9.9% 10.6% 11.0% 9.9% 5) Foreign debt Total as percentage of GDP 39.8% 42.2% 44.5% 45.7% 46.7% 47.1% 47.2% Gross domestic debt 36.4% 39.1% 41.8% 43.2% 44.4% 44.8% 45.2% Net domestic debt 4.0% 4.3% 4.9% 5.0% 5.5% 5.8% 5.2% Gross foreign debt 1.6% 1.9% 2.4% 2.3% 2.6% 2.8% 3.0% Net foreign debt 43.7% 46.6% 49.4% 50.7% 52.3% 52.9% 52.4% Gross loan debt 38.1% 41.0% 44.2% 45.5% 47.0% 47.6% 48.1% Net loan debt 5) Valued at appropriate foreign exchange rates up to 31 March 2016 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2017, projected to depreciate in line with inflation differentials. 6) The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2017 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss. 227

2017 BUDGET REVIEW

Table 11
Net loan debt, provisions and contingent liabilities *1)*

R million		2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13
Net loan debt	2)	**478 368**	**483 230**	**525 626**	**673 040**	**820 409**	**989 731**	**1 181 607**
Provisions	3)	**49 071**	**55 263**	**61 869**	**81 051**	**73 693**	**98 593**	**116 231**
African Development Bank		7 670	8 641	10 186	8 091	7 492	27 300	32 725
Development Bank of Southern Africa Limited		4 800	4 800	4 800	4 800	4 800	4 800	4 800
Government employee leave credits		7 861	8 503	8 503	9 762	10 815	11 266	12 316
International Bank for Reconstruction and Development		11 096	12 354	14 482	11 187	10 360	11 703	15 935
International Monetary Fund		17 538	20 847	23 760	47 104	40 127	43 412	50 321
Multilateral Investment Guarantee Agency		106	118	138	107	99	112	134
New Development Bank		–	–	–	–	–	–	–
Contingent liabilities		**172 718**	**177 160**	**195 386**	**279 137**	**305 104**	**345 865**	**436 288**
Guarantees	4)	67 783	64 485	63 038	139 395	160 043	164 338	224 768
Agricultural cooperatives		95	95	94	94	94	94	93
Central Energy Fund		360	243	130	19	–	–	–
Denel		–	–	880	1 850	1 850	1 850	1 850
Development Bank of Southern Africa		12 178	12 414	12 348	26 370	25 713	25 554	25 497
Eskom		133	–	–	46 678	67 057	77 230	103 523
Foreign central banks and governments		145	91	58	25	–	–	–
Former regional authorities		248	212	206	190	154	138	124
Guarantee scheme for housing loans to employees		446	374	255	154	104	64	46
Guarantee scheme for motor vehicles – senior officials		14	10	8	3	3	2	1
Industrial Development Corporation of South Africa		1 220	1 194	1 446	952	740	646	575
Independent power producers		–	–	–	–	–	–	34 356
Irrigation boards		44	43	43	46	44	48	46
Kalahari East Water Board		16	16	16	16	16	15	6
Komati Basin Water Authority		1 548	1 514	1 453	1 406	1 340	1 247	1 190
Land Bank		1 500	1 500	1 500	2 500	1 750	1 000	800
Lesotho Highlands Development Authority		618	613	524	401	227	171	132
Nuclear Energy Corporation of South Africa		20	20	20	20	20	20	20
Passenger Rail Agency of South Africa		–	–	–	1 217	468	264	133
Public-private partnerships		–	–	–	10 296	10 443	10 414	10 172
South African Airways		1 300	4 460	4 460	1 351	1 916	1 300	2 238
South African Broadcasting Corporation		–	–	–	1 000	1 000	889	167
South African Express		–	–	–	–	–	–	–
South African National Roads Agency Limited		5 885	6 441	6 708	12 287	16 605	19 426	19 482
South African Post Office		–	–	–	–	–	–	–
South African Reserve Bank		763	842	142	–	–	–	–
Telkom South Africa		4 785	140	138	108	90	85	90
Trans-Caledon Tunnel Authority		17 690	19 271	19 588	20 721	18 489	19 886	20 460
Transnet		18 420	14 716	12 895	11 620	9 887	3 975	3 757
Universities and technikons		355	276	126	71	33	20	10
Other contingent liabilities	5)	104 935	112 675	132 348	139 742	145 061	181 527	211 520
Claims against government departments		11 807	10 933	17 737	24 064	31 310	42 969	43 626
Export Credit Insurance Corporation of SA Limited		10 858	12 662	13 351	9 191	9 614	10 025	12 482
Government Employees Pension Fund		–	–	–	–	–	–	–
Post-retirement medical assistance		56 000	56 000	56 000	56 000	65 348	65 348	65 348
Road Accident Fund		23 935	30 339	42 500	45 366	33 547	53 919	82 838
Unemployment Insurance Fund		2 035	2 341	2 401	3 728	3 315	3 381	3 241
Other		300	400	359	1 393	1 927	5 885	3 983

1) Medium-term forecasts of some figues are not available and are kept constant.

2) Debt of the central government, excluding extra-budgetary institutions and socal security funds.

3) Provisions are liabilities for which the payment date or amount is uncertain. The provisions for multilateral institutions are the unpaid portion of government's subscription to these institutions, payable on request.

Source: National Treasury

228

STATISTICAL ANNEXURE Table 11 Net loan debt, provisions and contingent liabilities 1) 4) Amounts drawn against financial guarantees, inclusive of accrued interest. 5) Other contingent liabilities as disclosed in the consolidated financial statements of departments published annually by the National Treasury. 229 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 R million 1 379 454 134 045 38 063 4 800 12 924 19 407 58 697 154 – 494 114 288 041 93 – 1 850 25 635 125 125 – 112 26 1 504 68 345 44 – 1 148 1 004 113 20 92 10 127 5 010 – 539 23 866 – – 111 20 516 3 757 3 206 073 45 131 13 780 – 69 938 69 435 3 611 4 178 1 584 207 160 383 43 811 20 000 13 030 23 579 59 786 177 – 579 153 327 169 93 – 1 850 4 030 149 944 – 105 13 1 344 96 159 44 – 986 2 005 82 20 48 10 107 8 419 – 539 27 445 270 – 100 20 807 3 757 1 251 984 48 726 15 308 – 69 938 109 298 3 836 4 878 1 804 638 217 961 54 766 20 000 13 455 29 028 91 658 215 8 839 680 269 380 136 93 – 1 850 4 258 174 586 – 98 10 1 243 113 971 39 – 889 5 211 62 20 2 10 337 14 394 – 539 27 204 1 270 – 128 21 173 3 757 1 300 133 61 354 16 395 – 69 938 143 335 4 228 4 883 2 006 247 217 478 51 115 20 000 14 478 27 093 82 592 200 22 000 775 446 445 006 93 – 1 850 4 174 218 199 – 98 10 1 155 125 766 38 – 804 5 300 54 20 – 10 923 17 900 – 1 006 30 082 3 970 – 120 20 686 3 757 – 330 440 61 354 13 264 – 69 938 176 520 4 481 4 883 2 226 306 250 226 55 019 20 000 15 491 29 161 88 899 216 41 440 829 369 466 052 93 – 1 850 4 114 242 984 – 98 10 1 151 119 085 37 – 718 5 100 31 20 – 9 574 19 114 – 856 33 682 3 970 – 121 20 686 3 757 – 363 317 61 354 17 057 – 69 938 205 344 4 741 4 883 2 442 443 275 338 56 506 20 000 16 560 29 950 91 301 221 60 800 877 731 484 924 93 – 1 850 4 238 264 843 – 98 10 1 159 112 796 36 – 635 7 350 8 20 – 8 523 19 114 – 656 35 974 3 970 – 131 20 662 3 757 – 392 807 61 354 12 942 – 69 938 238 663 5 027 4 883 2 670 040 300 268 57 733 20 000 17 669 30 600 93 284 226 80 756 921 798 495 977 93 – 1 850 4 423 283 542 – 98 10 1 163 104 114 35 – 550 9 600 – 20 – 7 522 19 114 – 338 35 975 3 970 – 140 20 662 3 757 – 425 821 61 354 7 179 – 69 938 277 176 5 341 4 833 2) Net loan debt 3) Provisions African Development Bank Development Bank of Southern Africa Limited Government employee leave credits International Bank for Reconstruction and Development International Monetary Fund Multilateral Investment Guarantee Agency New Development Bank Contingent liabilities 4) Guarantees Agricultural cooperatives Central Energy Fund Denel Development Bank of Southern Africa Eskom Foreign central banks and governments Former regional authorities Guarantee scheme for housing loans to employees Guarantee scheme for motor vehicles – senior officials Industrial Development Corporation of South Africa Independent power producers Irrigation boards Kalahari East Water Board Komati Basin Water Authority Land Bank Lesotho Highlands Development Authority Nuclear Energy Corporation of South Africa Passenger Rail Agency of South Africa Public-private partnerships South African Airways South African Broadcasting Corporation South African Express South African National Roads Agency Limited South African Post Office South African Reserve Bank Telkom South Africa Trans-Caledon Tunnel Authority Transnet Universities and technikons 5) Other contingent liabilities Claims against government departments Export Credit Insurance Corporation of SA Limited Government Employees Pension Fund Post-retirement medical assistance Road Accident Fund Unemployment Insurance Fund Other

W1 Website annexure to the 2017 Budget Review Explanatory memorandum division of revenue to the Background Section 214(1) of the Constitution requires that every year a Division of Revenue Act determine the equitable division of nationally raised revenue between national government, the nine provinces and 257 municipalities. This process takes into account the powers and functions assigned to each sphere of government. The division of revenue process fosters transparency and is at the heart of constitutional cooperative governance. The Intergovernmental Fiscal Relations Act (1997) prescribes the process for determining the equitable sharing and allocation of nationally raised revenue. Sections 9 and 10(4) of the act set out the consultation process to be followed with the Financial and Fiscal Commission (FFC), including considering recommendations made regarding the division of revenue. This explanatory memorandum to the 2017 Division of Revenue Bill fulfils the requirement set out in section 10(5) of the Intergovernmental Fiscal Relations Act that the bill be accompanied by an explanatory memorandum detailing how it takes account of the matters listed in sections 214(2)(a) to (j) of the Constitution, government’s response to the FFC’s recommendations, and any assumptions and formulas used in arriving at the respective divisions among provinces and municipalities. This explanatory memorandum has six sections: • Part 1 lists the factors that inform the division of resources between national, provincial and local government. • Part 2 describes the 2017 division of revenue. • Part 3 sets out how the FFC’s recommendations on the 2017 division of revenue have been taken into account. • Part 4 explains the formula and criteria for the division of the provincial equitable share and conditional grants among provinces. 1

2017 BUDGET REVIEW • Part 5 sets out the formula and criteria for the division of the local government equitable share and conditional grants among municipalities. • Part 6 summarises issues that will form part of subsequent reviews of provincial and local government fiscal frameworks. The Division of Revenue Bill and its underlying allocations are the result of extensive consultation between national, provincial and local government. The Budget Council deliberated on the matters discussed in this memorandum at several meetings during the year. The approach to local government allocations was discussed with organised local government at technical meetings with the South African Local Government Association (SALGA), culminating in meetings of the Budget Forum (the Budget Council and SALGA). An extended Cabinet meeting involving ministers, provincial premiers and the SALGA chairperson was held in October 2016. The division of revenue, and the government priorities that underpin it, was agreed for the next three years. Part 1: Constitutional considerations Section 214 of the Constitution requires that the annual Division of Revenue Act be enacted after factors in sub-sections (2)(a) to (j) of the Constitution are taken into account. These include national interest, debt provision, the needs of national government, flexibility in responding to emergencies, resource allocation for basic services and developmental needs, the fiscal capacity and efficiency of provincial and local government, the reduction of economic disparities, and the promotion of stability and predictability. The constitutional principles taken into account in deciding on the division of revenue are briefly noted below. National interest and the division of resources The national interest is encapsulated by governance goals that benefit the nation as a whole. The National Development Plan sets out a long-term vision for the country’s development. This is complemented by the strategic integrated projects overseen by the Presidential Infrastructure Coordinating Council and the 14 priority outcomes adopted by Cabinet in 2014 for the 2014–2019 medium-term strategic framework. In the 2016 Medium Term Budget Policy Statement, the Minister of Finance outlined how the resources available to government over the 2017 medium-term expenditure framework (MTEF) would be allocated to help achieve these goals. Chapter 4 of the 2016 Medium Term Budget Policy Statement and Chapters 5 and 6 of the 2017 Budget Review discuss how funds have been allocated across the three spheres of government based on these priorities. The frameworks for each conditional grant allocated as part of the division of revenue also note how the grant is linked to the 14 priority outcomes. Provision for debt costs The resources shared between national, provincial and local government include proceeds from national government borrowing used to fund public spending. National government provides for the resulting debt costs to protect the country’s integrity and credit reputation. A more detailed discussion can be found in Chapter 7 of the 2017 Budget Review. National government’s needs and interests The Constitution assigns exclusive and concurrent powers and functions to each sphere of government. National government is exclusively responsible for functions that serve the national interest and are best centralised. National and provincial government have concurrent responsibility for a range of functions. Provincial and local government receive equitable shares and conditional grants to enable them to provide basic services and perform their functions. Functions may shift between spheres of government to better meet the country’s needs. The division of revenue responds to this by modifying the funding arrangements. Changes continue to be made to various national transfers to provincial and local government to improve their efficiency, effectiveness and alignment with national strategic objectives. 2

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Provincial and local government basic services Provinces and municipalities are responsible for providing education, health, social development, housing, roads, electricity and water, and municipal infrastructure services. They have significant autonomy to allocate resources to meet basic needs and respond to provincial and local priorities, while giving effect to national objectives. The division of revenue provides equitable shares to provinces and local government, together with conditional grants for basic service delivery. Robust growth in allocations to provincial and local government reflects the priority placed on health, education and basic services, as well as the rising costs of these services as a result of higher wages, and bulk electricity and water costs. Transfers to local government have grown significantly in recent years, providing municipalities with greater resources to deliver basic services. This is in addition to local government’s substantial own revenue-raising powers. The 2017 division of revenue prioritises the rollout of water and sanitation infrastructure in municipalities. A new provincial grant for early childhood development, which aims to improve education outcomes, especially among poor children, will come into effect on 1 April 2017. Fiscal capacity and efficiency National government has primary revenue-raising powers. Provinces have limited revenue-raising capacity and the resources required to deliver provincial functions do not lend themselves to self-funding or cost recovery. Due to their limited revenue-raising potential, and their responsibility to implement government priorities, provinces receive a larger share of nationally raised revenue than local government. Municipalities finance most of their expenditure through property rates, user charges and fees. However, rural municipalities raise significantly less revenue than large urban and metropolitan municipalities. Local government’s share of nationally raised revenue has increased from 3 per cent in 2000/01 to 9.1 per cent over the 2017 MTEF period. Following a review of the local government equitable share in 2012, a new formula has been phased in from 2013/14 to 2017/18. The formula incorporates a revenue adjustment factor that considers the fiscal capacity of the recipient municipality (full details of the formula are provided in part 5 of this annexure). The mechanisms for allocating funds to provinces and municipalities are continuously reviewed to improve their efficiency. A new approach to the funding of provincial infrastructure is being implemented to promote better planning and implementation, and to improve efficiency in the delivery of health and education infrastructure. To maximise the effect of allocations, many provincial and local government conditional grants use criteria that consider the efficiency with which the recipient has used previous allocations. Developmental needs Developmental needs are accounted for at two levels. First, in the determination of the division of revenue, which continues to grow the provincial and local government shares of nationally raised revenue, and second, in the formulas used to divide national transfers among municipalities and provinces. Developmental needs are encapsulated in the equitable share formulas for provincial and local government and in specific conditional grants, such as the municipal infrastructure grant, which allocates funds according to the number of households in a municipality without access to basic services. Various infrastructure grants and growing capital budgets aim to boost the economic and social development of provinces and municipalities. Economic disparities The equitable share and infrastructure grant formulas are redistributive towards poorer provinces and municipalities. Through the division of revenue, government continues to invest in economic infrastructure (such as roads) and social infrastructure (such as schools, hospitals and clinics) to stimulate economic development, create jobs, and address economic and social disparities. 3

2017 BUDGET REVIEW Obligations in terms of national legislation The Constitution confers autonomy on provincial governments and municipalities to determine priorities and allocate budgets. National government is responsible for policy development, national mandates, setting national norms and standards for provincial and municipal functions, and monitoring implementation of concurrent functions. It also ensures that baseline reductions do not affect important obligations that are already funded through existing provincial and local government allocations. The 2017 MTEF, through the division of revenue, continues to fund the delivery of provincial, municipal and concurrent functions through a combination of conditional and unconditional grants. Predictability and stability Provincial and local government equitable share allocations are based on estimates of nationally raised revenue. If this revenue falls short of the estimates within a given year, the equitable shares of provinces and local government will not be adjusted downwards. Allocations are assured (voted, legislated and guaranteed) for the first year and are transferred according to a payment schedule. To contribute to longer-term predictability and stability, estimates for a further two years are published with the annual proposal for appropriations. Adjusted estimates as a result of changes to data underpinning the equitable share formulas and revisions to the formulas themselves are phased in to ensure minimal disruption. Flexibility in responding to emergencies Government has a contingency reserve for emergencies and unforeseeable events. In addition, two conditional grants for disasters allow for the swift allocation and transfer of funds to affected provinces and municipalities in the immediate aftermath of a declared disaster. Sections 16 and 25 of the Public Finance Management Act (1999) make specific provision for the allocation of funds to deal with emergency situations. Section 30(2) deals with adjustment allocations for unforeseeable and unavoidable expenditure. Section 29 of the Municipal Finance Management Act (2003) allows a municipal mayor to authorise unforeseeable and unavoidable expenditure in an emergency. Part 2: The 2017 division of revenue The central fiscal objectives over the MTEF period are to stabilise the growth of debt as a share of GDP and to strictly adhere to the planned expenditure ceiling (see Chapters 1, 3 and 5 of the 2017 Budget Review). However, the most important public spending programmes that help poor South Africans, contribute to growth and generate employment have been protected from major reductions. The 2017 division of revenue reprioritises existing funds to ensure these objectives are met despite a lower expenditure ceiling. Parts 4 and 5 of this annexure set out in more detail how the baseline reductions have affected provincial and local government transfers. Excluding debt-service costs and the contingency reserve, allocated expenditure shared between the three spheres amounts to R1.2 trillion, R1.3 trillion and R1.4 trillion over each of the MTEF years. These allocations take into account government’s spending priorities, each sphere’s revenue-raising capacity and responsibilities, and input from various intergovernmental forums and the FFC. The provincial and local equitable share formulas are designed to ensure fair, stable and predictable revenue shares, and to address economic and fiscal disparities. Government’s policy priorities for the 2017 MTEF period Following the reductions to the baseline, existing budgets need to be reprioritised to meet government’s policy priorities outlined in the medium-term strategic framework. Priorities over the 2017 MTEF period that are funded through reprioritisations in the division of revenue include: • Strengthening specialised tertiary health services for children through a new paediatric hospital. • Preserving the school nutrition initiative by countering the effects of rapid food price inflation and increasing the number of children receiving meals. 4

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

- Providing free basic services to poor households.
- Promoting access to social housing through increased subsidies.
- Introducing a new grant to promote equitable, countrywide access to social services.
- Introducing a new grant to educate learners with profound intellectual disabilities.

The fiscal framework

Table W1.1 presents the medium-term macroeconomic forecasts for the 2017 Budget. It sets out the growth assumptions and fiscal policy targets on which the fiscal framework is based.

Table W1.1 Medium-term macroeconomic assumptions

	2016/17		2017/18		2018/19		2019/20
R billion/percentage of GDP	2016 Budget	2017 Budget	2016 Budget	2017 Budget	2016 Budget	2017 Budget	2017 Budget
Gross domestic product	4 388.4	4 409.8	4 750.7	4 741.2	5 161.3	5 129.2	5 545.5
Real GDP growth	*1.2%*	*1.0%*	*1.9%*	*1.3%*	*2.5%*	*2.1%*	*2.3%*
GDP inflation	*6.4%*	*6.9%*	*6.3%*	*6.1%*	*6.0%*	*6.0%*	*5.7%*
National budget framework							
Revenue	**1 162.0**	**1 136.9**	**1 264.3**	**1 242.4**	**1 388.7**	**1 351.0**	**1 471.5**
Percentage of GDP	*26.5%*	*25.8%*	*26.6%*	*26.2%*	*26.9%*	*26.3%*	*26.5%*
Expenditure	**1 318.3**	**1 307.4**	**1 421.7**	**1 409.2**	**1 540.0**	**1 522.2**	**1 652.2**
Percentage of GDP	*30.0%*	*29.6%*	*29.9%*	*29.7%*	*29.8%*	*29.7%*	*29.8%*
Main budget balance[1]	**-156.3**	**-170.5**	**-157.4**	**-166.8**	**-151.3**	**-171.2**	**-180.7**
Percentage of GDP	*-3.6%*	*-3.9%*	*-3.3%*	*-3.5%*	*-2.9%*	*-3.3%*	*-3.3%*

1. A positive number reflects a surplus and a negative number a deficit
Source: National Treasury

Table W1.2 sets out the division of revenue for the 2017 MTEF period after accounting for new policy priorities.

5

2017 BUDGET REVIEW

Table W1.2 Division of nationally raised revenue

R million	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
		Outcome		Revised estimate		Medium-term estimates	
Division of available funds							
National departments	**453 406**	**489 987**	**546 065**	**557 495**	**590 178**	**631 447**	**681 600**
of which:							
Indirect transfers to provinces	2 693	5 808	3 458	3 654	4 258	1 765	1 864
Indirect transfers to local government	5 945	8 250	10 370	7 824	7 338	7 596	8 015
Provinces	**410 572**	**439 544**	**471 424**	**500 391**	**538 160**	**578 614**	**620 995**
Equitable share	336 495	359 922	386 500	410 699	441 331	471 522	506 104
Conditional grants	74 077	79 623	84 924	89 692	96 829	107 092	114 892
Local government	**82 595**	**87 570**	**98 338**	**103 255**	**112 524**	**121 470**	**132 277**
Equitable share	38 964	41 592	49 367	51 169	57 012	62 732	69 273
Conditional grants	34 018	35 788	38 313	40 863	43 727	46 270	49 836
General fuel levy sharing with metros	9 613	10 190	10 659	11 224	11 785	12 469	13 167
Non-interest allocations	**946 574**	**1 017 102**	**1 115 827**	**1 161 141**	**1 240 862**	**1 331 532**	**1 434 872**
Percentage increase	*7.9%*	*7.5%*	*9.7%*	*4.1%*	*6.9%*	*7.3%*	*7.8%*
Debt-service costs	101 185	114 798	128 796	146 281	162 353	180 652	197 320
Contingency reserves	–	–	–	–	6 000	10 000	20 000
Main budget expenditure	**1 047 759**	**1 131 900**	**1 244 623**	**1 307 423**	**1 409 215**	**1 522 183**	**1 652 192**
Percentage increase	*8.5%*	*8.0%*	*10.0%*	*5.0%*	*7.8%*	*8.0%*	*8.5%*
Percentage shares							
National departments	*47.9%*	*48.2%*	*48.9%*	*48.0%*	*47.6%*	*47.4%*	*47.5%*
Provinces	*43.4%*	*43.2%*	*42.2%*	*43.1%*	*43.4%*	*43.5%*	*43.3%*
Local government	*8.7%*	*8.6%*	*8.8%*	*8.9%*	*9.1%*	*9.1%*	*9.2%*

Source: National Treasury

Table W1.3 shows how changes to the baseline are spread across government. The new focus areas and baseline reductions are accommodated by shifting savings towards priorities.

Table W1.3 Changes over baseline

R million	2017/18	2018/19
National departments	-3 372	1 181
Provinces [1]	-4 234	1 502
Local government	-816	159
Allocated expenditure	**-8 422**	**2 842**

1. This reduction includes a R2.6 billion conversion from education infrastructure grant to the school infrastructure backlogs grant

Source: National Treasury

Table W1.4 sets out schedule 1 of the Division of Revenue Bill, which reflects the legal division of revenue between national, provincial and local government. In this division, the national share includes all conditional grants to provinces and local government in line with section 214(1) of the Constitution, and the allocations for each sphere reflect equitable shares only.

6

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.4 Schedule 1 of the Division of Revenue Bill

R million	2017/18 Allocation	2018/19 Forward estimates	2019/20
National[1]	910 872	987 929	1 076 815
Provincial	441 331	471 522	506 104
Local	57 012	62 732	69 273
Total	**1 409 215**	**1 522 183**	**1 652 192**

1. National share includes conditional grants to provinces and local government, general fuel levy sharing with metropolitan municipalities, debt-service costs and the contingency reserve

Source: National Treasury

The 2017 *Budget Review* sets out in detail how constitutional issues and government's priorities are taken into account in the 2017 division of revenue. It describes economic and fiscal policy considerations, revenue issues, debt and financing considerations, and expenditure plans. Chapter 6 focuses on provincial and local government financing.

Part 3: Response to the FFC's recommendations

Section 9 of the Intergovernmental Fiscal Relations Act requires the FFC to make recommendations regarding:

a) "An equitable division of revenue raised nationally, among the national, provincial and local spheres of government;

b) the determination of each province's equitable share in the provincial share of that revenue; and

c) any other allocations to provinces, local government or municipalities from the national government's share of that revenue, and any conditions on which those allocations should be made."

The act requires that the FFC table these recommendations at least 10 months before the start of each financial year. The FFC tabled its *Submission for the Division of Revenue 2017/18* to Parliament in May 2016. These recommendations are divided into 11 chapters, with a primary focus on rural development, under four main areas: the macro and fiscal context of rural development, national government and rural development, provincial government and rural development, and municipalities and rural development.

Section 214 of the Constitution requires that the FFC's recommendations be considered before tabling the division of revenue. Section 10 of the Intergovernmental Fiscal Relations Act requires that the Minister of Finance table a Division of Revenue Bill with the annual budget in the National Assembly. The bill must be accompanied by an explanatory memorandum setting out how government has taken into account the FFC's recommendations when determining the division of revenue. This part of the explanatory memorandum complies with this requirement.

The FFC's recommendations can be divided into three categories:

- Recommendations that apply directly to the division of revenue
- Recommendations that indirectly apply to issues related to the division of revenue
- Recommendations that do not relate to the division of revenue.

Government responses to the first and second categories are provided below. The relevant national departments are considering the recommendations that do not relate to the division of revenue, and they will respond directly to the FFC.

7

2017 BUDGET REVIEW Recommendations that apply directly and indirectly to the division of revenue Chapter 1: Rural development and intergovernmental fiscal relations Dealing with disparities between and within regions The FFC recommends that government “deals with disparities between and within regions by harnessing the growth potential of rural areas. • “Inter-regional and inter-provincial migration is already underway following freedom of movement brought about by democracy. Government should further strengthen the equity focus of intergovernmental transfers, in particular in the health and education sectors targeted at rural areas, as this facilitates efficient reallocations; • “Policy efforts should complement these reallocation-enhancing processes in order to sustain productivity growth within rural areas. Government should actively and specifically include conditions in rural grants aimed at increasing productivity and employment whenever significant capital investment in rural public infrastructure occurs.” Government response Government shares the FFC’s concerns regarding disparities in the quality of public services and the desire to stimulate greater economic growth in rural economies. The Integrated Urban Development Framework highlights the linkages between our urban and rural economies, with people, goods and money flowing between rural and urban areas. Efforts to develop both urban and rural economies will therefore stimulate development across the country as a whole. Government agrees that transfers need to be equitable. Allocations through the intergovernmental fiscal system provide higher per capita allocations to rural provinces and municipalities. Government is also exploring the possibility of adding rural-focused indicators to the provincial equitable share formula to further strengthen the equity of intergovernmental transfers. Government agrees that provinces and municipalities need to structure their infrastructure investments in ways that promote economic growth where possible. However, it should be noted that most of the conditional grant transfers to provinces and municipalities are to fund infrastructure that provides access to basic human rights such as water, sanitation, schooling and healthcare. It may not be appropriate to make these social investments conditional on economic outputs. Where grants have a clear economic link, government agrees that conditional grants should require that the economic impact of the spending is maximised. In the roads sector, for example, grant funding for provinces and municipalities is conditional on the use of data on road conditions and road traffic patterns to ensure that maintenance funds are invested in the roads that have the greatest economic impact. All major infrastructure grants include requirements to adhere to the Expanded Public Works Programme’s guidelines for maximising labour intensiveness. The Expanded Public Works Programme also awards incentive grants to provinces and municipalities for labour-intensive projects. As a result, infrastructure projects, including those in rural areas, are designed to maximise their employment-creating impact. Chapter 3: The role of targeted intergovernmental transfers in rural poverty reduction Evaluating and monitoring key agricultural grants The FFC recommends that, “The Department of Agriculture, Forestry and Fisheries enhances agricultural productivity by establishing a framework for implementing, evaluating and monitoring key agricultural grants targeted at subsistence and small-scale farmers.” Government response Government agrees with this recommendation. The Department of Agriculture, Forestry and Fisheries is engaging with the recommendations from the Department of Planning, Monitoring and Evaluation’s 8

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE expenditure reviews on its key grants. Given that agriculture is a concurrent function with a range of agricultural stakeholders, a task team consisting of the Department of Rural Development and Land Reform, the Department of Agriculture, Forestry and Fisheries and the National Treasury is looking at ways to enhance existing processes for agricultural productivity, particularly for subsistence and small-scale farmers. The Department of Agriculture, Forestry and Fisheries also recognises that monitoring and evaluation can enhance the sector’s productivity. It is working to increase its in-house capacity for monitoring and evaluation and to improve its coordination with its provincial counterparts and national stakeholders in the agricultural sector. Promote equity in transfers The FFC recommends that, “Agriculture-related intergovernmental transfers are distributed across recipient provinces in a manner that promotes equity and ensures access for targeted groups, especially emerging and subsistence farmers located within rural provinces and municipalities. This can be achieved through expanding the current disbursement criteria to incorporate weights for a province’s share of national rural population, the proportion of a province’s rural population with incomes below official poverty levels/measures, and the extent to which the rural population in a province participates in subsistence and smallholder farming.” Government response Government agrees with this recommendation. The current allocation criteria are meant to achieve equity across provinces. These criteria need continuous monitoring to ensure they uphold the principle of equity. Given that there is little consensus on the definition of “rural”, it is not possible to implement the FFC’s recommendation to use indicators of a rural population. It remains unclear who within government is ultimately responsible for a South Africa definition of this concept. Moreover, the concept of rural will affect services in various sectors differently. The FFC, through its efforts to guide dialogue on defining the concept, may recommend a starting point for government to consider. However, the process will require government-wide stakeholder engagement, including with the Department of Agriculture, Forestry and Fisheries, the National Treasury, the Department of Planning, Monitoring and Evaluation, the Department of Cooperative Governance, Statistics South Africa, and the Department of Rural Development and Land Reform. Chapter 4: National land reform programme and rural development Consolidating programmes The FFC recommends that, “The Comprehensive Agricultural Support Programme and the Recapitalisation and Development Programme are consolidated into one funding programme for post-settlement support to emerging and land reform farmers under the Department of Agriculture, Forestry and Fisheries, which has more expertise in the area of agriculture. The consolidated fund should provide timeous support to land reform beneficiaries and be complemented by affordable loan funding. Development finance institutions should explore possible funding models, so that the funding framework can reach more land reform beneficiaries. For individual farm transfers, the Land Redistribution for Agriculture and Development model should be emulated, as it provides the necessary incentives to access credit, own an asset and enter into productive activity on the land. For group-owned projects, models should be explored in partnership with commodity organisations and land reform specialists.” Government response Government agrees that post-settlement support that ensures arable land remains in production is important. Moreover, government acknowledges the need to improve coordination in the agricultural sector given its multifaceted nature and its intersecting mandates across several departments, including the Department of Agriculture, Forestry and Fisheries and the Department of Rural Development and Land Reform. However, given the overlapping roles between the Department of Agriculture, Forestry and Fisheries and the Department of Rural Development and Land Reform, the first task is to clarify the roles of these two departments, which both include aspects of post-settlement support. This first step was 9

2017 BUDGET REVIEW 10 recently completed. Given the ongoing nature of this process, it would be premature to start shifting programme funding or conditional grants between departments, in isolation of an assessment of the funding flows to the entire agriculture sector. As such, the next step is to assess the current funding model, for realignment to the delineated roles and to promote better outcomes. The funding model should support increased land-reform outputs and ensure that both departments are able to deliver on their responsibilities. While conditional grants make up part of the funding of these functions, the funding landscape should be assessed in its entirety to ensure it supports productivity and land reform across the country. Government agrees that improved post-settlement support can be provided within existing resources as a result of this process. Chapter 6: Fiscal transfers and own revenue in funding provincial rural development mandates Criteria for allocating infrastructure conditional grants The FFC recommends that, “The National Treasury, in collaboration with the departments of basic education, health and those responsible for provincial roads, ensures that the criteria for allocating infrastructure conditional grants take into account spending efficiency, delivery targets and performance, as well as the applicable national norms and standards. This should assist with monitoring of provinces in meeting their developmental goals and facilitate targeted intervention where a province consistently fails to meet delivery targets.” Government response Government agrees with this recommendation. To some extent, this is current government practice. The criteria proposed in the recommendation are – to varying degrees in different sectors – already incorporated in the allocation criteria of the conditional grants. In the education and health sectors, the major infrastructure conditional grants include an incentive component that rewards both planning and performance. When these incentive components were first introduced they were based only on assessments of planning, but, since 2016/17, they now also explicitly include performance measures as part of their allocation criteria – in line with this recommendation. In addition, the Department of Basic Education has issued its norms and standards, and is ensuring that grants are spent in line with these standards. In the roads sector, a range of indicators to improve road conditions are included in a performance component, which is introduced into the provincial roads maintenance grant in the 2017 MTEF period. If a provincial department encounters problems during implementation, the Division of Revenue Act allows funds to be reallocated to another province during the year if it will prevent under-expenditure. This provides an additional measure through which the amounts transferred to a province can be affected by performance, although funds are usually only reallocated as a last resort. While government agrees with the recommendation that it should take account of performance when allocating funds, it is also cognisant of the need to balance this with ensuring equity in allocations. The inclusion of delivery targets, although good in principle, can unduly penalise some provinces if the reasons for delays are outside of the control of implementing agents (for example, strikes and litigation). Government tries to maintain this balance by including performance as one of the factors in determining allocations, but not determining allocations solely on this criterion. Review the framework for allocating agriculture conditional grants The FFC recommends that, “The Department of Agriculture, Forestry and Fisheries and the National Treasury review the framework for allocating agriculture conditional grants to reduce the weighting of agriculture land size and poverty relief and to incorporate factors that are closely aligned to the objectives of the grant, in particular the promotion of emerging farmers or agriculture production in the rural areas, as stipulated in the Agriculture Policy Action Plan.”

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 11 Government response Government agrees with this recommendation. The frameworks that guide conditional grants are assessed every year to make improvements and ensure they continue to deliver on the policies they are meant to be supporting. These assessments generally culminate in individual conditional grant framework meetings for all conditional grants in the system. In the case of the agricultural sector, the most recent conditional grants have been adjusted to give expression to the Agriculture Policy Action Plan, albeit in an incremental manner to prevent the sector’s destabilisation. For example, 55 per cent of grant allocations under the comprehensive agriculture support programme is earmarked for projects that give effect to the Agriculture Policy Action Plan, of which 35 per cent is specifically for projects that work to achieve the commercialisation of smallholder farmers. Previously, 70 per cent of allocations were for the Fetsa Tlala programme, which is now a focus of the Ilima/Letsema projects grant. Efficacy in infrastructure conditional grant spending The FFC recommends that, “The Department of Planning, Monitoring and Evaluation conducts a comprehensive review of expenditure outcomes associated with infrastructure conditional grants targeted at the rural provinces, to ascertain the extent to which infrastructure backlogs have been reduced and the efficacy of the spend. The outcome of the review should be used to form the basis of any adjustments to infrastructure grants earmarked for rural development.” Government response Government appreciates the recommendation and agrees on the importance of eradicating rural infrastructure backlogs. The Department of Planning, Monitoring and Evaluation considered the inclusion of the proposed review in its programme of reviews to be conducted in 2017/18. The reviews are always co-funded by the department itself and the department whose programme is being reviewed. This ensures the review is done as a partnership, increasing the likelihood that any recommendations will be implemented. In this case it was not possible to secure a co-funder for this review. As a result, this review will not be undertaken in 2017/18, but may be considered in future if co-funding can be secured. Chapter 7: Assessing government’s fiscal instrument to fund public programmes employment in rural areas Training for Expanded Public Works Programme beneficiaries The FFC recommends that, “The Department of Public Works and the National Treasury ensure that Expanded Public Works Programme grant frameworks in the Division of Revenue Act include an explicit condition that appropriate training of recipients (especially in skills that promote self-employment) is mandatory, given that only a small portion of programme beneficiaries transition into formal sector jobs. An assessment of microenterprises in rural areas that are viable self-employment options should be conducted and inform the roll-out of training programmes to Expanded Public Works Programme beneficiaries.” Government response Government recognises the importance of equipping Expanded Public Works Programme participants with the skills to achieve sustainable livelihoods. However, it does not agree that imposing a condition for mandatory training for every programme participant is an appropriate or practical way to achieve this objective. The first phase of the Expanded Public Works Programme aimed to train every participant, but it lacked the funding. In addition, many participants who were trained did not gain meaningful skills because training was done mainly for compliance reasons. Training remains important in the third phase of the programme, but it is now more focused on accredited training and meaningful skills development that makes a difference to the work being done through the programme’s projects or significantly improves the participants’ opportunities to achieve sustainable livelihoods. Government agrees that self-employment provides a viable potential exit strategy for many Expanded Public Works Programme participants, which is why the programme provides entrepreneurship courses.

2017 BUDGET REVIEW 12 The third phase of the programme promotes the principle of sustainable livelihoods, providing training to participants to enable them to run their own small businesses. Training and enterprise development is carried out at sub-programme level across all sectors of the Expanded Public Works Programme. Chapter 8: Financing rural local municipalities for rural development Consolidation of grants The FFC recommends that, “The National Treasury continues to consolidate grants (as previously recommended by the Commission) because viewing grants in isolation gives the impression that some services are underfunded, whereas services may be fully or overfunded when viewing the grants holistically.” Government response Government agrees on the importance of consolidating conditional grants. This is one of the main recommendations of the review of local government infrastructure grants. The review has already led to the consolidation of several conditional grants, including the merger of the public transport network operations grant and the public transport infrastructure grant in 2015/16 to form the public transport network grant. Three separate water and sanitation grants with overlapping objectives and activities were merged to form the water services infrastructure grant in 2016/17. Further grant consolidation is expected in future, especially in urban areas. The National Treasury is engaging with other stakeholders on the possible incorporation of integrated national electrification programme (municipal) grant allocations for metropolitan municipalities into the urban settlements development grant in 2018/19. This would reduce the number of separate grants transferred to metropolitan municipalities. Objective cost estimates to inform local government allocations The FFC recommends that, “The National Treasury ensures that the local government equitable share and conditional grants are informed by objectively derived cost estimates, without which the viability of rural municipalities will always be under threat.” Government response Government recognises the importance of using realistic cost estimates to inform allocations to municipalities and analyse their performance. Government welcomes the study on the costing of municipal services that the FFC and SALGA have recently released as a valuable addition to the data available to inform policy discussions in this area. The study found that the cost of building and operating infrastructure for basic services was higher in urban areas than rural areas as a result of the different assumptions made regarding the levels of service provided in urban and rural areas. Findings such as these need to be carefully interrogated before they are considered for use in informing allocations. The current local government equitable share formula allocates higher allocations to rural municipalities in recognition of their limited ability to raise their own revenue to fund administration and community services costs. Chapter 9: Effectiveness of transfers to local and district municipalities for rural development Evaluate the effectiveness of existing grant supervision methods The FFC recommends that, “The National Treasury includes, as part of the principles underlying grants to rural municipalities, more stringent expenditure supervision, in order to minimise wastage and improve efficiency. The national and provincial governments should evaluate the effectiveness of existing supervision methods with a view to strengthening them.” Government response Government agrees on the importance of monitoring the financial and non-financial performance of conditional grants to minimise wastage and improve efficiency. The review of local government

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 13 infrastructure grants includes improving the management of the grant system as one of its key areas of reform, which involves ongoing work to improve performance monitoring. Chapter 10: Farm evictions and increasing rural local municipalities’ responsibilities Municipal disaster grant is allowed to cater for eviction-related emergencies The FFC recommends that, “The current municipal disaster grant be allowed to cater for eviction-related emergencies. The same approach of accessing the portion of the disaster grant should be applicable to farm eviction incidences. This approach is aligned with the findings from previous research by the Commission that provinces and municipalities, rather than national government, appear better at ensuring grant funding is spent.” Government response Government appreciates and agrees with the concerns raised regarding evictions. Government does not, however, agree that evictions meet the definition of disasters prescribed in the Disaster Management Act (2002), which means that the municipal disaster grant is not the appropriate instrument for alleviating the effect of evictions. The National Housing Programme for Housing Assistance in Emergency Circumstances specifically provides funding for housing assistance for evicted households. Provinces are required to set aside funds from the human settlements development grant for this programme. It should also be noted that eviction orders from farms are only granted by the courts if alternative accommodation has been identified. Chapter 11: Reviewing effectiveness of sanitation fiscal instruments and governance in enhancing rural development Evaluation of the impact of sanitation grants The FFC recommends that, “The Department of Planning, Monitoring and Evaluation, the National Treasury and the Department of Water and Sanitation undertake a comprehensive evaluation of the impact of sanitation grants on rural municipalities before discontinuing the grants.” Government response Government agrees on the need to review the performance of conditional grants before they are phased out. When a grant ends, a report on the reasons for its discontinuation is submitted to Parliament. This report sets out the grant’s objectives, the extent to which these have been achieved and how these objectives will be achieved in future. It is important to note that there are relatively few cases where the end of a particular grant means that government stops implementing a programme or performing a function entirely. In most cases, the work continues to be funded through other programmes and grants. Some grants are merged, or shifted between direct and indirect allocations, in which case the grant is not truly ending and so there is no need for a closeout report. In line with the FFC’s other recommendations on the desirability of reducing the number of grants through the consolidation of existing grants, it is important that grants that are introduced to achieve a particular set of outcomes in a defined period of time do not remain in the system indefinitely. Submission of compliant business plans The FFC recommends that, “The district and rural municipalities that are water services authorities submit compliant business plans timeously to the national Department of Water and Sanitation. Should they fail, executives should be held accountable. In cases where water services authorities lack capacity, the national and provincial departments of water and sanitation should intervene and provide requisite capacity.” Government response Government agrees with the recommendation. The Division of Revenue Act and its conditional grant frameworks require that business plans be signed off and submitted to the transferring officer. This is an

2017 BUDGET REVIEW 14 important mechanism to ensure that proper planning has taken place before funds are transferred, and municipalities can be held accountable for adhering to their approved business plans. Where appropriate, municipalities could include the completion and submission of business plans that meet grant requirements in the performance agreements of senior managers. This would provide a mechanism through which municipal executives can be held accountable for the preparation and submission of business plans. Where municipalities do not have the capacity to draw up their own business plans for grant spending, funds would usually be allocated through an indirect grant instead. This allows the Department of Water and Sanitation to plan and implement the projects on behalf of the municipality. At the same time, government provides extensive support to improve the capacity of municipalities over the medium to long term, so that in future they will be able to implement these projects themselves. Part 4: Provincial allocations Sections 214 and 227 of the Constitution require that an equitable share of nationally raised revenue be allocated to provincial government to enable it to provide basic services and perform its allocated functions. National transfers to provinces increase from R500.4 billion in 2016/17 to R538.2 billion in 2017/18. Over the MTEF period, provincial transfers will grow at an average annual rate of 7.5 per cent to R621 billion in 2019/20. Table W1.5 sets out the total transfers to provinces for 2017/18. A total of R441.3 billion is allocated to the provincial equitable share and R96.8 billion to conditional grants, which includes an unallocated R123.4 million for the provincial disaster grant. Changes to provincial allocations The baseline reductions discussed in Chapter 5 of the Budget Review were shared across the three spheres of government in proportion to the division of revenue. A weaker than expected economic and fiscal environment has meant that the budget had to be reprioritised to fund new and changing government priorities. In 2017/18, provincial baselines remain unchanged since the figures published in the 2016 Medium Term Budget Policy Statement. Of the R6.8 billion reduction to the provincial fiscal framework published in 2016, only 23.5 per cent (R1.6 billion) was applied to the equitable share, despite its accounting for more than 80 per cent of transfers to provinces. This ensures that the basic services funded by the provincial equitable share, such as health and education, are protected. The remaining R5.2 billion of the reduction comes from provincial conditional grants. Notwithstanding the need for fiscal consolidation announced in the 2016 Medium Term Budget Policy Statement, several grants funding essential services such as the national school nutrition programme grant, the early childhood development grant and the public transport operations grant were not reduced. The provincial equitable share grows at an average annual rate of 7.2 per cent over the MTEF period, while conditional grant allocations grow by Table W1.5 Total transfers to provinces, 2017/18 R million Equitable share Conditional grants Total transfers Eastern Cape 6 1 848 11 297 7 3 145 Free State 2 4 522 7 267 3 1 789 Gauteng 8 6 643 20 828 1 07 471 KwaZulu-Natal 9 3 757 18 824 1 12 580 Limpopo 5 1 960 7 885 5 9 845 Mpumalanga 3 6 082 7 183 4 3 264 Northern Cape 1 1 720 4 289 1 6 009 North West 3 0 330 7 552 3 7 882 Western Cape 4 4 470 11 580 5 6 050 Unallocated – 123 1 23 Total 4 41 331 9 6 829 538 160 Source: National Treasury

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 15 8.4 per cent per year. Where possible, the baseline reductions announced in 2016 have been weighted towards grants with a history of underspending or infrastructure grants that can defer implementation. Three new grants come into effect over the MTEF period. The first, the social worker employment grant, is to improve social welfare through increased deployment of social workers, and the second, the learners with profound intellectual disabilities grant, improves educational access for learners with intellectual disabilities. The early childhood development grant becomes active in 2017/18 to expand access to early childhood services across the country. Both the provinces and the national Department of Social Development have carried out extensive preparatory work to ensure a successful first year of spending under this grant. A total of R1.3 billion is allocated to the grant over the 2017 MTEF period. The school infrastructure backlogs grant, which was meant to conclude in 2016/17, is extended for an additional year to ensure that projects under this government priority are completed. The grant is allocated R2.6 billion for 2017/18. Over the 2017 MTEF period, the provincial equitable share increases by R64.8 billion. The national school nutrition programme grant increases by R390 million which is added specifically to feed more children and alleviate the negative effects of food price inflation as a result of persistent drought. After accounting for all reprioritisations, fiscal consolidation and additions, the net revisions to the provincial direct and indirect allocations amount to a reduction of R1.4 billion per year in 2017/18 and 2018/19. The provincial equitable share The equitable share is the main source of revenue for meeting provincial expenditure responsibilities. To ensure that allocations are fair, the equitable share is allocated through a formula using objective data on the context and demand for services in each of the nine provinces. For each year of the 2017 MTEF, the following amounts are allocated to the provincial equitable share respectively: R441.3 billion, R471.5 billion and R506.1 billion. These revisions result in the provincial equitable share increasing by 23.2 per cent between 2016/17 and 2019/20, and growing at an average annual rate of 7.2 per cent over the medium term. Allocations calculated outside the equitable share formula The equitable share includes an amount of R2 billion in 2017/18, which previously funded adult basic education and training. This function shifted from national to provincial government from the start of the 2015 MTEF period, and is still allocated to provinces in the same proportions prior to the function shift. However, from 2018/19 onwards, funds will be allocated using the provincial equitable share formula. The equitable share formula The provincial equitable share formula is reviewed and updated with new data annually. For the 2017 MTEF, the formula has been updated with data from the 2016 mid-year population estimates published by Statistics South Africa, the 2016 preliminary data published by the Department of Basic Education on school enrolment, data from the 2015 General Household Survey for medical aid coverage, and data from the health sector and the Risk Equalisation Fund for the risk-adjusted capitation index. Allocation changes tend to mirror shifts in population across provinces, which results in changes in the relative demand for public services across these areas. The effect of these updates on the provincial equitable share is phased in over three years (2017/18 to 2019/20). Full impact of data updates on the provincial equitable share Table W1.6 shows the full impact of the data updates on the provincial equitable share per province. It compares the target shares for the 2016 and 2017 MTEF periods. The details of how the data updates affect each component of the formula are described in detail in the sub-sections below.

2017 BUDGET REVIEW

Table W1.6 Full impact of data updates on the equitable share

	2016 MTEF weighted average	2017 MTEF weighted average	Difference
Eastern Cape	14.0%	14.0%	-0.02%
Free State	5.6%	5.6%	-0.01%
Gauteng	19.7%	19.8%	0.15%
KwaZulu-Natal	21.2%	21.1%	-0.09%
Limpopo	11.8%	11.7%	-0.03%
Mpumalanga	8.2%	8.1%	-0.07%
Northern Cape	2.6%	2.7%	0.00%
North West	6.9%	6.9%	-0.00%
Western Cape	10.0%	10.1%	0.06%
Total	**100.0%**	**100.0%**	**0.00%**

Source: National Treasury

Phasing in the formula

Official data used annually to update the provincial equitable share formula invariably affects each province's share of the available funds. However, it is important that provinces have some stability in their revenue stream to allow for sound planning. As such, calculated new shares, informed by recent data, are phased in over the three-year MTEF period.

The equitable share formula data is updated every year and a new target share for each province is calculated, as shown in Table W1.7. The phase-in mechanism provides a smooth path to achieving these new weighted shares by the third year of the MTEF period. It takes the difference between the target weighted share for each province at the end of the MTEF period and the indicative allocation for 2017/18 published in the 2016 MTEF, and closes the gap between these shares by a third in each year of the 2017 MTEF period. As a result, one-third of the impact of the data updates is implemented in 2017/18, two-thirds in the indicative allocations for 2018/19, and the updates are fully implemented in the indicative allocations for 2019/20.

Table W1.7 Implementation of the equitable share weights

	2017/18	2017/18	2018/19	2019/20
Percentage	Indicative weighted shares from 2016 MTEF	2017 MTEF weighted shares 3-year phasing		
Eastern Cape	14.1%	14.0%	14.0%	14.0%
Free State	5.6%	5.6%	5.6%	5.6%
Gauteng	19.6%	19.6%	19.7%	19.8%
KwaZulu-Natal	21.2%	21.2%	21.2%	21.1%
Limpopo	11.8%	11.8%	11.7%	11.7%
Mpumalanga	8.2%	8.2%	8.2%	8.1%
Northern Cape	2.7%	2.7%	2.7%	2.7%
North West	6.9%	6.9%	6.9%	6.9%
Western Cape	10.0%	10.1%	10.1%	10.1%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: National Treasury

Provincial equitable share allocations

The final equitable share allocations per province for the 2017 MTEF are detailed in Table W1.8. These allocations include the full impact of the data updates, phased in over three years.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.8 Provincial equitable share

R million	2017/18	2018/19	2019/20
Eastern Cape	61 848	66 167	70 961
Free State	24 522	26 285	28 165
Gauteng	86 643	93 030	100 227
KwaZulu-Natal	93 757	99 741	106 841
Limpopo	51 960	55 386	59 371
Mpumalanga	36 082	38 489	41 214
Northern Cape	11 720	12 501	13 418
North West	30 330	32 473	34 857
Western Cape	44 470	47 452	51 049
Total	**441 331**	**471 522**	**506 104**

Source: National Treasury

Summary of the formula's structure

The formula, shown in Table W1.9, consists of six components that capture the relative demand for services between provinces and take into account specific provincial circumstances. The formula's components are neither indicative budgets nor guidelines as to how much should be spent on functions in each province or by provinces collectively. Rather, the education and health components are weighted broadly in line with historical expenditure patterns to indicate relative need. Provincial executive councils have discretion regarding the determination of departmental allocations for each function, taking into account the priorities that underpin the division of revenue.

For the 2017 Budget, the formula components are set out as follows:

- An *education component* (48 per cent), based on the size of the school-age population (ages 5 to 17) and the number of learners (Grades R to 12) enrolled in public ordinary schools.
- A *health component* (27 per cent), based on each province's risk profile and health system caseload.
- A *basic component* (16 per cent), derived from each province's share of the national population.
- An *institutional component* (5 per cent), divided equally between the provinces.
- A *poverty component* (3 per cent), based on income data. This component reinforces the redistributive bias of the formula.
- An *economic output component* (1 per cent), based on regional gross domestic product (GDP-R, measured by Statistics South Africa).

Table W1.9 Distributing the equitable shares by province, 2017 MTEF

	Education	Health	Basic share	Poverty	Economic activity	Institu-tional	Weighted average
	48.0%	**27.0%**	**16.0%**	**3.0%**	**1.0%**	**5.0%**	**100.0%**
Eastern Cape	15.1%	13.5%	12.6%	16.3%	7.6%	11.1%	14.0%
Free State	5.3%	5.3%	5.1%	5.2%	5.0%	11.1%	5.6%
Gauteng	18.0%	21.8%	24.1%	17.3%	34.3%	11.1%	19.8%
KwaZulu-Natal	22.3%	21.7%	19.8%	22.2%	16.1%	11.1%	21.1%
Limpopo	13.0%	10.3%	10.4%	13.6%	7.1%	11.1%	11.7%
Mpumalanga	8.4%	7.3%	7.7%	9.1%	7.5%	11.1%	8.1%
Northern Cape	2.3%	2.1%	2.1%	2.2%	2.1%	11.1%	2.7%
North West	6.5%	6.7%	6.8%	8.0%	6.5%	11.1%	6.9%
Western Cape	9.1%	11.3%	11.3%	6.1%	13.6%	11.1%	10.1%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: National Treasury

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2017 BUDGET REVIEW 18 Education component (48 per cent) The education component uses the school-age population (5 to 17 years), based on the 2011 Census, and enrolment data drawn from the Department of Basic Education’s 2016 School Realities Survey. Each of these elements is assigned a weight of 50 per cent. Table W1.10 shows the effect of updating the education component with new enrolment data on the education component shares. Health component (27 per cent) The health component uses a risk-adjusted capitation index and output data from public hospitals to estimate each province’s share of the health component. These methods work together to balance needs (risk-adjusted capitation) and demands (output component). The health component is presented in three parts below. Table W1.11 shows the shares of the risk-adjusted component, which accounts for 75 per cent of the health component. The risk-adjusted sub-component estimates a weighted population in each province using the risk-adjusted capitation index, which is calculated using data from the Council for Medical Schemes’ Risk Equalisation Fund. The percentage of the population with medical insurance, based on the 2015 General Household Survey, is deducted from the 2016 mid-year population estimates to estimate the uninsured population per province. The risk-adjusted index, which is an index of each province’s health risk profile, is applied to the uninsured population to estimate the weighted population. Each province’s share of this weighted Table W1.10 Impact of changes in school enrolment on the education component share 2015 2016 2016 MTEF 2017 MTEF Eastern Cape 1 856 317 1 948 855 1 957 187 8 332 15.1% 15.1% -0.04% Free State 6 57 489 681 310 687 072 5 762 5.3% 5.3% -0.00% Gauteng 2 231 793 2 247 389 2 310 810 6 3 421 17.8% 18.0% 0.17% KwaZulu-Natal 2 758 594 2 875 074 2 873 339 -1 735 22.4% 22.3% -0.11% Limpopo 1 536 294 1 752 451 1 764 551 1 2 100 13.1% 13.0% -0.03% Mpumalanga 1 053 846 1 077 372 1 072 151 -5 221 8.5% 8.4% -0.06% Northern Cape 288 839 289 233 291 650 2 417 2.3% 2.3% -0.00% North West 824 724 813 161 828 674 1 5 513 6.5% 6.5% 0.03% Western Cape 1 174 625 1 094 752 1 113 563 1 8 811 9.0% 9.1% 0.04% Total 1 2 382 521 12 779 597 12 898 997 1 19 400 100.0% 100.0% – Source: National Treasury Age cohort 5 – 17 School enrolment Changes in enrolment Weighted average Difference in weighted average Table W1.11 Risk-adjusted sub-component shares Mid-year population estimates Insured population Riskadjusted index Weighted population Risk-adjusted shares Change R million 2016 2015 2016 2017 Eastern Cape 7 062 10.7% 96.9% 6 108 13.5% 13.2% -0.27% Free State 2 862 16.2% 103.3% 2 476 5.3% 5.4% 0.06% Gauteng 1 3 498 27.7% 105.4% 10 288 21.7% 22.3% 0.60% KwaZulu-Natal 1 1 080 11.9% 98.9% 9 654 21.8% 20.9% -0.90% Limpopo 5 804 8.5% 91.6% 4 867 10.3% 10.5% 0.21% Mpumalanga 4 328 15.5% 95.7% 3 500 7.4% 7.6% 0.21% Northern Cape 1 192 17.6% 100.7% 989 2.1% 2.1% 0.07% North West 3 791 15.0% 102.2% 3 294 6.7% 7.1% 0.40% Western Cape 6 293 24.2% 104.0% 4 963 11.1% 10.8% -0.37% Total 55 909 46 138 100.0% 100.0% – Source: National Treasury

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

population is used to estimate their share of the risk-adjusted sub-component. Table W1.11 shows the change in this sub-component between 2016 and 2017.

The output sub-component is shown in Table W1.12 below.

Table W1.12 Output sub-component shares[1]

	Primary healthcare visits				Hospital workload patient-day equivalents			
R thousand	2014/15	2015/16	Average	Share	2014/15	2015/16	Average	Share
Eastern Cape	17 904	18 208	18 056	14.1%	4 637	4 567	4 602	14.3%
Free State	6 779	6 537	6 658	5.2%	1 706	1 571	1 639	5.1%
Gauteng	23 831	22 099	22 965	17.9%	6 714	6 934	6 824	21.1%
KwaZulu-Natal	31 235	30 872	31 053	24.2%	7 912	7 613	7 762	24.0%
Limpopo	14 343	14 356	14 350	11.2%	2 882	2 949	2 915	9.0%
Mpumalanga	9 485	9 309	9 397	7.3%	1 963	1 979	1 971	6.1%
Northern Cape	3 305	2 992	3 148	2.5%	592	599	595	1.8%
North West	8 363	8 154	8 258	6.4%	1 553	1 642	1 597	4.9%
Western Cape	14 257	14 151	14 204	11.1%	4 341	4 409	4 375	13.6%
Total	**129 501**	**126 676**	**128 089**	**100.0%**	**32 300**	**32 263**	**32 282**	**100.0%**

1. Some provincial numbers for patient-days and healthcare visits for 2014/15 have been restated, resulting in small variances from numbers published in 2016

Source: National Treasury

The output sub-component uses patient load data from the District Health Information Services. The average number of visits at primary healthcare clinics in 2014/15 and 2015/16 is calculated to estimate each province's share of this part of the output component, which makes up 5 per cent of the health component. For hospitals, each province's share of the total patient-day equivalents from public hospitals in 2014/15 and 2015/16 is used to estimate their share of this part of the output sub-component, making up 20 per cent of the health component. In total, the output component is 25 per cent of the health component.

Table W1.13 shows the updated health component shares for the 2017 MTEF period.

Table W1.13 Health component weighted shares

	Risk-adjusted	Primary healthcare	Hospital component	Weighted shares		Change
Weight	75.0%	5.0%	20.0%	2016	2017	
Eastern Cape	13.2%	14.1%	14.3%	13.5%	13.5%	-0.02%
Free State	5.4%	5.2%	5.1%	5.3%	5.3%	-0.01%
Gauteng	22.3%	17.9%	21.1%	21.7%	21.8%	0.14%
KwaZulu-Natal	20.9%	24.2%	24.0%	21.8%	21.7%	-0.11%
Limpopo	10.5%	11.2%	9.0%	10.3%	10.3%	-0.06%
Mpumalanga	7.6%	7.3%	6.1%	7.4%	7.3%	-0.09%
Northern Cape	2.1%	2.5%	1.8%	2.1%	2.1%	0.03%
North West	7.1%	6.4%	4.9%	6.7%	6.7%	-0.08%
Western Cape	10.8%	11.1%	13.6%	11.1%	11.3%	0.20%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**–**

Source: National Treasury

Basic component (16 per cent)

The basic component is derived from the proportion of each province's share of the national population. This component constitutes 16 per cent of the total equitable share. For the 2017 MTEF, population data is drawn from the 2016 mid-year population estimates produced by Statistics South Africa. Table W1.14 shows the impact on the basic component's revised weighted shares.

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2017 BUDGET REVIEW 20 Institutional component (5 per cent) The institutional component recognises that some costs associated with running a provincial government and providing services are not directly related to the size of a province’s population or the other factors included in other components. It is therefore distributed equally between provinces, constituting 5 per cent of the total equitable share, of which each province receives 11.1 per cent. This component benefits provinces with smaller populations, especially the Northern Cape, the Free State and the North West, because the allocation per person for these provinces is much higher in this component. Poverty component (3 per cent) The poverty component introduces a redistributive element to the formula and is assigned a weight of 3 per cent. The poor population includes people who fall in the lowest 40 per cent of household incomes in the 2010/11 Income and Expenditure Survey. The estimated size of the poor population in each province is calculated by multiplying the proportion of people in that province that fall into the poorest 40 per cent of South African households by the province’s population figure from the 2016 mid-year population estimates. Table W1.15 shows the proportion of the poor in each province from the Income and Expenditure Survey, the 2016 mid-year population estimates and the weighted share of the poverty component per province. Table W1.14 Impact of the changes in population on the basic component shares Mid-year population estimates Mid-year population estimates Population change % population change Change R million 2015 2016 2016 MTEF 2017 MTEF Eastern Cape 6 916 7 062 1 46 2.1% 12.6% 12.6% 0.05% Free State 2 818 2 862 4 4 1.6% 5.1% 5.1% -0.01% Gauteng 13 200 13 498 2 98 2.3% 24.0% 24.1% 0.12% KwaZulu-Natal 10 919 11 080 1 61 1.5% 19.9% 19.8% -0.05% Limpopo 5 727 5 804 7 7 1.3% 10.4% 10.4% -0.04% Mpumalanga 4 284 4 328 4 4 1.0% 7.8% 7.7% -0.05% Northern Cape 1 186 1 192 6 0.5% 2.2% 2.1% -0.03% North West 3 707 3 791 8 4 2.3% 6.7% 6.8% 0.03% Western Cape 6 200 6 293 9 3 1.5% 11.3% 11.3% -0.03% Total 5 4 957 55 909 9 52 1.7% 100.0% 100.0% – Source: National Treasury Basic component shares Table W1.15 Comparison of current and new poverty component weighted shares Current (2016 MTEF) R million Mid-year population estimates 2015 Poor population Weighted shares Mid-year population estimates 2016 Poor population Weighted shares Eastern Cape 52.0% 6 916 3 599 16.2% 7 062 3 674 16.3% 0.1% Free State 41.4% 2 818 1 167 5.3% 2 862 1 185 5.2% -0.0% Gauteng 28.9% 1 3 200 3 811 17.2% 13 498 3 897 17.3% 0.1% KwaZulu-Natal 45.3% 1 0 919 4 947 22.3% 11 080 5 020 22.2% -0.1% Limpopo 52.9% 5 727 3 027 13.6% 5 804 3 068 13.6% -0.0% Mpumalanga 47.3% 4 284 2 024 9.1% 4 328 2 045 9.1% -0.1% Northern Cape 40.8% 1 186 4 83 2.2% 1 192 4 86 2.2% -0.0% North West 47.9% 3 707 1 775 8.0% 3 791 1 815 8.0% 0.0% Western Cape 21.9% 6 200 1 356 6.1% 6 293 1 376 6.1% -0.0% Total 54 957 22 189 100% 55 909 22 566 100.0% – Source: National Treasury Income and Expenditure Survey 2010/11 New (2017 MTEF) Difference in weighted shares

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 21 Economic activity component (1 per cent) The economic activity component is a proxy for provincial tax capacity and expenditure assignments. Given that these assignments are a relatively small proportion of provincial budgets, the component is assigned a weight of 1 per cent. For the 2017 MTEF, 2015 GDP-R data is used. Table W1.16 shows the weighted shares of the economic activity component. Conditional grants to provinces There are four types of provincial conditional grants: Schedule 4A grants supplement various programmes partly funded by provinces. Schedule 5A grants fund specific responsibilities and programmes implemented by provinces. Schedule 6A grants provide in-kind allocations through which a national department implements projects in provinces. Schedule 7A grants provide for the swift allocation and transfer of funds to a province to help it deal with a disaster. Changes to conditional grants The overall growth in direct conditional transfers to provinces is buoyant, averaging 8.4 per cent over the MTEF period. Direct conditional grant baselines total R96.8 billion in 2017/18, R107.1 billion in 2018/19 and R114.3 billion in 2019/20. Indirect conditional grants amount to R4.3 billion, R1.8 billion and R1.9 billion respectively for each year of the same period. Table W1.17 provides a summary of conditional grants by sector for the 2017 MTEF period. More detailed information, including the framework and allocation criteria for each grant, is provided in the 2017 Division of Revenue Bill. The frameworks provide the conditions for each grant, the outputs expected, the allocation criteria used for dividing each grant between provinces, and a summary of the grants’ audited outcomes for 2015/16. Table W1.16 Current and new economic activity component weighted shares Current (2016 MTEF) New (2017 MTEF) GDP-R, 2014 (R million) Weighted shares GDP-R, 2015 (R million) Weighted shares Eastern Cape 2 72 714 7.7% 290 581 7.6% -0.09% Free State 1 79 776 5.1% 189 183 5.0% -0.12% Gauteng 1 194 144 33.8% 1 309 552 34.3% 0.56% KwaZulu-Natal 5 65 226 16.0% 6 15 607 16.1% 0.15% Limpopo 2 56 896 7.3% 271 725 7.1% -0.14% Mpumalanga 2 69 863 7.6% 2 86 295 7.5% -0.13% Northern Cape 7 1 142 2.0% 80 149 2.1% 0.09% North West 2 39 020 6.8% 249 724 6.5% -0.21% Western Cape 4 85 545 13.7% 519 790 13.6% -0.10% Total 3 534 326 100.0% 3 812 607 100.0% – Source: National Treasury Difference in weighted shares

2017 BUDGET REVIEW 22 Agriculture grants The comprehensive agricultural support programme aims to support newly established and emerging farmers, particularly subsistence, smallholder and previously disadvantaged farmers. The grant is reduced Table W1.17 Conditional grants to provinces R million 2016/17 2017/18 2018/19 2019/20 MTEF total Agriculture, Forestry and Fisheries 2 202 2 242 2 381 2 542 7 164 Comprehensive agricultural support programme 1 642 1 646 1 751 1 876 5 273 Ilima/Letsema projects 4 91 522 552 5 83 1 658 Land care programme: poverty relief and infrastructure development 6 9 74 78 82 234 Arts and Culture 1 357 1 420 1 499 1 580 4 499 Community library services 1 357 1 420 1 499 1 580 4 499 Basic Education 1 6 586 17 154 21 023 22 230 60 408 Education infrastructure 9 933 10 046 13 390 14 141 37 576 HIV and Aids (life skills education) 2 31 245 260 2 74 779 Learners with profound intellectual disabilities – 72 185 2 21 478 Maths, science and technology 3 62 365 386 4 08 1 160 National school nutrition programme 6 060 6 426 6 802 7 186 20 414 Cooperative Governance and Traditional Affairs – 123 131 1 38 392 Provincial disaster – 123 131 1 38 392 Health 3 3 981 37 520 41 217 44 615 123 352 Comprehensive HIV, Aids and TB 1 5 291 17 558 19 922 22 039 59 519 Health facility revitalisation 5 273 5 654 5 916 6 247 17 817 Health professions training and development 2 477 2 632 2 784 2 940 8 357 Human papillomavirus vaccine – – 200 2 11 411 National tertiary services 1 0 847 11 676 1 2 395 13 178 37 248 National health insurance 9 4 – – – – Human Settlements 18 284 19 969 21 115 22 338 63 423 Human settlements development 18 284 19 969 21 115 22 338 63 423 Public Works 762 781 824 8 82 2 487 Expanded public works programme integrated grant for provinces 402 396 416 4 52 1 263 Social sector expanded public works programme incentive for provinces 360 386 408 4 31 1 224 Social Development 8 6 556 758 8 06 2 120 Substance abuse treatment 8 6 57 71 75 203 Early childhood development – 318 491 5 18 1 327 Social worker employment grant – 182 197 2 13 591 Sport and Recreation South Africa 556 586 618 6 53 1 857 Mass participation and sport development 556 586 618 6 53 1 857 Transport 15 878 16 477 17 526 18 507 52 510 Provincial roads maintenance 10 478 10 754 11 536 12 182 34 471 Public transport operations 5 400 5 723 5 990 6 326 18 039 Total direct conditional allocations1 89 692 96 829 107 092 114 292 318 213 Indirect transfers 3 654 4 258 1 765 1 864 7 886 Agriculture, Forestry and Fisheries 212 – – – – Comprehensive agricultural support programme indirect 212 – – – – Basic Education 2 181 2 595 – – 2 595 School infrastructure backlogs 2 181 2 595 – – 2 595 Health 1 261 1 663 1 765 1 864 5 292 National health insurance indirect 1 261 1 663 1 765 1 864 5 292 1. Excludes provisional allocations Source: National Treasury

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 23 by R235.9 million over the 2017 MTEF period, of which R135.5 million is kept within the sector as an allocation to the national Department of Agriculture, Forestry and Fisheries for an agricultural census to assess the farming landscape in South Africa. The allocations for 2017/18 include R131.8 million for the repair of flood damage to agricultural infrastructure. The grant is allocated R5.3 billion over the medium term. The land care programme grant: poverty relief and infrastructure development aims to improve productivity and the sustainable use of natural resources. Provinces are also encouraged to use this grant to create jobs through the Expanded Public Works Programme. Over the medium term, R233.7 million is allocated to this grant. The Ilima/Letsema projects grant aims to boost food production by helping previously disadvantaged farming communities. The grant’s baseline is protected, with R522.1 million allocated for 2017/18, and a total of R1.7 billion over the MTEF period. Arts and culture grant The community library services grant, administered by the Department of Arts and Culture, aims to help South Africans access information to improve their socioeconomic situation. The grant is allocated to the relevant provincial department and administered by that department or through a service-level agreement with municipalities. In collaboration with provincial departments of basic education, the grant also funds libraries that serve both schools and the general public. Funds from this grant may also be used to shift the libraries function between provinces and municipalities. The baseline reduction on this grant in 2017/18 is R20.8 million. The grant is allocated R4.5 billion over the next three years. Basic education grants Provinces use the education infrastructure grant to construct, maintain and refurbish education infrastructure and schools. The school infrastructure backlogs grant is an indirect grant to provinces that was introduced in 2011 as a temporary, high-impact grant. The national Department of Basic Education uses this grant to build and upgrade schools on behalf of provinces to address inappropriate structures and access to basic services. The school infrastructure backlogs grant was to merge with the education infrastructure grant in 2017/18, but it has been extended for another year to allow time for projects to be completed and for the thorough assessment of the grant transition process. The education infrastructure grant’s baseline has been protected over the medium term and the total allocation for this period is R37.6 billion. This includes the school infrastructure backlogs grant component, which will remain unallocated in 2018/19 and 2019/20. As such, the baseline of the education infrastructure grant is R9.6 billion in 2017/18, R12.8 billion in 2018/19 and R13.5 billion in 2019/20. This leaves unallocated funds of R3.8 billion in 2018/19 and R4.1 billion in 2019/20. Infrastructure grant reforms to improve planning were introduced in 2013 after a decade of provincial capacity building through the Infrastructure Delivery Improvement Programme. Under the requirements introduced in the 2013 Division of Revenue Act, provincial education departments had to go through a two-year planning process to be eligible to receive incentive allocations from 2016/17 onwards. To receive the 2017/18 incentive, the departments had to meet certain prerequisites in 2015/16 and have their infrastructure plans approved in 2016/17. The national Department of Basic Education and the National Treasury assessed the provinces’ infrastructure plans. A moderation process was undertaken between the national departments, provincial treasuries and provincial departments of basic education to agree on the final scores. Provinces needed to obtain a minimum score of 60 per cent to qualify for the incentive. Table W1.18 shows the final score and incentive allocation for each province.

2017 BUDGET REVIEW 24 The national school nutrition programme grant seeks to improve the nutrition of poor school children, enhance active learning capacity and increase school attendance. It provides a free daily meal to pupils in the poorest 60 per cent of schools (quintile 1 to 3). To account for the rapid inflation in food prices over the past year, the baseline for this grant is increased by R390 million over the MTEF period to preserve the quality of the food provided and to expand access to deserving learners. The maths, science and technology grant resulted from the merging of the Dinaledi schools grant and the technical secondary schools recapitalisation grant. This grant, in its second year, appears to be gaining some traction, but is still underspending. As a result, R63 million is cut from the grant’s baseline over the 2017 MTEF period, allowing these funds to be reprioritised to other priority areas. The grant’s total allocation is R1.2 billion over the medium term. The HIV and Aids (life skills education) programme grant provides for life skills training and sexuality and HIV/AIDS education in primary and secondary schools. It is fully integrated into the school system, with learner and teacher support materials provided for Grades 1 to 9. The grant’s baseline is preserved over the MTEF period, with allocations of R245.3 million in 2017/18, R259.5 million in 2018/19 and R274.1 million in 2019/20. The new learners with profound intellectual disabilities grant will be introduced over the 2017 MTEF period. The grant aims to expand access to education for learners with profound intellectual disabilities. The grant is allocated R72 million in 2017/18, R185.5 million in 2018/19 and R220.8 million in 2019/20. Cooperative governance grant The provincial disaster grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance. It is unallocated at the start of the financial year. The grant allows for an immediate (in-year) release of funds to be disbursed by the National Disaster Management Centre after a disaster is declared, without the need for the transfers to be gazetted first. The reconstruction of infrastructure damaged by disasters is funded separately through ring-fenced allocations in sector grants. Mitigation strategies against the ongoing drought have, in part, been funded by this grant. To ensure that sufficient funds are available in the event of a disaster, section 26 of the 2017 Division of Revenue Bill allows for funds allocated to the municipal disaster grant to be transferred to provinces if funds in the provincial disaster grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters so that an initial payment for emergency aid can be made before a full assessment of damages and costs has been completed. Over the 2017 MTEF period, a total of R391.9 million has been allocated to the provincial disaster grant. Table W1.18 Education infrastructure grant allocations R thousand Basic component Incentive component Disaster recovery funds Eastern Cape 81% 1 413 416 1 68 334 – 1 581 750 Free State 53% 661 635 – – 661 635 Gauteng 71% 1 299 812 1 68 334 – 1 468 146 KwaZulu-Natal 76% 1 824 812 1 68 334 – 1 993 146 Limpopo 56% 8 10 523 – – 810 523 Mpumalanga 58% 7 50 184 – – 750 184 Northern Cape 76% 4 43 933 168 334 – 612 267 North West 61% 9 05 997 168 334 – 1 074 331 Western Cape 89% 9 25 246 168 334 – 1 093 580 Total 9 035 560 1 010 002 – 10 045 562 Source: National Treasury Planning assessment results from 2016 2017/18 Final allocation for 2017/18

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 25 Health grants The national tertiary services grant provides strategic funding to enable provinces to plan, modernise and transform tertiary hospital service delivery in line with national policy objectives. The grant operates in 33 hospitals across the nine provinces. The urban areas of Gauteng and the Western Cape receive the largest shares of the grant because they provide the largest proportion of high-level, sophisticated services for the benefit of the country’s health sector. In light of previous baselines reductions, coupled with the pressures that tertiary services face, this grant’s baseline is preserved over the 2017 MTEF period. The grant is allocated R37.2 billion over the medium term. The health facility revitalisation grant funds the construction and maintenance of health infrastructure. It was created in 2013/14 through the merger of three previous grants. The grant funds a wide range of health infrastructure projects, including large projects to modernise hospital infrastructure and equipment, general maintenance and infrastructure projects at smaller hospitals, and the refurbishment and upgrading of nursing colleges and schools. This grant’s baseline is reduced by R115.4 million in 2017/18 and by R248.2 million over the remainder of the 2017 MTEF period. In spite of the reduction, R17.8 billion is allocated to this grant over the medium term, with ring-fenced funds for disasters. Similar to the reforms to the education infrastructure grant discussed previously, a two-year planning process is now required for provinces to access this grant. The national Department of Health and the National Treasury conducted an assessment of the provinces’ infrastructure plans, followed by a moderation process between the national departments, provincial treasuries and provincial departments of health to agree on the final scores. Provinces had to obtain a minimum score of 60 per cent to qualify for the incentive. Funds for the incentive component in the outer years are shown as unallocated. Table W1.19 sets out the final score and the incentive allocation per province. The health professions training and development grant funds the training of health professionals, and the development and recruitment of medical specialists. It enables the shifting of teaching activities from central to regional and district hospitals. The baseline for this grant is protected over the 2017 MTEF period, with an allocation of R8.4 billion over the medium term. The comprehensive HIV, Aids and TB grant supports HIV/AIDS prevention programmes and specific interventions, including voluntary counselling and testing, prevention of mother-to-child transmission, post-exposure prophylaxis, antiretroviral treatment and home-based care. In the 2016 MTEF, the grant’s scope was extended to include Tuberculosis. To support fiscal consolidation efforts, the grant’s baseline is reduced by R327.3 million over the 2017 MTEF period, but still grows at an average of 12.9 per cent over the medium term. To make provision for the continued expansion of antiretroviral treatment in response to the universal test-and-treat policy, R1 billion has been added to the grant in 2019/20. Table W1.19 Health facility revitalisation grant allocations R thousand Basic component Incentive component Disaster recovery funds Eastern Cape 77% 5 42 939 7 7 818 - 620 757 Free State 66% 4 74 339 7 7 818 - 552 157 Gauteng 69% 8 12 847 7 7 818 - 890 665 KwaZulu-Natal 73% 1 071 537 7 7 818 - 1 149 355 Limpopo 66% 4 30 326 7 7 818 - 508 144 Mpumalanga 55% 3 25 617 - - 325 617 Northern Cape 64% 3 65 935 7 7 818 - 443 753 North West 72% 4 80 443 7 7 818 - 558 261 Western Cape 78% 5 69 471 3 6 315 - 605 786 Total 5 073 452 5 81 043 – 5 654 495 Source: National Treasury Planning assessment results from 2016 2017/18 Final allocation for 2017/18

2017 BUDGET REVIEW 26 The national health insurance grant was introduced in 2013/14 to fund the national health insurance pilot sites. Ten pilot districts were selected to test interventions that aim to strengthen the health system in preparation for national health insurance, including primary healthcare reengineering. However, this grant has performed poorly, with little evidence of improved outcomes and impact. The grant is now closed – 2016/17 was its final year – and the Department of Health has compiled a close-out report. The grant highlighted several challenges that will need to be addressed as the country transitions to universal health coverage, including poor supply chain management systems, weak human resource capacity and lack of delegation powers at district level. In future, the national Department of Health will fund all preparatory work under the national health insurance indirect grant, which has five targeted components: Support infrastructure projects Support the national health insurance scheme pilot sites Support the rollout of the human papillomavirus vaccine Implement the ideal clinic initiative Roll out the patient information system, which starts in 2017/18. The infrastructure component will be used to accelerate construction, maintenance, upgrades and rehabilitation for new and existing health infrastructure. The second component will be used to contract general practitioners from the private sector for national health insurance sites. The last component will support 10 central hospitals to strengthen their patient information systems, and develop and pilot alternative hospital reimbursement tools, which will allow for appropriate reimbursement of hospitals when the health sector transitions to universal health coverage. From 2018/19, the human papillomavirus vaccine component will become a direct grant to provinces. The national Department of Health will ensure that provincial departments are ready to take over the provision of this service and preserve the coverage ratio. Human settlements grant The human settlements development grant seeks to establish habitable, stable and sustainable human settlements in which all citizens have access to social and economic amenities. This grant is allocated using a formula with three components: The first component shares 70 per cent of the total allocation between provinces in proportion to their share of the total number of households living in inadequate housing. Data from the 2011 Census is used for the number of households in each province living in informal settlements, shacks in backyards and traditional dwellings. Not all traditional dwellings are inadequate, which is why information on the proportion of traditional dwellings per province with damaged roofs and walls from the 2010 General Household Survey is used to adjust these totals so that only traditional dwellings that provide inadequate shelter are counted in the formula. The second component determines 20 per cent of the total allocation based on the share of poor households in each province. The number of households with an income of less than R1 500 per month is used to determine 80 per cent of the component and the share of households with an income of between R1 500 and R3 500 per month is used to determine the remaining 20 per cent. Data used in this component comes from the 2011 Census. The third component, which determines 10 per cent of the total allocation, is shared in proportion to the number of people in each province, as measured in the 2011 Census. In addition to the allocations determined through the formula, a total of R3.6 billion is ring-fenced over the 2017 MTEF period to upgrade human settlements in mining towns in six provinces. These allocations respond to areas with significant informal settlement challenges, with a high proportion of economic activity based on the natural resources sector. A total of R134.3 million is also ring-fenced over the medium term to repair infrastructure damaged by natural disasters.

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 27 The baseline reduction on this grant in 2017/18 is R871 million. The grant’s allocation totals R63.4 billion over the medium term, with a yearly growth rate of 6.9 per cent, outpacing projected inflation. Public works grants The expanded public works programme integrated grant for provinces incentivises provincial departments to use labour-intensive methods in infrastructure, environmental and other projects. Grant allocations are determined upfront based on the performance of provincial departments in meeting job targets in the preceding financial year. The grant is allocated R1.3 billion over the MTEF period. The social sector expanded public works programme incentive grant for provinces rewards provinces for creating jobs in the preceding financial year in the areas of home-based care, early childhood development, adult literacy and numeracy, community safety and security, and sports programmes. The grant’s allocation model incentivises provincial departments to participate in the Expanded Public Works Programme and measures the performance of each province relative to its peers, providing additional incentives to those that perform well. The grant is allocated R1.2 billion over the MTEF period. Social development grants The substance abuse treatment grant aims to build public substance abuse treatment facilities in the four provinces that did not already have such facilities: the Eastern Cape, the Free State, the Northern Cape and the North West. Starting in 2017/18, the purpose of this grant, which was exclusively for the construction of treatment centres, has changed to one that supplements the operationalisation of the newly constructed treatments centres. No baseline reduction has been effected on this grant. It has been allocated R202.5 million over the 2017 MTEF period. The early childhood development grant was introduced last year, with disbursements starting in 2017/18. The grant plays a part in government’s prioritisation of early childhood development, as envisioned in the National Development Plan. The grant has two distinct objectives: improve poor children’s access to early childhood programmes, and ensure that the early childhood centres have adequate infrastructure. Over the MTEF period, the grant baseline totals R1.3 billion. The new social worker employment grant, which also comes into effect this year, aims to reduce the backlog in the number of social worker graduates that remain unemployed while the need for social work across the country continues to increase. The grant uses reprioritised funds that the Department of Social Development previously used to subsidise the education of social workers. A total of R591.3 million is reprioritised and allocated towards this new grant over the 2017 MTEF period. Sport and recreation grant The mass participation and sport development grant aims to increase and sustain mass participation in sport and recreational activities in the provinces, with greater emphasis on provincial and district academies. The baseline of this grant is preserved, with an allocation of R1.9 billion over the MTEF period. Transport grants The public transport operations grant subsidises commuter bus services. It supports provinces to ensure that contractual obligations are met and services are efficiently provided. The public transport contracting and regulatory functions may be assigned to certain metropolitan municipalities during 2017/18. If this takes place, funds for this grant will be transferred directly to the assigned municipality. Given the pressure this sector faces, R700 million was added to the grant’s baseline over the 2016 MTEF period. For the 2017 period, this baseline has been preserved. The grant is allocated R5.7 billion in 2017/18, R6 billion in 2018/19 and R6.3 billion in 2019/20. The provincial roads maintenance grant consists of three components. The largest component enables provinces to expand their maintenance activities. The other components allow provinces to repair roads

2017 BUDGET REVIEW 28 damaged by floods and rehabilitate roads that are heavily used in support of electricity production. Grant allocations are determined using a formula based on provincial road networks, road traffic and weather conditions. These factors reflect the different costs of maintaining road networks in each province. The grant requires provinces to follow best practices for planning and to use and regularly update road asset management systems. The performance indicators for the incentive portion of the grant, based on traffic loads, safety engineering and visual condition indicators, come into effect in 2017/18. The total allocation for the MTEF period is R34.5 billion, including ring-fenced allocations of R480 million for the repair of infrastructure damaged by floods. Part 5: Local government fiscal framework and allocations The local government fiscal framework responds to the constitutional assignment of powers and functions to this sphere of government. The framework – including all transfers and own revenues – is structured to support the achievement of the National Development Plan’s goals. The framework refers to all resources available to municipalities to meet their expenditure responsibilities. National transfers account for a relatively small proportion of the local government fiscal framework, with the majority of local government revenues being raised by municipalities themselves through their substantial revenue-raising powers. However, the proportion of revenue from transfers and own revenues varies dramatically across municipalities, with poor rural municipalities receiving most of their revenue from transfers, while urban municipalities raise the majority of their own revenues. This differentiation in the way municipalities are funded will continue in the period ahead. This section outlines the transfers made to local government and how these funds are distributed between municipalities. Funds raised by national government are transferred to municipalities through conditional and unconditional grants. National transfers to municipalities are published to enable them to plan fully for their 2017/18 budgets, and to promote better accountability and transparency by ensuring that all national allocations are included in municipal budgets. Transfers to local government Over the 2017 MTEF period, R366.3 billion will be transferred directly to local government and a further R23 billion has been allocated to indirect grants. Direct transfers to local government over the medium term account for 9.1 per cent of national government’s non-interest expenditure. When indirect transfers are added to this, total spending on local government increases to 9.7 per cent of national non-interest expenditure.

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.20 Transfers to local government

R million	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
		Outcome		Revised estimate		Medium-term estimates	
Direct transfers	**82 595**	**87 570**	**98 338**	**103 255**	**112 524**	**121 470**	**130 477**
Equitable share and related[1]	**38 964**	**41 592**	**49 367**	**51 169**	**57 012**	**62 732**	**67 473**
Equitable share formula[2]	34 268	36 512	44 211	45 719	51 326	56 723	61 136
RSC levy replacement	3 930	4 146	4 337	4 567	4 795	5 073	5 357
Support for councillor remuneration and ward committees	766	935	819	883	891	936	981
General fuel levy sharing with metros	**9 613**	**10 190**	**10 659**	**11 224**	**11 785**	**12 469**	**13 167**
Conditional grants	**34 018**	**35 788**	**38 313**	**40 863**	**43 727**	**46 270**	**49 836**
Infrastructure	32 412	34 167	36 866	39 120	41 777	44 274	47 775
Capacity building and other	1 606	1 621	1 446	1 743	1 950	1 995	2 062
Indirect transfers	**5 945**	**8 250**	**10 370**	**7 824**	**7 338**	**7 596**	**8 015**
Infrastructure	5 705	7 998	10 119	7 740	7 235	7 480	7 893
Capacity building and other	240	252	251	84	103	115	122
Total	**88 541**	**95 820**	**108 708**	**111 079**	**119 862**	**129 066**	**138 491**

1. Excludes provisional allocations

2. Outcome and revised estimate figures for the equitable share reflect amounts transferred after funds have been withheld to offset underspending by municipalities on conditional grants. Roll-over funds are reflected in the year in which they were transferred

Source: National Treasury

Changes to local government allocations

Direct transfers to local government grow at an annual average rate of 8 per cent over the 2017 MTEF period. This strong growth in transfers reflects the importance of local government functions, while recognising the rising costs of delivering municipal services to a growing number of households. At the same time, small reductions to some large conditional grants have been made to reprioritise funds to other government priorities. Grant administrators and municipalities will need to maximise efficient spending to minimise the effect of these reductions on service delivery. These changes are summarised in Table W1.21.

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2017 BUDGET REVIEW

Table W1.21 Revisions to direct and indirect transfers to local government

R million	2017/18	2018/19	2019/20	2017 MTEF Total revisions
Additions to baselines	–	**1 000**	**3 285**	**4 285**
Direct transfers	–	**1 000**	**3 285**	**4 285**
Local government equitable share	–	1 000	2 285	3 285
Integrated national electrification programme	–	–	1 000	1 000
Reductions to baseline	**-878**	**-925**	**-951**	**-2 754**
Direct transfers	**-816**	**-841**	**-857**	**-2 514**
Municipal infrastructure grant	-100	-106	-106	-312
Water services infrastructure	-400	-400	-423	-1 224
Urban settlements development	-90	-96	-96	-282
Public transport network	-200	-211	-211	-622
Expanded public works programme	-25	-29	-19	-73
Indirect transfers	**-63**	**-84**	**-95**	**-241**
Regional bulk infrastructure	-33	-51	-58	**-142**
Integrated national electrification programme	-30	-33	-36	-99
Total change to local government allocations				
Change to direct transfers	-816	159	2 428	1 771
Change to indirect transfers	-63	-84	-95	-241
Net change to local government allocations	**-878**	**75**	**2 333**	**1 530**

Source: National Treasury

A total of R4.3 billion is added to local government allocations over the MTEF period. Of this, R3.3 billion is added to the local government equitable share to assist municipalities with the rising costs of providing free basic services to their residents. A further R1 billion is added to the *integrated national electrification programme (municipal) grant* in 2019/20.

The 2016 *Medium Term Budget Policy Statement* announced significant growth in the local government equitable share allocations between 2018/19 and 2019/20. This is in part due to the indicative allocation of R1.8 billion in 2019/20, which will only be confirmed in the 2018 budget process. These funds are therefore not included in tables W1.20 and W1.21, but they are included in tables W1.2 and W1.4. They are also not included in the allocations per municipality published for the 2017 MTEF period.

Over the MTEF period, transfers are reduced by R2.8 billion in total, including R2.5 billion from direct grants and R189.3 million from indirect grants. To make resources available for other government priorities, small reductions are made to a mix of urban and rural grants, including the *public transport network grant*, the *water services infrastructure grant*, the *municipal infrastructure grant,* and the *urban settlements development grant*. Despite the proposed reductions, all of these grants continue to grow by at least 5 per cent per year over the 2017 MTEF period. In addition, transfers to three grants have been reduced to reprioritise funds for other government priorities. Funds are reprioritised from the *expanded public works programme integrated grant to municipalities* for the expanded mandate of the Commission for Conciliation, Mediation and Arbitration. Funds have been reprioritised from the indirect *integrated national electrification programme (Eskom) grant* to fund the management of nuclear waste. Small amounts from the indirect *regional bulk infrastructure grant* will be reprioritised to augment funding for water catchment management agencies.

After accounting for all reductions and additions, direct transfers to local government increase by R1.5 billion over the MTEF period (not including the preliminary allocations discussed below). This increase is primarily due to the additions to the local government equitable share. Indirect transfers to local government (allocations spent by national departments on behalf of municipalities) decrease by R240.9 million over the medium term. Total allocations to local government (including direct and indirect transfers) decrease by R878.5 million in 2017/18, followed by increases of R75 million in 2018/19 and R2.3 billion in 2019/20.

30

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 31 The local government equitable share In terms of section 227 of the Constitution, local government is entitled to an equitable share of nationally raised revenue to enable it to provide basic services and perform its allocated functions. The local government equitable share is an unconditional transfer that supplements the revenue that municipalities can raise themselves (including revenue raised through property rates and service charges). The equitable share provides funding for municipalities to deliver free basic services to poor households and subsidises the cost of administration and other core services for those municipalities that have the least potential to cover these costs from their own revenues. Over the 2017 MTEF period, the local government equitable share, including the RSC/JSB levies replacement grant and special support for councillor remuneration and ward committees, amounts to R187.2 billion – R57 billion in 2017/18, R62.7 billion in 2018/19 and R67.5 billion in 2019/20. To help compensate for the rising costs of providing free basic services in municipalities, R1 billion will be added to the local government equitable share in 2018/19 and R2.3 billion will be added in 2019/20. This is in addition to the R1.5 billion in 2017/18 and R3 billion in 2018/19 that were added in the 2016 division of revenue. Formula for allocating the local government equitable share The portion of national revenue allocated to local government through the equitable share is determined in the national budget process and endorsed by Cabinet (the vertical division). Local government’s equitable share is divided among the country’s 257 municipalities, using a formula (the horizontal division) to ensure objectivity. Following a review of the previous formula by the National Treasury, the Department of Cooperative Governance and SALGA, in partnership with the FFC and Statistics South Africa, the current formula for the local government equitable share was introduced in 2013/14. The formula’s principles and objectives were set out in detail in the Explanatory Memorandum to the 2013 Division of Revenue. Updating the formula with 2016 Community Survey data The formula, which is based on data from the 2011 Census, will be updated with data from the 2016 Community Survey over the 2017 MTEF period. To smooth the impact of this update on the allocations to municipalities, the data will be phased in over the three years of the MTEF. In 2017/18, allocations will still be based primarily on 2011 Census data (although the 2016 Community Survey data will begin to be introduced). In 2018/19, allocations will be based on data from the 2016 Community Survey, but the impact will be cushioned through a phase-in mechanism described in more detail below). By 2019/20, the formula will be fully based on 2016 Community Survey data. Structure of the local government equitable share formula The formula uses demographic and other data to determine each municipality’s portion of the local government equitable share. It has three parts, made up of five components:   The first part of the formula consists of the basic services component, which provides for the cost of free basic services for poor households.   The second part enables municipalities with limited resources to afford basic administrative and governance capacity, and perform core municipal functions. It does this through three components: - The institutional component provides a subsidy for basic municipal administrative costs. - The community services component provides funds for other core municipal services not included under basic services.

 2017 BUDGET REVIEW 32 - The revenue adjustment factor ensures that funds from this part of the formula are only provided to municipalities with limited potential to raise their own revenue. Municipalities that are least able to fund these costs from their own revenues should receive the most funding.   The third part of the formula provides predictability and stability through the correction and stabilisation factor, which ensures that all of the formula’s guarantees can be met. Each of these components is described in detail in the sub-sections that follow. The formula’s structure is summarised in the box. Structure of the local government equitable share formula LGES = BS + (I + CS)xRA ± C where LGES is the local government equitable share BS is the basic services component I is the institutional component CS is the community services component RA is the revenue adjustment factor C is the correction and stabilisation factor The basic services component This component helps municipalities provide free basic water, sanitation, electricity and refuse removal services to households that fall below an affordability threshold. Following municipal consultation, the formula’s affordability measure (used to determine how many households need free basic services) is based on the level of two state old age pensions. When the 2011 Census was conducted, the state old age pension was worth R1 140 per month, which means that two old age pensions were worth R2 280 per month. A monthly household income of R2 300 per month (in 2011) has therefore been used to define the formula’s affordability threshold. Statistics South Africa has calculated that 59 per cent of all households in South Africa fall below this income threshold. However, the proportion in each municipality varies widely. The threshold is not an official poverty line or a required level to be used by municipalities in their own indigence policies – if municipalities choose to provide fewer households with free basic services than they are funded for through the local government equitable share, then their budget documentation should clearly set out why they have made this choice and how they have consulted with their community during the budget process. The number of households per municipality, and the number below the poverty threshold, is updated annually based on the growth experienced between the 2001 and 2011 Censuses. Provincial growth rates are then rebalanced to match the average annual provincial growth reported between 2002 and 2015 in the annual General Household Survey. Statistics South Africa has advised the National Treasury that, in the absence of official municipal household estimates, this is a credible method of estimating the household numbers per municipality needed for the formula. The same methodology will be used to update the number of households used to calculate allocations for 2017/18. In 2018/19, the number of households will be taken from the 2016 Community Survey. From 2019/20 onwards, the annual updates will use the rate of growth in household numbers between the 2001 Census and the 2016 Community Survey. Statistics South Africa is researching methods for producing municipal-level data estimates, which may be used to inform equitable share allocations in future. The proportion of households below the affordability threshold in each municipality will continue to be based on 2011 Census data. This is because the 2016 Community Survey data on income has not been released. Although the total number of households in each municipality is adjusted every year to account for growth, the share of those households that are subsidised for free basic services through the formula remains constant (but the number of households subsidised increases annually in line with estimated

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 33 household growth). In 2017/18, a total of 9.5 million households are funded through the basic services subsidy. The basic services component provides a subsidy of R359.04 per month in 2017/18 for the cost of providing basic services to each of these households. The subsidy includes funding for the provision of free basic water (six kilolitres per poor household per month), energy (50 kilowatt-hours per month) and sanitation and refuse (based on service levels defined by national policy). The monthly amount provided for each service is detailed in Table W1.22 and includes an allocation of 10 per cent for service maintenance costs. The formula uses the fairest estimates of the average costs of providing each service that could be derived from available information. More details of how the costs were estimated can be found in the discussion paper on the proposed structure of the new local government equitable share formula, available on the National Treasury website. The per-household allocation for each of the basic services in Table W1.22 is updated annually based on the following:   The electricity cost estimate is made up of bulk and other costs. Bulk costs are updated based on the multi-year price determination approved by the National Energy Regulator of South Africa. The approved bulk electricity tariff for the multi-year price determination period from 2014/15 to 2018/19 allows for increases of 8 per cent per year. If any variations to this increase are approved for 2017/18, funding will be considered during the budget adjustments process. Other electricity costs are updated based on the National Treasury’s inflation projections in the 2016 Medium Term Budget Policy Statement.   The water cost estimate is also made up of bulk and other costs. Bulk costs are updated based on the average increase in bulk tariffs charged by water boards (although not all municipalities purchase bulk water from water boards, their price increases serve as a proxy for the cost increases for all municipalities). The approved average tariff increase for bulk water from water boards in 2016/17 was 10.8 per cent. Other costs are updated based on the National Treasury’s inflation projections in the 2016 Medium Term Budget Policy Statement.   The costs for sanitation and refuse removal are updated based on the National Treasury’s inflation projections in the 2016 Medium Term Budget Policy Statement. The basic services component allocation to each municipality is calculated by multiplying the monthly subsidy per household by the updated number of households below the affordability threshold in each municipal area. Funding for each basic service is allocated to the municipality (metro, district or local) that is authorised to provide that service. If another municipality provides a service on behalf of the authorised municipality, it Table W1.22 Amounts per basic service allocated through the local government equitable share, 2017/18 Operations Maintenance Total Energy 6 8.52 7 .61 76.13 8 725 Water 1 04.99 1 1.67 116.66 13 369 Sanitation 8 1.39 9 .04 90.43 10 364 Refuse 6 8.23 7 .58 75.81 8 688 Total basic services 323.13 35.90 359.04 41 147 Source: National Treasury Allocation per household below affordability threshold (R per month) Total allocation per service (R million) The basic services component BS = basic services subsidy x number of poor households

2017 BUDGET REVIEW 34 must transfer funds to the provider in terms of section 29 of the Division of Revenue Act. The basic services component is worth R41 billion in 2017/18 and accounts for 80.2 per cent of the value of the local government equitable share. The institutional component To provide basic services to households, municipalities need to be able to run a basic administration. Most municipalities should be able to fund the majority of their administration costs with their own revenue. But, because poor households are not able to contribute in full, the equitable share includes an institutional support component to help meet some of these costs. To ensure that this component supports municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that a larger proportion of the allocation is received by municipalities with less potential to raise their own revenue. The revenue adjustment factor is described in more detail later in this annexure. This component consists of a base allocation of R6.3 million, which goes to every municipality, and an additional amount that is based on the number of council seats in each municipality. This reflects the relative size of a municipality’s administration and is not intended to fund the costs of councillors only (the number of seats recognised for the formula is determined by the Minister of Cooperative Governance and Traditional Affairs). The base component acknowledges that there are some fixed costs that all municipalities face. The institutional component I = base allocation + [allocation per councillor * number of council seats] The institutional component accounts for 7.9 per cent of the equitable share formula and is worth R4.1 billion in 2017/18. This component is also complemented by special support for councillor remuneration in poor municipalities, which is not part of the equitable share formula. The community services component This component funds services that benefit communities rather than individual households (which are provided for in the basic services component). It includes funding for municipal health services, fire services, municipal roads, cemeteries, planning, storm water management, street lighting and parks. To ensure this component assists municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that these municipalities receive a larger proportion of the allocation. The allocation for this component is split between district and local municipalities, which both provide community services. In 2017/18, the allocation to district and metropolitan municipalities for municipal health and related services is R8.79 per household per month. The component’s remaining funds are allocated to local and metropolitan municipalities based on the number of households in each municipality. The community services component CS = [municipal health and related services allocation x number of households] + [other services allocation x number of households] The community services component accounts for 11.9 per cent of the equitable share formula and is worth R6.1 billion in 2017/18. The revenue adjustment factor The Constitution gives local government substantial revenue-raising powers (particularly through property rates and surcharges on services). Municipalities are expected to fund most of their own administrative costs and cross-subsidise some services for indigent residents. Given the varied levels of poverty across South Africa, the formula does not expect all municipalities to be able to generate similar amounts of own

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 35 revenue. A revenue adjustment factor is applied to the institutional and community services components of the formula to ensure that these funds assist municipalities that are least likely to be able to fund these functions from their own revenue. To account for the varying fiscal capacities of municipalities, this component is based on a per capita index using the following factors from the 2011 Census:   Total income of all individuals/households in a municipality (as a measure of economic activity and earning)   Reported property values   Number of households on traditional land   Unemployment rate   Proportion of poor households as a percentage of the total number of households in the municipality. Based on this index, municipalities were ranked according to their per capita revenue-raising potential. The top 10 per cent of municipalities have a revenue adjustment factor of zero, which means that they do not receive an allocation from the institutional and community services components. The 25 per cent of municipalities with the lowest scores have a revenue adjustment factor of 100 per cent, which means that they receive their full allocation from the institutional and community services components. Municipalities between the bottom 25 per cent and top 10 per cent have a revenue adjustment factor applied on a sliding scale, so that those with higher per capita revenue-raising potential receive a lower revenue adjustment factor and those with less potential receive a larger revenue adjustment factor. The revenue adjustment factor is not based on the actual revenues municipalities collect, which ensures that this component does not create a perverse incentive for municipalities to under-collect potential own revenues to receive a higher equitable share. Because district municipalities do not collect own revenues from property rates, the revenue adjustment factor applied to these municipalities is based on the RSC/JSB levies replacement grant allocations. This grant replaces a source of own revenue previously collected by district municipalities and it is still treated as an own-revenue source in many respects. Similar to the revenue adjustment factor for local and metropolitan municipalities, the factor applied to district municipalities is based on their per capita RSC/JSB levies replacement grant allocations. District municipalities are given revenue adjustment factors on a sliding scale – those with a higher per capita RSC/JSB levies replacement grant allocation receive a lower revenue adjustment factor, while those with lower allocations receive a higher revenue adjustment factor. Correction and stabilisation factor Providing municipalities with predictable and stable equitable share allocations is one of the principles of the equitable share formula. Indicative allocations are published for the second and third years of the MTEF period to ensure predictability. To provide stability for municipal planning, while giving national government flexibility to account for overall budget constraints and amend the formula, municipalities are guaranteed to receive at least 90 per cent of the indicative allocation for the middle year of the MTEF period. A new equitable share formula was introduced in 2013/14 using 2011 Census data. As a result, some municipalities experienced large changes in their equitable share allocations. To smooth the impact of these changes and give municipalities time to adjust (both for municipalities with increasing and decreasing allocations), the new allocations were phased in over five years, from 2013/14 to 2017/18. This process is complete. In the 2017 MTEF period, the formula will be updated with data from the 2016 Community Survey and the effect of those updates will be phased in over three years from 2017/18 to 2019/20. Updating the formula with 2016 Community Survey data results in some significant changes to municipal allocations. This is because the number of households in some municipalities in the survey results differs

2017 BUDGET REVIEW 36 from the projected numbers used in the local government equitable share formula (based on 2011 Census numbers, updated annually using past growth rates). Although the projected number of households in the formula for the country as a whole differed from the 2016 Community Survey results by only about 1 000 households, or a difference of only 0.006 per cent, in some individual municipalities the differences were as high as 24 per cent. In 44 per cent of municipalities, the difference between the formula’s projections and the 2016 Community Survey results was less than 5 per cent, but to preserve the stability of allocations to those municipalities with larger differences it is necessary to phase in the updates over a three-year period. The phasing in of the 2016 Community Survey data is structured so that the municipality with the highest percentage decrease as a result of the data update will receive 95 per cent of its indicative allocation for 2017/18, as set out in the 2016 Division of Revenue Act. The rest of the municipalities receive amounts above their 95 per cent guaranteed amount that are proportional to the size of their total allocation, adjusted to account for the percentage increase or decrease they will experience as a result of the data updates. The same methodology is applied in 2018/19, with the municipality with the highest percentage decrease receiving 90 per cent of its indicative allocation. By 2019/20, municipalities will be receiving allocations as determined by the updated formula. Ensuring the formula balances The formula is structured so that all of the available funds are allocated. The basic services component is determined by the number of poor households per municipality and the estimated cost of free basic services, so it cannot be manipulated. This means that balancing the formula to the available resources must take place in the second part of the formula, which includes the institutional and community services components. The formula automatically determines the value of the allocation per council seat in the institutional component and the allocation per household for other services in the community services component to ensure that it balances. Increases in the cost of providing basic services can result in lower institutional and community services allocations. Potential future refinements to the formula Although the local government equitable share formula has been through extensive consultations and technical work, national government continues to work with stakeholders to improve the formula. Areas of work include:   Exploring the use of differentiated cost variables to take account of the cost of services in various circumstances, including costs related to the size of the land area served and settlement types in municipalities. SALGA and the FFC have completed a research project that provides some estimates of these different cost factors and demonstrates how complex it would be to incorporate such details into the formula.   Refining the methodology used to update household growth estimates, taking account of updated data from Statistics South Africa, and possibly using district-level data.   Improving the responsiveness of the formula to the different functions assigned to district and local municipalities. Details of new allocations In addition to the three-year formula allocations published in the Division of Revenue Bill, a copy of the formula, including the data used for each municipality and each component, is published online (http://mfma.treasury.gov.za/Media_Releases/LGESDiscussions/Pages/default.aspx).

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 37 Other unconditional allocations RSC/JSB levies replacement grant Before 2006, district municipalities raised levies on local businesses through a Regional Services Council (RSC) or Joint Services Board (JSB) levy. This source of revenue was replaced in 2006/07 with the RSC/JSB levies replacement grant, which was allocated to all district and metropolitan municipalities based on the amounts they had previously collected through the levies. The RSC/JSB levies replacement grant for metropolitan municipalities has since been replaced by the sharing of the general fuel levy. The RSC/JSB levies replacement grant’s value increases every year. In 2017/18, adjustments are made to the grant to redistribute funds to the 13 district municipalities currently receiving less than R40 million per year from this grant. To fund increased allocations to these district municipalities, the growth rates of the 10 district municipalities with the largest allocations are reduced so that they receive two-thirds of their original growth rate in 2017/18 and one-third of their original growth rate in 2018/19. In the outer year of the MTEF period, the grant increases by 8.8 per cent a year for district municipalities authorised for water and sanitation and 2.9 per cent for unauthorised district municipalities. The different rates recognise the various service-delivery responsibilities of these district municipalities and the fact that the allocations to unauthorised municipalities have an average growth rate below inflation. Special support for councillor remuneration and ward committees Councillors’ salaries are subsidised in poor municipalities. The total value of the support provided in 2017/18 is R910 million, calculated separately to the local government equitable share and in addition to the funding for governance costs provided in the institutional component. The level of support for each municipality is allocated based on a system gazetted by the Minister of Cooperative Governance and Traditional Affairs, which classifies municipal councils into six grades based on their total income and population size. Special support is provided to the lowest three grades of municipal councils (the smallest and poorest municipalities). A subsidy of 90 per cent of the gazetted maximum remuneration for a part-time councillor is provided for every councillor in grade 1 municipalities, 80 per cent for grade 2 municipalities and 70 per cent for grade 3 municipalities. In addition to this support for councillor remuneration, each local municipality in grades 1 to 3 receives an allocation to provide stipends of R500 per month to 10 members of each ward committee in their municipality. Each municipality’s allocation for this special support is published in the Division of Revenue Bill appendices. Conditional grants to local government National government allocates funds to local government through a variety of conditional grants. These grants fall into two main groups: infrastructure and capacity building. The total value of conditional grants directly transferred to local government increases from R43.7 billion in 2017/18 to R46.3 billion in 2018/19 and R49.8 billion in 2019/20. There are four types of local government conditional grants:   Schedule 4B sets out general grants that supplement various programmes partly funded by municipalities.   Schedule 5B grants fund specific responsibilities and programmes implemented by municipalities.   Schedule 6B grants provide in-kind allocations through which a national department implements projects in municipalities.   Schedule 7B grants provide for the swift allocation and transfer of funds to a municipality to help it deal with a disaster.

2017 BUDGET REVIEW 38 Infrastructure conditional grants to local government National transfers for infrastructure, including indirect or in-kind allocations to entities executing specific projects in municipalities, amount to R156.4 billion over the 2017 MTEF period. Municipal infrastructure grant The largest infrastructure transfer is made through the municipal infrastructure grant, which supports government’s aim to expand service delivery and alleviate poverty. The grant funds the provision of infrastructure for basic services, roads and social infrastructure for poor households in all non-metropolitan municipalities. Although the grant’s baseline is reduced by R100 million in 2017/18, R106 million in 2018/19 and R106 million in 2019/20, total allocations still amount to R50.4 billion over the 2017 MTEF period and grow at an average annual rate of 5.9 per cent. The municipal infrastructure grant is allocated through a formula with a vertical and horizontal division. The vertical division allocates resources between sectors and the horizontal division takes account of poverty, backlogs and municipal powers and functions in allocating funds to municipalities. The five main components of the formula are described in the box below. Table W1.23 Infrastructure grants to local government 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 R million Revised estimate Direct transfers 32 412 34 167 36 866 39 120 41 777 44 274 47 775 Municipal infrastructure 14 224 14 745 14 956 14 914 15 891 16 788 17 734 Water services infrastructure 1 129 1 051 2 305 2 845 3 329 3 559 3 757 Urban settlements development 9 077 10 285 10 554 10 839 11 382 11 956 12 631 Integrated national electrification programme 1 635 1 105 1 980 1 946 2 087 2 204 3 328 Public transport network 5 550 5 871 5 953 5 593 6 160 6 583 6 962 Neighbourhood development partnership 586 590 584 624 663 702 741 Integrated city development 40 255 251 267 292 309 326 Regional bulk infrastructure – – – 1 850 1 865 2 060 2 175 Rural roads asset management systems 52 75 97 102 107 114 120 Municipal disaster recovery 118 190 186 140 – – – Indirect transfers 5 705 7 998 10 119 7 740 7 235 7 480 7 893 Integrated national electrification programme 2 141 2 948 3 613 3 526 3 846 3 962 4 182 Neighbourhood development partnership 55 30 13 22 28 29 31 Regional bulk infrastructure 3 261 4 005 4 858 3 479 2 774 2 881 3 037 Water services infrastructure 247 732 659 362 587 608 642 Bucket eradication programme – 282 975 350 – – – Total 3 8 117 42 165 46 985 46 859 49 012 51 755 55 668 Source: National Treasury Outcome Medium-term estimates

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Municipal infrastructure grant = C + B + P + E + N

C Constant to ensure increased minimum allocation for small municipalities (this allocation is made to all municipalities)

B Basic residential infrastructure (proportional allocations for water supply and sanitation, roads and other services such as street lighting and solid waste removal)

P Public municipal service infrastructure (including sport infrastructure)

E Allocation for social institutions and micro-enterprise infrastructure

N Allocation to the 27 priority districts identified by government

Allocations for basic services sub-components are based on the proportion of the national backlog for that service in each municipality. Other components are based on the proportion of the country's poor households located in each municipality. Table W1.24 sets out the proportion of the grant accounted for by each component of the formula. The C-component provides a R5 million base to all municipalities receiving *municipal infrastructure grant* allocations.

Table W1.24 Municipal infrastructure grant allocations per sector

Municipal infrastructure grant (formula)	Component weights	Value of component 2017/18 (R millions)	Proportion of municipal infrastructure grant per sector
B-component	**75.0%**	**10 846**	**68.3%**
Water and sanitation	72.0%	7 809	49.1%
Roads	23.0%	2 495	15.7%
Other	5.0%	542	3.4%
P-component	**15.0%**	**2 169**	**13.7%**
Sports	33.3%	722	4.5%
E-component	**5.0%**	**723**	**4.6%**
N-component	**5.0%**	**723**	**4.6%**
Constant		**1 130**	**7.1%**
Ring-fenced funding for sport infrastructure		**300**	**1.9%**
Total		**15 891**	**100.0%**

Source: National Treasury

The *municipal infrastructure grant* includes an amount of R300 million, which is allocated outside of the grant formula and earmarked for specific sport infrastructure projects identified by Sport and Recreation South Africa. In addition, municipalities are required to spend a third of the P-component (equivalent to 4.5 per cent of the grant) on sport and recreation infrastructure identified in their own integrated development plans. Municipalities are also encouraged to increase their investment in other community infrastructure, including cemeteries, community centres, taxi ranks and marketplaces.

The Department of Cooperative Governance, which administers the *municipal infrastructure grant*, continues to implement measures to strengthen the management and implementation of the grant in line with the ongoing review of local government infrastructure grants. Changes due to be introduced in 2017/18 include:

- The circulation of a guideline on how refurbishment projects funded by the grant should be planned, assessed and implemented. The rules of the grant were changed in 2015/16 to allow funds to be spent on refurbishment but relatively few projects of this nature have been implemented since then. The new guideline should clarify the requirements around refurbishment funding and enable more municipalities to refurbish ageing infrastructure.
- The circulation of a revised guideline on the use of project management unit funds. Municipalities are allowed to use up to 5 per cent of their allocations from this grant for a project management unit. The

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2017 BUDGET REVIEW guideline will help municipalities achieve greater impact from these units. Grant conditions that require municipalities to submit business plans for their project management units will also allow the Department of Cooperative Governance to ensure municipalities adhere to the guideline’s best practices over time. • The Department of Cooperative Governance will provide training to municipalities on the use of the management information system for the municipal infrastructure grant. This is a project management system that provides useful tools for municipalities to track and manage their own projects. If used correctly, the system can reduce the reporting burden by easily generating reports itself. Urban settlements development grant The urban settlements development grant is an integrated source of funding to provide infrastructure for municipal services and upgrade urban informal settlements in the eight metropolitan municipalities. The grant is allocated as a supplementary grant to cities (schedule 4B of the Division of Revenue Act), which means that municipalities are expected to use a combination of grant funds and their own revenue to develop urban infrastructure and integrated human settlements. Cities report their progress on these projects against the targets set in their service-delivery and budget implementation plans. This grant helps cities respond to the challenge of providing services to the large number of urban households living in informal settlements. The grant’s rules require that at least 50 per cent of the grant is used to fund the upgrading of informal settlements. Up to 3 per cent of the urban settlements development grant may be used to fund municipal capacity in the built environment in line with the capacity-building guideline to be published by the Department of Human Settlements. Although the grant’s baseline is reduced by R90 million in 2017/18, R96 million in 2018/19 and R96.3 million in 2019/20, total allocations still amount to R36 billion over the 2017 MTEF period and grow at an average annual rate of 5.2 per cent. Integrated city development grant The grant provides a financial incentive for metropolitan municipalities to focus their use of infrastructure investment and regulatory instruments to achieve more compact and efficient urban spaces. The grant’s incentive allocations were previously based on performance measures of good governance and administration. However, in 2017/18 an additional indicator is introduced, based on the assessment of a city’s built environment performance plan. Cities are required to adopt built environment performance plans that provide a strategic overview of its plans for the built environment, and how its infrastructure investments will transform the city’s spatial development patterns over time. Including a peer-reviewed assessment score in the allocation criteria for this grant provides a tangible reward to cities for improving the quality of these plans. This is in line with the reforms emerging from the ongoing review of local government infrastructure grants, which calls for increased use of incentives in urban grants and the use of grants to support urban spatial transformation. The grant is allocated R927.6 million over the 2017 MTEF period. Public transport network grant The public transport network grant, administered by the Department of Transport, helps cities create or improve public transport systems in line with the National Land Transport Act (2009) and the Public Transport Strategy. This includes all integrated public transport network infrastructure, such as bus rapid transit systems, conventional bus services, and pedestrian and cycling infrastructure. The grant also subsidises the operation of these services. A formula determines 80 per cent of the grant’s allocations. The use of a formula aims to increase certainty about the extent of national funding that municipalities can expect when planning their public transport networks, and encourage cities to shift towards more sustainable transport investments. Cities need to plan within a realistic envelope of support from national government, without expecting additional subsidies. Strict eligibility conditions are also being introduced, including requirements that cities demonstrate that 40

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

their planned public transport systems will be financially sustainable. Several cities have already revised their planned public transport networks as a result of these new planning requirements. The formula is made up of three components, which account for the number of people in a city, the number of public transport users in a city (the weighting of train commuters is reduced as trains are subsidised separately through the Passenger Rail Authority of South Africa) and the size of a city's economy.

Table W1.25 Formula for the public transport network grant

	Population component shares	Regional gross value added component shares	Public transport users component shares	Grant formula shares
Non-formula-based allocations account for 20% of the grant				
Formula-based allocations account for 80% of the grant				
Formula shares for each city:				
Buffalo City	3.3%	2.8%	3.1%	**3.1%**
Nelson Mandela Bay	5.0%	4.7%	3.6%	**4.5%**
Mangaung	3.3%	2.4%	3.2%	**3.0%**
Ekurhuleni	13.8%	9.5%	14.9%	**12.8%**
City of Johannesburg	19.3%	25.2%	20.5%	**21.7%**
Tshwane	12.7%	15.0%	14.0%	**13.9%**
eThekwini	15.0%	15.8%	18.0%	**16.3%**
Msunduzi	2.7%	1.5%	2.4%	**2.2%**
Mbombela	2.6%	1.9%	2.4%	**2.3%**
Polokwane	2.7%	1.5%	1.3%	**1.9%**
Rustenburg	2.4%	3.5%	2.3%	**2.7%**
George	0.8%	0.5%	0.2%	**0.5%**
Cape Town	16.3%	15.8%	13.9%	**15.3%**
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: National Treasury

Although the grant's baseline is reduced by R200.3 million in 2017/18, R210.6 million in 2018/19 and R211.4 million in 2019/20, total allocations still amount to R19.7 billion over the 2017 MTEF period and grow at an average annual rate of 7.6 per cent.

Neighbourhood development partnership grant

The *neighbourhood development partnership grant* supports cities in developing and implementing urban network plans. The aim is to create a platform for third-party public and private investment, which will improve the quality of life in township urban hubs. Projects in towns and rural areas are implemented in conjunction with the Department of Rural Development and Land Reform. The grant is allocated R2.2 billion over the 2017 MTEF period, which consists of R2.1 billion for the direct capital component and R88.1 million for the indirect technical assistance component.

Water services infrastructure grant

This grant aims to accelerate the delivery of clean water and sanitation facilities to communities that do not have access to basic water services. The grant, administered by the Department of Water and Sanitation, provides funding for various projects, including the construction of new infrastructure and the refurbishment and extension of existing water schemes. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds are transferred through a direct grant. In other areas, the Department of Water and Sanitation implements projects on behalf of municipalities through an indirect grant. As with other indirect grants, the national department is required to transfer skills to the municipalities benefiting from the indirect grant so that they will be able to implement projects themselves in future. A maximum of 3 per cent of a municipality's allocation from this grant can be used for capacity building to ensure municipalities can operate and maintain projects in future.

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2017 BUDGET REVIEW This grant will also be used to support the completion of the bucket eradication programme in formal residential areas, as the bucket eradication programme grant came to an end in 2016/17. The water services infrastructure grant can also be used to fund projects responding to water supply problems caused by drought. To ensure efficiency, these projects and their plans must be shared with the National Disaster Management Centre. Over the 2017 MTEF period, the total allocation for the indirect portion of the grant is R1.8 billion. The direct component of this grant is reduced by R400.4 million in 2017/18, R400 million in 2018/19 and R423.4 million in 2019/20, however total allocations for the direct component still amount to R10.6 billion over the 2017 MTEF period and grow at an average annual rate of 9.7 per cent. Regional bulk infrastructure grant This grant supplements the financing of the social component of regional bulk water and sanitation infrastructure. It targets projects that cut across several municipalities or large bulk projects within one municipality. The grant funds the bulk infrastructure needed to provide reticulated water and sanitation services to individual households. It may also be used to appoint service providers to carry out feasibility studies, related planning or management studies for infrastructure projects. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds are transferred through a direct grant. In other areas, the Department of Water and Sanitation implements projects on behalf of municipalities through an indirect grant. A parallel programme, funded by the Department of Water and Sanitation, also funds water boards for the construction of bulk infrastructure. Though not part of the division of revenue, these projects still form part of the Department of Water and Sanitation’s larger programme of subsidising the construction of regional bulk infrastructure for water and sanitation. For the 2017 MTEF period, this grant will also fund the cost of developing and implementing transfer plans for how assets built through the indirect grant will be handed over to municipalities, including skills transfer, training and planning for tariff alignment. This grant will also be used to fund the bulk infrastructure needed for the completion of the bucket eradication programme in formal residential areas. The grant has a total allocation of R14.8 billion over the 2017 MTEF period, consisting of R6.1 billion and R8.7 billion for the direct and indirect components respectively. The indirect component is reduced by R32.7 million in 2017/18, R50.5 million in 2018/19 and R58.3 million in 2019/20. Integrated national electrification programme grants The aim of this grant is to provide capital subsidies to municipalities to electrify poor households and fund bulk infrastructure to ensure the constant supply of electricity. Allocations to this grant are made based on the backlog of un-electrified households and administered by the Department of Energy. The grant only funds bulk infrastructure that serves poor households. The national electrification programme has helped provide 91 per cent of all poor households with access to electricity, as reported in the 2016 Community Survey, an increase from the 85 per cent reported in the 2011 Census. To sustain this progress, government will spend R19.6 billion on the programme over the next three years. Of this, municipalities are allocated R7.6 billion and Eskom is allocated R12 billion to spend on behalf of municipalities through an indirect grant. The integrated national electrification programme (Eskom) grant allocation includes reductions of R30 million in 2017/18, R33 million in 2018/19 and R36.3 million in 2019/20. The integrated national electrification programme (municipal) grant receives an additional allocation of R1 billion in 2019/20 to further accelerate the rollout of electricity connections to all households. The Select Committee on Appropriations and the review of local government infrastructure grants have recommended that allocations to metropolitan municipalities from the integrated national electrification programme (municipal) grant should be incorporated into the urban settlements development grant. This will allow better planning and alignment between electrification projects and the delivery of other basic services funded through the urban settlements development grant. Discussions on the alignment of electrification and human settlements projects will continue in 2017, with the aim of shifting allocations for electrification from 2018/19. 42

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Rural roads asset management systems grant

The Department of Transport administers the *rural roads asset management systems grant* to improve rural road infrastructure. The grant funds the collection of data on the condition and usage of rural roads in line with the Road Infrastructure Strategic Framework for South Africa. This information guides investments to maintain and improve these roads. District municipalities collect this data on all the municipal roads in their area, ensuring that infrastructure spending (from the *municipal infrastructure grant* and elsewhere) can be properly planned to maximise impact. As data becomes available, incentives will be introduced to ensure that municipalities use this information to plan road maintenance appropriately. The *municipal infrastructure grant* stipulates that municipalities must use data from roads asset management systems to prioritise investment in roads projects.

The Department of Transport will work with the *municipal infrastructure grant* administrators to ensure that municipal roads projects are chosen, prioritised and approved using roads asset management systems data wherever possible. A total of R340.7 million is allocated to this grant over the 2017 MTEF period.

Capacity-building grants and other current transfers

Capacity-building grants help to develop municipalities' management, planning, technical, budgeting and financial management skills. Other current transfers include the *expanded public works programme integrated grant for municipalities*, which promotes increased labour intensity in municipalities, and the *municipal demarcation transition grant*, which assists municipalities with the additional costs associated with significant boundary changes. A total of R6.3 billion is allocated to capacity-building grants and other current transfers to local government over the 2017 MTEF period.

Table W1.26 Capacity-building and other current grants to local government

	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20
R million		Outcome		Revised		Medium-term estimates	
Direct transfers	**1 606**	**1 621**	**1 446**	**1 743**	**1 950**	**1 995**	**2 062**
Local government financial management	425	449	452	465	502	531	561
Municipal human settlements capacity	–	300	100	–	–	–	–
2014 African Nations Championship host city operating	120	–	–	–	–	–	–
Expanded public works programme integrated grant for municipalities	611	595	588	664	691	729	781
Infrastructure skills development	99	104	124	130	141	149	157
Energy efficiency and demand-side management	181	137	178	186	203	215	227
Municipal demarcation transition	–	–	4	297	112	–	–
Municipal disaster	171	36	–	–	300	371	335
Indirect transfers	**240**	**252**	**251**	**84**	**103**	**115**	**122**
Municipal systems improvement	240	252	251	84	103	115	122
Total	**1 846**	**1 873**	**1 698**	**1 827**	**2 053**	**2 110**	**2 183**

Source: National Treasury

Municipal demarcation transition grant

The *municipal demarcation transition grant*, administered by the Department of Cooperative Governance, assists municipalities with additional costs that may arise during the transition to the new municipal boundaries. This grant was introduced in 2015/16 to subsidise the costs involved in implementing major boundary re-determinations announced by the Municipal Demarcation Board. In line with the FFC's recommendations, the grant will conclude at the end of 2017/18 because it is only intended to fund transitional costs and it will not form a permanent part of the intergovernmental transfer system. The grant is allocated R111.9 million in 2017/18.

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2017 BUDGET REVIEW Local government financial management grant The local government financial management grant, managed by the National Treasury, funds the placement of financial management interns in municipalities and the modernisation of financial management systems. This includes building in-house municipal capacity to implement multi-year budgeting, linking integrated development plans to budgets, and producing quality and timely in-year and annual reports. The grant supports municipalities in the implementation of the Municipal Finance Management Act and provides funds for the implementation of the municipal standard chart of accounts. Total allocations amount to R1.6 billion over the 2017 MTEF period. Infrastructure skills development grant The infrastructure skills development grant develops capacity within municipalities by creating a sustainable pool of young professionals with technical skills related to municipal services, such as water, electricity and town planning. The grant places interns in municipalities so they can complete the requirements of the relevant statutory council within their respective built environment fields. The interns can be hired by any municipality at the end of their internship. The grant is allocated R447 million over the 2017 MTEF period. Municipal systems improvement grant The municipal systems improvement grant will be implemented as an indirect grant in the 2017 MTEF period. It funds a range of projects in municipalities in support of the Back to Basics strategy, including helping municipalities set up adequate record management systems, drawing up organograms for municipalities and reviewing their appropriateness relative to their assigned functions, and assisting municipalities with revenue collection plans. The indirect grant will be complemented by the Department of Cooperative Governance’s work to develop an integrated consumer database that municipalities can draw data from, as well as a performance management system to track municipal performance. Over the 2017 MTEF period, R340 million is allocated to this grant. Expanded public works programme integrated grant for municipalities This grant promotes the use of labour-intensive methods in delivering municipal infrastructure and services. It is allocated through a formula based on past performance, which creates an incentive for municipalities. The formula is weighted to give larger allocations to poor, rural municipalities. The grant is allocated R691 million in 2017/18, and R2.2 billion over the 2017 MTEF period. Energy efficiency and demand-side management grant The energy efficiency and demand-side management grant funds selected municipalities to implement energy-efficiency projects, with a focus on public lighting and energy-efficient municipal infrastructure. In the 2017 MTEF period, the Department of Energy will monitor and verify grant-funded projects to ensure greater consistency in the procurement of accredited verification services. The grant is allocated R645.3 million over the 2017 MTEF period. Municipal disaster grant The municipal disaster grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance as an unallocated grant to local government. The centre is able to disburse disaster-response funds immediately, without the need for the transfers to be gazetted first. To ensure that sufficient funds are available in the event of disasters, section 21 of the Division of Revenue Bill allows for funds allocated to the provincial disaster grant to be transferred to municipalities if funds in the municipal disaster grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters, so that initial emergency aid can be provided before a full assessment of damages and costs is conducted. Over the MTEF period, R1 billion is available for disbursement through this grant. To ensure that sufficient funds are available for disaster relief, section 44

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE 20 of the Division of Revenue Bill allows funds from other conditional grants to be reallocated for this purpose, subject to the National Treasury’s approval. Part 6: Future work on provincial and municipal fiscal frameworks The fiscal frameworks for provincial and local government encompass all their revenue sources and expenditure responsibilities. As underlying social and economic trends evolve and the assignment of intergovernmental functions change, so must the fiscal frameworks. The National Treasury, together with relevant stakeholders, conducts continuous reviews to ensure that provinces and municipalities have an appropriate balance of available revenues and expenditure responsibilities, while taking account of the resources available and the principles of predictability and stability. This part of the annexure describes the main areas of work to be undertaken during 2017/18 as part of the ongoing review and refinement of the intergovernmental fiscal framework. Provinces and municipalities will be consulted on all proposed changes to the fiscal frameworks. Review of the provincial equitable share formula The Constitution stipulates that provinces are entitled to a share of nationally raised revenue to deliver on their mandates. The current process of dividing up provincial funds uses a formula that considers the spread of the burden of service delivery across provinces. The provincial equitable share formula contains weighted elements that reflect government priorities and incorporates elements to redress inequality and poverty across provinces. Over time, the formula, like any budgetary allocation tool, may no longer mirror the realities provinces face. As such, there is a need for periodic review of the formula to assess its continued appropriateness and equity. In 2016, the National Treasury started a detailed review of the equitable share formula. The Technical Committee on Finance and the Budget Council is consulted as part of this work. To date, the National Treasury has assessed the credibility and reliability of the datasets. The role of provinces in promoting economic development Provinces and municipalities play a crucial role in advancing the economic development of their respective precincts. Fully functional, well-equipped schools produce a vibrant and employable workforce. Smarter health systems develop and maintain the health of the workforce. Provincial agriculture departments’ support to farmers can stimulate rural development. The provision of provincial and municipal roads and public transport services ensures mobility for goods and workers, while basic municipal services such as water, electricity and refuse removal, as well as business licencing and environmental health functions, enable businesses to operate and grow. Well-managed procurement can maximise developmental impact without compromising efficiencies. Government must work with businesses and other relevant stakeholders to provide an enabling environment for the faster and more inclusive economic growth called for in the National Development Plan. Since 2015, national and provincial treasuries have been working together through a task team of the Technical Committee on Finance to better define the role provinces should play in promoting economic development. The potential for provinces to make cost-effective progress is also being explored. National health insurance policy work The National Health Insurance White Paper was released for comment on 11 December 2015. The Department of Health, in collaboration with the National Treasury and other stakeholders, is refining the policy in response to the comments received. This work will continue identify practical pathways to implementation of universal health coverage in South Africa. Improving intergovernmental coordination on infrastructure investment Public infrastructure investments can play a major role in transforming South Africa’s spatial development patterns. This requires a significant improvement in intergovernmental coordination in planning and 45

2017 BUDGET REVIEW budgeting for infrastructure. In particular, provinces need to ensure that their investments in schools, roads, health facilities and housing are made in locations that align with the spatial development plans of municipalities. To facilitate improved planning alignment with municipalities, the guidelines for provincial infrastructure will require that municipalities be consulted on and agree to the location and bulk services requirements of all provincial infrastructure projects from 2017/18. Provincial treasuries will also be expected to include municipalities in their infrastructure medium-term expenditure committee meetings where projects to be included in the next budget are selected. Local government transfers The system of transfers to local government is continuously being reviewed and refined to improve spending efficiency and the impact achieved through these transfers. Over the period ahead, the National Treasury will examine the funding and efficiency of rural municipalities and how the transfers they rely on can be structured to improve their sustainability and performance. At the same time, urban municipalities will be encouraged to increase their reliance on own-revenue sources to fund their budgets (including borrowing to fund infrastructure investments). Government will also review the amounts allocated to different sectors across the local government infrastructure grant system and how these compare to the extent of backlogs revealed in the 2016 Community Survey. This may result in recommendations for a rebalancing of the resources allocated to each sector and in the way projects are selected under the different grants. Reforming municipal borrowing Long-term borrowing can be an effective way for municipalities to finance infrastructure development. However, responsible borrowing requires an appropriate institutional framework and financial controls. The Policy Framework for Municipal Borrowing and Financial Emergencies (1999) and the Municipal Finance Management Act set a range of measures to facilitate responsible municipal borrowing and financial controls. These measures deal with issues such as sovereign risk, credit enhancements, maturities, avoidance of direct government assistance, and liquidity through the development of secondary markets. Despite these measures and improvements in municipal borrowing, there are still some bottlenecks that need to be addressed to promote the development of municipal debt markets. Currently, the municipal debt market is skewed, with a predominance of commercial bank loans. As a result, municipalities find it difficult to issue debt instruments with maturities that match the life span of their infrastructure assets. One solution is to promote the participation of more actors, including institutional investors, in the municipal debt market. Institutional investors (such as pension funds) hold long-term assets on their balance sheets that can be matched with the life spans of municipal infrastructure assets. The National Treasury has established an Urban Finance Working Group, comprising commercial banks, institutional investors, international development finance institutions, metropolitan municipalities and the Development Bank of Southern Africa, to identify and recommend practical and innovative urban infrastructure financing solutions. The working group is reviewing the policy framework for municipal borrowing and financial emergencies, with a focus on analysing the existing policy and regulatory framework, strengthening partnerships with financial institutions, improving monitoring and evaluation, and designing municipal capacity-building programmes and strategies for responsible municipal borrowing. Reviewing own-revenue sources for metropolitan municipalities Government is reviewing metropolitan municipalities’ own-revenue sources to assess whether they are adequate to meet municipal service-delivery and development mandates. A task team consisting of the National Treasury, the Department of Cooperative Governance, SALGA, the FFC, the South African Cities Network and metropolitan municipalities is conducting the review. The project consists of three phases. 46

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE During the first phase, competed in May 2015, the task team developed socio-economic profiles of the eight metropolitan municipalities. The findings highlight that there are both similarities and disparities across the municipalities. For example, the number of households is growing more rapidly in Gauteng metropolitan municipalities than in the other metros in South Africa. During phase two of the review, the task team analysed whether the own revenues for metropolitan municipalities match their expenditure responsibilities. It also assessed if metropolitan municipalities are optimising the collection of their own revenues and if their sources are sustainable. The outcomes of the analysis highlight that there is a funding gap in infrastructure finance in metropolitan municipalities and that the existing funding sources cannot close this gap. The third phase, already under way, metropolitan municipalities are adequately funded. explores various funding options to ensure that 47

W2 Website annexure to the 2017 Budget Review Structure of the government accounts Introduction South Africa’s national government accounts are presented in the statistical tables that appear at the back of the 2017 Budget Review. The structure of the reporting tables is based on recommendations in the Government Finance Statistics1 (GFS), published in 2014, and the System of National Accounts2 (SNA), published in 2008. Certain modifications to the structure of the accounts and the labelling of the receipt and payment items have been made to take into account specific features of the South African environment. The GFS presentation also differs in some respects from the presentation in Chapter 2 of the Budget Review, which is based on the SNA. This annexure describes the presentation format and structure of the government accounts, and explains deviations between the GFS recommendations and the way government statistics in the national accounts are compiled and presented. It also describes the salient characteristics of the SNA’s section on government statistics. 1 International Monetary Fund, 2014, Government Finance Statistics. Washington, D.C. International Monetary Fund. 2 United Nations, 2008, System of National Accounts. Brussels, Luxembourg, New York, Paris, Washington, D.C. Inter-Secretariat Working Group on National Accounts. 1

2017 BUDGET REVIEW Recording basis Both the SNA and the GFS recommend that items should be recorded on an accrual basis, which means that all government transactions are included in the accounts. This includes transactions that do not give rise to cash flows, such as changes in inventories, depreciation and accrued interest. In accrual accounting, the time of recording should coincide with the underlying economic event. The entry does not necessarily coincide with the timing of the resultant cash flow, but rather with the change of ownership or when economic value is created, transformed or extinguished. For example, debt repayment should be recorded when the debt expires, whether or not this coincides with an actual repayment that gives rise to a cash flow. The recommendation to use accrual accounting for government financial statements was first made in the 2001 GFS. Government intends to adopt this recommendation over time, but budget data continues to be presented on a cash basis at the moment. This means that the transaction is recorded when the cash flow occurs, therefore it does not match the timing of the underlying economic event. In some cases, modified cash principles are applied. This includes recording expenditure at the time of recording the transaction in the cash book (when the transaction is processed in the financial system and the payment is issued) and accruing interest on some types of government debt (zero-coupon bonds). In strict cash accounting, the time of recording should coincide with the actual cash flow. In South Africa, national budget data entries are made during the time period in which financial systems capture transactions. After the financial year-end, books remain open so that all year-end procedures can be finalised, such as reconciling actual bank account balances with revenue and expenditure reported, and correcting item classification. The year-end procedures do not influence revenue and expenditure levels, and consist primarily of: • Late funding requests by government departments to settle obligations relating to the specific financial year. Surrender of unspent funds by government departments (funds requested but not used). Corrections to revenue, expenditure or financing transactions that were, for example, erroneously classified. Adjustments to expenditure data, for auditing and parliamentary purposes, to show only authorised expenditure for the particular financial year (excluding all unauthorised spending). • • • Economic reporting format The economic reporting format (ERF) was introduced in the 2004 Budget. The ERF is based on the GFS, as adapted for South Africa’s reporting requirements. The budget format is supported by a standard chart of accounts (SCOA), which is fully aligned with the ERF and provides for posting-level details of the budget within the financial system. Each descriptive label in the ERF and the chart reflects the actual content of the item. Opaque labels such as “other” or “miscellaneous” are avoided to improve transparency. This practice ensures that classifications are consistent across all national and provincial departments, improving the quality of information provided to legislatures, assisting in the policy-making process and enhancing accountability. The evolution of accounting and reporting requirements, as well as the pending introduction of an integrated financial management system, led to a review of the SCOA in 2008 and 2013. The changes resulting from the last review were implemented during the 2013/14 financial year. These changes have improved government’s ability to report on infrastructure spending, provided for better control over departmental programme budgets, enabled the identification of more appropriate spending items in the chart, enhanced asset management through better recording of asset transactions, and enabled government to monitor regional spending. 2

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS To protect the chart’s integrity, the National Treasury helped departments meet the requirements by developing a detailed training programme, and establishing a classification committee and call centre to support practitioners. Support initiatives aim to improve consistency in the application of the new classification rules and to recommend appropriate amendments to the SCOA and the financial system. The committee issues circulars that provide feedback to practitioners on changes made to the chart of accounts, ensuring a consistent approach to classification. Structure of accounts The reporting format organises all government transactions into three broad categories: receipts, payments and financing. The budget balance (deficit or surplus) is calculated as receipts less payments, which is equal to total financing, but with the opposite sign. Receipts Government receipts are divided into taxes; sales; transfers; fines, penalties and forfeits; interest, dividends and rent on land; and transactions in financial assets and liabilities. Taxes are classified according to the type of activity on which they are levied, including income, profits, consumption of domestic goods and services, and international trade. Sales are disaggregated into sales of capital assets and other sales. Transfers are unrequited receipts – the party making the transfer does not receive anything of similar value directly in return. These are classified according to unit, for example, other government units, private enterprises and public corporations, households and so on. Fines, penalties and forfeits consists of all compulsory receipts imposed by a court or quasi-judicial body. Interest, dividends and rent on land includes all receipts associated with ownership of financial assets and land. Transactions in financial assets and liabilities covers three financial transactions. The first two transactions are the repayments of loans and advances previously extended to employees and public corporations for policy purposes, and the reduction of equity investments made by government in public corporations. These transactions are recorded as receipts because they are fundamentally different from other financial transactions, which are market oriented and appear as financing items. The third transaction is associated with stale cheques from previous accounting periods. The temporary increase in receipts before a new cheque is issued is recorded as a receipt because the financial system does not allow for a payment for the current accounting period to be reduced due to the cancellation of a payment from a previous period. Remaining financial transactions, such as borrowing and loan repayment in the capital markets, are included under the financing category. Payments Payments are divided into four broad categories: current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Current payments Current payments provides for funds directly spent by a department. Detail is provided on: • Compensation of employees: This category includes all current personnel-related payments to government employees – both salaries and wages and social contributions. Social contributions are government-funded service benefits for its employees, such as pension or medical scheme contributions. This category excludes capitalised compensation. • Goods and services: All government payments in exchange for goods and services used by the department to achieve its mandate, excluding capital assets and goods used by government to construct and improve capital assets. Generally, this item is the second largest spending item for departments after transfers and subsidies. The details of each department’s purchases are provided, giving an indication of the largest spending items. For example, an education department may list school books, 3

2017 BUDGET REVIEW while a health department might list medicines. This level of detail supports improved oversight and analysis. • Interest and rent on land: This item is defined as payment for the use of borrowed money (interest on loans and bonds) and land (rent). It is distinguished from the repayment of borrowed money, which is classified under financing. Transfers and subsidies The second part of the payments table provides for funds that are transferred to other government institutions, businesses and individuals, and do not constitute a department’s final expenditure. This item includes all of government’s unrequited, non-repayable payments – payments for which no goods or services are received in return. The category transfers and subsidies is subdivided into the various targeted recipients or beneficiaries receiving funding from government, such as other levels of general government, households, non-profit institutions and public corporations. This allows for the separation of all transfers from payments that departments control directly. Transfers and subsidies includes current and capital transfers. In the past, capital payments included capital transfers, which led to ambiguity because these numbers could overstate government’s actual contribution to capital formation. Including capital transfers with other transfers provides a clearer picture of government’s capital spending. Payments for capital assets Capital payments are identified as a separate item, capturing government’s contribution to capital formation and spending on new infrastructure, as well as upgrades, additions, rehabilitation and refurbishment of existing infrastructure. Capital assets are divided into seven categories: • Buildings and other fixed structures • Machinery and equipment • Heritage assets • Specialised military assets • Biological assets • Software and other intangible assets • Land and sub-soil assets. Payments for capital assets also includes own-account construction – when government units engage in capital projects on their own account, such as provincial works and roads departments constructing buildings and roads. In this case, certain payment categories are capitalised (compensation of employees and goods and services). These two categories are only capitalised when payments are directly associated with a capital project. A government unit executes a capital project to construct a new asset, or upgrade, add to, rehabilitate or refurbish an existing capital asset. However, payments on current projects, namely maintenance and repair of existing capital assets, are not capitalised. Payments for financial assets This item consists mainly of lending to public corporations or making equity investments in them for policy purposes. The reason for expensing this payment rather than treating it as financing is that, unlike other financial transactions, the purpose of the transaction is not market oriented. 4

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS Financing As a broad classification category, financing encompasses all financial transactions other than transactions in financial assets and liabilities and payments for financial assets, which are included as part of receipts and payments. Items recorded under financing reflect funding to cover a government deficit or the use of funds available from a government surplus. Government’s gross borrowing requirement, which represents the shortfall between revenue and expenditure plus the repayment of maturing loans, is included in the financing category. The gross borrowing requirement is financed in the domestic and international market through Treasury bills, fixed-income, inflation-linked and retail bonds, foreign loans and the use of government’s cash deposits. Functional classification To be consistent with the GFS, government payments are classified according to their functional and economic characteristics. The items in the economic classification have been described above, under payments. The main function of the economic classification is to categorise transactions according to type of object or input, such as compensation of employees or interest payments. Data must be classified this way to calculate the surplus or deficit, as well as government’s contribution to the economy in the form of output, value added and final consumption. The functional classification complements the economic classification. It serves to distinguish transactions by policy purpose or type of outlay. This is also referred to as expense by output. Its main purpose is to facilitate understanding of how funds available to government have been spent on health, education, general public services, public order and safety, and so on. The broad categories in the functional classification are listed below: • General public services refers to the administration, operation or support of executive and legislative organs, financial and fiscal affairs, and external affairs. It includes foreign economic aid to developing countries and economic aid through international organisations. The category also covers general services, such as personnel services, overall planning and statistical services, and basic research in the general public service. State debt costs are included in this category. Defence includes administration, operation and support of military and civil defence, and the operation of military aid missions accredited to foreign governments or attached to international military organisations. Applied research and development (R&D) related to defence is also included. Public order and safety covers police services, fire protection services, justice and law courts, prisons and related R&D. Economic affairs includes government spending associated with the regulation and more efficient operation of the business sector. This category incorporates general economic affairs; commercial and labour affairs; agriculture, forestry, fishing and hunting; fuel and energy; mining; manufacturing and construction; transport; communication and related R&D. Environmental protection relates to the conservation of biodiversity and landscapes – the protection of habitats, including the management of natural parks and reserves, waste management, wastewater management, pollution abatement and related R&D. Housing and community amenities includes the administration of housing and community development affairs and services, water supply, street lighting and related R&D. Health covers spending on services provided to individuals and on a collective basis, including medical products, appliances and equipment, outpatient services, hospital services, public health services and related R&D. Recreation and culture includes recreational and sporting services, cultural services, broadcasting and publishing services, religious and other community services, and related R&D. • • • • • • • 5

2017 BUDGET REVIEW • Education includes spending on services provided to individual learners and students, as well as those provided collectively. It includes pre-primary, primary, secondary and tertiary education, as well as subsidiary education services and related R&D. • Social protection covers services supplied directly to communities, households or individuals, including transfers for sickness and disability, old age, families and children, unemployment, support to households to meet the cost of housing and related R&D. Expenditure in a particular budget vote may cover more than one function. For example, health expenditure may include spending on education for medical training. The consolidated government account The consolidated government account presents the accounts of national and provincial government, and social security funds. In the 2017 Budget Review, a total of 163 national and provincial departments and 185 central government entities, currently classified as extra-budgetary agencies, are included. Some government business enterprises are also included in this number. Such enterprises either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development. State-owned entities that provide goods at market prices, such as Transnet or Eskom, form part of the public-sector accounts and are excluded from the consolidation. This presentation is broadly in line with the GFS requirement that the accounts of general government be presented on a consolidated basis. The consolidation process includes all relevant spheres of government and eliminates all intergovernmental transactions. This ensures that only the interaction between general government units and non-governmental units is recorded. As a result, the accounts reflect more accurately government’s financial position and the impact of its activity on the economy. To present a true set of consolidated general government accounts, the accounts of both national and provincial departments must be consolidated with their associated public entities. The accounts of the social security funds and local authorities are then added to give the consolidated general government accounts. As a final step, all government business enterprises should be included and consolidated with the general government units to create the consolidated public account. The following dimensions are considered during the consolidation process: • Coverage: This refers to the choice of entities to be included in the consolidation. General government entities should be consolidated, followed by all business enterprises. The consolidation of the general government sector includes all entities that are mainly controlled and financed by government, and which provide goods and services at non-market prices. State-owned entities and local authority trading entities providing goods and services at market-related prices, which form part of the broader public sector, are excluded, as are privately owned entities. Elimination of inter-entity transactions: All inter-entity transactions are eliminated in the consolidation process. For this to be accurate, these transactions must be easily identifiable. However, in the accounting systems of government and many of its agencies, not all inter-entity transactions are identified. Elimination is impossible in many cases where goods and services are procured from other government units, because such transactions cannot be separated from other transactions in this category. However, all transactions involving transfers from one government unit to another can be identified and have been eliminated from the consolidation. Basis of accounting: Entity accounts can only be consolidated if they are compiled using the same basis of accounting. National and provincial governments are on a modified cash basis of accounting, while local authorities and public entities use accrual accounting. To provide data for consolidation, the cash flow numbers of the public entities have been used. • • 6

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

During consolidation, transfers and other identifiable goods and services were taken out, with the rest of the transactions being aggregated. In future budgets, the National Treasury will endeavour to include more entities to provide the full picture of public-sector spending. The consolidation in this budget includes all the entities listed in Table W2.1.

Table W2.1 List of public entities included in consolidation

Vote	Department	Public entity
3	Communications	Brand South Africa
		Film and Publication Board
		Independent Communications Authority of South Africa
		Media Development and Diversity Agency
4	Cooperative Governance and Traditional Affairs	Commission for the Promotion and Protection of the Rights of Cultural, Religious and Linguistic Communities
		Municipal Demarcation Board
		Municipal Infrastructure Support Agency
		South African Local Government Association
5	Home Affairs	Government Printing Works
		Independent Electoral Commission
6	International Relations and Cooperation	African Renaissance and International Cooperation Fund
7	National Treasury	Accounting Standards Board
		Cooperative Banks Development Agency
		Financial Intelligence Centre
		Financial and Fiscal Commission
		Financial Services Board
		Government Pension Administration Agency
		Government Technical Advisory Centre
		Independent Regulatory Board for Auditors
		Office of the Ombud for Financial Services Providers
		Office of the Pension Funds Adjudicator
		Public Investment Corporation Limited
		South African Revenue Service
8	Planning, Monitoring and Evaluation	National Youth Development Agency
10	Public Service and Administration	Centre of Public Service Innovation
		National School of Government
11	Public Works	Construction Industry Development Board
		Council for the Built Environment
		Independent Development Trust
		Property Management Trading Entity
13	Women	Commission on Gender Equality
14	Basic Education	Education Labour Relations Council
		South African Council for Educators
		uMalusi Council for Quality Assurance in General and Further Education and Training

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2017 BUDGET REVIEW Table W2.1 List of public entities included in consolidation (continued) 8 Vote De partm e nt Public e ntity 15 16 17 19 21 23 24 25 26 27 28 Higher Education and Training Health Social Development Def ence and Military Veterans Justice and Constitutional Development Police Agriculture, Forestry and Fisheries Economic Development Energy Environmental Af f airs Labour Consolidated sector training and education authorities Council on Higher Education National Skills Fund National Student Financial Aid Scheme Quality Council f or Trades and Occupations South Af rican Qualif ications Authority Council f or Medical Schemes Medical Research Council of South Af rica National Health Laboratory Service Of f ice of Health Standards Compliance National Development Agency South Af rican Social Security Agency Armaments Corporation of South Af rica Limited Castle Control Board Legal Aid South Af rica Public Protector of South Af rica Special Investigating Unit South Af rican Human Rights Commission Private Security Industry Regulatory Authority Agricultural Research Council Marine Living Resources Fund National Agricultural Marketing Council Ncera Farms (Pty) Limited Onderstepoort Biological Products Limited Perishable Products Export Control Board Competition Commission Competition Tribunal International Trade Administration Commission National Energy Regulator of South Af rica National Nuclear Regulator South Af rican National Energy Development Institute South Af rican Nuclear Energy Corporation Limited iSimangaliso Wetland Park South Af rican National Biodiversity Institute South Af rican National Parks South Af rican Weather Service Commission f or Conciliation, Mediation and Arbitration National Economic Development and Labour Council Productivity SA

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.1 List of public entities included in consolidation *(continued)*

Vote	Department	Public entity
29	Mineral Resources	Council for Geoscience
		Council for Mineral Technology
		Mine Health and Safety Council
		South African Diamond and Precious Metals Regulator
		State Diamond Trader
30	Science and Technology	Academy of Science of South Africa
		Council for Scientific and Industrial Research
		Human Sciences Research Council
		National Research Foundation
		South African National Space Agency
		Technology Innovation Agency
31	Small Business Development	Small Enterprise Development Agency
32	Telecommunications and Postal Services	National Electronic Media Institute of South Africa
		Sentech Limited
		State Information Technology Agency
		Universal Service and Access Agency of South Africa
		Universal Service and Access Fund
33	Tourism	South African Tourism
34	Trade and Industry	Companies and Intellectual Property Commission
		Companies Tribunal
		National Consumer Commission
		National Consumer Tribunal
		National Credit Regulator
		National Empowerment Fund
		National Gambling Board of South Africa
		National Lotteries Board
		National Lotteries Board Distribution Trust Fund
		National Metrology Institute of South Africa
		National Regulator for Compulsory Specifications
		South African Bureau of Standards
		South African National Accreditation System
35	Transport	Cross-Border Road Transport Agency
		Driving License Card Account
		Passenger Rail Agency of South Africa
		Ports Regulator of South Africa
		Railway Safety Regulator
		Road Traffic Infringement Agency
		Road Traffic Management Corporation
		South African Civil Aviation Authority
		South African Maritime Safety Authority
		South African National Roads Agency Limited
36	Water and Sanitation	Breede-Gouritz Catchment Management Agency
		Inkomati-Usuthu Catchment Management Agency
		Trans-Caledon Tunnel Authority
		Water boards consolidation
		Water Research Commission
		Water Services Trading Entity

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2017 BUDGET REVIEW

Table W2.1 List of public entities included in consolidation *(continued)*

Vote	Department	Public entity
37	Arts and Culture	Consolidated arts institutions
		Consolidated heritage institutions
		Consolidated libraries
		National Arts Council of South Africa
		National Film and Video Foundation of South Africa
		National Heritage Council of South Africa
		South African Heritage Resources Agency
		The Pan South African Language Board
38	Human Settlements	Community Schemes Ombud Service
		Estate Agency Affairs Board
		Estate Agents Fidelity Fund
		Housing Development Agency
		National Home Builders Registration Council
		National Housing Finance Corporation Limited
		National Urban Reconstruction and Housing Agency
		Rural Housing Loan Fund
		Social Housing Regulatory Authority
39	Rural Development and Land Reform	Agricultural Land Holding Account
		Ingonyama Trust Board
		Registration of Deeds Trading Entity
40	Sport and Recreation South Africa	Boxing South Africa
		South African Institute for Drug-Free Sport

Source: National Treasury

Main adjustments to the consolidated government account

The National Treasury regularly reviews the data presented in the consolidated government account to improve its scope and classification. To this end, a more detailed database of departmental financial information has been compiled for the 2017 Budget. This is part of a broader, long-term initiative to improve the quality of government's financial and budget data.

Classification is now done at a more detailed level within the accounts of national and provincial departments and public entities. In reclassifying the data, activity-level information was collected and used to inform the functional classification. As a result, some functional breakdowns have been disaggregated into more detail, with some of this detail reclassified into other functions. In addition, detailed analyses of provincial spending and public-entity revenue revealed further inter-entity transactions that can be eliminated in the consolidation process. This is a result of the improvement in information collected and clarity on the flow of transactions between the different spheres of government.

The historical data presented in the statistical tables has been updated with these classification adjustments, but care should be taken when comparing these numbers with previous budget publications because the data is not strictly comparable.

The functional classification published in the statistical tables is now more closely aligned with the classification prescribed in the GFS. However, the stricter application of this classification requires a level of disaggregation of the departmental spending data, which complicates the use of the GFS functional data for budget preparation. As a result, the *Budget Review* spending data is presented by key spending categories, which group departments and programmes engaged in similar activities. This provides a

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS classification that is similar to the functional classification presented as part of the statistical tables published at the back of the Budget Review. Format of the consolidated government account Since 2014, the consolidated government account has been presented in the new format shown in Table W2.2. This more transparent and user-friendly presentation clearly distinguishes between government’s operating activities and its plans to invest in capital infrastructure. The balance on the operating account shows the outcome of government’s operating activities, which is a measure of the cost of continuing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government needs to borrow to run its operations. The current balance demonstrates the sustainability of government operations – a long-term operating deficit is unsustainable, while a positive operating balance allows for investment in future productive capacity. Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. The account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays. This format separates all transactions in financial assets and liabilities – largely made up of loans extended to public corporations. If cash generated from operations is insufficient to finance investment requirements, government has to borrow. The borrowing requirement is calculated by adding the operating balance, the capital financing requirement, financial transactions and any unallocated expenditure, such as the contingency reserve. This results in the budget balance, or net financing requirement, which is the main outcome of the budget. The chief difference between the new balance and the previous version is the inclusion of extraordinary receipts and payments in the main budget presentation. The introduction of the operating account and the capital account makes extraordinary items obsolete; these are now included in the main transaction categories. The classification principles and categories used in this new format will be the same as those used to classify government transactions. 11

2017 BUDGET REVIEW

Table W2.2 Consolidated revenue, expenditure and financing

R billion	2017/18	2018/19	2019/20
	Medium-term estimates		
Operating account			
Current receipts	**1 396.0**	**1 519.7**	**1 653.7**
Tax receipts (net of SACU[1] transfers)	1 287.5	1 403.1	1 526.7
Non-tax receipts (including departmental receipts)	103.6	110.4	119.5
Transfers received	4.9	6.1	7.5
Current payments	**1 378.1**	**1 480.9**	**1 599.4**
Compensation of employees	550.4	588.7	631.1
Goods and services	221.7	237.5	253.6
Interest and rent on land	169.3	187.6	206.4
Transfers and subsidies	436.7	467.1	508.4
Current balance	**17.9**	**38.8**	**54.2**
Percentage of GDP	*0.4%*	*0.8%*	*1.0%*
Capital account			
Capital receipts	0.2	0.2	0.2
Transfers and subsidies	72.1	76.6	81.8
Payments for capital assets	101.4	104.6	107.8
Capital financing requirement	**-173.3**	**-181.1**	**-189.5**
Percentage of GDP	*-3.7%*	*-3.5%*	*-3.4%*
Transactions in financial assets and liabilities	**12.4**	**10.4**	**9.5**
Contingency reserve	**6.0**	**10.0**	**20.0**
Budget balance	**-149.0**	**-141.9**	**-145.8**
Percentage of GDP	*-3.1%*	*-2.8%*	*-2.6%*
Primary balance[2]	**20.3**	**45.7**	**60.6**
Percentage of GDP	*0.4%*	*0.9%*	*1.1%*
Financing			
Change in loan liabilities			
Domestic short- and long-term loans (net)	151.6	158.7	159.4
Foreign loans (net)	19.6	25.4	-19.9
Change in cash and other balances (- increase)	**-22.2**	**-42.2**	**6.2**
Borrowing requirement (net)	**149.0**	**141.9**	**145.8**
GDP	*4 741.2*	*5 129.2*	*5 545.5*

1. Southern African Customs Union

2. Includes National Revenue Fund receipts and payments (previously extraordinary receipts and payments)

Source: National Treasury

Budget data by key spending categories

The spending framework outlined in Chapter 5 of the *Budget Review* is based on the allocation of financial resources of departmental programmes and entities to key spending areas. This improves the targeting of budget allocations, because it groups programmes and entities that have a similar purpose together into a single budget decision-making process. To support this approach, data at programme and entity level is grouped into spending categories, which provides for a higher level of aggregation than in the functional classification.

These spending categories are different from the functional classification published in the statistical tables, which is more closely aligned to that prescribed in the GFS. The level of disaggregation of the departmental spending data required by the GFS functional data complicates budget preparation. As a result, the *Budget Review* spending data is presented by key spending categories that group departments and programmes engaged in similar activities. For example, in the functional classification in the statistical tables, local development and social infrastructure activities are presented as distinct individual functions,

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS while in Chapter 5 they are grouped together as a separate category. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes. They are not used as a framework for presenting budget allocations. Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows: • Basic education and post-school education and training: These two categories are grouped together as part of the education function in the statistical tables. This group includes expenditure related to maintaining and supporting the South African school system, and assisting the higher and vocational education sector. Defence, public order and safety: This includes expenditure related to military health, which is classified as part of the health function in the statistical tables as well as civic and immigration services. Economic affairs: This function group includes spending on environmental protection, which is a separate category in the statistical tables. Human settlements and municipal infrastructure: In the statistical tables, expenditure related to this function group is mainly included as part of the housing and community amenities function. Agriculture, rural development and land reform: This group forms part of the economic affairs function in the statistical tables. General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services. • • • • • Consolidated budget data versus GFS recommendations GFS principles are used for the detailed classification of all transactions. However, there are important differences in the final presentation of the consolidated budget data and the GFS. This explains why the presentation of the government accounts in this publication differs from that published in the Reserve Bank’s Quarterly Bulletin, which adheres strictly to GFS recommendations. The differences between the formats used by the National Treasury and the Reserve Bank are mainly in the structure of the accounts presented, as well as the use of different labels for some items. It is possible, however, to accurately convert the South African government tables into a GFS table for international comparison, given that the same classification basis is used at a detailed level. The most important structural difference is that the receipts and payments tables include both current and capital transactions in the South African reporting format. In the GFS presentation of government accounts, current and capital transactions are presented in separate sub-accounts. Differences in item labelling include the following: • • The South African presentation does not include unclear terms such as “other” and “miscellaneous”. The term “grant” is not used in the South African budget presentation format. In the GFS, grants include all funds flowing from one level of government to another. However, in the local context, the majority of funds flowing to other levels of government are not appropriated as grants. They are identified as direct charges against the National Revenue Fund and are therefore included under transfers. More detail is provided on various transfer categories in the South African presentation to enhance transparency and facilitate monitoring, especially of payments. In the South African presentation, certain items are labelled more clearly than in the GFS version. For example, instead of using the term “sales of goods and services” for sales of goods and services produced by government, the label used is “sales of goods and services produced by a department”. • • 13

2017 BUDGET REVIEW Differences in presentation of national budget and national accounts The SNA is a coherent, consistent and integrated set of macroeconomic accounts, balance sheets and tables based on a set of internationally agreed concepts, definitions, classifications and accounting rules. It provides a comprehensive accounting framework that enables economic data to be compiled and presented in a format designed for economic analysis, making decisions and formulating policy. The national accounts are compiled for a succession of periods, providing a continuous flow of information for monitoring, analysis and evaluation of economic performance. The SNA provides a framework for calculating GDP, gross national income, savings, capital formation and other key economic variables. National accounts data covers all resident units in a given economy, which is divided into five sectors (including government). In the national accounts, entries reflect all resident economic units, whereas government accounts reflect government only. This inevitably leads to some differences between the two accounting frameworks. For example, own-account construction is recorded as payments for capital assets in government accounts, with a counter-entry to reflect the use of financial assets or the incurrence of a financial liability to finance the transaction. In the national accounts, the recording of the transaction is not complete until entries also reflect the production of a capital asset and the input in the asset production process. The productive activity is shown as the output in the national accounts and the input is compensation of employees and goods and services. The values for output and compensation of employees/goods and services can be derived from the government accounts for national accounts purposes, but these are not directly shown in government’s financial statements. This implies that there is a difference between the values of compensation of employees and goods and services in the government accounts, and services payable by government in the national accounts. The GFS government accounts differ in many ways from the national accounts, which form the basis for the statistics presented in Chapter 2 of the Budget Review. The most important differences are highlighted in Table W2.3. 14

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.3 Differences between South African reporting format and government statistics in the 2014 GFS and 2008 SNA

Difference	Budget data	GFS	SNA
Basis of reporting	Mainly cash basis; i.e. mainly cash transactions are included in the account. Estimates for consumption of fixed capital and remuneration-in-kind are not included in the account. In addition, the time of recording reflects the cash flow	Accrual basis; i.e. including all non-cash transactions, for example, remuneration-in-kind and consumption of fixed capital. In addition, the time of recording reflects the underlying economic event, not the cash flow	Accrual basis
	For example, goods and services are recorded when they are purchased	For example, goods and services are recorded when they are used in the production process, not when they are purchased	
Compensation of employees	Does not include compensation of employees paid out to government employees who are engaged in government own-account construction in association with a capital project, but included as part of the capitalised project cost	Does not include compensation of employees payable to government employees who are engaged in government own-account construction in association with a capital project	Includes compensation of employees payable to government employees, who are engaged in government own-account construction in association with a capital project
Goods and services	Does not include purchases of goods and services used in connection with a capital project within the context of government own-account construction, but included as part of the	Does not include the value of goods and services used in connection with a capital project within the context of government own-account construction	Includes the value of goods and services used in connection with a capital project within the context of government own-account construction
Sales by government	This item is explicitly shown in the government accounts	This item is explicitly shown in the government accounts	This item is not shown anywhere in the national accounts. Instead it is used to estimate final consumption by government
Output, final consumption, savings, disposable income	These variables are not explicitly shown in the government accounts, but the account can be used as a framework to derive values for them	These variables are not explicitly shown in the government accounts, but the accounts can be used as a framework to derive values for them	These variables are explicitly shown in the accounts. Estimates for these variables have been made from data in the government accounts

Source: National Treasury

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